Exhibit 10.6

Execution Version

INCREMENTAL AGREEMENT NO. 3

TO CREDIT AGREEMENT

INCREMENTAL AGREEMENT NO. 3 TO CREDIT AGREEMENT, dated as of August 1, 2019 (this “Agreement”), by and among each of the Initial 2019 Incremental Term Loan Lenders (as defined below), the Incremental Revolving Credit Commitment Increase Lender (as defined below), the Borrower (as defined below), each Guarantor as of the date hereof, each Letter of Credit Issuer as of the date hereof, and UBS AG, Stamford Branch (“UBS”), as the Administrative Agent, Collateral Agent and Swingline Lender.

WHEREAS, reference is hereby made to the Credit Agreement, dated as of August 4, 2017 (as amended by the Amendment Agreement, dated as of November 1, 2017, as further amended by the Incremental Agreement No. 1, dated as of February 5, 2018, as further amended by the Incremental Agreement No. 2, dated as of October 31, 2018, and as further amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Crackle Purchaser LLC (formerly known as Crackle Purchaser Corp.), a Delaware limited liability company (“Holdings”), Wirepath LLC, a Delaware limited liability company (the “Borrower”), the Lenders and Letter of Credit Issuers from time to time party thereto, UBS, as the Administrative Agent, Collateral Agent and Swingline Lender, and the other parties thereto;

WHEREAS, the Borrower desires (i) pursuant to Section 2.14 of the Credit Agreement, to obtain Incremental Term Loans under the Credit Agreement in an aggregate principal amount of $390,000,000 from the Initial 2019 Incremental Term Loan Lender (the “2019 Incremental Term Loans”), (ii) pursuant to Section 2.14 of the Credit Agreement, to obtain an Incremental Revolving Credit Commitment Increase under the Credit Agreement in an aggregate principal amount of $10,000,000 from the Incremental Revolving Credit Commitment Increase Lender and (iii) to make certain other amendments to the Credit Agreement;

WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of May 8, 2019 (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Acquisition Agreement”), by and among Wirepath Home Systems, LLC, a North Carolina limited liability company and a subsidiary of the Borrower (“Parent”), Copper Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of Parent (“Merger Sub”), and Control4 Corporation, a Delaware corporation (the “Target”), the Borrower intends to acquire (the “Acquisition”), indirectly all of the capital stock and the other equity interests of the Target from the equityholders thereof (collectively, the “Target Equityholders”), and it is agreed that such Acquisition shall be a “Permitted Acquisition” and a “Limited Condition Acquisition” under the Credit Agreement;

WHEREAS, in connection with the foregoing, (i) Merger Sub will merge with and into the Target (the “Merger”), with the Target being the surviving entity, (ii) except with respect to any equity holders of the Target and its subsidiaries, including management of the Target and its subsidiaries, who roll over equity interests of the Target or cash proceeds from the 2019 Transactions (as defined below) into equity interests in a parent of Holdings, the Target Equityholders will receive cash in exchange for their capital stock and other equity interests in the Target (the “Acquisition Consideration”) and the Target will become a wholly owned indirect subsidiary of the Borrower;

WHEREAS, immediately after giving effect to the Merger, the principal, accrued and unpaid interest, fees, premium, if any, and other amounts, other than (i) contingent obligations not then due and payable and that by their terms survive the termination of the Existing Credit Facility (as defined below) and (ii) certain existing letters of credit outstanding under the Existing Credit Facility that on the Closing Date will be grandfathered into, or backstopped by, the Revolving Credit Facility or cash collateralized in a manner reasonably satisfactory to the issuing banks thereof, under that certain Amended and Restated Loan and Security Agreement, dated as of June 17, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Existing Credit Agreement”), between Silicon Valley Bank, a California corporation, and the Target, will be repaid in full in cash in connection with the 2019 Transactions and all commitments to extend credit under the Existing Credit Agreement will be terminated and any security interests and guarantees in connection therewith shall be terminated and/or released (the foregoing transactions, collectively, the “Refinancing”);

WHEREAS, the proceeds of the 2019 Incremental Term Loans will be used by the Borrower, together with cash on hand, on the Third Incremental Agreement Effective Date to (a) pay a portion of the Acquisition Consideration, (b) fund the Refinancing, (c) pay the fees and expenses incurred in connection therewith and (d) repay Revolving Credit Loans outstanding under the Revolving Credit Facility as of the Third Incremental Agreement Effective Date and/or fund cash to the balance sheet up to $15,000,000 in the aggregate (the transactions set forth in the third through sixth preceding recitals in this Agreement, collectively, the “2019 Transactions”);

WHEREAS, in accordance with Sections 2.14(e) and 13.1 of the Credit Agreement, Holdings, the Borrower, the Administrative Agent, the Letter of Credit Issuers, the Swingline Lender, the Initial 2019 Incremental Term Loan Lenders and the Incremental Revolving Credit Commitment Increase Lender have agreed to amend the Credit Agreement in connection with, and to facilitate the incurrence of, such 2019 Incremental Term Loans and to facilitate the effectiveness of, such Incremental Revolving Credit Commitment Increase; and

NOW, THEREFORE, the parties hereto agree as follows:

Section 1      Defined Terms; References.

(a)            Unless otherwise specifically defined herein or, as applicable, in the 2019 Incremental Commitment Letter, each term used herein which is defined in the Credit Agreement has the meaning assigned to such term in the Amended Credit Agreement (as defined below). The rules of construction and other interpretive provisions specified in Sections 1.2, 1.3, 1.4, 1.5, 1.6, 1.7 and 1.8 of the Amended Credit Agreement shall apply to this Agreement, including terms defined in the preamble and recitals hereto.

(b)            As used in this Agreement, the following terms have the meanings specified below:

“2019 Incremental Term Loan Commitment” shall have the meaning provided in Section 2(a) hereof.

“Amended Credit Agreement” shall mean the Credit Agreement, as amended by this Agreement.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in substance to the form of certification regarding Beneficial Owners of Legal Entity Customers included as Appendix A to the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Incremental Joint Lead Arrangers” shall mean UBS Securities LLC, SunTrust Robinson Humphrey, Inc. and BMO Capital Markets Corp., as Joint Lead Arrangers and Joint Bookrunners under (and as defined in) the 2019 Incremental Commitment Letter.

“Initial 2019 Incremental Term Loan Lenders” shall have the meaning provided in Section 2(a) hereof.

“Specified Acquisition Agreement Representations” shall mean the representations and warranties made by, or with respect to, the Target and its subsidiaries in the Acquisition Agreement that are material to the interests of the Initial 2019 Incremental Term Loan Lenders, but only to the extent that the Borrower (or its affiliate) has the right (taking into account any applicable cure provisions) to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Third Incremental Agreement Effective Date” shall have the meaning provided in Section 10 hereof.

Section 2.      Third Incremental Agreement Effective Date Transactions and Incremental Revolving Credit Commitment Increase.

(a)            With effect from and including the Third Incremental Agreement Effective Date, the Persons identified on the signature pages hereof as the “Initial 2019 Incremental Term Loan Lenders” (the “Initial 2019 Incremental Term Loan Lenders”) shall each become party to the Amended Credit Agreement as a “Lender” and a “2019 Incremental Term Loan Lender”, shall have an Incremental Term Loan Commitment in the amount set forth opposite its name on Schedule 1 hereto (such Incremental Term Loan Commitment, a “2019 Incremental Term Loan Commitment”) and shall have all of the rights and obligations of a “Lender” and a “2019 Incremental Term Loan Lender” under the Amended Credit Agreement and the other Credit Documents.

(b)            On the Third Incremental Agreement Effective Date, the Lender identified on the signature pages hereof as the “Incremental Revolving Credit Commitment Increase Lender” (such Lender, the “Incremental Revolving Credit Commitment Increase Lender”) shall provide an Incremental Revolving Credit Commitment Increase (the “Incremental Revolving Credit Commitment Increase”) under the Credit Agreement in an aggregate principal amount of $10,000,000 (such additional Revolving Credit Commitments, the “Incremental Revolving Credit Commitment Increase Commitments”), which Incremental Revolving Credit Commitment Increase Commitments shall constitute Revolving Credit Commitments under the Amended Credit Agreement and shall be treated the same as (including with respect to maturity date thereof), and part of, the Revolving Credit Commitments being hereby increased.

Section 3.      Third Incremental Agreement Effective Date Transactions.

(a)            On the Third Incremental Agreement Effective Date, each of the Initial 2019 Incremental Term Loan Lenders, severally and not jointly, shall make the 2019 Incremental Term Loans to the Borrower in accordance with this Section 3(a) by delivering to the Borrower immediately available funds in Dollars in an amount equal to its respective 2019 Incremental Term Loan Commitment.

(b)            The 2019 Incremental Term Loans made on the Third Incremental Agreement Effective Date pursuant to Section 3(a) shall constitute Eurodollar Loans having an initial Interest Period ending on September 30, 2019.

Section 4.      Amendment; Borrowings on Third Incremental Agreement Effective Date.

(a)            Each of the parties hereto agrees that, effective on the Third Incremental Agreement Effective Date (and it being understood that the Lenders party hereto, including the Initial 2019 Incremental Term Loan Lenders, constitute Required Lenders for purposes of such amendment), the Credit Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: added double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.

(b)            With effect from the Third Incremental Agreement Effective Date, each 2019 Incremental Term Loan made on the Third Incremental Agreement Effective Date in accordance with Section 3(a) hereof shall constitute, for all purposes of the Amended Credit Agreement, an Incremental Term Loan made pursuant to the Amended Credit Agreement and this Agreement; provided that each such 2019 Incremental Term Loan shall constitute a separate Class of Loans from the “Initial Term Loans” for all purposes of the Amended Credit Agreement. Any amount of the 2019 Incremental Term Loans that is subsequently repaid or prepaid may not be reborrowed. For avoidance of doubt, the 2019 Incremental Term Loans shall participate in any mandatory prepayments under the Amended Credit Agreement on a pro rata basis with the Initial Term Loans.

(c)            On the Third Incremental Agreement Effective Date, immediately after giving effect to the Incremental Revolving Credit Commitment Increase, the outstanding Revolving Credit Exposure shall be reallocated on a pro rata basis among the Revolving Credit Lenders (which shall include the Incremental Revolving Credit Commitment Increase Lender) and each Revolving Credit Lender’s participations under the Credit Agreement in outstanding Letters of Credit and Swingline Loans will be automatically deemed to be assigned pursuant to Section 2.14(f)(ii) of the Credit Agreement.

(d)            The 2019 Incremental Term Loan Commitments provided for hereunder shall terminate on the Third Incremental Agreement Effective Date immediately upon the borrowing of the 2019 Incremental Term Loans pursuant to Section 3(a).

(e)            This Amendment constitutes notice to the Administrative Agent pursuant to Sections 2.14(a) and 2.14(d) of the Credit Agreement.

Section 5.      Effect of Agreement; Reaffirmation; Etc.

(a)            This Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agents under the Credit Agreement or under any other Credit Document and, except as expressly set forth herein or in the Amended Credit Agreement, shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Credit Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Without limiting the foregoing, (i) each Credit Party acknowledges and agrees that (A) each Credit Document to which it is a party is hereby confirmed and ratified and shall remain in full force and effect according to its respective terms (in the case of the Credit Agreement, as amended hereby) and (B) the Security Documents do, and all of the Collateral does, and in each case shall continue to, secure the payment of all Obligations (including, for the avoidance of doubt, the 2019 Incremental Term Loans made on the Third Incremental Agreement Effective Date and the Incremental Revolving Credit Commitment Increase Commitments effective on the Third Incremental Agreement Effective Date) on the terms and conditions set forth in the Security Documents, and hereby ratifies the Liens and security interests granted by it pursuant to the Security Documents and (ii) each Guarantor hereby confirms and ratifies its continuing unconditional obligations as Guarantor under each Guarantee to which it is a party with respect to all of the Obligations (including, for the avoidance of doubt, the 2019 Incremental Term Loans made on the Third Incremental Agreement Effective Date and the Incremental Revolving Credit Commitment Increase Commitments effective on the Third Incremental Agreement Effective Date).

(b)            From and after the Third Incremental Agreement Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the “Credit Agreement” in any other Credit Document shall be deemed a reference to the Credit Agreement, as amended hereby. From and after the Third Incremental Agreement Effective Date, this Agreement shall constitute a “Credit Document” for all purposes of the Credit Agreement and the other Credit Documents. This Agreement shall constitute an “Incremental Agreement” for purposes of Section 2.14(e) of the Credit Agreement.

Section 6.      Representations of Credit Parties. Each of the Credit Parties hereby represents and warrants that as of the Third Incremental Agreement Effective Date:

(a)            the representations and warranties set forth in Section 8 of the Amended Credit Agreement and in each other Credit Document are true and correct in all material respects on and as of the Third Incremental Agreement Effective Date with the same effect as though made on and as of such date, except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date and except where such representations and warranties are qualified by materiality, “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct in all respects (and except that for purposes of this paragraph, (i) the representations and warranties contained in Section 8.16 of the Credit Agreement shall be deemed to refer to the Third Incremental Agreement Effective Date instead of the Closing Date and the references to Transactions will be deemed to refer to the 2019 Transactions contemplated by this Agreement and (ii) (1) with respect to the Specified Representations, the “Closing Date” shall be deemed to refer to the Third Incremental Agreement Effective Date instead of the Closing Date, (2) the “Transactions” shall instead refer to the 2019 Transactions and (3) the “granting of the Liens on the Collateral by the Credit Parties on the Closing Date” also shall include the existence of the Liens on the Collateral on the Third Incremental Agreement Effective Date granted by the Credit Parties prior to the Third Incremental Agreement Effective Date) as of such date or such earlier date, as applicable; provided that the only representations and warranties the making and accuracy of which shall be a condition to the availability and funding of the 2019 Incremental Term Loans on the Third Incremental Agreement Effective Date shall be those representations and warranties referred to in Section 10(I)(j) below;

(b)            (i) with respect to the 2019 Incremental Term Loans, no Event of Default under Section 11.1 or Section 11.5 of the Credit Agreement occurred or was continuing on May 8, 2019 and (ii) with respect to the Incremental Revolving Credit Commitment Increase Commitments, no Event of Default under the Credit Agreement has occurred or is continuing;

(c)            Each Credit Party party hereto has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Agreement, and the other Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution and delivery of this Agreement and the performance of this Agreement, the Amended Credit Agreement and any other Credit Documents to which it is a party. This Agreement has been duly authorized, executed and delivered by each Credit Party party hereto and constitutes the legal, valid and binding obligations of each such Credit Party enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforceability of creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

Section 7.      Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided that, notwithstanding the foregoing, it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in Section 10(d) below) and whether or not a Company Material Adverse Effect has occurred, (b) the determination of the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy thereof the Borrower (or its affiliate) has the right (taking into account any applicable cure provisions) to terminate its obligations under the Acquisition Agreement or decline to consummate the Acquisition and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 8.      Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e., a “pdf” or “tif”)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually signed counterpart to this Agreement.

Section 9.      Miscellaneous. Sections 13.5, 13.13 and 13.15 of the Credit Agreement are incorporated herein by reference and apply mutatis mutandis.

Section 10.      Third Incremental Agreement Effective Date Conditions. The obligation of each Initial 2019 Incremental Term Loan Lender to make the 2019 Incremental Term Loan to be made by it pursuant to Section 3(a) of this Agreement in accordance with its respective 2019 Incremental Term Loan Commitment and the obligation of the Incremental Revolving Credit Commitment Increase Lender to provide its respective Incremental Revolving Credit Commitment Increase Commitments, shall become effective on the date (the “Third Incremental Agreement Effective Date”) when each of the following conditions shall have been satisfied (or waived by all 2019 Incremental Term Loan Lenders and Incremental Revolving Credit Commitment Increase Lenders, as applicable):

(I) with respect to the obligation of each Initial 2019 Incremental Term Loan Lender to make the 2019 Incremental Term Loan:

(a)	the Administrative Agent and the Incremental Joint Lead Arrangers shall have received:

(i)            from the Administrative Agent, the Initial 2019 Incremental Term Loan Lenders, the Incremental Revolving Credit Commitment Increase Lender and each Credit Party as of the date hereof either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement; and

(ii)            from each Target Guarantor (as defined below), (x) a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement substantially in the form of Annex B, Exhibit 1 or Annex A, as applicable, to the respective agreement and (y) a counterpart signature page to the Intercompany Note, in each case duly executed and delivered by an Authorized Officer of such Target Guarantor on the Third Incremental Agreement Effective Date;

(b)            all fees required to be paid on the Third Incremental Agreement Effective Date pursuant to the 2019 Incremental Fee Letter (as defined in the 2019 Incremental Commitment Letter) and reasonable out-of-pocket expenses required to be paid on the Third Incremental Agreement Effective Date pursuant to the 2019 Incremental Commitment Letter, and with respect to expenses, to the extent invoiced at least three business days prior to the Third Incremental Agreement Effective Date (except as otherwise reasonably agreed by the Borrower), shall, upon the borrowing of the 2019 Incremental Term Loans and effectiveness of the Incremental Revolving Credit Commitment Increase, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the 2019 Incremental Term Loans);

(c)            the Administrative Agent shall have received an executed Notice of Borrowing with respect to each of the 2019 Incremental Term Loans setting forth the information specified in Section 2.3 of the Credit Agreement (with such modifications as are appropriate to reflect the 2019 Incremental Term Loans and the use of proceeds thereof to fund a Limited Condition Acquisition) at least two Business Days prior to the Borrowing;

(d)            No Company Material Adverse Effect (as defined in the Acquisition Agreement) shall have occurred after May 8, 2019;

(e)            the Acquisition shall have been consummated, or shall be consummated substantially simultaneously with, the initial borrowing of the 2019 Incremental Term Loans, in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, supplements, consents, waivers or requests, other than those modifications, amendments, supplements, consents, waivers or requests (including the effects of any such requests) by the Borrower (or its affiliates) that are materially adverse to the interests of the Initial 2019 Incremental Term Loan Lenders (it being understood that any modification, amendment, supplement, consent, waiver or request by the Borrower (or its affiliates) to the definition of Company Material Adverse Effect shall be deemed to be materially adverse to the interests of the Initial 2019 Incremental Term Loan Lenders and the Incremental Joint Lead Arrangers), unless consented to in writing by the Incremental Joint Lead Arrangers (such consent not to be unreasonably withheld or delayed); provided that, without limiting any other rights and/or obligations hereunder, any modification, amendment, supplement, consent, waiver or request by the Borrower (or its affiliates) under the Acquisition Agreement that results in a reduction in the Merger Consideration (as defined in the Acquisition Agreement as in effect on May 8, 2019) shall not be deemed to be materially adverse to the interests of the Initial 2019 Incremental Term Loan Lenders or the Incremental Joint Lead Arrangers; provided, further, that any such reduction in the Merger Consideration shall be applied (i) first to reduce the amount of the Equity Contribution (as defined in the 2019 Incremental Commitment Letter) to 40% of the Total Capitalization (as defined in the 2019 Incremental Commitment Letter) and (ii) thereafter, (x) 60% to reduce the amount of commitments in respect of the 2019 Incremental Term Loans and (y) 40% to reduce the amount of the Equity Contribution;

(f)            subject in all respects to the Limited Conditionality Provisions (as defined in the 2019 Incremental Commitment Letter), the Administrative Agent shall have received:

(i)            a certificate of Holdings, the Borrower and the other Guarantors as of the date hereof (including the Target Guarantors (as defined below)) (each, a “Certifying Credit Party”), dated the Third Incremental Agreement Effective Date, substantially in the form of Exhibit E to the Credit Agreement (with such modifications as are appropriate to reflect the 2019 Incremental Term Loans and the use of proceeds thereof to fund a Limited Condition Acquisition, and, in the case of the Borrower, certifying that, after giving effect to the 2019 Transactions, as if the 2019 Transactions were consummated on May 8, 2019, the full amount of the 2019 Incremental Term Loan Commitments may be incurred on the Third Incremental Agreement Effective Date (it being understood and agreed that the Acquisition is a Limited Condition Acquisition under the Credit Agreement)), and attaching the documents referred to in clauses (ii), (iii) and (iv) below;

(ii)            a certificate of good standing (to the extent such concept exists) from the applicable secretary of state or other relevant Governmental Authority of the jurisdiction of organization of each Certifying Credit Party;

(iii)            a copy of the resolutions of the Board of Directors or other governing body, as applicable, of each Certifying Credit Party (or a duly authorized committee thereof) authorizing (x) the execution, delivery and performance of this Agreement (and any agreements relating thereto) to which it is a party and (y) in the case of the Borrower, the borrowing of the 2019 Incremental Term Loans contemplated hereunder;

(iv)            true and complete copies of the Organizational Documents of each Certifying Credit Party; provided that the delivery of such Organizational Documents shall not be required to the extent an Authorized Officer of such Certifying Credit Party shall have certified that such Organizational Documents are unchanged since last delivered to the Administrative Agent;

(v)            legal opinions of Simpson Thacher & Bartlett LLP, New York counsel to Holdings, the Borrower and its Subsidiaries, in form and substance similar to the opinion delivered on the Closing Date and reasonably satisfactory to the Administrative Agent, the 2019 Incremental Term Loan Lenders and the Incremental Joint Lead Arrangers; and

(vi)            a solvency certificate, dated the Third Incremental Agreement Effective Date and after giving effect to the 2019 Transactions, substantially in the form of Exhibit B attached hereto, of the chief financial officer of the Borrower;

(g)            the Initial 2019 Incremental Term Loan Lenders and the Incremental Joint Lead Arrangers shall have received (a) audited consolidated balance sheets of the Target and its consolidated subsidiaries as at the end of, and related audited consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows of the Target and its consolidated subsidiaries for the fiscal years ended December 31, 2018 and December 31, 2017, (b) an unaudited consolidated balance sheet of the Target and its consolidated subsidiaries as at the end of the fiscal quarter ended March 31, 2019, and the related unaudited consolidated statement of operations, comprehensive income and cash flows of the Target and its consolidated subsidiaries for such fiscal quarter (without the requirement to include footnote disclosure) and (c) a pro forma consolidated balance sheet and related pro forma consolidated statement of income and cash flows of the Borrower as of, and for the twelve-month period ended March 31, 2019, prepared after giving effect to the 2019 Transactions as if the 2019 Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statements of income and cash flows), provided that no such pro forma financial statement shall be required to be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R), tax adjustments, deferred taxes or other similar pro forma adjustments. The Initial 2019 Incremental Term Loan Lenders hereby acknowledge receipt of the audited financial statements referred to in clause (a) above for the fiscal years ended December 31, 2018 and December 31, 2017, the unaudited financial statements referred to in clause (b) above for the fiscal quarter ended March 31, 2019 and the pro forma financial statements referred to in clause (c) above for the twelve-month period ended March 31, 2019.

(h)            subject in all respects to the Limited Conditionality Provisions (as defined in the 2019 Incremental Commitment Letter), all UCC or other applicable financing statements, reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens on the Capital Stock and assets of the Target Guarantors, intended to be created by any Security Document and to perfect such Liens to the extent required by, and with the priority required by, such Security Document shall have been delivered to the Collateral Agent for filing, registration or recording. The certificated equity securities of the Target and any Target Guarantors (to the extent required by the Credit Agreement), if any, shall have been delivered to the Collateral Agent (provided that such certificated equity securities will be required to be delivered on the Third Incremental Agreement Effective Date only to the extent actually received from the Target Equityholders or the Target after the Borrower’s use of commercially reasonable efforts to so obtain);

(i)            the Administrative Agent, the Initial 2019 Incremental Term Loan Lenders and the Incremental Joint Lead Arrangers shall have received, at least three Business Days (as defined in the Acquisition Agreement as in effect on May 8, 2019) prior to the Third Incremental Agreement Effective Date, all documentation and other information about Merger Sub, Holdings, the Borrower and the other Guarantors (including the Target and its subsidiaries which are to become Guarantors on the Third Incremental Agreement Effective Date (collectively, the “Target Guarantors”)) that shall have been reasonably requested by the Administrative Agent, the Initial 2019 Incremental Term Loan Lenders or the Incremental Joint Lead Arrangers in writing at least 10 Business Days prior to the Third Incremental Agreement Effective Date and that the Administrative Agent, the Initial 2019 Incremental Term Loan Lenders and the Incremental Joint Lead Arrangers reasonably determines is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, including, if the Borrower qualifies as a “legal entity customer” under the requirements of the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower;

(j)            (i) on the Third Incremental Agreement Effective Date, the Specified Representations shall be true and correct in all material respects (provided that references in such Specified Representations to (1) the “Closing Date” shall instead refer to the Third Incremental Agreement Effective Date, (2) the “Transactions” shall instead refer to the 2019 Transactions and (3) the “granting of the Liens on the Collateral by the Credit Parties on the Closing Date” also shall include the existence of the Liens on the Collateral on the Third Incremental Agreement Effective Date granted by the Credit Parties prior to the Third Incremental Agreement Effective Date) and (ii) the Specified Acquisition Agreement Representations shall be true and correct to such extent that the Borrower (or its affiliates) have the right to (taking into account any applicable cure provisions) terminate its (or their) obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms thereof) as a result of a breach of such representations and warranties;

(k)            no Event of Default under Section 11.1 or 11.5 of the Credit Agreement shall have occurred or have been continuing on May 8, 2019;

(l)            The Equity Contribution shall have been made, or substantially simultaneously with, the initial the borrowing of the 2019 Incremental Term Loans, shall be made, in at least the amount set forth in Exhibit A of the 2019 Incremental Commitment Letter;

(m)            The Refinancing shall have been consummated, or shall be consummated substantially simultaneously with, the initial the borrowing of the 2019 Incremental Term Loans; and

(II) with respect to the obligation of the Incremental Revolving Credit Commitment Increase Lender to provide the Incremental Revolving Credit Commitment Increase Commitments:

(a)            the Administrative Agent and the Incremental Revolving Credit Commitment Increase Lender shall have received from the Administrative Agent, the Initial 2019 Incremental Term Loan Lenders, the Incremental Revolving Credit Commitment Increase Lender and each Credit Party as of the date hereof either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(b)            the Borrower shall have paid (i) all fees required to be paid to the Incremental Revolving Credit Commitment Increase Lender in connection with this Agreement as separately agreed by the Borrower and the Incremental Revolving Credit Commitment Increase Lender and (ii) all reasonable and documented costs and expenses required to be paid or reimbursed under Section 13.5 of the Credit Agreement for which invoices have been presented a reasonable period of time prior to the Third Incremental Agreement Effective Date;

(c)	the Administrative Agent shall have received:

(i)            a certificate of Certifying Credit Parties, dated the Third Incremental Agreement Effective Date, substantially in the form of Exhibit E to the Credit Agreement (with such modifications as are appropriate to reflect the 2019 Incremental Term Loans and the use of proceeds thereof to fund a Limited Condition Acquisition, and, in the case of the Borrower, certifying that, after giving effect to the 2019 Transactions, as if the 2019 Transactions were consummated on May 8, 2019, the full amount of the 2019 Incremental Term Loan Commitments may be incurred on the Third Incremental Agreement Effective Date), and attaching the documents referred to in clauses (ii), (iii) and (iv) below;

(ii)            a certificate of good standing (to the extent such concept exists) from the applicable secretary of state or other relevant Governmental Authority of the jurisdiction of organization of each Certifying Credit Party;

(iii)            a copy of the resolutions of the Board of Directors or other governing body, as applicable, of each Certifying Credit Party (or a duly authorized committee thereof) authorizing the execution, delivery and performance of this Agreement (and any agreements relating thereto) to which it is a party;

(iv)            true and complete copies of the Organizational Documents of each Certifying Credit Party; provided that the delivery of such Organizational Documents shall not be required to the extent an Authorized Officer of such Certifying Credit Party shall have certified that such Organizational Documents are unchanged since last delivered to the Administrative Agent; and

(v)            legal opinions of Simpson Thacher & Bartlett LLP, New York counsel to Holdings, the Borrower and its Subsidiaries, in form and substance similar to the opinion delivered on the Closing Date and reasonably satisfactory to the Administrative Agent and the Incremental Revolving Credit Commitment Increase Lender; and

(vi)            a solvency certificate, dated the Third Incremental Agreement Effective Date and after giving effect to the 2019 Transactions, substantially in the form of Exhibit B attached hereto, of the chief financial officer of the Borrower;

(d)            the Administrative Agent and the Incremental Revolving Credit Commitment Increase Lender shall have received, at least three Business Days prior to the Third Incremental Agreement Effective Date, all documentation and other information about Merger Sub, Holdings, the Borrower and the other Guarantors (including the Target Guarantors) that shall have been reasonably requested by the Administrative Agent or the Incremental Revolving Credit Commitment Increase Lender in writing at least 10 Business Days prior to the Third Incremental Agreement Effective Date and that the Administrative Agent and the Incremental Revolving Credit Commitment Increase Lender reasonably determines is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, including, if the Borrower qualifies as a “legal entity customer” under the requirements of the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Borrower;

(e)            the representations and warranties set forth in Section 6 of this Incremental Agreement shall be true and correct; and

(f)            no Event of Default shall have occurred or have been continuing on the Third Incremental Agreement Effective Date.

Section 11.      No Novation. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Credit Agreement or instruments securing the same, which shall remain in full force and effect, except to any extent modified hereby or by instruments executed concurrently herewith and except to the extent repaid as provided herein. Nothing implied in this Incremental Agreement or in any other document contemplated hereby shall discharge or release the Lien or priority of any Security Document or any other security therefor or otherwise be construed as a release or other discharge of any of the Credit Parties under any Credit Document from any of its obligations and liabilities as a borrower, guarantor or pledgor under any of the Credit Documents, except, in each case, to any extent modified hereby and except to the extent repaid as provided herein.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CRACKLE PURCHASER LLC

By:	[*****]
Title: Chief Financial Officer

WIREPATH LLC

By:	[*****]
Name: Michael Carlet
Title: Chief Financial Officer

[Signature Page to Incremental Agreement No. 3 to the Credit Agreement]

WIREPATH HOME SYSTEMS, LLC

By:	[*****]
Name: Michael Carlet
Title: Chief Financial Officer

AMPLIFY SERVICES, LLC

By:	[*****]
Name: Michael Carlet
Title: Chief Financial Officer

SUNBRITE HOLDING CORPORATION

By:	[*****]
Name: Michael Carlet
Title: Chief Financial Officer

AUTONOMIC CONTROLS INC

By:	[*****]
Name: Michael Carlet
Title: Chief Financial Officer

SUNBRITE TV LLC

By:	[*****]
Name: Michael Carlet
Title: Chief Financial Officer

ALLNET MERGER, LLC

By:	[*****]
Name: Michael Carlet
Title: Chief Financial Officer

VOLUTONE LLC

By:	[*****]
Name: Michael Carlet
Title: Chief Financial Officer

MARKETING REPRESENTATIVES INC

By:	[*****]
Name: Michael Carlet
Title: Chief Financial Officer

[Signature Page to Incremental Agreement No. 3 to the Credit Agreement]

CONTROL4 CORPORATION.

By:	[*****]
Name: Michael Carlet
Title: Chief Financial Officer

[Signature Page to Incremental Agreement No. 3 to the Credit Agreement]

UBS AG, STAMFORD BRANCH, as
Administrative Agent, Collateral Agent, Swingline Lender, Letter of Credit Issuer and Lender

By:	[*****]
Name:
Title:

By:	[*****]
[*****]
[*****]

[Signature Page to Incremental Agreement No. 3 to the Credit Agreement]

SUNTRUST BANK, as Letter of Credit Issuer

By:	[*****]
Name: Mark Kelley
Title: Managing Director

[Signature Page to Incremental Agreement No. 3 to the Credit Agreement]

Initial 2019 Incremental Term Loan Lenders:

UBS AG, Stamford Branch, as 2019 Incremental Term Loan Lender

By:	[*****]
Name: Darlene Arias
Title: Director

By:	[*****]
[*****]
[*****]

[Signature Page to Incremental Agreement No. 3 to the Credit Agreement]

Incremental Revolving Credit Commitment Increase Lender:

Bank of Montreal, as Incremental Resolving Credit Commitment Increase Lender

By:	[*****]
Name:
Title: Vice President

[Signature Page to Incremental Agreement No. 3 to the Credit Agreement]

Schedule 1

2019 Incremental Term Loan Commitments

Lender	2019 Incremental Term Loan Commitment
[*****]	$390,000,000

TOTAL:	$390,000,000

Schedule 2

Incremental Revolving Credit Commitment Increase Lender	Incremental Revolving Credit Commitment Increase Commitments
[*****]	$10,000,000
Total	$10,000,000

Exhibit A

[See attached]

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of August 4, 2017,

as amended by Amendment Agreement, dated as of November 1, 2017,

as amended by Incremental Agreement No. 1, dated as of February 5, 2018 as amended by Incremental Agreement No. 2, dated as of October 31, 2018 as amended by Incremental Agreement No. 3, dated as of August 1, 2019 among

CRACKLE PURCHASER LLC,

as Holdings,

CRACKLE MERGER SUB I CORP., as the initial Borrower, which on the Closing Date shall be merged with and into an entity to be renamed WIREPATH LLC (with the entity to be renamed WIREPATH LLC as the surviving entity of such merger and the Borrower) as the Borrower,

The Several Lenders

from Time to Time Parties Hereto,

UBS AG, STAMFORD BRANCH,

as Administrative Agent, Collateral Agent and Swingline Lender,

UBS SECURITIES LLC and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Bookrunners for the Initial Term Loan Facility

UBS SECURITIES LLC and

SUNTRUST ROBINSON HUMPHREY, INC.,

as Joint Lead Arrangers and Joint Bookrunners for the Revolving Credit Facility

Table of Contents

Page

SECTION 1. DEFINITIONS		2

1.1	Defined Terms	2

1.2	Other Interpretive Provisions	~~73~~76

1.3	Accounting Terms	~~74~~77

1.4	Rounding	~~74~~78

1.5	References to Agreements, Laws, Etc.	~~75~~78

1.6	Times of Day	~~75~~78

1.7	Timing of Payment or Performance	~~75~~78

1.8	Currency Equivalents Generally	~~75~~78

1.9	Classification of Loans and Borrowings	~~75~~79

1.10	Letter of Credit Amounts	~~76~~79

1.11	Limited Condition Acquisitions	~~76~~79

1.12	Pro Forma and Other Calculations	~~77~~80

SECTION 2. AMOUNT AND TERMS OF CREDIT FACILITIES		~~79~~82

2.1	Loans	~~79~~82

2.2	Minimum Amount of Each Borrowing; Maximum Number of Borrowings	~~80~~84

2.3	Notice of Borrowing	~~81~~85

2.4	Disbursement of Funds	~~82~~86

2.5	Repayment of Loans; Evidence of Debt	~~82~~87

2.6	Conversions and Continuations	~~83~~88

2.7	Pro Rata Borrowings	~~84~~89

2.8	Interest	~~84~~89

2.9	Interest Periods	~~85~~90

2.10	Increased Costs, Illegality, Etc.	~~86~~90

2.11	Compensation	~~87~~93

-i-

Page

2.12	Change of Lending Office	~~88~~93

2.13	Notice of Certain Costs	~~88~~93

2.14	Incremental Facilities	~~88~~93

2.15	Extensions of Term Loans, Revolving Credit Loans and Revolving Credit Commitments and Additional/Replacement Revolving Credit Loans and Additional/Replacement Revolving Credit Commitments	~~92~~97

2.16	Defaulting Lenders	~~95~~101

2.17	Term Loan Exchange Notes	~~97~~103

SECTION 3. LETTERS OF CREDIT		~~99~~105

3.1	Issuance of Letters of Credit	~~99~~105

3.2	Letter of Credit Requests	~~100~~106

3.3	Letter of Credit Participations	~~101~~107

3.4	Agreement to Repay Letter of Credit Drawings	~~103~~108

3.5	Increased Costs	~~104~~109

3.6	New or Successor Letter of Credit Issuer	~~104~~110

3.7	Role of Letter of Credit Issuer	~~105~~111

3.8	Cash Collateral	~~106~~111

3.9	Conflict with Issuer Documents	~~106~~112

3.10	Letters of Credit Issued for Restricted Subsidiaries	~~106~~112

3.11	Other	~~106~~112

3.12	Applicability of ISP and UCP	~~107~~113

SECTION 4. FEES; COMMITMENT REDUCTIONS AND TERMINATIONS		~~107~~113

4.1	Fees	~~107~~113

4.2	Voluntary Reduction of Commitments	~~108~~114

4.3	Mandatory Termination of Commitments	~~109~~115

SECTION 5. PAYMENTS		~~110~~116

5.1	Voluntary Prepayments	~~110~~116

5.2	Mandatory Prepayments	~~111~~117

-ii-

Page

5.3	Method and Place of Payment	~~115~~121

5.4	Net Payments	~~115~~122

5.5	Computations of Interest and Fees	~~118~~125

5.6	Limit on Rate of Interest	~~119~~125

SECTION 6. CONDITIONS PRECEDENT TO INITIAL CREDIT EVENT		~~119~~125

6.1	Credit Documents	~~119~~125

6.2	Collateral	~~119~~126

6.3	Legal Opinions	~~120~~127

6.4	Structure and Terms of the Transaction; No Material Adverse Effect	~~121~~127

6.5	Closing Certificates	~~121~~127

6.6	Corporate Proceedings	~~121~~127

6.7	Corporate Documents	~~121~~127

6.8	Solvency Certificate	~~121~~127

6.9	Financial Statements	~~121~~127

6.10	PATRIOT ACT	~~121~~127

6.11	Fees and Expenses	~~121~~128

6.12	Specified Representations	~~122~~128

SECTION 7. CONDITIONS PRECEDENT TO ALL CREDIT EVENTS		~~122~~128

7.1	No Default; Representations and Warranties	~~122~~128

7.2	Notice of Borrowing; Letter of Credit Request	~~122~~128

SECTION 8. REPRESENTATIONS, WARRANTIES AND AGREEMENTS		~~122~~129

8.1	Corporate Status	~~123~~129

8.2	Corporate Power and Authority; Enforceability	~~123~~129

8.3	No Violation	~~123~~129

8.4	Litigation	~~123~~129

8.5	Margin Regulations	~~123~~129

8.6	Governmental and Third Party Approvals	~~123~~130

-iii-

Page

8.7	Investment Company Act	~~124~~130

8.8	True and Complete Disclosure	~~124~~130

8.9	Financial Statements	~~124~~130

8.10	Tax Returns and Payments, Etc.	~~125~~131

8.11	Compliance with ERISA	~~125~~131

8.12	Subsidiaries	~~125~~132

8.13	Intellectual Property	~~126~~132

8.14	Environmental Laws	~~126~~132

8.15	Properties, Assets and Rights	~~126~~132

8.16	Solvency	~~126~~133

8.17	Material Adverse Change	~~127~~133

8.18	Use of Proceeds	~~127~~133

8.19	Anti-Corruption Laws	~~127~~133

8.20	Sanctioned Persons	~~127~~134

8.21	PATRIOT Act	~~127~~134

8.22	Labor Matters	~~127~~134

8.23	Subordination of Junior Financing	~~127~~134

8.24	No Default	~~127~~134

SECTION 9. AFFIRMATIVE COVENANTS		~~128~~135

9.1	Information Covenants	~~128~~135

9.2	Books, Records and Inspections	~~130~~137

9.3	Maintenance of Insurance	~~131~~138

9.4	Payment of Taxes	~~131~~138

9.5	Consolidated Corporate Franchises	~~131~~138

9.6	Compliance with Statutes	~~132~~138

9.7	ERISA	~~132~~139

9.8	Good Repair	~~132~~139

-iv-

Page

9.9	End of Fiscal Years; Fiscal Quarters	~~133~~139

9.10	Additional Guarantors and Grantors	~~133~~139

9.11	Pledges of Additional Stock and Evidence of Indebtedness	~~133~~140

9.12	Use of Proceeds	~~133~~140

9.13	Changes in Business	~~134~~141

9.14	Further Assurances	~~134~~141

9.15	Designation of Subsidiaries	~~135~~143

9.16	Maintenance of Ratings	~~136~~143

9.17	Post-Closing Obligations	~~136~~143

SECTION 10. NEGATIVE COVENANTS		~~136~~143

10.1	Limitation on Indebtedness	~~136~~143

10.2	Limitation on Liens	~~144~~151

10.3	Limitation on Fundamental Changes	~~149~~157

10.4	Limitation on Sale of Assets	~~150~~158

10.5	Limitation on Investments	~~154~~161

10.6	Limitation on Restricted Payments	~~158~~166

10.7	Limitations on Debt Payments and Amendments	~~164~~172

10.8	Negative Pledge Clauses	~~165~~172

10.9	Passive Holding Company; Etc.	~~167~~175

10.10	Consolidated First Lien Debt to Consolidated EBITDA Ratio	~~168~~176

10.11	Transactions with Affiliates	~~168~~177

SECTION 11. EVENTS OF DEFAULT		~~171~~179

11.1	Payments	~~171~~179

11.2	Representations, Etc.	~~171~~180

11.3	Covenants	~~171~~180

11.4	Default Under Other Agreements	~~172~~180

11.5	Bankruptcy, Etc.	~~172~~180

-v-

Page

11.6	ERISA	~~172~~181

11.7	Guarantee	~~173~~181

11.8	Security Document	~~173~~181

11.9	Judgments	~~173~~181

11.10	Change of Control	~~173~~182

11.11	Borrower’s Right to Cure	~~174~~182

SECTION 12. THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT		~~175~~183

12.1	Appointment	~~175~~183

12.2	Limited Duties	~~175~~184

12.3	Binding Effect	~~175~~184

12.4	Delegation of Duties	~~176~~184

12.5	Exculpatory Provisions	~~176~~184

12.6	Reliance by Administrative Agent	~~176~~185

12.7	Notice of Default	~~177~~185

12.8	Non-Reliance on Administrative Agent and Other Lenders	~~177~~185

12.9	Indemnification	~~177~~186

12.10	Agent in Its Individual Capacity	~~177~~186

12.11	Successor Agent	~~178~~186

12.12	Withholding Tax	~~179~~187

12.13	Duties as Collateral Agent and as Paying Agent	~~179~~187

12.14	Authorization to Release Liens and Guarantees	~~179~~188

12.15	Intercreditor Agreements	~~179~~188

12.16	Secured Cash Management Agreements and Secured Hedge Agreements	~~180~~188

12.17	Administrative Agent May File Proofs of Claim	~~180~~188

SECTION 13. MISCELLANEOUS		~~181~~190

13.1	Amendments and Waivers	~~181~~190

13.2	Notices; Electronic Communications	~~183~~192

-vi-

Page

13.3	No Waiver; Cumulative Remedies	~~186~~194

13.4	Survival of Representations and Warranties	~~186~~195

13.5	Payment of Expenses; Indemnification	~~186~~195

13.6	Successors and Assigns; Participations and Assignments	~~188~~197

13.7	Replacements of Lenders Under Certain Circumstances	~~194~~203

13.8	Adjustments; Set-off	~~195~~204

13.9	Counterparts	~~196~~205

13.10	Severability	~~196~~205

13.11	Integration	~~196~~205

13.12	GOVERNING LAW	~~196~~205

13.13	Submission to Jurisdiction; Waivers	~~197~~205

13.14	Acknowledgments	~~197~~206

13.15	WAIVERS OF JURY TRIAL	~~197~~206

13.16	Confidentiality	~~197~~206

13.17	Release of Collateral and Guarantee Obligations; Subordination of Liens	~~198~~207

13.18	USA PATRIOT ACT	~~199~~208

13.19	Legend	~~199~~208

13.20	Payments Set Aside	~~200~~209

13.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~200~~209

13.22	Execution by Target, Amplify and Subsidiaries	~~200~~209

-vii-

SCHEDULES

Schedule 1.1(a)	Commitments of Lenders
Schedule 1.1(b)	Existing Letters of Credit
Schedule 1.1(c)	Mortgaged Property
Schedule 8.12	Subsidiaries
Schedule 8.15	Owned Real Property
Schedule 9.17	Post-Closing Obligations
Schedule 10.1	Indebtedness
Schedule 10.2	Liens
Schedule 10.4	Dispositions
Schedule 10.5	Investments
Schedule 10.8	Negative Pledge Clauses
Schedule 10.11	Transactions with Affiliates
Schedule 13.2	Addresses for Notices

EXHIBITS

Exhibit A	Form of Guarantee
Exhibit B	Form of Security Agreement
Exhibit C	Form of Pledge Agreement
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Closing Certificate
Exhibit F-1	Form of Promissory Note (Revolving Credit Loans and Swingline Loans)
Exhibit F-2	Form of Promissory Note (Initial Term Loans)
Exhibit G-1	Form of Equal Priority Intercreditor Agreement
Exhibit G-2	Form of Junior Priority Intercreditor Agreement
Exhibit H	Form of Assignment and Acceptance
Exhibit I	Form of Affiliated Lender Assignment and Acceptance
Exhibit J	Form of Solvency Certificate
Exhibit K	Form of United States Tax Compliance Certificate
Exhibit L	Form of Intercompany Subordinated Note
Exhibit M	Form of Perfection Certificate
Exhibit N	Form of Notice of Voluntary Prepayment

-viii-

CREDIT AGREEMENT, dated as of August 4, 2017, among CRACKLE PURCHASER CORP., a Delaware corporation (“Holdings”; as hereinafter further defined), CRACKLE MERGER SUB I CORP., a Delaware corporation (“Merger Sub”), which on the Closing Date shall be merged with and into Amplify (with Amplify surviving such merger as the Debt Surviving Company and being renamed WIREPATH LLC, as the “Borrower”; as hereinafter further defined), the Lenders from time to time party hereto, the Letter of Credit Issuers from time to time party hereto and UBS AG, STAMFORD BRANCH, as the Administrative Agent, Collateral Agent and Swingline Lender.

RECITALS:

WHEREAS, capitalized terms used and not defined in the preamble and these recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, pursuant to the Acquisition Agreement, (i) Merger Sub will merge with and into Amplify (such merger, the “Amplify Merger”), with Amplify being the surviving entity of the Amplify Merger (the “Debt Surviving Company”, which shall immediately thereafter be renamed Wirepath LLC), (ii) Crackle Merger Sub II Corp., a Delaware corporation (“Merger Sub II”), will merge with and into Amplify Holdings LLC, a Delaware limited liability company (the “Target”; such merger, the “Company Merger” and, together with the Amplify Merger, the “Mergers”), with the Target being the surviving entity of the Company Merger and (iii) except with respect to certain equityholders of the Target and its subsidiaries, including management of the Target and its subsidiaries, who agree to roll over their Capital Stock of the Target and its Affiliates or the cash proceeds they received from the Transactions into Capital Stock in Holdings or a Parent Entity of Holdings (in such capacity, the “Rollover Investors”), the GA Equityholders and the equityholders of the Target will receive cash in exchange for their Capital Stock (including phantom equity units) in the Target and Amplify, respectively, and the former equityholders of the Target will be entitled to receive the payment in respect of the 2017 Contingent Value Rights, the Deferred Blocker Consideration and the Deferred Company Consideration (collectively, the “Merger Consideration”);

WHEREAS, (a) the Sponsor and certain other investors (including the Rollover Investors and certain members of management of the Target and its affiliates) arranged by and/or designated by the Sponsor will, directly or indirectly, make cash equity contributions through Holdings (or through one or more Parent Entities of Holdings to Holdings), the net proceeds of which will be further contributed, directly or indirectly, as cash equity to Merger Sub in exchange for Capital Stock of Merger Sub; provided that any such equity contribution directly to Merger Sub in a form other than common equity shall be reasonably satisfactory to the Lead Arrangers (the foregoing, collectively, the “Equity Contribution”), in an aggregate amount equal to, when combined with the Fair Market Value of any Capital Stock of any of the Rollover Investors rolled over or invested in connection with the Transactions, at least 40.0% of the sum of (1) the aggregate gross proceeds of the Initial Term Loans and Revolving Credit Loans borrowed on the Closing Date, excluding the aggregate gross proceeds of (A) any Initial Term Loans and Revolving Credit Loans, in either case borrowed to fund OID and/or upfront fees required to be funded and (B) any Revolving Credit Loans borrowed to fund any ordinary course working capital needs and (2) the equity capitalization of the Borrower and its Subsidiaries on the Closing Date, after giving effect to the Transactions and (b) after giving effect to the Transactions on the Closing Date, the Sponsor will own indirectly at least a majority of the Capital Stock of Holdings;

WHEREAS, in connection with the foregoing, the Borrower has requested that, immediately upon the satisfaction in full of the applicable conditions precedent set forth in Section 6 below, the Lenders and Letter of Credit Issuers extend credit to the Borrower in the form of (i) $265,000,000 in aggregate principal amount of Initial Term Loans to be borrowed on the Closing Date (the “Closing Date Term Loan Facility”) and (ii) a revolving credit facility in an initial aggregate principal amount of $50,000,000 of Revolving Credit Commitments (the “Revolving Credit Facility”);

WHEREAS, a portion of the proceeds of the Initial Term Loans, the Initial Revolving Borrowing Amount and the Equity Contribution will be contributed as equity and/or loaned, directly or indirectly, to Merger Sub II and, prior to the consummation of the Mergers, General Atlantic (Amplify) HoldCo LLC, an equityholder of Amplify, will contribute 100% of the outstanding principal amount and accrued interest under an intercompany loan to Amplify;

WHEREAS, a portion of the proceeds of the Initial Term Loans and the Initial Revolving Borrowing Amount (to the extent permitted in accordance with the definition of the term “Permitted Initial Revolving Credit Borrowing Purposes”), together with a portion of the Target’s and its Subsidiaries’ cash on hand and the proceeds of the Equity Contribution, will be used to pay the Merger Consideration, the Existing Debt Refinancing and the Transaction Expenses;

WHEREAS, the Lenders have indicated their willingness to extend such credit and the Letter of Credit Issuers have indicated their willingness to issue Letters of Credit, in each case on the terms and subject to the conditions set forth below;

WHEREAS, in connection with the foregoing and as an inducement for the Lenders and the Letter of Credit Issuers to extend the credit contemplated hereunder, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority lien (such priority subject to Liens permitted hereunder) on substantially all of its assets (except as otherwise set forth in the Credit Documents), including a pledge of all of the Capital Stock of each of its Subsidiaries (other than any Excluded Capital Stock); and

WHEREAS, in connection with the foregoing and as an inducement for the Lenders and the Letter of Credit Issuers to extend the credit contemplated hereunder, each Guarantor has agreed to guarantee all of its Obligations and to secure its guarantees by granting to the Collateral Agent, for the benefit of the Secured Parties, a first priority lien (such priority subject to Liens permitted hereunder) on substantially all of its assets (except as otherwise set forth in the Credit Documents), including a pledge of all of the Capital Stock of each of their respective Subsidiaries (other than any Excluded Capital Stock).

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.         Definitions.

1.1           Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires:

“2017 Contingent Value Rights” shall have the meaning assigned to such term in the Acquisition Agreement.

“2019 Incremental Commitment Letter” shall mean the commitment letter, dated as of May 8, 2019, by and among Holdings, the Borrower, UBS AG, Stamford Branch, UBS Securities LLC, SunTrust Robinson Humphrey, Inc., SunTrust Bank, Bank of Montreal and BMO Capital Markets Corp.

“2019 Incremental Fee Letter” shall mean the fee letter, dated as of May 8, 2019, by and among Holdings, the Borrower, UBS AG, Stamford Branch, UBS Securities LLC, SunTrust Robinson Humphrey, Inc., SunTrust Bank, Bank of Montreal and BMO Capital Markets Corp.

“2019 Incremental Term Loan Lenders” shall mean the “Initial 2019 Incremental Term Loan Lenders” as defined in the Third Incremental Agreement.

“2019 Incremental Term Loan Commitments” shall mean, in the case of the 2019 Incremental Term Loan Lenders, the amount set forth opposite such Lender’s name on Schedule 1 to the Third Incremental Agreement as such Lender’s “2019 Incremental Term Loan Commitment”. The aggregate amount of 2019 Incremental Term Loan Commitments as of the Third Incremental Agreement Effective Date is $390,000,000.

“2019 Incremental Term Loan Joint Lead Arrangers” means UBS AG, Stamford Branch, SunTrust Robinson Humphrey, Inc. and BMO Capital Markets Corp., in their capacity as joint lead arrangers and joint bookrunners with respect to the 2019 Incremental Term Loan Facility.

“2019 Incremental Term Loan Facility” shall mean the facility under which the 2019 Incremental Term Loans are made available on the Third Incremental Agreement Effective Date pursuant to the Third Incremental Agreement.

“2019 Incremental Term Loan Maturity Date” shall mean the seventh anniversary of the Closing Date, or if such anniversary of the Closing Date is not a Business Day, the Business Day immediately following such anniversary.

“2019 Incremental Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b)(ii).

“2019 Incremental Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b)(ii).

“2019 Incremental Term Loan” shall have the meaning provided in Section 2.1(a)(ii).

“2019 Transactions” shall have the meaning provided for such term in the Third Incremental Agreement.

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Prime Rate in effect for such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (c) the Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% and (d) (i) solely with regard to the Initial Term Loans, 0.00% ~~and~~, (ii) solely with regard to the 2019 Incremental Term Loans, 0.00% and (iii) with regard to the Revolving Credit Loans, 0.00%. If the Administrative Agent shall have determined (which determination should be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the ABR shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurodollar Rate, as the case may be.

“ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a) and, in any event, shall include all Swingline Loans.

“Acceptable Reinvestment Commitment” shall mean a binding commitment of the Borrower or any Restricted Subsidiary entered into at any time prior to the end of the Reinvestment Period to reinvest the proceeds of an Asset Sale Prepayment Event or Recovery Prepayment Event.

“Accounting Change” shall mean any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, equivalent authorities for IFRS, or, if applicable, the SEC.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries that will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Acquisition” shall mean any acquisition by the Borrower or any Restricted Subsidiary, whether by purchase, merger, consolidation, contribution or otherwise, of (a) at least a majority of the assets or property and/or liabilities (or any other substantial part for which financial statements or other financial information is available), or a business line, product line, unit or division of, any other Person, (b) Capital Stock of any other Person such that such other Person becomes a Restricted Subsidiary and (c) additional Capital Stock of any Restricted Subsidiary not then held by the Borrower or any Restricted Subsidiary.

“Acquisition Agreement” means the Agreement and Plan of Merger, dated as of June 19, 2017, by and among Holdings, Merger Sub, Merger Sub II, General Atlantic (Amplify) HoldCo LLC, Amplify, the Target, GA Escrow, LLC, a Delaware limited liability company, solely in its capacity as the seller representative of the equityholders of Amplify and the Target, and JWF Rollover, LLC, a North Carolina limited liability company, solely in its capacity as the representative of the equityholders of Amplify and the Target with respect to certain tax matters.

“Acquisition Consideration” shall mean, in connection with any Acquisition, the aggregate amount (as valued at the Fair Market Value of such Acquisition at the time such Acquisition is made) of, without duplication:

(a)           the purchase consideration paid or payable for such Acquisition, whether payable at or prior to the consummation of such Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or Guarantee Obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and

(b)           the aggregate amount of Indebtedness Incurred in connection with such Acquisition; provided in each case, that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such Acquisition) to be established in respect thereof by Holdings, the Borrower or its Restricted Subsidiaries.

“acquired Person” shall have the meaning provided in Section 10.1(k)(i)(E). “Additional Lender” shall have the meaning provided in Section 2.14(d).

“Additional/Replacement Revolving Credit Commitment” shall have the meaning provided in Section 2.14(a).

“Additional/Replacement Revolving Credit Facility” shall mean each Class of Additional/Replacement Revolving Credit Commitments made pursuant to Section 2.14(a).

“Additional/Replacement Revolving Credit Lender” shall mean, at any time, any Lender that has an Additional/Replacement Revolving Credit Commitment.

“Additional/Replacement Revolving Credit Loans” shall mean any loan made to the Borrower under a Class of Additional/Replacement Revolving Credit Commitments.

“Adjusted Total Additional/Replacement Revolving Credit Commitment” shall mean, at any time, with respect to any Class of Additional/Replacement Revolving Credit Commitments, the Total Additional/Replacement Revolving Credit Commitment for such Class less the aggregate Additional/Replacement Revolving Credit Commitments of all Defaulting Lenders in such Class.

“Adjusted Total Extended Revolving Credit Commitment” shall mean, at any time, with respect to any Class of Extended Revolving Credit Commitments, the Total Extended Revolving Credit Commitment for such Class less the aggregate Extended Revolving Credit Commitments of all Defaulting Lenders in such Class.

“Adjusted Total Revolving Credit Commitment” shall mean, at any time, the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean UBS AG, Stamford Branch or any successor to UBS AG, Stamford Branch appointed in accordance with the provisions of Section 12.11, together with its Affiliates that are appointed as sub-agents in accordance with Section 12.4, in each case, as the administrative agent for the Lenders under this Agreement and the other Credit Documents.

“Administrative Agent’s Office” shall mean the office and, as appropriate, the account of the Administrative Agent set forth on Schedule 13.2 or such other office or account as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Affiliate” shall mean, with respect to any specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. The term “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of Voting Stock, by agreement or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Affiliated Lender” shall mean a Non-Debt Fund Affiliate or a Debt Fund Affiliate.

“Affiliated Lender Assignment and Acceptance” shall have the meaning provided in Section 13.6(g)(i)(C).

“Agents” shall mean each of the Administrative Agent and the Collateral Agent. “Agreement” shall mean this Credit Agreement.

“AHYDO Catch-Up Payment” shall mean any payment with respect to any obligations of the Borrower or any Restricted Subsidiary, in each case to avoid the application of Section 163(e)(5) of the Code thereto.

“Amplify” shall mean General Atlantic (Amplify) LLC, a Delaware limited liability company.

“Amplify Merger” shall have the meaning provided in the recitals to this Agreement.

“Applicable Laws” shall mean, as to any Person, any international, foreign, provincial, territorial, federal, state, municipal, and local law (including common law and Environmental Laws), statute, regulation, by-law, ordinance, treaty, rule, order, code, regulation, decree, guideline, judgment, consent decree, writ, injunction, settlement agreement, governmental requirement and administrative or judicial precedents enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding on such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Applicable Margin” shall mean (a) with respect to any Initial Term Loans, 4.00% for Eurodollar Loans and 3.00% for ABR Loans ~~and~~, (b) with respect to the 2019 Incremental Term Loans, 4.75% for Eurodollar Loans and 3.75% for ABR Loans and (c) with respect to the Revolving Credit Loans and Swingline Loans, the following percentages per annum, based upon the Consolidated First Lien Debt to Consolidated EBITDA Ratio as set forth in the most recent certificate delivered to the Administrative Agent pursuant to Section 9.1(d):

Pricing Level	Consolidated First Lien Debt to Consolidated EBITDA Ratio	Applicable Margin for Revolving Credit Loans that are Eurodollar Loans	Applicable Margin for Revolving Credit Loans that are ABR Loans and Swingline Loans
1	Greater than 4.75:1.00	4.00%	3.00%
2	Less than or equal to 4.75:1.00 but greater than 4.25:1.00	3.75%	2.75%
3	Less than or equal to 4.25:1.00	3.50%	2.50%

Notwithstanding anything to the contrary in this definition, during the period from the Closing Date until the Initial Financial Statement Delivery Date, the Applicable Margin for ~~Initial Term Loans,~~ Revolving Credit Loans and Swingline Loans shall be determined by reference to the applicable “Pricing Level 1” set forth in the tables above. Any increase or decrease in the Applicable Margin for ~~Initial Term Loans,~~ Revolving Credit Loans and Swingline Loans resulting from a change in the Consolidated First Lien Debt to Consolidated EBITDA Ratio shall become effective as of the first Business Day immediately following the date the certificate delivered pursuant to Section 9.1(d) is delivered to the Administrative Agent; provided that, at the option of the Required Lenders, the highest pricing level (as set forth in the tables above) shall apply (a) as of the first Business Day after the date on which Section 9.1 Financials were required to have been delivered but have not been delivered pursuant to Section 9.1 and shall continue to so apply to and including the date on which such Section 9.1 Financials are so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (b) as of the first Business Day after an Event of Default under Section 11.1 or Section 11.5 shall have occurred and be continuing and, in the case of Section 11.1, the Administrative Agent has notified the Borrower that the highest pricing level applies, and shall continue to so apply to but excluding the date on which such Event of Default shall cease to be continuing (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

In the event that the Administrative Agent and the Borrower determine that any Section 9.1 Financials previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for ~~Initial Term Loans,~~ Revolving Credit Loans and/or Swingline Loans for any period (an “Applicable Period”) than the Applicable Margin for ~~Initial Term Loans,~~ Revolving Credit Loans and/or Swingline Loans, as applicable, applied for such Applicable Period, then (a) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct Section 9.1 Financials for such Applicable Period, (b)  the Applicable Margin for ~~Initial Term Loans,~~ Revolving Credit Loans and/or Swingline Loans, as applicable, shall be determined as if the pricing level for such higher Applicable Margin for ~~Initial Term Loans,~~ Revolving Credit Loans and/or Swingline Loans, as applicable, was applicable for such Applicable Period, and (c) the Borrower shall within 10 Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.8(c) and Section 11.

“Applicable Period” shall have the meaning provided in the definition of the term “Applicable Margin”.

“Approved Foreign Bank” shall have the meaning provided in the definition of the term “Cash Equivalents”.

“Approved Fund” shall have the meaning provided in Section 13.6(b).

“Asset Sale Prepayment Event” shall mean any Disposition (or series of related Dispositions) of any business unit, asset or property of the Borrower or any Restricted Subsidiary (including any Disposition of any Capital Stock of any Subsidiary of the Borrower owned by the Borrower or any Restricted Subsidiary); provided that the term “Asset Sale Prepayment Event” shall include only Dispositions (or a series of related Dispositions) (including any Disposition of any Capital Stock of any Subsidiary of Holdings owned by the Borrower or a Restricted Subsidiary) made pursuant to clauses (c), (d)(ii), (g), (j), (q), (r) and (t) of Section 10.4.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 13.6) substantially in the form of Exhibit H or such other form as shall be reasonably acceptable to the Borrower and the Administrative Agent.

“Authorized Officer” shall mean the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, any Manager, any Vice President, the Assistant Treasurer, with respect to certain limited liability companies or partnerships that do not have officers, any manager, managing member, managing director, general partner or authorized signatory thereof, any other senior officer of Holdings, the Borrower or any other Credit Party designated as such in writing to the Administrative Agent by Holdings, the Borrower or any other Credit Party, as applicable, and, with respect to any document (other than the solvency certificate) delivered on the Closing Date or any Incremental Facility Closing Date, the Secretary or the Assistant Secretary of any Credit Party, and, solely for purposes of notices given pursuant to Sections 2, 3, 4 or 5, any other officers of the applicable Credit Party so designated by any of the foregoing Persons in a notice to the Administrative Agent or any other officer of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent. Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of Holdings, the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(e).

“Available Amount” shall mean, at any time (the “Available Amount Reference Time”) an amount equal at such time to (a) the sum (which shall not be less than zero) of, without duplication:

(i)             [reserved];

(ii)            the amount (which amount shall not be less than zero) equal to 50% of the Cumulative Consolidated Net Income of the Borrower and the Restricted Subsidiaries,

(iii)            the amount (which amount shall not be less than zero) equal to 50% of the Deferred Revenues of the Borrower and the Restricted Subsidiaries,

(iv)            to the extent not already included in the calculation of Cumulative Consolidated Net Income, the aggregate amount of all Returns (to the extent made in cash or Cash Equivalents) received by the Borrower or any Restricted Subsidiary from any Investment to the extent such Investment was made by using the Available Amount during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time (other than the portion of any such dividends and other distributions that is used by the Borrower or any Restricted Subsidiary to pay taxes related to such amounts);

(v)            to the extent not already included in the calculation of Cumulative Consolidated Net Income, the aggregate amount of all repayments made in cash or Cash Equivalents of principal received by the Borrower or any Restricted Subsidiary from any Investment to the extent such Investment was made by using the Available Amount during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time in respect of loans made by the Borrower or any Restricted Subsidiary and that constituted Investments;

(vi)            to the extent not already included in the calculation of Cumulative Consolidated Net Income or applied to prepay the Term Loans in accordance with Section 5.2(a)(i) or to prepay, repurchase, redeem, defease, acquire or make any other similar payment on any Permitted Additional Debt or on any Credit Agreement Refinancing Indebtedness, the aggregate amount of all Net Cash Proceeds received by the Borrower or any Restricted Subsidiary in connection with the Disposition of its ownership interest in any Investment to any Person other than to the Borrower or a Restricted Subsidiary and to the extent such Investment was made by using the Available Amount during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time;

(vii)            the amount of any Investment of the Borrower or any of its Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary pursuant to Section 9.15 or that has been merged, amalgamated or consolidated with or into the Borrower or any of its Restricted Subsidiaries pursuant to Section 10.3 or the amount of assets of an Unrestricted Subsidiary Disposed of to the Borrower or a Restricted Subsidiary, in each case following the Closing Date and at or prior to the Available Amount Reference Time, in each case, such amount not to exceed the lesser of (x) the Fair Market Value of the Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary immediately prior to giving pro forma effect to such re-designation or merger, amalgamation or consolidation or the Fair Market Value of the assets so Disposed of and (y) the amount originally invested from the Available Amount by the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary (provided that, in the case of original investments made in cash, the Fair Market Value shall be such cash value); and

(viii)            the aggregate amount of all Returns (to the extent made in cash or Cash Equivalents) received by the Borrower or any Restricted Subsidiary on Investments made using the Available Amount during the period from and including the Business Day immediately following the Closing Date through and including the Available Amount Reference Time;

minus (b) the sum of, without duplication and without taking into account the proposed portion of the amount calculated above to be used at the applicable Available Amount Reference Time:

(i)            the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary using the Available Amount pursuant to Section 10.5 after the Closing Date and prior to the Available Amount Reference Time;

(ii)            the aggregate amount of any Restricted Payments made by the Borrower using the Available Amount pursuant to Section 10.6(f) after the Closing Date and prior to the Available Amount Reference Time; and

(iii)            the aggregate amount expended on prepayments, repurchases, redemptions, acquisitions, defeasements, and other similar payments made by the Borrower or any Restricted Subsidiary using the Available Amount pursuant to Section 10.7(a) after the Closing Date and prior to the Available Amount Reference Time.

“Available Amount Reference Time” shall have the meaning provided in the definition of the term “Available Amount.”

“Available Equity Amount” shall mean, at any time (the “Available Equity Amount Reference Time”) an amount (which shall not be less than zero) equal to, without duplication:

(a) the aggregate amount of cash and the Fair Market Value of marketable securities or other property, in each case, contributed to the capital of the Borrower or the proceeds received by the Borrower from the issuance of any Capital Stock (or Incurrences of Indebtedness that have been converted into or exchanged for Qualified Capital Stock), in each case during the period from and including the Business Day immediately following the Closing Date through and including the Available Equity Amount Reference Time, but excluding (A) all proceeds from the issuance of Disqualified Capital Stock, (B) any Excluded Contribution and (C) any Cure Amount; plus

(b) [reserved];

(c) the Fair Market Value or, if the Fair Market Value of such Term Loans cannot be ascertained, the Fair Market Value shall be the purchase price of such Term Loans (which shall not in any event be calculated in excess of par) of Term Loans contributed directly or indirectly by an Investor or a Non-Debt Fund Affiliate to the Borrower during the period after the Closing Date through and including the Available Equity Amount Reference Time; plus

(d) the greater of (x) $25,000,000 and (y) 50% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to any such Available Equity Amount Reference Time; plus

(e) ~~to the extent not already included in the calculation of Cumulative Consolidated Net Income, the aggregate amount (which amount shall not be less than zero) of any Retained Asset Sale Proceeds retained by the Borrower and its Restricted Subsidiaries during the period after the Closing Date through and including the Available Equity Amount Reference Time~~[reserved]; plus

(f) to the extent not already included in the calculation of Cumulative Consolidated Net Income, the aggregate amount (which amount shall not be less than zero) of any Retained Refused Proceeds retained by the Borrower and its Restricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Available Equity Amount Reference Time; plus

(g) the aggregate amount of all Returns (to the extent made in cash or Cash Equivalents) received by the Borrower or any Restricted Subsidiary on Investments made using the Available Equity Amount during the period from and including the Business Day immediately following the Closing Date through and including the Available Equity Amount Reference Time;

minus the sum, without duplication, and, without taking into account the proposed portion of the Available Equity Amount calculated above to be used at the applicable Available Equity Amount Reference Time, of:

(i)            the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary using the Available Equity Amount pursuant to Section 10.5 after the Closing Date and prior to the Available Equity Amount Reference Time;

(ii)           the aggregate amount of any Restricted Payments made by the Borrower using the Available Equity Amount pursuant to Section 10.6(f) after the Closing Date and prior to the Available Equity Amount Reference Time; and

(iii)          the aggregate amount of prepayments, repurchases, redemptions, defeasances, acquisitions and other similar payments, made by the Borrower or any Restricted Subsidiary using the Available Equity Amount pursuant to Section 10.7(a) after the Closing Date and prior to the Available Equity Amount Reference Time~~.~~;

provided that, any proceeds from the Equity Contribution (as defined in the 2019 Incremental Commitment Letter) on the Third Amendment Effective Date shall be excluded from the calculation of Available Equity Amount.

“Available Equity Amount Reference Time” shall have the meaning provided in the definition of the term “Available Equity Amount.”

“Available Revolving Credit Commitment” shall mean an amount equal to the excess, if any, of (a) the amount of the Total Revolving Credit Commitment over (b) the sum of (i) the aggregate principal amount of all Revolving Credit Loans and Swingline Loans then outstanding and (ii) the aggregate Letter of Credit Obligations at such time.

“Available RP Capacity Amount” shall mean the amount of Restricted Payments that may be made at the time of determination pursuant to Sections 10.6(b), (f), (l), (m), and (s) minus the sum of the amount of the Available RP Capacity Amount utilized by the Borrower or any Restricted Subsidiary to (A) make Restricted Payments in reliance on Sections 10.6(b), (f), (l), (m), and (s) and (B) incur Indebtedness pursuant to Section 10.1(w) utilizing the Available RP Capacity Amount.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” shall mean the provisions of Title 11 of the United States Code, 11 USC §§ 101 et seq., as amended, or any similar federal or state law for the relief of debtors.

“Basel III” shall mean, collectively, those certain agreements on capital requirements, leverage ratios and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a Lender’s primary U.S. federal banking regulatory authority or primary non-U.S. financial regulatory authority, as applicable.

“Beneficial Owner” shall mean, in the case of a Lender (including the Swingline Lender and each Letter of Credit Issuer), the beneficial owner of any amounts payable under any Credit Document for U.S. federal withholding tax purposes.

“Benefited Lender” shall have the meaning provided in Section 13.8(a).

“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” shall have the meaning provided in the preamble to this Agreement and shall include any Successor Borrower, to the extent applicable.

“Borrower Materials” shall have the meaning provided in Section 13.2.

“Borrowing” shall mean and include (a) the Incurrence of Swingline Loans from the Swingline Lender on a given date (or swingline loans under any Extended Revolving Credit Commitments of Additional/Replacement Revolving Credit Commitments from any swingline lender thereunder on a given date), (b) the Incurrence of one Class and Type of Initial Term Loan on the Closing Date, the First Incremental Agreement Effective Date or the Second Incremental Agreement Effective Date, as applicable (or resulting from conversions on a given date after the Closing Date, the First Incremental Agreement Effective Date or the Second Incremental Agreement Effective Date, as applicable) having, in the case of Eurodollar Loans, the same Interest Period (provided that ABR Loans Incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans), (c) the Incurrence of one Class and Type of 2019 Incremental Term Loan on ~~an~~the Third Incremental ~~Facility Closing~~Agreement Effective Date (or resulting from conversions on a given date after the ~~applicable~~Third Incremental ~~Facility Closing~~Agreement Effective Date) having, in the case of Eurodollar Loans, the same Interest Period (provided that ABR Loans Incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans), (d) the Incurrence of one Class and Type of any other Incremental Term Loan on an Incremental Facility Closing Date (or resulting from conversions on a given date after the applicable Incremental Facility Closing Date) having, in the case of Eurodollar Loans, the same Interest Period (provided that ABR Loans Incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans), (e) the Incurrence of one Class and Type of Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Loans, the same Interest Period (provided that ABR Loans Incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans), (~~e~~f) the Incurrence of one Class and Type of Additional/Replacement Revolving Credit Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Loans, the same Interest Period (provided that ABR Loans Incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans) and (fg) the Incurrence of one Type of Extended Revolving Credit Loan of a specified Class on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Loans, the same Interest Period (provided that ABR Loans Incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans).

“Business Day” shall mean (a) any day excluding Saturday, Sunday and any day that shall be in The City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (b) if the applicable Business Day relates to any Eurodollar Loans, any day on which dealings in deposits in U.S. Dollars are carried on in the London interbank eurodollar market.

“Capital Expenditures” shall mean, for any period, the aggregate of, without duplication, (a) all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries, (b) all Capitalized Software Expenditures and Capitalized Research and Development Costs during such period and (c) all fixed asset additions financed through Financing Lease Obligations Incurred by the Borrower and the Restricted Subsidiaries and recorded on the balance sheet in accordance with GAAP during such period; provided that the term “Capital Expenditures” shall not include:

(i)            expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed from insurance proceeds or compensation awards paid on account of a Recovery Event (except to the extent that such proceeds otherwise increase Consolidated Net Income for purposes of calculating Excess Cash Flow for such period),

(ii)           the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time,

(iii)          the purchase of property, plant or equipment to the extent financed with the proceeds of Dispositions outside the ordinary course of business (except to the extent that such proceeds otherwise increase Consolidated Net Income for purposes of calculating Excess Cash Flow for such period),

(iv)          expenditures that constitute any part of Consolidated Lease Expense,

(v)           expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for, or reimbursed, by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period, it being understood, however, that only the amount of expenditures actually provided or incurred by the Borrower or any Restricted Subsidiary in such period and not the amount required to be provided or incurred in any future period shall constitute “Capital Expenditures” in the applicable period),

(vi)          the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired,

(vii)            any expenditures made as payments of the consideration for an Acquisition (or other similar Investment) and expenditures made in connection with the Transactions and any amounts recorded pursuant to purchase accounting required under GAAP pertaining to Acquisitions (or other similar Investments) or the Transactions,

(viii)            any capitalized interest expense and internal costs reflected as additions to property, plant or equipment in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries or capitalized as Capitalized Software Expenditures and Capitalized Research and Development Costs for such period, or

(ix)            any non-cash compensation or other non-cash costs reflected as additions to property, plant and equipment, Capitalized Software Expenditures and Capitalized Research and Development Costs in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation and including membership interests and partnership interests) and, except to the extent constituting Indebtedness, any and all warrants, rights or options to purchase, acquire or exchange any of the foregoing.

“Capitalized Research and Development Costs” shall mean, for any period, all research and development costs that are, or are required to be, in accordance with GAAP, reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Cash Collateral” shall have the meaning provided in Section 3.8(c).

“Cash Collateralize” shall have the meaning provided in Section 3.8(c).

“Cash Equivalents” shall mean:

(a)	Dollars;

(b)            Australian Dollars, Canadian Dollars, Euros, Pounds Sterling or any national currency of any participating member state of the EMU;

(c)            other currencies held by the Borrower or the Restricted Subsidiaries from time to time in the ordinary course of business;

(d)            securities issued or unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(e)            securities issued by any state, commonwealth or territory of the United States of America or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof or any political subdivision or taxing authority of any such state or commonwealth or territory or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an Investment Grade Rating;

(f)            commercial paper or variable or fixed rate notes issued by or guaranteed by any Lender or any bank holding company owning any Lender;

(g)            commercial paper or variable or fixed rate notes maturing no more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an Investment Grade Rating;

(h)            time deposits with, or domestic and eurocurrency certificates of deposit, demand deposits or bankers’ acceptances maturing no more than two years after the date of acquisition thereof and overnight bank deposits, in each case, issued by, any Lender or any other bank having combined capital and surplus of not less than $100,000,000 (or the Dollar equivalent as of the date of determination);

(i)            repurchase obligations for underlying securities of the type described in clauses (d), (e) and (h) above entered into with any bank meeting the qualifications specified in clause (h) above or securities dealers of recognized national standing;

(j)            marketable short-term money market and similar securities having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another Rating Agency);

(k)            readily marketable direct obligations issued by any non-U.S. government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating with maturities of 24 months or less from the date of acquisition;

(l)            Investments with average maturities of no more than 24 months from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

(m)            with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within 24 months after the date of acquisition thereof, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business; provided such country is a member of the Organization for Economic Cooperation and Development, and who otherwise meets the qualifications specified in clause (f) above (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank;

(n)            Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or, if at any time neither S&P or Moody’s shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(o)            in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (n) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings, described in such clauses or equivalent ratings from comparable foreign Rating Agencies and (ii) other short term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments described in clauses (a) through (n) of this paragraph; and

(p)            investment funds investing 90% of their assets in securities of the types described in clauses (a) through (o) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a), (b) and (c) above; provided that such amounts are converted into any currency or securities listed in clauses (a) through (d) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Agreement” shall mean any agreement entered into from time to time by Holdings, the Borrower or any of the Restricted Subsidiaries in connection with cash management services for collections, other Cash Management Services or for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any Person that is a Lender, Lead Arranger, Joint Bookrunner, Agent or any Affiliate of a Lender, Lead Arranger, Joint Bookrunner or Agent at the time it provides any Cash Management Services or any Person that shall have become a Lender, an Agent or an Affiliate of a Lender or an Agent at any time after it has provided any Cash Management Services.

“Cash Management Obligations” shall mean obligations owed by Holdings, the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including under any Cash Management Agreements.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration or interpretation thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if:

(a)            (i) at any time prior to a Qualifying IPO, (x) the Permitted Holders shall at any time cease, directly or indirectly, to have the power to vote or direct the voting of at least 35% of the total voting power of the Voting Stock of Holdings (or, for the avoidance of doubt, any New Holdings or Successor Holdings) or (y) the acquisition by (A) any Persons (other than any one or more Permitted Holders) or (B) Persons (other than any one or more Permitted Holders) that are together a “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (or any successor provision), but excluding any employee benefit plan of such Person or “group” or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), including any group acting for the purpose of acquiring, holding or Disposing of Capital Stock of Holdings (or, for the avoidance of doubt, any New Holdings or Successor Holdings) (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor provision)) of a percentage of the total voting power of the Voting Stock of Holdings (or, for the avoidance of doubt, any New Holdings or Successor Holdings) that is greater than the percentage of the total voting power of the Voting Stock of Holdings (or, for the avoidance of doubt, any New Holdings or Successor Holdings) in the aggregate, directly or indirectly, beneficially owned by the Permitted Holders and/or (ii) at any time on and after a Qualifying IPO, the acquisition by (A) any Person (other than any one or more Permitted Holders) or (B) Persons (other than any one or more Permitted Holders) that are together a “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (or any successor provision), but excluding any employee benefit plan of such Person or “group” or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), including any group acting for the purpose of acquiring, holding or Disposing of Capital Stock of Holdings (or, for the avoidance of doubt, any New Holdings or Successor Holdings) (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor provision)) of the total voting power of the Voting Stock of Holdings (or, for the avoidance of doubt, any New Holdings or Successor Holdings) having more than the greater of (A) 35% of the total voting power of the Voting Stock of Holdings (or, for the avoidance of doubt, any New Holdings or Successor Holdings) and (B) the percentage of the total voting power of the Voting Stock of Holdings (or, for the avoidance of doubt, any New Holdings or Successor Holdings) owned, directly or indirectly, beneficially in the aggregate by the Permitted Holders, unless in the case of either clause (i) or (ii) above, the Permitted Holders have, at such time, the right or the ability by voting power, contract, proxy or otherwise to elect, appoint, nominate or designate at least a majority of the aggregate votes on the Board of Directors of Holdings (or, for the avoidance of doubt, any New Holdings or Successor Holdings); and/or

(b)            at any time prior to a Qualifying IPO of the Borrower (or, for the avoidance of doubt, a Successor Borrower), the failure of Holdings (or, for the avoidance of doubt, any New Holdings or Successor Holdings), directly or indirectly through wholly owned subsidiaries, to own beneficially and of record, all of the Capital Stock of the Borrower; and/or

(c)            a “change of control” or any comparable event under, and as defined in any documentation governing any other First Lien Obligations (other than any Cash Management Agreement or Hedging Agreement) shall have occurred.

Notwithstanding the preceding or any provision of Rule 13d-3 of the Exchange Act (or any successor provision), (i) a Person or group shall not be deemed to beneficially own securities subject to an equity or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement, (ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of Holdings (or, for the avoidance of doubt, any New Holdings or Successor Holdings) beneficially owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by any other member of such group for purposes of determining whether a Change of Control has occurred and (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s Parent Entity (or related contractual rights) unless it owns 50.0% or more of the total voting power of the Voting Stock of such Parent Entity. For purposes of this definition and any related definition to the extent used for purposes of this definition, at any time when 50.0% or more of the total voting power of the Voting Stock of Holdings (or, for the avoidance of doubt, any New Holdings or Successor Holdings) is directly or indirectly owned by a Parent Entity, all references to Holdings (or, for the avoidance of doubt, any New Holdings or Successor Holdings) shall be deemed to refer to its ultimate Parent Entity (but excluding any Investor) that directly or indirectly owns such Voting Stock.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, Initial Term Loans, 2019 Incremental Term Loans, any other Incremental Term Loans (of a Class), Extended Term Loans (of the same Extension Series), Extended Revolving Credit Loans (of the same Extension Series and any related swingline loans thereunder), Additional/Replacement Revolving Credit Loans (of the same Class and any related swingline loans thereunder) or Swingline Loans, and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, an Initial Term Loan Commitment, ~~an~~a 2019 Incremental Term Loan Commitment, any other Incremental Term Loan Commitment (of the same Class), an Extended Revolving Credit Commitment (of the same Extension Series and any related swingline commitment thereunder), an Additional/Replacement Revolving Credit Commitment (of the same Class and any related swingline commitment thereunder) or a Swingline Commitment, and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment of such Class.

“Claims” shall have meaning provided in the definition of Environmental Claims.

“Closing Date” shall mean the date of the initial Credit Event under this Agreement, which date is August 4, 2017.

“Closing Date Indebtedness” shall mean Indebtedness outstanding on the date hereof and, to the extent in excess of $2,500,000, described on Schedule 10.1.

“Closing Date Term Loan Facility” shall have the meaning provided for such term in the recitals to this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Section references to the Code are to the Code, as in effect on the Closing Date, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall have the meaning provided for such term or a similar term in each of the Security Documents; provided that, with respect to any Mortgages, “Collateral” shall mean “Mortgaged Property” as defined therein.

“Collateral Agent” shall mean UBS AG, Stamford Branch or any successor thereto appointed in accordance with the provisions of Section 12.11, together with any of its Affiliates, that is appointed as a sub-agent in accordance with Section 12.4, as the collateral agent for the Secured Parties.

“Commitment” shall mean, (a) with respect to each Lender (to the extent applicable), such Lender’s Initial Term Loan Commitment, 2019 Incremental Term Loan Commitment, any other Incremental Term Loan Commitment, Revolving Credit Commitment, Extended Revolving Credit Commitment, Additional/Replacement Revolving Credit Commitment or any combination thereof (as the context requires) and (b) with respect to the Swingline Lender, or swingline lender under any Extended Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments, its Swingline Commitment or swingline commitment, as applicable.

“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Fee Rate” shall mean a rate equal to the following percentages per annum, based upon the Consolidated First Lien Debt to Consolidated EBITDA Ratio as set forth in the most recent certificate delivered to the Administrative Agent pursuant to Section 9.1(d):

Pricing Level	Consolidated First Lien Debt to Consolidated EBITDA Ratio	Commitment Fee Rate
1	Greater than 4.75:1.00	0.50%
2	Less than or equal to 4.75:1.00 but greater than 4.25:1.00	0.375%
3	Less than or equal to 4.25:1.00	0.25%

Notwithstanding anything to the contrary in this definition, during the period from the Closing Date until the Initial Financial Statement Delivery Date, the Commitment Fee Rate shall be determined by “Pricing Level 1” set forth in the table above. Any increase or decrease in the Commitment Fee Rate resulting from a change in the Consolidated First Lien Debt to Consolidated EBITDA Ratio shall become effective as of the first Business Day immediately following the date the certificate delivered pursuant to Section 9.1(d) is delivered to the Administrative Agent; provided that, at the option of the Required Lenders, the highest pricing level (as set forth in the table above) shall apply (a) as of the first Business Day after the date on which Section 9.1 Financials were required to have been delivered but have not been delivered pursuant to Section 9.1 and shall continue to so apply to and including the date on which such Section 9.1 Financials are so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (b) as of the first Business Day after an Event of Default under Section 11.1 or Section 11.5 shall have occurred and be continuing and, in the case of Section 11.1, the Administrative Agent has notified the Borrower that the highest pricing level applies, and shall continue to so apply to but excluding the date on which such Event of Default shall cease to be continuing (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

In the event that the Administrative Agent and the Borrower determine that any Section 9.1 Financials previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Commitment Fee Rate for any Applicable Period than the Commitment Fee Rate applied for such Applicable Period, then (a) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct Section 9.1 Financials for such Applicable Period, (b) the Commitment Fee Rate shall be determined as if the pricing level for such higher Commitment Fee Rate were applicable for such Applicable Period, and (c) the Borrower shall within 10 Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent the accrued additional interest owing as a result of such increased Commitment Fee Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement. This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.8(c) and Section 11.

“Commitment Letter” shall mean the Credit Facilities Commitment Letter, dated as of June 19, 2017, among UBS AG, Stamford Branch, UBS Securities LLC, SunTrust Bank, SunTrust Robinson Humphrey, Inc. and Holdings.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 13.2.

“Company Merger” shall have the meaning provided in the recitals to this Agreement. “Confidential Information” shall have the meaning provided in Section 13.16.

“Confidential Information Memorandum” shall mean the Confidential Information Memorandum of the Borrower dated July 2017, delivered to the prospective lenders in connection with this Agreement.

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees and expenses, Capital Expenditures, including Capitalized Software Expenditures, intangible assets established through recapitalization or purchase accounting, and the accretion or amortization of OID resulting from the Incurrence of Indebtedness at less than par, of such Person for such period on a consolidated basis and as determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, the Consolidated Net Income for such period, plus:

(a)         without duplication and to the extent already deducted or, in the case of clauses (vi) and (viii) below, to the extent not included (and not added back or excluded) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)            provision for taxes based on income or profits or capital, including, without limitation, federal, foreign, state, local, franchise, unitary, property, excise, value added and similar taxes and foreign withholding taxes paid or accrued during such period (including taxes in respect of expatriated or repatriated funds and any penalties and interest related to such taxes or arising from any tax examinations),

(ii)            Consolidated Interest Expense and, to the extent not reflected in such Consolidated Interest Expense, bank and letter of credit fees, debt rating monitoring fees and net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, amortization of deferred financing fees, OID or costs, costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (A) through (N) thereof,

(iii)	Consolidated Depreciation and Amortization Expense,

(iv)            the amount of any restructuring charge, accrual or reserve or non-recurring (on a per-transaction basis) integration costs and related costs and charges, including proposed or actual hiring and on-boarding of any senior level executives and any one-time (on a per- transaction basis) costs or charges incurred in connection with Acquisitions and other Investments and costs, charges and expenses, including put arrangements and headcount reductions or other similar actions including severance charges in respect of employee termination or relocation costs, excess pension charges, severance and lease termination expenses and other expenses related to the closure, discontinuance, consolidation and integration of locations, IT infrastructure, legal entities and/or facilities,

(v)            any other non-cash charges, including (A) all non-cash compensation expenses and costs, (B) the non-cash impact of recapitalization or purchase accounting, (C) the non-cash impact of accounting changes or restatements, (D) any non-cash portion of Consolidated Lease Expense and (E) other non-cash charges; provided that, to the extent that any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent; and provided, further, that amortization of a prepaid cash item that was paid in a prior period shall be excluded),

(vi)            the aggregate amount of Consolidated Net Income for such period attributable to non-controlling interests of third parties in any non Wholly-Owned Subsidiary, excluding cash distributions in respect thereof to the extent already included in Consolidated Net Income,

(vii)            the amount of management, monitoring, consulting and advisory fees, termination payments, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Investors (including amortization thereof) and any directors’ fees or reimbursements (including pursuant to any management agreement) in any such case to the extent otherwise permitted under Section 10.11 or to (or on behalf of) Affiliates of the Target on or prior to the Closing Date (and following the Closing Date, with respect to indemnification or other amounts owed in respect of arrangements in effect prior to the Closing Date),

(viii)            (A) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions and other synergies related to the Transactions projected by the Borrower in good faith to result from actions that have been taken, actions with respect to which substantial steps have been taken or actions that are expected to be taken (in each case, in the good faith determination of the Borrower), in any such case within eight fiscal quarters after the Closing Date (or, to the extent identified and reasonably acceptable to the Lead Arrangers, undertaken or implemented prior to the Closing Date) and, without duplication and (B) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions, and other synergies related to mergers, business combinations, Acquisitions and similar Investments, Dispositions and other similar transactions, or related to restructuring initiatives, cost savings initiatives and other initiatives projected by the Borrower in good faith to result from actions that have been taken, actions with respect to which substantial steps have been taken or actions that are expected to be taken (in each case, in the good faith determination of the Borrower), in any such case, within eight fiscal quarters after the date of consummation of such merger, business combination, Acquisition or similar Investment, Disposition or other similar transaction or the initiation of such restructuring initiative, cost savings initiative or other initiative; provided ~~further~~, that, (x) for the purpose of this clause (viii), (I) any such adjustments shall be added to Consolidated EBITDA for each Test Period until fully realized and shall be calculated on a pro forma basis as though such adjustments had been realized on the first day of the relevant Test Period and shall be calculated net of the amount of actual benefits realized from such actions, (II) any such adjustments shall be reasonably identifiable and (III) no such adjustments shall be added pursuant to this clause (viii) to the extent duplicative of any items related to adjustments included in the definition of Consolidated Net Income, clause (iv) above or pursuant to the effects of Section 1.12 (it being understood that for purposes of the foregoing and Section 1.12 “run rate” shall mean the full recurring benefit that is associated with any such action)~~,~~ and (y) following the Third Incremental Agreement Effective Date, solely with respect to transactions and adjustments related to restructuring initiatives, cost savings initiatives and other initiatives not contemplated on or prior to the Third Incremental Agreement Effective Date (and other than, for the avoidance of doubt, with respect to the Transactions, the 2019 Transactions, and other adjustments that may arise from mergers, business combinations, Acquisitions and similar Investments, Dispositions and other similar transactions), the aggregate amount of adjustments included in Consolidated EBITDA for any Test Period pursuant to clause (B) of this clause (viii) and pursuant to Section 1.12(c) shall not exceed 30% of Consolidated EBITDA in the aggregate for such Test Period (with such calculation being made after giving pro forma effect to any adjustments made pursuant to clause(B) of this clause (viii) and pursuant to Section 1.12(c)),

(ix)            Receivables Fees and the amount of loss on Dispositions of receivables and related assets to the Receivables Subsidiary in connection with a Qualified Receivables Facility,

(x)            to the extent funded with cash contributed to the capital of the Borrower or the Net Cash Proceeds of an issuance of Capital Stock of the Borrower (other than Disqualified Capital Stock) solely to the extent that such Net Cash Proceeds are excluded from the calculation of the Available Equity Amount, (A) any deductions, charges, costs or expenses (including compensation charges and expenses) incurred by the Borrower or any Restricted Subsidiary pursuant to any management equity plan or share option plan or any other management or employee benefit plan or agreement, pension plan, any severance agreement or any equity subscription or shareholder agreement or any distributor equity plan or agreement or in connection with grants of stock appreciation or similar rights or other rights to directors, officers, managers and/or employees of any Parent Entity, any Equityholding Vehicle, the Borrower or any of its Restricted Subsidiaries and (B) any charges, costs, expenses accruals or reserves in connection with the rollover, acceleration or payout of Capital Stock held by directors, officers, managers and/or employees of any Parent Entity, any Equityholding Vehicle, the Borrower or any of its Restricted Subsidiaries,

(xi)            100% of the increase in Deferred Revenue as of the end of such period from Deferred Revenue as of the beginning of such period,

(xii)            cash receipts (or any netting arrangements resulting in reduced cash expenditures) not otherwise included in Consolidated EBITDA in any period to the extent non- cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back,

(xiii)            any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Financial Accounting Standards Board’s Accounting Standards Codification No. 715, any non-cash deemed finance charges in respect of any pension liabilities, the curtailment or modification of pension and post-retirement employee benefit plans (including settlement of pension liabilities), and any other items of a similar nature,

(xiv)            in respect of any Hedging Obligations that are terminated (or early extinguished) prior to the stated settlement date, any loss (or gain as applicable) reflected in Consolidated Net Income in or following the quarter in which such termination or early extinguishment occurs,

(xv)            all adjustments, other than normalized adjustments, of the type that are described on page 41 of the Public Lenders Presentation dated July 2017, to the extent such adjustments, without duplication, continue to be applicable to such period,

(xvi)            costs, expenses, charges, accruals, reserves (including restructuring costs related to acquisitions prior to, on or after the Closing Date) or expenses attributable to the undertaking and/or the implementation of cost savings initiatives, operating expense reductions and other restructuring and integration and transition costs, costs associated with inventory category and distribution optimization programs, pre-opening, opening and other business optimization expenses (including software development costs), consolidation, discontinuance and closing costs and expenses for locations and/or facilities, signing, retention and completion bonuses, costs related to entry and expansion into new markets (including consulting fees) and to modifications to pension and post-retirement employee benefit plans, system design, establishment and implementation costs and project start-up costs,

(xvii)	adjustments consistent with Regulation S-X of the Securities Act,

(xviii)            changes in earn-out obligations incurred in connection with any Acquisition or other similar Investment permitted under this Agreement and paid during the applicable period and any similar acquisitions completed prior to the Closing Date, and

(xix)            costs related to the implementation of operational and reporting systems and technology initiatives, less

(b)	without duplication and to the extent included in arriving at such Consolidated Net Income,

(i)            any non-cash gains, but excluding any non-cash gains that represent the reversal of any accrual of, or cash reserve for, anticipated cash items that reduced Consolidated EBITDA in any prior period, and

(ii)            100% of the decrease in Deferred Revenue as of the end of such period from the Deferred Revenue as of the beginning of such period, in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that,

(I)            there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) to the extent not subsequently sold, transferred or otherwise Disposed of during such period (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Closing Date, and not subsequently so Disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical pro forma basis; and

(II)            there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise Disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary to the extent not subsequently reacquired, reclassified or continued, in each case, during such period (each such Person (other than an Unrestricted Subsidiary), property, business or asset so sold, transferred or otherwise Disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical pro forma basis.

Notwithstanding anything to the contrary contained herein and subject to adjustment as provided in clauses (I) and (II) of the immediately preceding proviso with respect to acquisitions and Dispositions occurring prior to, on and following the Closing Date and, without any duplication of any adjustments already included in the amounts below, other adjustments contemplated by Section 1.12, clauses (a)(i), (a)(viii), (a)(xv) and (a)(xvi) above, Consolidated EBITDA shall be deemed to be $13,940,000, $12,635,000, $12,370,000 and $11,155,000, respectively, for the fiscal quarters ended June 30, 2016, September 30, 2016, December 31, 2016 and March 31, 2017.

“Consolidated EBITDA to Consolidated Interest Expense Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the most recent Test Period ended on or prior to such date of determination to (b) Consolidated Interest Expense for such period; provided that, for purposes of calculating the Consolidated EBITDA to Consolidated Interest Expense Ratio for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated First Lien Debt” shall mean, without duplication, as of any date of determination, (a) the aggregate principal amount of all Consolidated Total Debt (determined without regard to clause (b) of the definition thereof) outstanding hereunder as of such date (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization or purchase accounting in connection with the Transactions, any Acquisition or other similar Investment) and all other Consolidated Total Debt (determined without regard to clause (b) of the definition thereof) secured by Liens on the Collateral that do not rank junior in priority to the Liens on the Collateral securing the Obligations minus (b) the aggregate amount of cash and Cash Equivalents on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, excluding cash and Cash Equivalents which are or should be listed as “restricted” on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date. It is understood that to the extent the Borrower or any Restricted Subsidiary Incurs any Indebtedness and receives the proceeds of such Indebtedness, for purposes of determining any Incurrence test under this Agreement and whether the Borrower is in pro forma compliance with any such test, the proceeds of such Incurrence shall not be considered cash or Cash Equivalents for purposes of any “netting” pursuant to clause (b) of this definition.

“Consolidated First Lien Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated First Lien Debt as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period.

“Consolidated Interest Expense” shall mean, with respect to any Person for any period, without duplication, the sum of:

(a)            the consolidated cash interest expense of such Person for such period, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of such Person, (including (i) all commissions, discounts and other cash fees and charges owed with respect to letters of credit and bankers’ acceptance financing, (ii) the cash interest component of Financing Lease Obligations, (iii) net cash payments, if any, made (less net cash payments, if any, received), pursuant to obligations under Hedging Agreements for Indebtedness) and (iv) Restricted Payments on account of Disqualified Stock made pursuant to Section 10.6(r), but in any event excluding, for the avoidance of doubt,

(A)            accretion or amortization of original issue discount resulting from the Incurrence of Indebtedness at less than par;

(B)            amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses;

(C)            any accretion or accrual of, or accrued interest on discounted liabilities not constituting Indebtedness during such period and any prepayment, redemption, repurchase, defeasance, acquisition or similar premium, penalty or inducement or other loss in connection with the early Refinancing or modification of Indebtedness paid or payable during such period;

(D)            any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof;

(E)            penalties or interest relating to taxes and any other amount of non-cash interest resulting from the effects of the acquisition method of accounting or pushdown accounting;

(F)            non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Hedging Agreements or other derivative instruments pursuant to Financial Accounting Standards Board’s Accounting Standards Codification No. 815 (Derivatives and Hedging);

(G)            any one-time cash costs associated with breakage in respect of Hedging Agreements for interest rates and any payments with respect to make-whole premiums or other breakage costs in respect of any Indebtedness;

(H)            all additional interest or liquidated damages then owing pursuant to any registration rights agreement and any comparable “additional interest” or liquidated damages with respect to other securities designed to compensate the holders thereof for a failure to publicly register such securities;

(I)            any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or purchase accounting;

(J)            any expensing of bridge, arrangement, structuring, commitment or other financing fees (excluding, for the avoidance of doubt, the Commitment Fees);

(K)            any lease, rental or other expense in connection with Non-Financing Lease Obligations,

(L)            Receivables Fees, commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Receivables Facility,

(M)	any capitalized interest, whether paid in cash or otherwise; and

(N)            any other non-cash interest expense, including capitalized interest, whether paid or accrued; less

(b)	cash interest income of the Borrower and the Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP.

“Consolidated Lease Expense” shall mean, for any period, all rental expenses of any Person during such period in respect of Non-Financing Lease Obligations for real or personal property (including in connection with Sale Leasebacks), but excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income; provided that Consolidated Lease Expense shall not include (a) obligations under vehicle leases entered into in the ordinary course of business, (b) all such rental expenses associated with assets acquired pursuant to the Transactions and pursuant to an Acquisition (or other similar Investment) to the extent that such rental expenses relate to Non-Financing Lease Obligations (i) in effect at the time of (and immediately prior to) such acquisition and (ii) related to periods prior to such acquisition, (c) Financing Lease Obligations, all as determined on a consolidated basis in accordance with GAAP and (d) the effects from applying purchase accounting.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income attributable to such Person for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication, and on an after-tax basis to the extent appropriate,

(a)            any extraordinary, unusual or nonrecurring gains, losses or expenses; costs associated with preparations for, and implementation of, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other Public Company Costs; earn-out payments or other consideration paid or payable in connection with an Acquisition to the extent recorded as cash expense; severance costs; relocation costs; integration costs; pre-opening, opening, consolidation, discontinuation, integration and closing costs and expenses for locations, facilities, IT infrastructure and for legal entities (including any legal entity restructuring); signing, retention and completion bonuses; transition costs; restructuring costs; and litigation settlements, fines, judgments, orders or losses and related costs and expenses shall be excluded,

(b)            the Net Income for such period shall not include the cumulative effect of a change in accounting principles, including if reflected through a restatement or retroactive application, during such period,

(c)            any net gains or losses realized on (i) Disposed of, discontinued or abandoned operations (which shall not, unless the Borrower otherwise elects, include assets then held for sale), or (ii) the sale or other Disposition of any Capital Stock of any Person, shall be excluded,

(d)            any net gains or losses realized attributable to asset Dispositions, other than those in the ordinary course of business, as determined in good faith by the Borrower, and Dispositions of books of business, client lists or related goodwill in connection with the departure of related employees, shall be excluded,

(e)            the Net Income for such period of any Person that is not the Borrower or a Restricted Subsidiary of the Borrower, or that is accounted for by the equity method of accounting, shall be excluded; provided that the Consolidated Net Income of the Borrower and its Restricted Subsidiaries shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(f)            solely for the purpose of determining the amount available under clause (ii) of the definition of “Available Amount,” the Net Income for such period of any Restricted Subsidiary (other than any Credit Party) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its equityholders (other than: (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to this Agreement and (iii) restrictions arising pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Credit Documents (as determined by the Borrower in good faith)) unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or, if not paid in cash or Cash Equivalents, but later converted into cash or Cash Equivalents, upon such conversion) to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(g)            any income (loss) (less all fees and expenses or charges related thereto) from the purchase, acquisition, early extinguishment, conversion or cancellation of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid) shall be excluded,

(h)            any impairment charge, asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets, Investments in debt and equity securities, the amortization of intangibles, and the effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates, warranties, inventories and other chargebacks (including government program rebates), shall be excluded,

(i)            any (i) non-cash compensation expense as a result of grants of stock appreciation or similar rights, profits interests, stock options, phantom equity, restricted stock or other rights or equity incentive programs and any non-cash charges associated with the rollover, acceleration or payout of Capital Stock or options, phantom equity, profits interests or other rights with respect thereto by, or to, officers, directors, employees or consultants of Holdings, the Borrower or any of the Restricted Subsidiaries, or any Parent Entity or Equityholding Vehicle, (ii) income (loss) attributable to deferred compensation plans or trusts and (iii) any expense (including taxes) in respect of payments made to option holders or holders of profits interests, phantom equity, restricted stock or restricted stock units of the Borrower or any Parent Entity or Equityholding Vehicle in connection with, or as a result of, any distribution being made to equityholders of the Borrower or any Parent Entity or Equityholding Vehicle, which payments are being made to compensate such option holders or holders of profits interests, phantom equity, restricted stock or restricted stock units as though they were equityholders at the time of, and entitled to share in, such distribution (to the extent such distribution to equityholders is excluded from Consolidated Net Income), shall be excluded,

(j)            any fees and expenses (including any commissions or discounts) incurred during such period, or any amortization thereof for such period, in connection with any Acquisition, Investment, asset Disposition, Change of Control, Incurrence, Refinancing, prepayment, redemption, repurchase, acquisition, defeasance, extinguishment, retirement or repayment of Indebtedness, issuance of Capital Stock, or amendment, supplement or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken, but not completed and/or not successful) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(k)            accruals and reserves that are established or adjusted as a result of the Transactions, or any Acquisition or Investment in accordance with GAAP,

(l)            the effects from applying purchase accounting, including applying recapitalization or purchase accounting to inventory, property and equipment, software, goodwill and other intangible assets, in-process research and development, post-employment benefits, leases, Deferred Revenue and debt-like items required or permitted by GAAP (including the effects of such adjustments pushed down to the Borrower or the Restricted Subsidiaries), as a result of the Transactions or any other consummated Acquisition, or the amortization or write-off of any amounts thereof, shall be excluded,

(m)            any foreign exchange gains or losses (whether or not realized) resulting from the impact of foreign currency changes on the valuation of assets and liabilities on the consolidated balance sheet of the Borrower shall be excluded,

(n)            any non-cash interest expense and non-cash interest income, in each case to the extent there is no associated cash disbursement or receipt, as the case may be, before the Latest Maturity Date, shall be excluded,

(o)            the amount of any cash tax benefits related to the tax amortization of intangible assets in such period shall be included,

(p)            Transaction Expenses (including any charges associated with the rollover, acceleration or payout of Capital Stock by management of the Target or any of its Subsidiaries or Parent Entities in connection with the Transactions) shall be excluded,

(q)            income or expense related to changes in the fair value of contingent liabilities recorded in connection with the Transactions or any Acquisition or other similar Investment shall be excluded,

(r)            proceeds received from business interruption insurance (to the extent not reflected as revenue or income in Net Income and to the extent that the related loss was deducted in the determination of Net Income), shall be included,

(s)            charges, losses, lost profits, expenses or write-offs to the extent indemnified, reimbursed or insured by a third party, including expenses covered by indemnification or reimbursement provisions in connection with the Transactions, an Acquisition or any other similar Investment, in each case, to the extent that indemnification, reimbursement or insurance coverage has not been denied, the Borrower in good faith believes that such amounts are recoverable from such indemnitors, reimbursers or insurers, and so long as such amounts are actually paid or reimbursed to the Borrower or any of its Restricted Subsidiaries in cash or Cash Equivalents within one year after the related amount is first added to Consolidated Net Income pursuant to this clause (s) (and if not so reimbursed within one year, such amount shall be deducted from Consolidated Net Income during the next measurement period), shall be excluded; provided that such amounts shall only be included in Consolidated Net Income under clause (ii) of the definition of “Available Amount” after such amounts are actually reimbursed in cash,

(t)            any non-cash expenses, accruals, reserves or income related to adjustments to historical tax exposures shall be excluded; provided that, if any such non-cash items represent an accrual or reserve for cash payments in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in such future period, but only to the extent of such non-cash expense, accrual or reserve excluded pursuant to this clause (t),

(u)            any non-cash gain or loss attributable to the mark-to-market movement in the valuation of Hedging Obligations (to the extent the cash impact resulting from such gain or loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board’s Accounting Standards Codification No. 815-Derivatives and Hedging, shall be excluded,

(v)            any gain or loss relating to Hedging Obligations associated with transactions realized in the current period that has been reflected in Net Income in prior periods and excluded from, or included in, as applicable, Consolidated Net Income pursuant to the preceding clause (u) shall be included, and

(w)            any expense to the extent a corresponding amount is received in cash by the Borrower or any Restricted Subsidiaries from a Person other than the Borrower or any Restricted Subsidiaries, provided such payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods).

“Consolidated Secured Debt” shall mean, without duplication, as of any date of determination, (a) the aggregate principal amount of all Consolidated Total Debt (determined without regard to clause (b) of the definition thereof) outstanding under this Agreement as of such date (but excluding the effects of any discounting of Indebtedness resulting from the application of recapitalization or purchase accounting in connection with any Acquisition or other similar Investment) and all other Consolidated Total Debt (determined without regard to clause (b) of the definition thereof) secured by Liens on any assets or property of the Borrower or any Restricted Subsidiary minus (b) the aggregate amount of cash and Cash Equivalents on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, excluding cash and Cash Equivalents which are or should be listed as “restricted” on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date. It is understood that to the extent the Borrower or any Restricted Subsidiary Incurs any Indebtedness and receives the proceeds of such Indebtedness, for purposes of determining any Incurrence test under this Agreement and whether the Borrower is in pro forma compliance with any such test, the proceeds of such Incurrence shall not be considered cash or Cash Equivalents for purposes of any “netting” pursuant to clause (b) of this definition.

“Consolidated Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Secured Debt as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period.

“Consolidated Total Assets” shall mean, as of any date of determination, the total amount of all assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the aggregate principal amount of indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of indebtedness resulting from the application of purchase accounting in connection with any Acquisition or other similar Investment similar to those made for Acquisition), consisting of third-party indebtedness for borrowed money, Unpaid Drawings, Financing Lease Obligations and third-party debt obligations evidenced by promissory notes or similar instruments, minus (b) the aggregate amount of cash and Cash Equivalents on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, excluding cash and Cash Equivalents which are listed as “restricted” on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries as of such date. It is understood that to the extent the Borrower or any Restricted Subsidiary Incurs any Indebtedness and receives the proceeds of such Indebtedness, for purposes of determining any Incurrence test under this Agreement and whether the Borrower is in pro forma compliance with any such test, the proceeds of such Incurrence shall not be considered cash or Cash Equivalents for purposes of any “netting” pursuant to clause (b) of this definition.

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the Test Period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for such Test Period.

“Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (excluding all cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date less (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including (for purposes of both clauses (a) and (b)) current and long-term Deferred Revenue but excluding (for purposes of both clauses (a) and (b) above, as applicable), without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness (including Letter of Credit Obligations) under the Revolving Credit Facility, any Additional/Replacement Revolving Credit Facility, any Extended Revolving Credit Facility or any other revolving credit facility that is effective in reliance on Section 10.1(u), to the extent otherwise included therein, (iii) the current portion of interest, (iv) the current portion of current and deferred income taxes, (v) non-cash compensation costs and expenses, (vi) any other liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalents during the next succeeding twelve month period after such date, (vii) the effects from applying recapitalization or purchase accounting, (viii) any earn out obligations until 30 days after such obligation becomes contractually due and payable and any earn-out obligation that becomes contractually due and payable to the extent (A) such Person is indemnified for the payment thereof by a solvent Person reasonably acceptable to the Administrative Agent or (B) amounts to be applied to the payment thereof are in escrow through customary arrangements and (ix) any asset or liability in respect of net obligations of such Person in respect of ~~Swap Contracts~~Hedging Agreements entered into in the ordinary course of business; provided that Consolidated Working Capital shall be calculated without giving effect to (x) the depreciation of the Dollar relative to other foreign currencies or (y) changes to Consolidated Working Capital resulting from non-cash charges and credits to consolidated current assets and consolidated current liabilities (including, without limitation, derivatives and deferred income tax); provided, further, that for purposes of calculating Excess Cash Flow, increases or decreases in working capital shall exclude the impact of adjusting items in the definition of “Consolidated Net Income”.

“Contract Consideration” shall have the meaning provided in the definition of the term “Excess Cash Flow.”

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound other than the Obligations.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person, other than any Investor, which directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Borrower and/or other Person.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Corrective Extension Agreement” shall have the meaning provided in Section 2.15(f).

“Covered Entity” shall mean (a) a “covered entity” as that term is defined in,and interpreted in accordance with, 12 C.F.R. § 252.82(b); (b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (c) a “covered FSI” as that term is defined in,and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” shall have the meaning provided in Section 13.23.

“Credit Agreement Refinancing Indebtedness” shall mean (a) Permitted Equal Priority Refinancing Debt, (b) Permitted Junior Priority Refinancing Debt or (c) Permitted Unsecured Refinancing Debt; provided that, in each case, such Indebtedness is Incurred to Refinance, in whole or in part, existing Term Loans or existing Revolving Credit Loans (or unused Revolving Credit Commitments), any then-existing Additional/Replacement Revolving Credit Loans (or unused Additional/Replacement Revolving Credit Commitments), any then-existing Extended Revolving Credit Loans (or unused Extended Revolving Credit Commitments), or any Loans under any then- existing Incremental Facility (or, if applicable, unused Commitments thereunder), or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided, further, that (i) except for any of the following that are only applicable to periods after the Latest Maturity Date, the covenants, events of default and guarantees of such Indebtedness (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest margins, rate floors, fees, funding discounts, original issue discounts, maturity, currency denomination and prepayment or redemption premiums and terms) (when taken as a whole) are determined by the Borrower to be either (A) consistent with market terms and conditions and conditions at the time of Incurrence or effectiveness (as determined by the Borrower in good faith) or (B) not materially more restrictive on the Borrower and the Restricted Subsidiaries than those applicable to the Refinanced Debt, when taken as a whole (provided that if the documentation governing such Credit Agreement Refinancing Indebtedness contains a Previously Absent Financial Maintenance Covenant, the Administrative Agent shall be given prompt written notice thereof and this Agreement shall be amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Credit Facility (provided, however, that if (x) both the Refinanced Debt and the related Credit Agreement Refinancing Indebtedness that includes a Previously Absent Financial Maintenance Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) the applicable Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or a covenant only applicable to, or for the benefit of, a revolving credit facility, the Previously Absent Financial Maintenance Covenant shall only be required to be included in this Agreement for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and such Credit Agreement Refinancing Indebtedness shall not be deemed “more restrictive” solely as a result of such Previously Absent Financial Maintenance Covenant benefiting only such revolving credit facilities; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (ii) any such Indebtedness in the form of bonds, notes, loans or debentures or which Refinances, in whole or in part, existing Term Loans, shall have a maturity that is no earlier than the earlier of the maturity of the Refinanced Debt and the Latest Maturity Date and a Weighted Average Life to Maturity equal to or greater than the Refinanced Debt; provided that the foregoing requirements of this clause (ii) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (ii) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges, (iii) any such Indebtedness which Refinances any existing Revolving Credit Loans (or unused Revolving Credit Commitments), any then-existing Additional/Replacement Revolving Credit Loans (or unused Additional/Replacement Revolving Credit Commitments) or any then-existing Extended Revolving Credit Loans (or unused Extended Revolving Credit Commitments) shall have a maturity that is no earlier than the maturity of such Refinanced Debt and shall not require any mandatory commitment reductions prior to the maturity of such Refinanced Debt; provided that the foregoing requirements of this clause (iii) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (iii) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges, (iv) except to the extent otherwise permitted under this Agreement (subject to a dollar for dollar usage of any other basket set forth in Section 10.1, if applicable), such Indebtedness shall not have a greater principal amount (or shall not have a greater accreted value, if applicable) than the principal amount (or accreted value, if applicable) of the Refinanced Debt plus unpaid accrued interest, fees and premiums (including tender premiums) (if any) thereon, defeasance costs, underwriting discounts and fees and expenses (including OID, closing payments, upfront fees or similar fees) associated with the Refinancing plus an amount equal to any existing commitments unutilized and letters of credit undrawn, (v) such Refinanced Debt shall be repaid, repurchased, redeemed, defeased, acquired or satisfied and discharged on a dollar- for-dollar basis, and all accrued interest, fees and premiums (including tender premiums) (if any) in connection therewith shall be paid substantially concurrently with the date such Credit Agreement Refinancing Indebtedness is Incurred or made effective, (vi) except to the extent otherwise permitted hereunder, the aggregate unused revolving commitments under such Credit Agreement Refinancing Indebtedness shall not exceed the unused Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments or Extended Revolving Credit Commitments, as applicable, being replaced plus undrawn letters of credit, (vii) in the case of any such Indebtedness in the form of bonds, notes, loans or debentures or which Refinances, in whole or in part, existing Term Loans, the terms thereof shall not require any mandatory repayment, redemption, repurchase, acquisition or defeasance (other than (x) in the case of bonds, notes or debentures, customary change of control, asset sale event or casualty, eminent domain or condemnation event offers, AHYDO Catch-Up Payments and customary acceleration any time after an event of default and (y) in the case of any term loans, mandatory prepayments that are on terms (when taken as a whole) not materially more favorable to the lenders or holders providing such Indebtedness than those applicable to the Refinanced Debt (when taken as a whole) prior to the maturity date of the Refinanced Debt, (viii) any Credit Agreement Refinancing Indebtedness may not be guaranteed by any Persons that do not guarantee the Obligations and (ix) any Credit Agreement Refinancing Indebtedness may not be secured by any assets that do not secure the Obligations.

“Credit Documents” shall mean this Agreement, the Security Documents, the Guarantee, the Fee Letter, each Letter of Credit, any promissory notes issued by the Borrower hereunder, any Incremental Agreement (including the Third Incremental Agreement), any Extension Agreement and any Customary Intercreditor Agreement entered into after the Closing Date to which the Collateral Agent and/or the Administrative Agent is a party.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance, increase in the amount, or extension of a Letter of Credit.

“Credit Facility” shall mean any of the Initial Term Loan Facility, ~~any~~the 2019 Incremental Term Loan Facility, any other Incremental Term Loan Facility, the Revolving Credit Facility, any Additional/Replacement Revolving Credit Facility, any Extended Term Loan Facility or any Extended Revolving Credit Facility, as applicable.

“Credit Party” shall mean, collectively and/or, as applicable, individually, Holdings, the Borrower and each Subsidiary Guarantor.

“Cumulative Consolidated Net Income” shall mean, as at any date of determination, Consolidated Net Income for the period (taken as one accounting period) commencing on July 1, 2017 and ending on the last day of the most recent fiscal quarter for which Section 9.1 Financials have been delivered.

“Cure Amount” shall have the meaning provided in Section 11.11(a).

“Cure Deadline” shall have the meaning provided in Section 11.11(a).

“Cure Right” shall have the meaning provided in Section 11.11(a).

“Customary Intercreditor Agreement” shall mean (a) to the extent executed in connection with the Incurrence of secured Indebtedness Incurred by a Credit Party, the Liens on the Collateral securing which are intended to rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies), at the option of the Borrower and the Collateral Agent acting together in good faith, either (i) any intercreditor agreement substantially in the form of the Equal Priority Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Collateral Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and (b) to the extent executed in connection with the Incurrence of secured Indebtedness Incurred by a Credit Party, the Liens on the Collateral securing which are intended to rank junior in priority to the Liens on the Collateral securing the Obligations, at the option of the Borrower and the Collateral Agent acting together in good faith, either (i) an intercreditor agreement substantially in the form of the Junior Priority Intercreditor Agreement or (ii) a customary intercreditor agreement in form and substance reasonably acceptable to the Collateral Agent and the Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations.

“Debt Fund Affiliate” shall mean any Affiliate of the Borrower (other than Holdings, the Borrower or any Restricted Subsidiary of the Borrower) that is engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities and that exercises investment discretion independent from the private equity business of the Sponsor.

“Debt Incurrence Prepayment Event” shall mean any Incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, but excluding any Indebtedness permitted to be Incurred under Section 10.1 (other than Incremental Term Loans Incurred in reliance on clause (i)(x) of the proviso to Section 2.14(b), Permitted Additional Debt Incurred in reliance on Section 10.1(u)(i)(x) and, to the extent relating to Term Loans, Credit Agreement Refinancing Indebtedness).

“Debt Surviving Company” shall have the meaning provided in the recitals to this Agreement.

“Debtor Relief Laws” shall mean the Bankruptcy Code and any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default.”

“Default Right” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Deferred Blocker Consideration” shall have the meaning assigned to such term in the Acquisition Agreement.

“Deferred Company Consideration” shall have the meaning assigned to such term in the Acquisition Agreement.

“Deferred Revenue” shall mean, at any date, the amount set forth opposite the caption “deferred revenue” (or any like caption or included in any other caption, including current and non-current designations) on a consolidated balance sheet at such date; provided that such balance should be determined excluding the effects of acquisition method accounting.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of consideration that is not deemed to be cash or Cash Equivalents and that is received by the Borrower or its Restricted Subsidiaries in connection with a Disposition pursuant to Section 10.4(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent, setting forth the basis of such valuation (less the amount of the amount of cash or Cash Equivalents received in connection with a subsequent Disposition, redemption or repurchase of, or collection or payment on, such Designated Non- Cash Consideration).

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries or to such Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” shall have the meaning provided in Section 10.4. The terms “Disposal”, “Dispose” and “Disposed of” shall have correlative meanings.

“Disposition Percentage” shall mean, with respect to any Asset Sale Prepayment Event or Recovery Prepayment Event required to be applied pursuant to Section 5.2(a)(i), the applicable percentage of Net Cash Proceeds required to be offered on any date of determination to prepay Term Loans.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is putable or exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise, other than solely as a result of a change of control, asset sale event or casualty, eminent domain or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale event or casualty, eminent domain or condemnation event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Hedging Obligations under any Secured Hedging Agreement, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations and other contingent obligations not then due and payable), (b) is redeemable or exchangeable at the option of the holder thereof (other than solely for Qualified Capital Stock), other than as a result of a change of control, asset sale event or casualty, eminent domain or condemnation event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale event or casualty, eminent domain or condemnation event shall be subject to the prior repayment in full of the Loans and all other Obligations (other than Hedging Obligations under any Secured Hedging Agreement, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations and other contingent obligations not then due and payable), in whole or in part, or (c) provides for the scheduled payment of dividends in cash, in each case prior to the date that is ninety-one (91) days after the Latest Maturity Date; provided that, if such Capital Stock is issued pursuant to any plan for the benefit of officers, directors, employees or consultants of Holdings (or any Parent Entity thereof), the Borrower or any of its Subsidiaries or by any such plan to such officers, directors, employees or consultants, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by Holdings (or any Parent Entity thereof), the Borrower or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such officer’s, director’s, employee’s or consultant’s termination, death or disability.

“Disqualified Lenders” shall mean (a) such Persons that have been specified in writing to the Administrative Agent and the Lead Arrangers on or prior to June 19, 2017 as being “Disqualified Lenders,” (b) those Persons who are competitors of the Borrower and its Subsidiaries (including the Target, Amplify and their respective Subsidiaries) that are separately identified in writing by the Borrower from time to time to the Administrative Agent and (c) in the case of each of clauses (a) and (b), any of their Affiliates (which, for the avoidance of doubt, shall not include any bona fide debt investment funds that are Affiliates of the Persons referenced in clause (b) above) that are either (i) identified in writing to the Administrative Agent by the Borrower from time to time or (ii) readily identifiable on the basis of such Affiliate’s name as an Affiliate of such entity; provided that any Person that is a Lender and subsequently becomes a Disqualified Lender (but was not a Disqualified Lender on the Closing Date or at the time it became a Lender) shall not retroactively be deemed to be a Disqualified Lender hereunder. The identity of Disqualified Lenders may be communicated by the Administrative Agent to a Lender upon request, but will not be otherwise posted or distributed to any Person by the Administrative Agent.

“Distressed Person” shall have the meaning provided in the definition of “Lender-Related Distress Event.”

“Dollars,” “U.S. Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Restricted Subsidiary” shall mean each Restricted Subsidiary of the Borrower that is a Domestic Subsidiary.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the Applicable Laws of the United States, any state thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any Person established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as to any Indebtedness, the effective yield paid by the Borrower on such Indebtedness as determined by the Borrower and the Administrative Agent in a manner consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate “floors” (the effect of which floors shall be determined in a manner set forth in the proviso below and assuming that, if interest on such Indebtedness is calculated on the basis of a floating rate, that the “Eurodollar Rate” or similar component of such formula is included in the calculation of Effective Yield) or similar devices and all fees, including upfront or similar fees or OID (amortized over the shorter of (x) the remaining Weighted Average Life to Maturity of such Indebtedness and (y) the four years following the date of Incurrence thereof, and, if applicable, assuming any Additional/Replacement Revolving Credit Commitments were fully drawn) payable generally by the Borrower to Lenders or other institutions providing such Indebtedness, but excluding any commitment fees, arrangement fees, structuring fees, closing payments or other similar fees payable in connection therewith that are not generally shared with all relevant Lenders (in their capacities as lenders) and, if applicable, ticking fees accruing prior to the funding of such Indebtedness and customary consent or amendment fees for an amendment paid generally to consenting Lenders (and regardless of whether any such fees are paid to, or shared in whole or in part with, any Lender); provided that, with respect to any Indebtedness that includes a “floor”, (a) to the extent that the Reference Rate on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (b) to the extent that the Reference Rate on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Eligible Assignee” shall mean (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (subject, in each case, to such consents, if any, as may be required under Section 13.6(b)), other than, in each case, (i) a natural person, (ii) a Defaulting Lender or (iii) a Disqualified Lender.

“Employee Investors” shall mean the current, former or future officers, directors, managers and employees (and Controlled Investment Affiliates and Immediate Family Members of the foregoing) of Holdings, the Borrower, the Restricted Subsidiaries or any Parent Entity who are or who become direct or indirect investors in Holdings, any Parent Entity, any Equityholding Vehicle, or in the Borrower, including any such officers, directors, managers or employees owning through an Equityholding Vehicle. For the avoidance of doubt, the Rollover Investors constitute Employee Investors.

“EMU” shall mean the economic and monetary union as contemplated in the Treaty on European Union.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, orders, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any of its Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any applicable federal, state, provincial, territorial, foreign, municipal or local statute, law, rule, regulation, ordinance, code, permit, binding agreement issued, promulgated or entered into by or with any Governmental Authority or rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, in each case relating to pollution or the protection of the Environment including, those relating to generation, use, handling, storage, treatment, Release or threat of Release of Hazardous Materials or, to the extent relating to exposure to Hazardous Materials, human health or safety.

“Equal Priority Intercreditor Agreement” shall mean the Equal Priority Intercreditor Agreement substantially in the form of Exhibit G-1 among (x) the Collateral Agent and (y) one or more representatives of the holders of one or more classes of Permitted Additional Debt and/or Permitted Equal Priority Refinancing Debt, with any immaterial changes and material changes thereto in light of the prevailing market conditions, which material changes shall be posted to the Lenders not less than five Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof.

“Equity Contribution” shall have the meaning provided in the recitals to this Agreement.

“Equityholding Vehicle” shall mean any Parent Entity and any equityholder thereof through which current, former or future officers, directors, employees, managers or consultants of Holdings or the Borrower or any of their Subsidiaries or Parent Entity hold Capital Stock of such Parent Entity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect on the Closing Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with Holdings, the Borrower or a Restricted Subsidiary thereof is treated as a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) and (o) of the Code.

“Escrowed Proceeds” shall mean the proceeds from the offering of any debt securities or other Indebtedness paid into an escrow account with an independent escrow agent on the date of the applicable offering or incurrence pursuant to escrow arrangements that permit the release of amounts on deposit in such escrow account upon satisfaction of certain conditions or the occurrence of certain events. The term “Escrowed Proceeds” shall include any interest earned on the amounts held in escrow.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Borrowing” shall mean each Borrowing of a Eurodollar Loan.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.

“Eurodollar Rate” shall mean, (a) with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to greater of (i) (A) with regard to Initial Term Loans only, 0.00% ~~and~~, (B) with regard to 2019 Incremental Term Loans only,0.00% and (C) with regard to Revolving Credit Loans, 0.00% and (ii) the product of (A) the LIBOR in effect for such Interest Period and (B) Statutory Reserves

Where,

“LIBOR” shall mean, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays LIBOR for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBOR is quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, LIBOR shall be equal to the Interpolated Rate; and

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate, or other fronting office making or holding a Loan) is subject for Eurocurrency Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurocurrency Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

and (b) with respect to any ABR Loan, an interest rate per annum equal to the LIBOR in effect for an Interest Period of one month

Where,

“LIBOR” shall mean (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) for deposits in Dollars with a one-month term, determined as of approximately 11:00 a.m. (London, England time), on the day of determination of such rate, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays LIBOR for deposits in Dollars with a one-month term, determined as of approximately 11:00 a.m. (London, England time) on the date of determination of such rate; provided that if LIBOR is quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for a one- month Interest Period, LIBOR shall be equal to the Interpolated Rate.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of

(a)	the sum, without duplication, of:

(i)	Consolidated Net Income for such period;

(ii)          an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income (provided that, in each case, if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period);

(iii)            decreases in Consolidated Working Capital and decreases in long-term accounts receivable, in each case as of the end of such period from the Consolidated Working Capital and long-term accounts receivable as of the beginning of such period (except, in the case of each of the foregoing, any such increases or decreases that are as a result of the reclassification of items from short-term to long-term or vice versa) (other than any such decreases or increases, as applicable, arising from Acquisitions or Dispositions outside the ordinary course of assets, business units or property by the Borrower or any of the Restricted Subsidiaries completed during such period or the application of recapitalization or purchase accounting);

(iv)            an amount equal to the aggregate net non-cash loss on the Disposition of assets, business units or property by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income;

(v)            cash payments received in respect of Hedging Agreements during such period to the extent not included in arriving at such Consolidated Net Income; and

(vi)            income tax expense to the extent deducted in arriving at such Consolidated Net Income (net of any adjustments pursuant to clause (o) of Consolidated Net Income for cash tax benefits related to the tax amortization of intangible assets in such period);

minus

(b)	the sum, without duplication, of:

(i)            an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and cash charges included in clauses (a) through (w) of the definition of the term “Consolidated Net Income”;

(ii)            without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Capital Expenditures or acquisitions of Intellectual Property made in cash or accrued during such period, except to the extent that such Capital Expenditures or acquisitions of Intellectual Property were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(iii)            the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Financing Lease Obligations, (B) all scheduled principal repayments of the Term Loans, Permitted Additional Debt and Credit Agreement Refinancing Indebtedness, in each case to the extent such payments are permitted hereunder and actually made and (C) the amount of any mandatory prepayment of Term Loans actually made pursuant to Section 5.2(a)(i) and any mandatory redemption, repurchase, prepayment, defeasance, acquisition or similar payment of Permitted Additional Debt or Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in each such case from the proceeds of any Disposition and that resulted in an increase to Consolidated Net Income (and have not otherwise been excluded under clause (c) of the definition thereof) and not in excess of the amount of such increase but excluding (1) all other prepayments, repurchases, defeasances, acquisitions, redemptions and/or similar payments of Term Loans and (2) all prepayments of revolving credit loans and swingline loans permitted hereunder made during such period (other than in respect of any revolving credit facility (other than in respect of (x) the Revolving Credit Facility, any Extended Revolving Credit Facility or Additional/Replacement Revolving Credit Facility and (y) other revolving loans that are effective in reliance on Section 10.1(a)  or Section 10.1(u)) to the extent there is an equivalent permanent reduction in commitments thereunder)), except to the extent financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(iv)            an amount equal to the aggregate net non-cash gain on the Disposition of property by the Borrower and the Restricted Subsidiaries during such period (other than the Disposition of property in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income;

(v)            increases in Consolidated Working Capital and increases in long-term accounts receivable in each case as of the end of such period from the Consolidated Working Capital and long-term accounts receivable as of the beginning of such period (except, in the case of each of the foregoing, any such increases or decreases that are as a result of the reclassification of items from short-term to long-term or vice versa) (other than any such increases or decreases, as applicable, arising from Acquisitions or Dispositions outside the ordinary course by the Borrower and the Restricted Subsidiaries during such period or the application of recapitalization or purchase accounting);

(vi)            cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, except to the extent that such payments were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(vii)            without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the amount of Investments made in cash (other than Investments made pursuant to Sections 10.5(b), (f), (g), (h), (i), (n) and (s)) during such period, except to the extent that such Investments were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(viii)            without duplication of amounts deducted pursuant to clause (xii) below, the amount of Restricted Payments (other than Restricted Investments) paid in cash during such period, except to the extent that such Restricted Payments were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(ix)            the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, except to the extent that such expenditures were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(x)            the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment, redemption, defeasance, acquisition, repurchase and/or similar payment of Indebtedness, except to the extent that such payments were financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business;

(xi)            without duplication of amounts deducted from Excess Cash Flow in other periods, (A) the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period and (B) any planned cash expenditures by the Borrower or any of the Restricted Subsidiaries (the “Planned Expenditures”) in the case of each of clauses (A) and (B), relating to Acquisitions (or other similar Investments), Capital Expenditures (including Capitalized Software Expenditures) or acquisitions of Intellectual Property to be consummated or made during the period of four consecutive fiscal quarters of the Borrower following the end of such period (except to the extent financed by the Incurrence of long-term Indebtedness by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business); provided that, to the extent that the aggregate amount of cash actually utilized to finance such Acquisitions (or other similar Investments), Capital Expenditures (including Capitalized Software Expenditures) or acquisitions of Intellectual Property during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive fiscal quarters;

(xii)            without duplication of any amounts deducted pursuant to clause (viii) above, the aggregate amount of all payments paid in cash by the Borrower and the Restricted Subsidiaries during such period in connection with, or necessary to consummate, the Transactions;

(xiii)            income taxes, including penalties and interest, paid in cash in such period; and

(xiv)            cash expenditures made in respect of Hedging Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” shall mean on any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into any other currency (including Dollars), as set forth at approximately 11:00 a.m. (London time) on such day on the Bloomberg page or screen for such currency. In the event that such rate does not appear on any Bloomberg page or screen, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Business Days later.

“Excluded Capital Stock” shall mean:

(a)            any Capital Stock with respect to which, in the reasonable judgment of the Borrower and the Collateral Agent as agreed in writing, the cost or other consequences (including any material adverse tax consequences) of pledging such Capital Stock shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom,

(b)            solely in the case of any pledge of Capital Stock of any Foreign Subsidiary or FSHCO to secure the Obligations, any Capital Stock that is Voting Stock of such Foreign Subsidiary or FSHCO in excess of 65% of the outstanding Capital Stock that is Voting Stock of such Foreign Subsidiary or FSHCO,

(c)            any Capital Stock to the extent, and for so long as, the pledge thereof would be prohibited by any Applicable Law (including financial assistance, fraudulent conveyance, preference, thin capitalization, capital preservation or similar laws or regulations and any legally effective requirement to obtain the consent of any Governmental Authority to such pledge unless such consent has been obtained),

(d)	any “margin stock” (as defined in Regulation U),

(e)            the Capital Stock of any Person, other than any Wholly-Owned Restricted Subsidiary to the extent, and for so long as, the pledge of such Capital Stock would be prohibited by the terms of any Contractual Obligation, Organizational Document, joint venture agreement or shareholders’ agreement applicable to such Person or legally effective Contractual Obligations or create an enforceable right of termination in favor of any other party thereto (other than Holdings, the Borrower or any wholly owned Restricted Subsidiary of the Borrower),

(f)	the Capital Stock of any Subsidiary of a Foreign Subsidiary or any Subsidiary of a FSHCO,

(g)	the Capital Stock of any Unrestricted Subsidiary or of any Receivables Subsidiary, and

(h)            any Capital Stock of any Subsidiary to the extent that the pledge of such Capital Stock would result in material adverse Tax consequences to Holdings, the Borrower or any Subsidiary as reasonably determined by the Borrower in consultation with (but without the consent of) the Collateral Agent.

“Excluded Contribution” shall mean the Net Cash Proceeds, the Fair Market Value of marketable securities or the Qualified Proceeds, in each case received by the Borrower from capital contributions to the common Capital Stock of the Borrower or sales or issuances of common Capital Stock of the Borrower permitted hereunder, in each case, after the Closing Date (other than any amount to the extent used in the Cure Amount) and designated by the Borrower to the Administrative Agent as an Excluded Contribution within 5 Business Days of the date such capital contributions are made or the date the applicable Capital Stock is issued or sold; provided that, any proceeds from the Equity Contribution (as defined in the 2019 Incremental Commitment Letter) on the Third Amendment Effective Date shall be excluded from the calculation of Excluded Contribution.

“Excluded Property” shall have the meaning provided in the Security Agreement.

“Excluded Subsidiary” shall mean:

(a)            any Subsidiary that is not a wholly owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 9.10 (for so long as such Subsidiary remains a non-wholly owned Subsidiary),

(b)            any Subsidiary that is prohibited by (x) Applicable Law (including financial assistance, fraudulent conveyance, preference, thin capitalization, capital preservation or similar laws or regulations) or (y) Contractual Obligation from guaranteeing the Obligations (and for so long as such restrictions or any replacement or renewal thereof is in effect); provided that in the case of clause (y), such Contractual Obligation existed on the Closing Date or, with respect to any Subsidiary acquired by the Borrower or a Restricted Subsidiary after the Closing Date (and so long as such Contractual Obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired,

(c)	any Domestic Subsidiary that is (i) a FSHCO or (ii) a direct or indirect Subsidiary of a CFC,

(d)            any Immaterial Subsidiary (provided that the Borrower shall not be permitted to exclude Immaterial Subsidiaries from guaranteeing the Obligations to the extent that (i) the aggregate amount of gross revenue for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (d) exceeds 10% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any of the other clauses of this definition, except for this clause (d), for the Test Period most recently ended on or prior to the date of determination or (ii) the aggregate amount of total assets for all Immaterial Subsidiaries (other than Unrestricted Subsidiaries) excluded by this clause (d) exceeds 10% of the aggregate amount of Consolidated Total Assets of the Borrower and its Restricted Subsidiaries that are not otherwise Excluded Subsidiaries by virtue of any other clauses of this definition, except for this clause (d), as at the end of the Test Period most recently ended on or prior to the date of determination),

(e)            any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower (confirmed in writing by notice to the Borrower and the Collateral Agent), the cost or other consequences (including any material adverse Tax consequences) of providing a guarantee shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom,

(f)	each Foreign Subsidiary and each Unrestricted Subsidiary,

(g)            each other Restricted Subsidiary acquired pursuant to an Acquisition or other similar Investment and financed with secured Indebtedness Incurred pursuant to Section 10.1(j) and the Liens securing which are permitted by Section 10.2(f) (and, for the avoidance of doubt, not Incurred in contemplation of such Acquisition or other similar Investment), and each Restricted Subsidiary acquired in such Acquisition or other similar Investment that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Restricted Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations,

(h)            any Subsidiary to the extent that the guarantee of the Obligations would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower in consultation with (but without the consent of) the Administrative Agent, and confirmed in writing by notice to the Borrower and the Collateral Agent,

(i)            any Subsidiary that would require any consent, approval, license or authorization from any Governmental Authority to provide a guarantee unless such consent, approval, license or authorization has been received, or is received after commercially reasonable efforts by such Subsidiary to obtain the same, which efforts may be requested by the Administrative Agent,

(j)            any not-for-profit Subsidiaries, Captive Insurance Companies, Receivables Subsidiary or other Special Purpose Subsidiaries designated in writing by the Borrower from time to time to the Administrative Agent and the Collateral Agent, and

(k)            any Subsidiary that does not have the legal capacity to provide a guarantee of the Obligations (provided that the lack of such legal capacity does not arise from any action or omission of Holdings or any other Credit Party).

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor pursuant to the Guarantee of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee pursuant to the Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving pro forma effect to any applicable keep well, support, or other agreement for the benefit of such Guarantor and any and all applicable guarantees of such Guarantor’s Swap Obligations by other Credit Parties), at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Credit Parties and Hedge Bank applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to the Swap for which such guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” shall have the meaning provided in Section 5.4(a).

“Existing Class” shall mean Existing Term Loan Classes and each Class of Existing Revolving Credit Commitments.

“Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of December 21, 2016 (as amended, supplemented or otherwise modified from time to time prior to the Closing Date), by and among Wirepath Home Systems, LLC, Wirepath Home Systems Holdco LLC, the lenders from time to time party thereto referred to therein, Antares Capital LP, as the administrative agent and collateral agent, and the other parties thereto.

“Existing Debt Refinancing” shall mean the repayment in full of all principal, accrued and unpaid interest, fees, premium, if any, and other amounts outstanding under the Existing Credit Agreement, other than (i) contingent obligations not then due and payable and that by their terms survive the termination of the Existing Credit Agreement and (ii) the Existing Letters of Credit, the termination of all commitments to extend credit thereunder and the termination and/or release of any security interests and guarantees in connection therewith.

“Existing Letters of Credit” shall mean all the letters of credit listed on Schedule 1.1(b).

“Existing Revolving Credit Class” shall have the meaning provided in Section 2.15(b).

“Existing Revolving Credit Commitments” shall have the meaning provided in Section 2.15(b).

“Existing Revolving Credit Loans” shall have the meaning provided in Section 2.15(b).

“Existing Term Loan Class” shall have the meaning provided in Section 2.15(a).

“Expected Cure Amount” shall have the meaning provided in Section 11.11(b).

“Extended Loans/Commitments” shall mean Extended Term Loans, Extended Revolving Credit Loans and/or Extended Revolving Credit Commitments.

“Extended Repayment Date” shall have the meaning provided in Section 2.5(c).

“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.15(b).

“Extended Revolving Credit Facility” shall mean each Class of Extended Revolving Credit Commitments established pursuant to Section 2.15(b).

“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.15(b).

“Extended Term Loan Facility” shall mean each Class of Extended Term Loans made pursuant to Section 2.15.

“Extended Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Extended Term Loans” shall have the meaning provided in Section 2.15(a).

“Extending Lender” shall have the meaning provided in Section 2.15(c).

“Extension Agreement” shall have the meaning provided in Section 2.15(d).

“Extension Date” shall have the meaning provided in Section 2.15(e).

“Extension Election” shall have the meaning provided in Section 2.15(c).

“Extension Request” shall mean Term Loan Extension Requests and Revolving Credit Extension Requests.

“Extension Series” shall mean all Extended Term Loans or Extended Revolving Credit Commitments (as applicable) that are established pursuant to the same Extension Agreement (or any subsequent Extension Agreement to the extent such Extension Agreement expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Closing Date (and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (or any law implementing such an intergovernmental agreement).

“FCPA” shall have the meaning provided in Section 8.19.

“Federal Funds Effective Rate” shall mean, for any day, the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York sets forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate.

“Fee Letter” shall mean the Credit Facilities Fee Letter, dated as of June 19, 2017, among UBS AG, Stamford Branch, UBS Securities LLC, SunTrust Bank, SunTrust Robinson Humphrey, Inc. and Holdings.

“Fees” shall mean all amounts payable pursuant to or referred in Section 4.1.

“Financial Performance Covenant” shall mean the covenant of the Borrower set forth in Section 10.10.

“Financial Performance Covenant Event of Default” shall have the meaning provided in Section 11.3.

“Financing Lease Obligation” shall mean, as applied to any Person, an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“First Incremental Agreement” shall mean that certain Incremental Agreement No. 1, dated as of February 5, 2018 among the Borrower, Holdings, the other Guarantors, the Tranche B Term Lenders party thereto and the Administrative Agent.

“First Incremental Agreement Effective Date” shall have the meaning provided in the First Incremental Agreement.

“First Lien Obligations” shall mean the Obligations, any Permitted Additional Debt Obligations (other than any Permitted Additional Debt Obligations that are unsecured or are secured by a Lien ranking junior to the Liens securing the Obligations (but without regard to control of remedies)) and any Permitted Equal Priority Refinancing Debt and Indebtedness in respect of Term Loan Exchange Notes, collectively.

“Flood Documents” shall have the meaning provided in Section 9.14(c)(i).

“Flood Hazard Property” shall have the meaning provided in Section 9.14(c)(i).

“Flood Insurance Laws” shall mean, collectively, (a) National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (b) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (c) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Plan” shall mean any pension plan maintained or contributed to by Holdings, the Borrower or any Restricted Subsidiary with respect to its respective employees employed outside the United States.

“Foreign Restricted Subsidiary” shall mean any Restricted Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Fee” shall have the meaning provided in Section 4.1(b).

“FSHCO” shall mean any direct or indirect Domestic Subsidiary that has no material assets other than Capital Stock (including any debt instrument treated as equity for U.S. federal income tax purposes) or Indebtedness of one or more direct or indirect Foreign Subsidiaries that are CFCs.

“Funded Debt” shall mean all indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any such Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GA Equityholders” shall mean General Atlantic (Amplify) HoldCo LLC.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, subject to Section 1.3(a). Notwithstanding the foregoing, at any time after adoption of IFRS by the Borrower for its financial statements and reports for all financial reporting purposes, the Borrower may elect to apply IFRS for all purposes of this Agreement and the other Credit Documents, in lieu of United States GAAP, and, upon any such election, references herein or in any other Credit Document to GAAP shall be construed to mean IFRS as in effect from time to time; provided that (a) any such election once made shall be irrevocable (and shall only be made once), (b) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of IFRS and (c) from and after such election, all ratios, computations and other determinations (i) based on GAAP contained in this Agreement shall be computed in conformity with IFRS and (ii) in this Agreement that require the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided, further, that in the event of any such election by the Borrower, any financial ratio calculations or thresholds (including the Financial Maintenance Covenant) in this Agreement may be recalibrated to reflect the election to implement IFRS so long as (1) such recalibration is limited to changes in the calculation of such thresholds or covenant levels due to the effect of differences between GAAP and IFRS, (2) the recalibrated ratios and calculations shall be mutually agreed between the Administrative Agent and the Borrower, unless the Required Lenders have given notice of their objection to such recalibration within five Business Days of receiving notice thereof, and (3) any such recalibration shall be done in a manner such that after giving effect to such recalibration, the recalibrated thresholds and covenant levels shall be consistent with the intention of the respective thresholds and covenant levels calculated under GAAP prior to such election. The Borrower shall give notice of any election to the Administrative Agent with 10 Business Days of such election. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Governmental Authority” shall mean the government of the United States, any foreign country or any multinational authority, or any state, province, territory, municipality or other political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, including the PBGC and other quasi-governmental entities established to perform such functions.

“Guarantee” shall mean the Guarantee, dated as of the Closing Date, made by each Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit A.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (a) Holdings, (b) each wholly owned Domestic Subsidiary of the Borrower that is Restricted Subsidiary (other than an Excluded Subsidiary) on the Closing Date, (c) the Borrower (other than with respect to its own Obligations) and (d) each Subsidiary of the Borrower that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.10.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing regulated levels of polychlorinated biphenyls, asbestos, asbestos-containing materials, mold and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “subject waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Applicable Law pertaining to pollution or the protection of the Environment; and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any Applicable Law pertaining to pollution or the protection of the Environment.

“Hedge Bank” shall mean any Person that is a counterparty to a Hedging Agreement with a Credit Party or one of its Restricted Subsidiaries, in its capacity as such, and that either (i) is a Lender, an Agent, a Lead Arranger, a Joint Bookrunner or an Affiliate of a Lender, an Agent, a Lead Arranger or a Joint Bookrunner at the time it enters into such Hedging Agreement or (ii) becomes a Lender, an Agent or an Affiliate of a Lender or an Agent after it has entered into such Hedging Agreement; provided that no such Person (except an Agent) shall be considered a Hedge Bank until such time as it shall have delivered written notice to the Collateral Agent that such a transaction has been entered into and that such Person constitutes a Hedge Bank entitled to the benefits of the Security Documents. For purposes of the preceding sentence, a Person may deliver one notice confirming that it constitutes a “Hedge Bank” with respect to all Hedging Agreements entered into pursuant to a specified Master Agreement. For the avoidance of doubt, each Agent shall constitute a Hedge Bank to the extent it has entered into a Hedging Agreement.

“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedging Agreements.

“Historical Financial Statements” shall mean (a) audited consolidated balance sheets of the Wirepath Home Systems Holdco LLC (or the predecessor thereto) and its subsidiaries as at the end of, and related consolidated statements of operations, statement of members’ equity and statement of cash flows of Wirepath Home Systems Holdco LLC (or the predecessor thereto) and its subsidiaries for, the fiscal years ended December 31, 2015 and December 31, 2016 and (b) an unaudited consolidated balance sheet of Wirepath Home Systems Holdco LLC (or the predecessor thereto) and its subsidiaries as of March 31, 2017, and the related consolidated statement of operations, statement of members’ equity and statement of cash flows as of and for the three-month period ended March 31, 2017.

“Holdings” shall mean (i) Holdings (as defined in the preamble to this Agreement) or (ii) at the election of the Borrower, any other Person or Persons (the “New Holdings”) that is a Subsidiary of (or are Subsidiaries of) Holdings or of any Parent Entity of Holdings (or the previous New Holdings, as the case may be) (the “Previous Holdings”) but not the Borrower; provided that (a) such New Holdings directly or indirectly owns 100% of the Capital Stock of the Borrower, (b) the New Holdings shall expressly assume all the obligations of the Previous Holdings under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (c) the New Holdings shall have delivered to the Administrative Agent a certificate of an Authorized Officer stating that such substitution and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents, (d) if reasonably requested by the Administrative Agent, an opinion of counsel in form and substance reasonably satisfactory to the Administrative Agent shall be delivered by the Borrower to the Administrative Agent to the effect that, without limitation, such substitution does not breach or result in a default under this Agreement or any other Credit Document, (e) all Capital Stock of the Borrower and substantially all of the other assets of the Previous Holdings are contributed or otherwise transferred to such New Holdings and pledged to secure the Obligations and (f) no Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Event of Default or material Tax liability; provided, further, that if each of the foregoing is satisfied, the Previous Holdings shall be automatically released from all its obligations under the Credit Documents and any reference to “Holdings” in the Credit Documents shall be meant to refer to the “New Holdings.”

“Immaterial Subsidiary” shall mean, at any date of determination, any Restricted Subsidiary of the Borrower (a) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Test Period most recently ended on or prior to such determination date were an amount equal to or less than 5% of the Consolidated Total Assets of the Borrower and its Restricted Subsidiaries at such date and (b) whose gross revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) for such Test Period were an amount equal to or less than 5% of the consolidated gross revenues of the Borrower and its Restricted Subsidiaries for such Test Period, in each case determined in accordance with GAAP.

“Immediate Family Members” shall mean with respect to any individual, such individual’s estate, heirs, legatees, distributees, child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law (including adoptive relationships), any person sharing an individual’s household (other than an unrelated tenant or employee) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Incremental Agreement” shall have the meaning provided in Section 2.14(e).

“Incremental Base Amount” shall mean, as of any date of determination, (a) (x) the greater of $50,000,000 and (y) ~~100.0~~75.0% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of determination (measured as of such date) based upon the Section 9.1 Financials most recently delivered on or prior to such date plus (b) the aggregate principal amount of (i) Term Loans voluntarily prepaid prior to such date pursuant to Section 5.1, (ii) the aggregate amount of cash consideration paid by any Purchasing Borrower Party to effect any assignment to it of Term Loans pursuant to Section 13.6(g), but only to the extent that such Term Loans have been cancelled and (iii) all permanent reductions of Revolving Credit Commitments, Extended Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments pursuant to Section 4.2 effected prior to such date (for the avoidance of doubt, excluding any such commitment reductions required by the proviso to Section 2.14(b) or in connection with the Incurrence of any Credit Agreement Refinancing Indebtedness Incurred to Refinance any Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments and/or Extended Revolving Credit Commitments), in each case of this clause (b) except to the extent financed by the Incurrence of long-term Indebtedness (including, for the avoidance of doubt, any such Indebtedness Incurred under a revolving credit facility, Incurred as Permitted Additional Debt or otherwise Incurred under Section 2.14) by, or the issuance of Capital Stock by, or the making of capital contributions to, the Borrower or any of the Restricted Subsidiaries or using the proceeds of any Disposition outside the ordinary course of business.

“Incremental Commitments” shall have the meaning provided in Section 2.14(a).

“Incremental Facilities” shall have the meaning provided in Section 2.14(a).

“Incremental Facility Closing Date” shall have the meaning provided in Section 2.14(e). The Incremental Facility Closing Date for the 2019 Incremental Term Loans shall be the Third Incremental Agreement Effective Date.

“Incremental Limit” shall have the meaning provided in Section 2.14(b).

“Incremental Ratio Debt Amount” shall have the meaning provided in Section 2.14(b) and Section 10.1(u).

“Incremental Revolving Credit Commitment Increase” shall have the meaning provided in Section 2.14(a).

“Incremental Revolving Credit Commitment Increase Lender” shall have the meaning provided in Section 2.14(f)(ii).

“Incremental Term Loan Commitment” shall mean the Commitment of any Lender to make Incremental Term Loans of a particular Class pursuant to Section 2.14(a), which shall include the 2019 Incremental Term Loan Commitments.

“Incremental Term Loan Facility” shall mean each Class of Incremental Term Loans made pursuant to Section 2.14,which shall include the 2019 Incremental Term Loan Facility.

“Incremental Term Loan Maturity Date” shall mean, with respect to any Class of Incremental Term Loans made pursuant to Section 2.14, the final maturity date thereof. The Incremental Term Loan Maturity Date for the 2019 Incremental Term Loans shall be the 2019 Incremental Term Loan Maturity Date.

“Incremental Term Loans” shall have the meaning provided in Section 2.14(a), which shall include the 2019 Incremental Term Loans.

“Incur” shall mean create, issue, assume, guarantee, incur or otherwise become directly or indirectly liable for any Indebtedness; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 10.1:

(a)            amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(b)            the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms; and

(c)            the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of prepayment, redemption, repurchase, defeasance, acquisition or similar payment or making of a mandatory offer to prepay, redeem, repurchase, defease, acquire or similarly pay such Indebtedness;

will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” shall mean, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)            all indebtedness of such Person for borrowed money and all indebtedness of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            the maximum amount (after giving pro forma effect to any prior drawings or reductions which have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)	net Hedging Obligations of such Person;

(d)            all obligations of such Person to pay the deferred purchase price of property or services (other than (i) current trade or other ordinary course payables or liabilities or accrued expenses (but not any refinancings, extensions, renewals, or replacements thereof) Incurred in the ordinary course of business and maturing within 365 days after the Incurrence thereof except if such trade or other ordinary course payables or liabilities or accrued expenses bear interest, (ii) any earn-out or similar obligation, unless such obligation has not been paid within 30 days after becoming due and payable and becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) obligations resulting from take-or-pay contracts entered into in the ordinary course of business);

(e)            indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)	all Financing Lease Obligations;

(g)	all obligations of such Person in respect of Disqualified Capital Stock; and

(h)	all Guarantee Obligations of such Person in respect of any of the foregoing;

provided that Indebtedness shall not include (i) prepaid or Deferred Revenue arising in the ordinary course of business, (ii) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (iii) amounts owed to dissenting equityholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), with respect to the Transactions or any other Acquisition permitted under the Credit Documents, (iv) liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, (v) Non-Financing Lease Obligations or other obligations under or in respect of straight-line leases, operating leases or Sale Leasebacks (except resulting in Financing Lease Obligations), (vi) customary obligations under employment agreements and deferred compensation arrangements, (vii) contingent post-closing purchase price adjustments, non-compete or consulting obligations or earn-outs to which the seller in an Acquisition or Investment may become entitled and (viii) Indebtedness of any Parent Entity appearing on the balance sheet of the Borrower or any Restricted Subsidiary solely by reason of “pushdown” accounting under GAAP.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt of such Person and (B) in the case of Holdings, the Borrower and their Subsidiaries, exclude all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or consistent with past practice. The amount of any net Hedging Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) above shall, unless such Indebtedness has been assumed by such Person, be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Parties” shall have the meaning provided in Section 13.5(a)(iii).

“Independent Financial Advisor” shall mean an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Borrower, qualified to perform the task for which it has been engaged.

“Initial Financial Statement Delivery Date” shall mean the date on which Section 9.1 Financials are delivered to the Administrative Agent under Section 9.1 for the first full fiscal quarterly or annual period of the Borrower completed after the Closing Date.

“Initial Revolving Borrowing Amount” shall mean one or more Borrowings of Revolving Credit Loans on the Closing Date in an amount not to exceed the aggregate amounts specified or referred to in the definition of the term “Permitted Initial Revolving Credit Borrowing Purposes”; provided that, without limitation, Letters of Credit may be issued on the Closing Date to, among other things, backstop or replace letters of credit outstanding immediately prior to the Closing Date under the Existing Credit Facility.

“Initial Term Loan” shall mean (a) prior to the First Incremental Agreement Effective Date, the loans made on the Closing Date pursuant to Section 2.1(a), (b) from and after the First Incremental Agreement Effective Date but prior to the Second Incremental Agreement Effective Date, the Incremental Term Loans made on the First Incremental Agreement Effective Date pursuant to the First Incremental Agreement and (c) from and after the Second Incremental Agreement Effective Date, the Incremental Term Loans made on the Second Incremental Agreement Effective Date pursuant to the Second Incremental Agreement.

“Initial Term Loan Commitment” shall mean (a) in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Initial Term Loan Commitment”, (b) in the case of each Tranche B Term Lender, the amount of such Lender’s Incremental Term Loan Commitment under the First Incremental Agreement (including, for the avoidance of doubt, the amount allocated to each Rollover Lender (as defined in the First Incremental Agreement)), (c) in the case of each Tranche C Term Lender, the amount of such Lender’s Incremental Term Loan Commitment under the Second Incremental Agreement (including, for the avoidance of doubt, the amount allocated to each Rollover Lender (as defined in the Second Incremental Agreement)) and (d) in the case of any Lender that becomes a Lender after the Closing Date, the First Incremental Agreement Effective Date or the Second Incremental Agreement Effective Date, as applicable, the amount specified as such Lender’s “Initial Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Initial Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date was $265,000,000, the aggregate amount of the Initial Term Loan Commitments as of the First Incremental Agreement Effective Date was $264,337,650 and the aggregate amount of the Initial Term Loan Commitments as of the Second Incremental Agreement Effective Date ~~is~~was $292,354,969.

“Initial Term Loan Facility” shall mean (a) prior to the First Incremental Agreement Effective Date, the Closing Date Term Loan Facility, (b) from and after the First Incremental Agreement Effective Date but prior to the Second Incremental Agreement Effective Date, the facility under which the Tranche B Term Loans are made available on the First Incremental Agreement Effective Date pursuant to the First Incremental Agreement and (c) from and after the Second Incremental Agreement Effective Date, the facility under which the Tranche C Term Loans are made available on the Second Incremental Agreement Effective Date pursuant to the Second Incremental Agreement.

“Initial Term Loan Lender” shall mean a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Maturity Date” shall mean the seventh anniversary of the Closing Date, or if such anniversary of the Closing Date is not a Business Day, the Business Day immediately following such anniversary.

“Initial Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b).

“Initial Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b).

“Intellectual Property” shall have the meaning provided for such term in the Security Agreement.

“Intercompany Note” shall mean the Intercompany Subordinated Note, dated as of the Closing Date, substantially in the form of Exhibit L hereto, executed by Holdings, the Borrower and each other Restricted Subsidiary of the Borrower party thereto.

“Interest Period” shall mean, with respect to any Eurodollar Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interpolated Rate” shall mean, in relation to LIBOR, the rate which results from interpolating on a linear basis between:

(a)            the applicable LIBOR (as used in the definition of the term “Eurodollar Rate”) for the longest period (for which LIBOR is available) which is less than the Interest Period of that Loan; and

(b)            the applicable LIBOR (as used in the definition of the term “Eurodollar Rate”) for the shortest period (for which LIBOR is available) which exceeds the Interest Period of that Loan,

each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee Obligation with respect to any obligation of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or Joint Venture interest in such other Person, excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or (c) the purchase or other acquisition (in one transaction or a series of transactions) of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any payments in cash or Cash Equivalents actually received by such investor representing interest in respect of such Investment, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by an Authorized Officer of the Borrower, (iii) any Investment in the form of a transfer of Capital Stock or other non-cash property or services by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Capital Stock or other property or services as of the time of the transfer, minus any payments actually received by such investor representing a Return in respect of such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Capital Stock, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment, except that the amount of any Investment in the form of an Acquisition shall be the Acquisition Consideration, minus (i) the amount of any portion of such Investment that has been repaid to the investor as a Return in respect of such Investment (without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write- ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 10.5, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by an Authorized Officer of the Borrower. For the avoidance of doubt, if the Borrower or any Restricted Subsidiary issues, sells or otherwise Disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Borrower or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be a new Investment at such time.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” shall mean, (a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents), (b) securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries, (c) investments in any fund that invests at least a 95% of its assets in investments of the type described in clauses (a) and (b) above, which fund may also hold immaterial amounts of cash pending investment or distribution and (d) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investors” shall mean, collectively, the Sponsor, the Rollover Investors and the other Employee Investors.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by a Letter of Credit Issuer and the Borrower (or any Restricted Subsidiary) or in favor of the Letter of Credit Issuer and relating to such Letter of Credit.

“Joint Bookrunners” shall mean UBS Securities LLC and SunTrust Robinson Humphrey, Inc., each in its capacity as joint bookrunner.

“Joint Venture” shall mean a joint venture, partnership or similar arrangement, whether in corporate, partnership or other legal form.

“Junior Debt” shall mean any Subordinated Indebtedness of any Credit Party.

“Junior Priority Intercreditor Agreement” shall mean the Junior Priority Intercreditor Agreement substantially in the form of Exhibit G-2, among (x) the Collateral Agent and (y) one or more representatives of the holders of Permitted Additional Debt and/or Permitted Junior Priority Refinancing Debt, with any immaterial changes and material changes thereto in light of the prevailing market conditions, which material changes shall be posted to the Lenders not less than five Business Days before execution thereof and, if the Required Lenders shall not have objected to such changes within five Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s and/or Collateral Agent’s entry into such intercreditor agreement (with such changes) is reasonable and to have consented to such intercreditor agreement (with such changes) and to the Administrative Agent’s and/or Collateral Agent’s execution thereof.

“Latest Maturity Date” shall mean, with respect to the Incurrence of any Indebtedness or the issuance of any Capital Stock, the latest Maturity Date applicable to any Credit Facility that is outstanding hereunder as determined on the date such Indebtedness is Incurred or such Capital Stock is issued.

“LCA Election” shall have the meaning provided in Section 1.11.

“LCA Test Date” shall have the meaning provided in Section 1.11.

“Lead Arrangers” shall mean UBS Securities LLC and SunTrust Robinson Humphrey, Inc., each in its capacity as lead arranger.

“Lender” shall mean (a) the Persons listed on Schedule 1.1(a), (b) the Persons listed on Schedule 1 and Schedule 2 to the Third Incremental Agreement, (c) any other Person that shall become a party hereto as a “lender” pursuant to Section 13.6 and (~~c~~d) each other Person that becomes a party hereto as a “lender” pursuant to the terms of Section 2.14 (including, for the avoidance of doubt, the Tranche B Term Lenders under the First Incremental Agreement ~~and including , for the avoidance of doubt,~~ the Tranche C Term Lenders under the Second Incremental Agreement and the 2019 Incremental Term Loan Lenders under the Third Incremental Agreement), in each case other than a Person who ceases to hold any outstanding Loans, Letter of Credit Exposure, Swingline Exposure or any Commitment.

“Lender Default” shall mean (a) the refusal (in writing) or failure of any Revolving Credit Lender (which term, for purposes of this definition, shall also include any Lender under an Additional/Replacement Revolving Credit Facility) to make available its portion of any Incurrence of Revolving Credit Loans or participations in Letters of Credit or Swingline Loans, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, (b) the failure of any Revolving Credit Lender to pay over to the Administrative Agent, any Letter of Credit Issuer, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, (c) the notification by a Revolving Credit Lender to the Borrower, the Collateral Agent or the Administrative Agent that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under this Agreement, (d) the failure by a Revolving Credit Lender to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its obligations under this Agreement, (e) the admission of a Distressed Person in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event or (f) any Lender has become the subject of a Bail-In Action.

“Lender-Related Distress Event” shall mean, with respect to any Revolving Credit Lender (which term, for purposes of this definition, shall also include any Lender under an Additional/Replacement Revolving Credit Facility), that such Revolving Credit Lender or any person that directly or indirectly controls such Revolving Credit Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any person that directly or indirectly controls such Distressed Person is subject to a forced liquidation or winding up, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt or no longer viable, or if any governmental authority having regulatory authority over such Distressed Person has taken control of such Distressed Person or has taken steps to do so; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Revolving Credit Lender or any person that directly or indirectly controls such Revolving Credit Lender by a governmental authority or an instrumentality thereof; provided, further, that such ownership interest does not result in or provide such person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contract or agreements made by such person or its parent entity.

“Letter of Credit” shall have the meaning provided in Section 3.1(a).

“Letter of Credit Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed on the date when made or refinanced as a Borrowing.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) Revolving Credit Loans pursuant to Section 3.4 at such time and (b) such Lender’s Revolving Credit Commitment Percentage of the Letter of Credit Obligations at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) Revolving Credit Loans pursuant to Section 3.4).

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(c).

“Letter of Credit Issuer” shall mean (a) UBS AG, Stamford Branch, (b) SunTrust Bank and (c) any one or more Persons who shall become a Letter of Credit Issuer pursuant to Section 3.6. Any Letter of Credit Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Letter of Credit Issuer, and in each such case the term “Letter of Credit Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Maturity Date” shall mean the date that is three Business Days prior to the Revolving Credit Maturity Date.

“Letter of Credit Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all Letter of Credit Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms, but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Participant” shall have the meaning provided in Section 3.3(a).

“Letter of Credit Participation” shall have the meaning provided in Section 3.3(a).

“Letter of Credit Request” shall mean an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by a Letter of Credit Issuer.

“Letter of Credit Sub-Commitment” shall mean $15,000,000, as the same may be reduced from time to time pursuant to Section 4.2(b).

“Letter of Credit Sub-Commitment Obligation” shall mean, in the case of each Letter of Credit Issuer that is a Letter of Credit Issuer on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Letter of Credit Issuer’s “Letter of Credit Sub-Commitment Obligation”.

“Lien” shall mean any mortgage, pledge, deed of trust, security interest, hypothecation, lien (statutory or other) or similar encumbrance and any easement, right-of-way, restriction (including zoning restrictions), defect, exception or irregularity in title or similar charge or encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof); provided that in no event shall a Non-Financing Lease Obligation be deemed to be a Lien.

“Limited Condition Acquisition” shall mean any Acquisition by the Borrower and/or one or more of its Restricted Subsidiaries permitted by this Agreement whose consummation is not conditioned on the availability of, or on obtaining, third party financing.

“Loan” shall mean any Revolving Credit Loan, Additional/Replacement Revolving Credit Loan, Extended Revolving Credit Loan, Swingline Loan (including any swingline loan pursuant to any Extended Revolving Credit Commitments or any Additional/Replacement Revolving Credit Commitments) or Term Loan made by any Lender hereunder.

“Losses” shall have the meaning provided in Section 13.5(a)(iii).

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(d)(ii).

“Market Capitalization” shall mean an amount equal to (a) the total number of issued and outstanding shares of common Capital Stock of the Borrower, Holdings or any Parent Entity on the date of the declaration of a Restricted Payment permitted pursuant to Section 10.6(m) multiplied by (b) the arithmetic mean of the closing prices per share of such common Capital Stock on the principal securities exchange on which such common Capital Stock are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Market Convention Rate” shall have the meaning provided in Section 2.10(d).

“Master Agreement” shall have the meaning provided in the definition of the term “Hedging Agreement.”

“Material Adverse Effect” shall mean, except as provided in the proviso to Section 6.12, a circumstance or condition that would, individually or in the aggregate, materially and adversely affect (a) the business, financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Credit Parties (taken as a whole) to perform their payment obligations under the Credit Documents or (c) the rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders under the Credit Documents.

“Material Real Property” shall mean any parcel or parcels of Real Property owned in fee by any Credit Party, now or hereafter, having a Fair Market Value (on a per property basis) of at least $5,000,000. For the purpose of determining the relevant value under this Agreement with respect to the preceding clause, such value shall be determined as of (x) the Closing Date for Real Property now owned, (y) the date of acquisition for Real Property acquired after the Closing Date or (z) the date on which the entity owning such Real Property becomes a Credit Party after the Closing Date, in each case as determined in good faith by the Borrower.

“Maturity Date” shall mean, as to the applicable Loan or Commitment, the Initial Term Loan Maturity Date, ~~any~~2019 Incremental Term Loan Maturity Date, any Incremental Term Loan Maturity Date, the Revolving Credit Maturity Date, any maturity date related to any Class of Additional/Replacement Revolving Credit Commitments or any maturity date related to any Class of Extended Term Loans or any Class of Extended Revolving Credit Commitments, as applicable.

“Maximum Tender Condition” shall have the meaning provided in Section 2.17(d).

“Merger Consideration” shall have the meaning provided in the recitals to this Agreement.

“Merger Sub” shall have the meaning provided in the recitals to this Agreement.

“Merger Sub II” shall have the meaning provided in the recitals to this Agreement.

“Mergers” shall have the meaning provided in the recitals to this Agreement.

“MFN Exceptions” shall have the meaning provided in Section 2.14(c).

“MFN Protection” shall have the meaning provided in Section 2.14(c).

“Minimum Borrowing Amount” shall mean (a) with respect to a Borrowing of Term Loans, $5,000,000 (or such lesser amount as may be agreed by the Administrative Agent or as may be required in order to accommodate Borrowings described under Section 2.14(b)) and (b) with respect to a Borrowing of Revolving Credit Loans, $1,000,000 and (c) with respect to a Borrowing of Swingline Loans, $100,000.

“Minimum Tender Condition” shall have the meaning provided in Section 2.17(d).

“Minority Investment” shall mean any Person (other than a Subsidiary) in which the Borrower or any Restricted Subsidiary owns Capital Stock.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed or other security document entered into by the owner of a Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties creating a Lien on such Mortgaged Property, substantially in such form as may be reasonably agreed between the Borrower and the Collateral Agent.

“Mortgaged Property” shall mean (a) the Real Property identified on Schedule 1.1(c) and (b) all Real Property owned in fee with respect to which a Mortgage is required to be granted pursuant to Section 9.14(b).

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, the Borrower, a Restricted Subsidiary or an ERISA Affiliate contributes, has an obligation to contribute or had an obligation to contribute over the five preceding calendar years.

“Necessary Cure Amount” shall have the meaning provided in Section 11.11(b).

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, Incurrence of Indebtedness, any issuance of Capital Stock or any capital contribution or any Disposition of any Investment (including any Designated Non-Cash Consideration), (a) the gross cash proceeds (including payments from time to time in respect of installment or earn-out obligations, if applicable, but only as and when received and, with respect to any Recovery Event, any insurance proceeds, eminent domain awards or condemnation awards in respect of such Recovery Event) received by or on behalf of the Borrower or any of the Restricted Subsidiaries in respect of such Prepayment Event, Incurrence of Indebtedness, issuance of Capital Stock, receipt of a capital contribution or Disposition of any Investment, less (b) the sum of:

(i)            in the case of any Prepayment Event or such Disposition, the amount, if any, of all Taxes paid or estimated to be payable by any Parent Entity, the Borrower or any of the Restricted Subsidiaries in connection with such Prepayment Event or such Disposition (including withholding taxes imposed on the repatriation or expatriation of any such Net Cash Proceeds),

(ii)            in the case of any Prepayment Event or such Disposition, the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any amounts deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event or such Disposition and (y) retained by the Borrower or any of the Restricted Subsidiaries, including any pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such Prepayment Event or such Disposition occurring on the date of such reduction,

(iii)            in the case of any Prepayment Event or such Disposition, the amount of any principal amount, premium or penalty, if any, interest or other amounts on any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event or such Disposition to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event or such Disposition and such Indebtedness is actually so repaid (other than Indebtedness outstanding under the Credit Documents or otherwise subject to a Customary Intercreditor Agreement and any costs associated with the unwinding of any Hedging Obligations in connection with such transaction),

(iv)            in the case of any Asset Sale Prepayment Event, the amount of any proceeds of such Asset Sale Prepayment Event that the Borrower or the applicable Restricted Subsidiary has reinvested (or intends to reinvest), or has entered into an Acceptable Reinvestment Commitment to reinvest, within the Reinvestment Period, in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 9.13); provided that:

(A)            the Borrower or the applicable Restricted Subsidiary shall comply with Sections 9.10, 9.11 and 9.14(b) with respect to such reinvestment if applicable;

(B)            any portion of such proceeds that has not been so reinvested or made subject to an Acceptable Reinvestment Commitment within the Reinvestment Period shall (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event occurring on the later of (1) the last day of the Reinvestment Period and (2) 180 days after the date that the Borrower or such Restricted Subsidiary shall have entered into an Acceptable Reinvestment Commitment and (y) be applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i) or to the prepayment, repurchase, defeasance, acquisition, redemption or similar payment of any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 5.2(a)(i); and

(C)            any proceeds subject to an Acceptable Reinvestment Commitment that is (I) later canceled or terminated for any reason before such proceeds are applied in accordance therewith or (II) not consummated (i.e., the reinvestment contemplated by such Acceptable Reinvestment Commitment is not made) shall be applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i) or to the prepayment, repurchase, defeasance, acquisition, redemption or similar payment of any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 5.2(a)(i), unless the Borrower or the applicable Restricted Subsidiary enters into another Acceptable Reinvestment Commitment with respect to such proceeds prior to the end of the Reinvestment Period,

(v)            in the case of any Recovery Prepayment Event, the amount of any proceeds of such Recovery Prepayment Event (x) that the Borrower or the applicable Restricted Subsidiary has reinvested (or intends to reinvest), or has entered into an Acceptable Reinvestment Commitment to reinvest, within the Reinvestment Period, in the business of the Borrower or any of the Restricted Subsidiaries (subject to Section 9.13), including for the repair, restoration or replacement of the asset or assets subject to such Recovery Prepayment Event, or (y) for which the Borrower or the applicable Restricted Subsidiary has provided a Restoration Certification prior to the end of the Reinvestment Period; provided that:

(A)            the Borrower or the applicable Restricted Subsidiary shall comply with Sections 9.10, 9.11 and 9.14(b) with respect to such reinvestment if applicable;

(B)            any portion of such proceeds that has not been so reinvested or made subject to an Acceptable Reinvestment Commitment or Restoration Certification within the Reinvestment Period shall (x) be deemed to be Net Cash Proceeds of a Recovery Prepayment Event occurring on the later of (1) the last day of the Reinvestment Period and (2) 180 days after the date that the Borrower or such Restricted Subsidiary shall have entered into an Acceptable Reinvestment Commitment or shall have provided a Restoration Certification and (y) be applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i) or to the prepayment, repurchase, defeasance, acquisition, redemption or similar payment of any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in any such case to the extent permitted under Section 5.2(a)(i); and

(C)            any proceeds subject to an Acceptable Reinvestment Commitment or a Restoration Certification that is (I) later canceled or terminated for any reason before such proceeds are applied in accordance therewith or (II) not consummated (i.e., the reinvestment, repair, restoration or replacement contemplated by such Acceptable Reinvestment Commitment or Restoration Certification, as the case may be, is not made) shall be applied to the prepayment of Term Loans in accordance with Section 5.2(a)(i) or to the prepayment, repurchase, defeasance, acquisition, redemption or similar payment of any secured Permitted Additional Debt or secured Credit Agreement Refinancing Indebtedness pursuant to the corresponding provisions of the governing documentation thereof, in each case to the extent permitted under Section 5.2(a)(i), unless the Borrower or the applicable Restricted Subsidiary enters into another Acceptable Reinvestment Commitment or provides another Restoration Certification with respect to such proceeds prior to the end of the Reinvestment Period,

(vi)            in the case of any Asset Sale Prepayment Event or Recovery Prepayment Event by any non-wholly owned Restricted Subsidiary, the pro rata portion of the net cash proceeds thereof (calculated without regard to this clause (vi)) attributable to minority interests and not available for distribution to or for the account of the Borrower or a wholly owned Restricted Subsidiary as a result thereof,

(vii)            in the case of any Prepayment Event, Incurrence of Indebtedness, Disposition, issuance of Capital Stock or receipt of a capital contribution, the reasonable and customary fees, commissions, expenses (including attorney’s fees, investment banking fees, survey costs, title insurance premiums and search and recording charges, transfer taxes, deed or mortgage recording taxes and other customary expenses and brokerage, consultant and other customary fees or commissions), issuance costs, discounts and other costs and expenses (and, in the case of the Incurrence of any Indebtedness the proceeds of which are required to be used to prepay any Class of Loans and/or reduce any Class of Commitments under this Agreement, accrued interest and premium, if any, on such Loans and any other amounts (other than principal) required to be paid in respect of such Loans and/or Commitments in connection with any such prepayment and/or reduction), and payments made in order to obtain a necessary consent required by Applicable Law, in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above, and

(viii)            in the case of any Asset Sale Prepayment Event or Disposition, any amounts funded into escrow established pursuant to the documents evidencing any such Asset Sale Prepayment Event or Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such Asset Sale Prepayment Event or Disposition until such amounts are released to the Borrower or a Restricted Subsidiary.

“Net Income” shall mean, with respect to any Person, the net income (loss) attributable to such Person, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of dividends on preferred Capital Stock (other than dividends on Disqualified Capital Stock).

“New Holdings” shall have the meaning provided in the definition of the term “Holdings”.

“Non-Consenting Lender” shall have the meaning provided in Section 13.7(b).

“Non-Credit Party” shall mean any Person that is not a Credit Party.

“Non-Credit Party Asset Sale” shall have the meaning provided in Section 5.2(h).

“Non-Credit Party Recovery Event” shall have the meaning provided in Section 5.2(h).

“Non-Debt Fund Affiliate” shall mean any Affiliate of the Borrower (other than Holdings, the Borrower or any Restricted Subsidiary of the Borrower) that is not a Debt Fund Affiliate.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Excluded Taxes” shall have the meaning provided in Section 5.4(a).

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(e).

“Non-Financing Lease Obligations” shall mean a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For avoidance of doubt, a straight-line or operating lease shall be considered a Non- Financing Lease Obligation.

“Non-U.S. Lender” shall have the meaning provided in Section 5.4(d).

“Note” shall mean a Term Note or a Revolving Credit Note, in each case of the Borrower payable to any Lender or its registered assigns, evidencing the aggregate amount of Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.3 and substantially in the form of Exhibit D or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by an Authorized Officer of the Borrower.

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Notice Period” shall have the meaning provided in Section 2.10(d).

“Obligations” shall mean the collective reference to:

(a)            the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in this Agreement (including interest accruing during the pendency of any proceeding under any applicable Debtor Relief Laws (or that would accrue but for the operation of applicable Debtor Relief Laws), regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any proceeding under any applicable Debtor Relief Laws (or that would accrue but for the operation of applicable Debtor Relief Laws), regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any applicable proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Credit Party to any of the Secured Parties under this Agreement and the other Credit Documents,

(b)            the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower under or pursuant to this Agreement and the other Credit Documents,

(c)            the due and punctual payment and performance of all the covenants, agreements, obligations, and liabilities of each other Credit Party under or pursuant to this Agreement or the other Credit Documents,

(d)            the due and punctual payment and performance of all Cash Management Obligations under each Secured Cash Management Agreement of a Credit Party or any Restricted Subsidiary thereof, and

(e)            the due and punctual payment and performance of all Hedging Obligations under each Secured Hedging Agreement of a Credit Party or any Restricted Subsidiary thereof (other than with respect to any such Credit Party’s Hedging Obligations that constitute Excluded Swap Obligations with respect to such Credit Party).

Notwithstanding the foregoing, (i) unless otherwise agreed to by the Borrower, the obligations of a Credit Party or any Restricted Subsidiary thereof under any Secured Cash Management Agreement and Secured Hedging Agreement shall be secured and guaranteed pursuant to the Security Documents and only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (ii) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Credit Documents shall not require the consent of the holders of the Cash Management Obligations under Secured Cash Management Agreements or the consent of the holders of the Hedging Obligations under Secured Hedging Agreements and (iii) Obligations shall in no event include any Excluded Swap Obligations.

“OFAC” shall have the meaning provided in Section 8.20(a).

“OID” shall mean original issue discount.

“Organizational Documents” shall mean (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, Joint Venture, trust or other form of business entity, the partnership, Joint Venture or other applicable agreement of formation or organization and, if applicable, any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” shall have the meaning provided in Section 5.4(b).

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent, the applicable Letter of Credit Issuer or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of Holdings and/or the Borrower, as applicable. For the avoidance of doubt, any Person that is formed to effect a public offering of common Capital Stock that directly or indirectly owns a majority of the Voting Stock of Holdings will be deemed a Parent Entity of Holdings.

“Participant” shall have the meaning provided in Section 13.6(d)(i).

“Participant Register” shall have the meaning provided in Section 13.6(d)(ii).

“PATRIOT ACT” shall have the meaning provided in Section ~~8.21.~~8.20(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Pension Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA that is sponsored, maintained or contributed to by Holdings, the Borrower, a Restricted Subsidiary or an ERISA Affiliate or, solely with respect to representations and covenants that relate to liability under Section 4069 of ERISA, that was so maintained and in respect of which the Borrower, any Restricted Subsidiary or ERISA Affiliate would have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Perfection Certificate” shall mean a certificate in the form of Exhibit M or any other form approved by the Collateral Agent in its reasonable discretion.

“Permitted Acquisition” shall mean any Acquisition by the Borrower or any of the Restricted Subsidiaries, so long as (a) such Acquisition and all transactions related thereto shall be consummated in all material respects in accordance with all Applicable Laws, (b) if such Acquisition involves the acquisition of Capital Stock of a Person that upon such Acquisition would become a Subsidiary, such Acquisition shall result in the issuer of such Capital Stock becoming a Restricted Subsidiary and, to the extent required by Section 9.10, a Guarantor, (c) to the extent required by Sections 9.10, 9.11 and/or 9.14(b), such Acquisition shall result in the Collateral Agent, for the benefit of the Secured Parties, being granted a security interest in any Capital Stock or any assets so acquired, (d) subject to Section 1.11, both immediately prior to and after giving pro forma effect to such Acquisition, no Event of Default under either Section 11.1 or Section 11.5 shall have occurred and be continuing and (e) immediately after giving pro forma effect to such Acquisition, the Borrower and its Restricted Subsidiaries shall be in compliance with Section 9.13.

“Permitted Additional Debt” shall mean (a) secured or unsecured bonds, notes or debentures (which bonds, notes or debentures, if secured, may only be secured by Liens on the Collateral having a priority ranking equal to the priority of the Liens on the Collateral securing the Obligations (but without regard to control of remedies) or by Liens on the Collateral having a priority ranking junior to the Liens on the Collateral securing the Obligations) or (b) secured or unsecured loans (or commitments to provide loans or other extensions of credit) (which loans or commitments, if secured, may only be secured by Liens on the Collateral having a priority ranking equal to the priority of the Liens on the Collateral securing the Obligations (but without regard to control of remedies) or by Liens on the Collateral having a priority ranking junior to the Liens on the Collateral securing the Obligations), in each case Incurred by or provided to the Borrower or another Guarantor; provided that (a) the terms of such Indebtedness or commitments do not provide for a maturity date that is earlier than the Latest Maturity Date, a Weighted Average Life to Maturity that is shorter than the Weighted Average Life to Maturity of the Initial Term Loans or mandatory prepayments, mandatory redemptions, mandatory commitment reductions, mandatory offers to purchase or mandatory sinking fund obligations prior to the Latest Maturity Date, other than customary prepayments, commitment reductions, repurchases, redemptions, defeasances, acquisitions or satisfactions and discharges, or offers to prepay, reduce, redeem, repurchase, defease, acquire or satisfy and discharge, in each case upon, a change of control, asset sale event or casualty, eminent domain or condemnation event, or on account of the accumulation of excess cash flow (in the case of loans or commitments), AHYDO Catch-Up Payments and customary acceleration rights upon an event of default; provided that the foregoing requirements of this clause (a) shall not apply to the extent such Indebtedness or commitments constitute a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (a) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges, (b) except for any of the following that are applicable only to periods following the Latest Maturity Date, the covenants, events of default, Subsidiary guarantees and other terms for such Indebtedness or commitments (excluding, for the avoidance of doubt, interest rates (including through fixed interest rates), interest rate margins, rate floors, fees, maturity, funding discounts, original issue discounts, currency denomination and redemption or prepayment terms and premiums), when taken as a whole, are determined by the Borrower to either (A) be consistent with market terms and conditions and conditions at the time of Incurrence or effectiveness or (B) not be materially more restrictive on the Borrower and its Restricted Subsidiaries than the terms of this Agreement, when taken as a whole (provided that, if the documentation governing such Indebtedness or commitments contains any Previously Absent Financial Maintenance Covenant, the Administrative Agent shall have been given prompt written notice thereof and this Agreement shall have been amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Credit Facility (provided, however, that, if (x) the documentation governing the Permitted Additional Debt that includes a Previously Absent Financial Maintenance Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) such Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or a covenant only applicable to, or for the benefit of, a revolving credit facility, then this Agreement shall be amended to include such Previously Absent Financial Maintenance Covenant only for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and such Indebtedness or commitments shall not be deemed “more restrictive” solely as a result of such Previously Absent Financial Maintenance Covenant benefiting only such revolving credit facilities); provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness or the providing of such commitments, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or commitments or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), (c) if such Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Indebtedness provide for customary “high yield” subordination of such Indebtedness to the Obligations, (d) any Permitted Additional Debt may not be guaranteed by any subsidiaries of the Borrower that do not guarantee the Obligations, (e) any secured Permitted Additional Debt Incurred may not be secured by any assets that do not secure the Obligations and shall be subject to an applicable Customary Intercreditor Agreement and (f) any Permitted Additional Debt in the form of loans secured by Liens on the Collateral having a priority ranking equal to the priority of the Liens on the Collateral securing the Obligations (but without regard to control of remedies) shall be subject to the MFN Protection set forth in Section 2.14(c) (but subject to the MFN Exceptions to such MFN Protection) as if such Permitted Additional Debt were an Incremental Term Loan.

“Permitted Additional Debt Documents” shall mean any document or instrument (including any guarantee, security or collateral agreement or mortgage and which may include any or all of the Credit Documents) issued or executed and delivered with respect to any Permitted Additional Debt by any Credit Party.

“Permitted Additional Debt Obligations” shall mean, if any secured Permitted Additional Debt has been Incurred by or provided to a Credit Party and is outstanding, the collective reference to (a) the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in the applicable Permitted Additional Debt Documents (including interest accruing during the pendency of any proceeding under any applicable Debtor Relief Laws (or would accrue but for the operation of applicable Debtor Relief Laws), regardless of whether allowed or allowable in such proceeding) on any such Permitted Additional Debt, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment, repurchase, redemption, defeasance, acquisition or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any proceeding under any applicable Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding), of the Borrower or any other Credit Party to any of the Permitted Additional Debt Secured Parties under the applicable Permitted Additional Debt Documents and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrower or any Credit Party under or pursuant to applicable Permitted Additional Debt Documents.

“Permitted Additional Debt Secured Parties” shall mean the holders from time to time of the secured Permitted Additional Debt Obligations (and any representative on their behalf).

“Permitted Debt Exchange” shall have the meaning provided in Section 2.17(a).

“Permitted Debt Exchange Offer” shall have the meaning provided in Section 2.17(a).

“Permitted Encumbrances” shall mean:

(a)            Liens for Taxes, assessments or other governmental charges or claims that are not yet overdue by more than sixty days or more, or if more than sixty days overdue either (i) that are being diligently contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction or (ii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(b)            Liens in respect of property or assets of the Borrower or any of its Restricted Subsidiaries imposed by Applicable Law, such as landlord’s, carriers’, warehousemen’s, repairmen’s, construction contractors’ and mechanics’ Liens, supplier of materials, architects’ and other similar Liens, in each case so long as such Liens arise in the ordinary course of business or consistent with past practice and secure amounts not overdue for a period of more than sixty days or, if more than sixty days overdue either (i) no action has been taken to enforce such Lien, (ii) such amount is being diligently contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction or (iii) with respect to which the failure to make payment could not reasonably be expected to have a Material Adverse Effect;

(c)            Liens arising from judgments, awards, attachments or decrees for the payment of money in circumstances not constituting an Event of Default under Section 11.9;

(d)            Liens incurred or pledges or deposits (i) made in connection with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance, employers’ health tax and other types of social security or similar legislation, (ii) securing insurance premiums, other liabilities (including in respect of reimbursement and indemnified obligations) to insurance carriers under insurance or self-insurance arrangements (including in respect of deductibles, co-payment, co-insurance, self- insurance retention amounts and premiums and adjustments thereof), (iii) securing the performance of tenders, public or statutory obligations, surety, stay, indemnity, warranty release, customs and appeal bonds, bids, licenses, leases (other than Financing Lease Obligations), contracts (including government contracts and trade contracts (other than for Indebtedness)), performance, performance and completion, completion and return-of-money bonds or guarantees, government contracts, financial assurances and completion obligations and other similar obligations, (iv) securing contested Taxes or import duties or the payment of rent, (v) securing letters of credit, bank guarantees or similar items issued or posted to support the payment of or for the benefit of items in the foregoing clauses (i), (ii), (iii) and (iv) above, in each case incurred in the ordinary course of business or consistent with past practice;

(e)            ground leases or subleases, licenses or sublicenses in respect of Real Property on which locations and/or facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(f)            (i) easements or reservations of, or rights of others for, rights-of-way, licenses, special assessments, survey exceptions, restrictions (including zoning restrictions), minor title defects, servitudes, drains, sewers, exceptions or irregularities in title, encroachments, protrusions and other similar charges, electric lines, telegraph and telephone lines and other similar purposes, or encumbrances or restrictions on the use of Real Property, which in each case do not and could not reasonably be expected to have a Material Adverse Effect, and that were not incurred in connection with and do not secure any Indebtedness, and (ii) to the extent reasonably agreed by the Collateral Agent, any exception on the title policies issued in connection with any Mortgaged Property;

(g)            any (i) Lien or interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement (other than in respect of a Financing Lease Obligation), (ii) landlord Liens permitted by the terms of any lease, (iii) restriction or encumbrance that the interest or title of any such lessor, sublessor, licensor or a sublicensor may be subject (including ground lease) or (iv) subordination of the interest of the lessee, sublessee, licensee or sublicensee under such lease or license to any restriction or encumbrance referred to in the preceding clause (iii);

(h)            Liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payment of customs duties in connection with the importation of goods or to secure the performance of leases of Real Property;

(i)            Liens on goods or inventory or proceeds thereof the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of the Borrower or any of its Restricted Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit or bankers’ acceptance to the extent permitted under Section 10.1;

(j)            licenses, sublicenses and cross-licenses of Intellectual Property granted in the ordinary course of business;

(k)            Liens arising from precautionary UCC (or equivalent statute) financing statement, other applicable personal property or movable property security registry financing statements or similar filings made in respect of Non-Financing Lease Obligations, consignment arrangements or bailee arrangements entered into by the Borrower or any of its Restricted Subsidiaries;

(l)            any zoning, building or similar law or right reserved to, or vested in, any Governmental Authority to control or regulate the use of any Real Property or any structure thereon that does not and could not reasonably be expected to have a Material Adverse Effect;

(m)            (i) leases, licenses, subleases or sublicenses (including of Intellectual Property) granted to others in the ordinary course of business that do not and could not reasonably be expected to have a Material Adverse Effect or (ii) the rights reserved or vested in any Person (including any Governmental Authority) by the terms of any lease, license, franchise, grant or permit held by the Borrower or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(n)            Liens given to a public utility or any municipality or Governmental Authority when required by such utility or other authority in connection with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary; provided that such Liens do not and could not reasonably be expected to have a Material Adverse Effect;

(o)            servicing agreements, development agreements, site plan agreements, subdivision agreements and other agreements with Governmental Authorities pertaining to the use or development of any of the Real Property of the Borrower or any Restricted Subsidiary, including, without limitation, any obligations to deliver letters of credit and other security as required, so long as the same do not and could not reasonably be expected to have a Material Adverse Effect;

(p)            undetermined or inchoate Liens, rights of distress and charges incidental to current operations that have not at such time been filed or exercised, or which relate to obligations not due or payable or if due, the validity of such Liens are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(q)            reservations, limitations, provisos and conditions expressed in any original grant from any Governmental Authority or other grant of real or immovable property or interests therein;

(r)            Liens consisting of royalties payable with respect to any asset, right or property of the Borrower or its Subsidiaries;

(s)            statutory Liens incurred or pledges or deposits made in favor of a Governmental Authority to secure the performance of obligations of the Borrower or any of its Subsidiaries under Environmental Laws to which the Borrower or any of its Subsidiaries or any assets of the Borrower or any of its Subsidiaries is subject, in each case incurred or made in the ordinary course of business or consistent with past practice;

(t)            all rights of expropriation, access or use or other similar right conferred by or reserved by any federal, state or municipal Governmental Authority;

(u)            the right reserved to, or vested in, any Governmental Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of the Borrower or any Restricted Subsidiary, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(v)            Liens arising from Cash Equivalents described in clause (i) of the definition of the term “Cash Equivalents”; and

(w)            with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Applicable Law.

“Permitted Equal Priority Refinancing Debt” shall mean any secured Indebtedness Incurred by the Borrower and/or the Guarantors in the form of one or more series of senior secured notes, bonds, debentures or loans; provided that (a) such Indebtedness is secured by Liens on all or a portion of the Collateral on an equal priority basis with the Liens on the Collateral securing the Obligations (but without regard to the control of remedies) and is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness satisfies the applicable requirements set forth in the provisos to the definition of “Credit Agreement Refinancing Indebtedness”, (c) such Indebtedness is not at any time guaranteed by any Persons other than Persons that are Guarantors and (d) the holders of such Indebtedness (or their representative) and Collateral Agent shall become parties to a Customary Intercreditor Agreement described in clause (a) of the definition thereof providing that the Liens on the Collateral securing such obligations shall rank equal in priority to the Liens on the Collateral securing the Obligations (but without regard to the control of remedies).

“Permitted Holder Group” shall have the meaning provided in the definition of the term “Permitted Holders”.

“Permitted Holders” shall mean each of (a) the Investors, (b) the Employee Investors and (c) other than for purposes of determining the “Permitted Holders” for purposes of clause (a)(i)(x) of the definition of “Change of Control”, any group (within the meaning of Section 13(d)(3) of the Exchange Act (or any successor provision)) the members of which include any of the Permitted Holders specified in clauses (a) or (b) above (a “Permitted Holder Group”); provided that, in the case of any Permitted Holder Group, no Person or other group (other than the Permitted Holders specified in clauses (a) or (b) above) own, directly or indirectly, Capital Stock having more than 50.0% of the total voting power of the Voting Stock of Holdings (or, for the avoidance of doubt, any New Holdings or Successor Holdings) or any Parent Entity held by such Permitted Holder Group.

“Permitted Initial Revolving Credit Borrowing Purposes” shall mean one or more Borrowings of Revolving Credit Loans equal to the sum of (a) an amount sufficient to fund any OID or upfront fees required to be funded pursuant to the “flex provisions” of the Fee Letter on the Closing Date plus (b) an amount sufficient to fund any ordinary course working capital requirements of the Borrower and its Subsidiaries (including the Target, Amplify and their respective Subsidiaries) on the Closing Date plus (c) an amount sufficient to cash collateralize letters of credit outstanding immediately prior to the Closing Date under the Existing Credit Facility plus (d) an amount not to exceed $5,000,000 to pay the Merger Consideration, the Existing Debt Refinancing and/or the Transaction Expenses (including any OID or upfront fees).

“Permitted Investment” shall have the meaning provided in Section 10.5.

“Permitted Junior Priority Refinancing Debt” shall mean secured Indebtedness Incurred by any Credit Party in the form of one or more series of junior lien secured notes, bonds or debentures or junior lien secured loans; provided that (a) such Indebtedness is secured by Liens on all or a portion of the Collateral on a junior priority basis to the Liens on the Collateral securing the Obligations and any other First Lien Obligations and is not secured by any property or assets of Holdings, the Borrower or any Restricted Subsidiary other than the Collateral, (b) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” (provided that such Indebtedness may be secured by a Lien on the Collateral that ranks junior in priority to the Liens on the Collateral securing the Obligations and any other First Lien Obligations, notwithstanding any provision to the contrary contained in the definition of “Credit Agreement Refinancing Indebtedness”), (c) the holders of such Indebtedness (or their representative) and the Collateral Agent shall become parties to a Customary Intercreditor Agreement described in clause (b) of the definition thereof providing that the Liens on the Collateral securing such obligations shall rank junior in priority to the Liens on the Collateral securing the Obligations, and (d) such Indebtedness is not at any time guaranteed by any Person other than Persons that are Guarantors.

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness Incurred in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, or, after the original instrument giving rise to such Indebtedness has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, acquiring, amending, supplementing, restructuring, repaying, prepaying, retiring, extinguishing or refunding (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to the consummation of such Refinancing except by an amount equal to the unpaid accrued interest, dividends and premium (including tender premiums), if any, thereon plus defeasance costs, underwriting discounts and other amounts paid and fees and expenses (including OID, closing payments, upfront fees and similar fees) incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(a), 10.1(h) or 10.1(u), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness are not changed (except that any Credit Party may be added as an additional direct or contingent obligor in respect of such Permitted Refinancing Indebtedness), (C) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 10.1(f) or Section 10.1(g), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or earlier than the final maturity date of, and shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness; provided that the foregoing requirements of this clause (C) shall not apply to the extent such Indebtedness constitutes a customary bridge facility, so long as the long-term Indebtedness into which any such customary bridge facility is to be converted or exchanged satisfies the requirements of this clause (C) and such conversion or exchange is subject only to conditions customary for similar conversions or exchanges, and (D) if the Indebtedness being Refinanced is Indebtedness permitted by Section 10.1(a), 10.1(h) or 10.1(u), except for any of the following that are only applicable to periods after the Latest Maturity Date, the terms and conditions contained in the documentation governing such Permitted Refinancing Indebtedness, taken as a whole, are determined by the Borrower to either (A) be consistent with market terms and conditions and conditions at the time of incurrence, issuance or effectiveness or (B) not be materially more restrictive on the obligor or obligors of such Indebtedness than the terms and conditions contained in the documentation governing such Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates (including through fixed exchange rates), interest rate margins, rate floors, fees, maturity, currency denomination, funding discounts, original issue discount and redemption or prepayment terms and premiums) (provided that, if the documentation governing such Permitted Refinancing Indebtedness contains a Previously Absent Financial Maintenance Covenant, the Administrative Agent shall have been given prompt written notice thereof and this Agreement shall be amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Credit Facility (provided, however, that if (x) the documentation governing the Permitted Refinancing Indebtedness that includes a Previously Absent Financial Maintenance Covenant consists of a revolving credit facility (whether or not the documentation therefor includes any other facilities) and (y) such Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or a covenant only applicable to, or for the benefit of, a revolving credit facility, the Previously Absent Financial Maintenance Covenant shall only be included in this Agreement for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder) and such Permitted Refinancing Indebtedness shall not be deemed “more restrictive” solely as a result of such Previously Absent Financial Maintenance Covenant benefiting only such revolving credit facilities)); provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement in clause (D) shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).

“Permitted Unsecured Refinancing Debt” shall mean unsecured Indebtedness Incurred by any Credit Party in the form of one or more series of senior, senior subordinated or subordinated unsecured notes, bonds, debentures or loans; provided that (a) such Indebtedness satisfies the applicable requirements set forth in the provisos in the definition of “Credit Agreement Refinancing Indebtedness” and (b) such Indebtedness is not at any time guaranteed by any Persons other than Persons that are Guarantors.

“Person” shall mean any individual, partnership, Joint Venture, firm, corporation, unlimited liability company, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Planned Expenditures” shall have the meaning provided in the definition of the term “Excess Cash Flow.”

“Platform” shall have the meaning provided in Section 13.2.

“Pledge Agreement” shall mean the Pledge Agreement, dated as of the Closing Date, among Holdings, the Borrower, the Domestic Subsidiary pledgors party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“Preferred Stock” shall mean any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Recovery Prepayment Event or Debt Incurrence Prepayment Event.

“Prepayment Premium Period” shall have the meaning provided in Section 5.1(b).

“Present Fair Saleable Value” shall mean the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the applicable Person and its subsidiaries taken as a whole are sold on a going-concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Previous Holdings” shall have the meaning provided in the definition of the term “Holdings.”

“Previously Absent Financial Maintenance Covenant” shall mean, at any time (x) any financial maintenance covenant that is not included in this Agreement at such time and (y) any financial maintenance covenant in any other Indebtedness that is included in this Agreement at such time but with covenant levels that are more restrictive on the Borrower and the Restricted Subsidiaries than the covenant levels included in this Agreement at such time.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal (or another national publication selected by the Administrative Agent and reasonably acceptable to the Borrower) as the “Prime Rate” in the U.S. or, if The Wall Street Journal or such other national publication ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Proceeding” shall have the meaning provided in Section 13.5(a)(iii).

“Pro Forma Balance Sheet” shall have the meaning provided in Section 8.9(b).

“Pro Forma Entity” shall mean any Acquired Entity or Business, any Sold Entity or Business, any Converted Restricted Subsidiary or any Converted Unrestricted Subsidiary.

“Pro Forma Financial Statements” shall have the meaning provided in Section 8.9(b).

“Public Company” shall mean any Person with a class or series of Capital Stock that is traded on the New York Stock Exchange, the NASDAQ or any comparable stock exchange or similar market.

“Public Company Costs” shall mean costs relating to compliance with the provisions of the Securities Act and the Exchange Act, in each case as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, listing fees and all executive, legal and professional fees related to the foregoing.

“Public Lender” shall have the meaning provided in Section 13.2.

“Purchasing Borrower Party” shall mean Holdings, the Borrower or any Restricted Subsidiary of the Borrower that becomes a Transferee pursuant to Section 13.6(g).

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” shall have the meaning provided in Section 13.23.

“Qualified Capital Stock” shall mean any Capital Stock that is not Disqualified Capital Stock.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the Fair Market Value of any such assets or Capital Stock shall be determined by the Borrower in good faith.

“Qualified Receivables Facility” shall mean any Receivables Facility of a Receivables Subsidiary that meets the following conditions: (a) the Borrower shall have determined in good faith that such Receivables Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and its Restricted Subsidiaries; (b) all sales of accounts receivables and related assets by the Borrower or any Restricted Subsidiary to the Receivables Subsidiary or any other Person are made at fair market value (as determined in good faith by the Borrower); (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings; and (d) the obligations under such Receivables Facility are non- recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of its Restricted Subsidiaries (other than a Receivables Subsidiary).

“Qualifying IPO” shall mean the issuance by Holdings (or any Parent Entity of Holdings) of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Rating Agency” shall mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Initial Term Loans and/or the Borrower and/or any other Person, instrument or security publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Borrower which shall be substituted for Moody’s or S&P or both, as the case may be.

“Real Property” shall mean, collectively, all right, title and interest in and to any and all parcels of or interests in real property owned or leased by any person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership thereof.

“Receivables Facility” shall mean any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Borrower or any of the Restricted Subsidiaries (other than a Receivables Subsidiary) pursuant to which the Borrower or any of the Restricted Subsidiaries sells its accounts receivable to either (a) a Person that is not a Restricted Subsidiary or (b) a Restricted Subsidiary or Receivables Subsidiary that in turn funds such purchase by selling its accounts receivable to a Person that is not a Restricted Subsidiary or by borrowing from such a Person or from another Receivables Subsidiary that in turn funds itself by borrowing from such a Person, in each case, that constitutes a Qualified Receivables Facility.

“Receivables Fees” shall mean distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Subsidiary” shall mean any Subsidiary formed for the purpose of, and that solely engages only in, one or more Receivables Facilities and other activities reasonably related thereto.

“Recovery Event” shall mean (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of or relating to, or any similar event in respect of, any property or asset, in each case, of the Borrower or a Restricted Subsidiary.

“Recovery Prepayment Event” shall mean the receipt of cash proceeds with respect to any settlement or payment in connection with any Recovery Event in respect of any property or asset of the Borrower or any Restricted Subsidiary; provided that the term “Recovery Prepayment Event” shall not include any Asset Sale Prepayment Event.

“Redemption Notice” shall have the meaning provided in Section 10.7(a).

“Reference Rate” shall mean an interest rate per annum equal to the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such day by reference to ICE Benchmark Administration Limited’s “LIBOR” rate (or by reference to the rates provided by any Person that take over the administration of such rate if ICE Benchmark Administration Limited is no longer making a “LIBOR” rate available) for deposits in Dollars (as set forth on the Bloomberg screen displaying such “LIBOR” rate (or, in the event such rate does not appear on a Bloomberg page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, in each case as selected by the Administrative Agent)) for a period equal to three-months; provided that, to the extent that the Eurodollar Rate is not ascertainable pursuant to the foregoing, the Reference Rate shall be determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for a three month Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on such date.

“Refinance,” “Refinancing” and “Refinanced” shall have the meanings provided in the definition of the term “Permitted Refinancing Indebtedness”.

“Refinanced Debt” shall have the meaning provided in the definition of Credit Agreement Refinancing Indebtedness.

“Refinanced Indebtedness” shall have the meaning provided in the definition of the term “Permitted Refinancing Indebtedness”.

“Refunding Capital Stock” shall have the meaning provided in Section 10.6(a).

“Register” shall have the meaning provided in Section 13.6(b)(v).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reinvestment Period” shall mean, with respect to any Asset Sale Prepayment Event or Recovery Prepayment Event, the day which is eighteen months after the receipt of cash proceeds by the Borrower or any Restricted Subsidiary from such Asset Sale Prepayment Event or Recovery Prepayment Event.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, advisors, controlling Persons and other representatives and successors of such Person or such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, from or into any building, structure, facility or fixture.

“Repayment Amount” shall mean any Initial Term Loan Repayment Amount, any 2019 Incremental Term Loan Repayment Amount, an Extended Term Loan Repayment Amount with respect to any Extension Series and the amount of any installment of Incremental Term Loans scheduled to be repaid on any date.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA and the regulations thereunder, other than those events as to which the 30 day notice period referred to in Section 4043 of ERISA has been waived, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) and (o) of Section 414 of the Code).

“Repricing Transaction” shall mean (a) the Incurrence by the Borrower of any term loans (including, without limitation, any new or additional term loans under this Agreement, whether Incurred directly or by way of the conversion of ~~Initial~~2019 Incremental Term Loans into a new Class of replacement term loans under this Agreement) that are broadly syndicated under credit facilities (i) having an Effective Yield that is less than the Effective Yield for the ~~Initial~~2019 Incremental Term Loans of the respective equivalent Type, but excluding Indebtedness Incurred in connection with a Qualifying IPO, Change of Control (or transaction that if consummated would constitute a Change of Control) or Transformative Acquisition and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of ~~Initial~~2019 Incremental Term Loans or (b) any effective reduction in the Effective Yield for the ~~Initial~~2019 Incremental Term Loans (e.g., by way of amendment, waiver or otherwise), except for a reduction in connection with a Qualifying IPO, Change of Control (or transaction that if consummated would constitute a Change of Control) or Transformative Acquisition and, in the case of any transaction under either clause (a) or clause (b) above, the primary purpose of which is to lower the Effective Yield on any ~~Initial~~2019 Incremental Term Loans. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding ~~Initial~~2019 Incremental Term Loans.

“Required Lenders” shall mean, at any date and subject to the limitations set forth in Section 13.6(h), Non- Defaulting Lenders having or holding greater than 50% of the sum of (a) the outstanding principal amount of the Term Loans in the aggregate at such date, (b)(i) the Adjusted Total Revolving Credit Commitment at such date and the Adjusted Total Extended Revolving Credit Commitment of all Classes at such date or (ii) if the Total Revolving Credit Commitment (or any Total Extended Revolving Credit Commitment of any Class) has been terminated or, for the purposes of acceleration pursuant to Section 11, the outstanding principal amount of the Revolving Credit Loans and Letter of Credit Exposure (excluding the Revolving Credit Exposure of Defaulting Lenders) in the aggregate at such date and/or the outstanding principal amount of the Extended Revolving Credit Loans and letter of credit exposure under such Extended Revolving Credit Commitments (excluding any such Extended Revolving Credit Loans and letter of credit exposure of Defaulting Lenders) at such date and (c)(i) the Adjusted Total Additional/Replacement Revolving Credit Commitment of each Class of Additional/Replacement Revolving Credit Commitments at such date or (ii) if the Adjusted Total Additional/Replacement Revolving Credit Commitment of any Class of Additional/Replacement Revolving Credit Commitments has been terminated or for purposes of acceleration pursuant to Section 11, the outstanding principal amount of the Additional/Replacement Revolving Credit Loans of such Class and the related revolving credit exposure (excluding the revolving credit exposure of Defaulting Lenders) in the aggregate at such date.

“Required Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Required Revolving Credit Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding greater than 50% of the Adjusted Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated at such time, a majority of the outstanding principal amount of the Revolving Credit Loans and Revolving Credit Exposure (excluding the Revolving Credit Exposure of Defaulting Lenders) at such time).

“Restoration Certification” shall mean, with respect to any Recovery Prepayment Event, a certification made by an Authorized Officer of the Borrower or a Restricted Subsidiary, as applicable, to the Administrative Agent prior to the end of the Reinvestment Period certifying (a) that the Borrower or such Restricted Subsidiary intends to use the proceeds received in connection with such Recovery Prepayment Event to repair, restore or replace the property or assets in respect of which such Recovery Prepayment Event occurred, or otherwise invest in assets useful to the business, (b) the approximate costs of completion of such repair, restoration or replacement and(c) that such repair, restoration, reinvestment, or replacement will be completed within the later of (x) eighteen months after the date on which cash proceeds with respect to such Recovery Prepayment Event were received and (y) 180 days after delivery of such Restoration Certification.

“Restricted Investments” shall mean any Investment other than a Permitted Investment.

“Restricted Payment Amount” shall mean, at any time, the greater of (x) $15,000,000 and (y) 30% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended (measured as of such date) based upon the Section 9.1 Financials most recently delivered on or prior to such date, minus the sum of (a) the amount utilized by the Borrower or any Restricted Subsidiary to make Restricted Payments in reliance on Section 10.6(f)(iv), (b) the amount utilized by the Borrower or any Restricted Subsidiary to Investments in reliance on Section 10.5(vv) (c) the amount utilized by the Borrower or any Restricted Subsidiary to prepay, repurchase, redeem or otherwise defease or make similar payments in respect of Junior Debt prior to its stated maturity made by the Borrower or any Restricted Subsidiary in reliance on Section 10.7(a)(iii)(D).

“Restricted Payments” shall have the meaning provided in Section 10.6.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary. Unless otherwise expressly provided herein, all references herein to a “Restricted Subsidiary” shall mean a Restricted Subsidiary of the Borrower.

~~“Retained Asset Sale Proceeds” shall mean that portion of the Net Cash Proceeds of an Asset Sale Prepayment Event or Recovery Payment Event not required to be offered to prepay Term Loans pursuant to Section 5.2(a)(i) due to the Disposition Percentage being less than 100%.~~

“Retained Refused Proceeds” shall have the meaning provided in Section 5.2(c)(ii).

“Return” shall mean, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a Disposition or otherwise) and any other similar amount received or realized in respect thereof.

“Revolving Credit Borrowing” shall mean a borrowing consisting of Revolving Credit Loans of the same Type and Class and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Revolving Credit Lenders under such Class pursuant to Section 2.1(b).

“Revolving Credit Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Revolving Credit Commitment,” (b) in the case of any Lender that becomes a Lender after the Closing Date, the amount specified as such Lender’s “Revolving Credit Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Credit Commitment and (c) in the case of any Lender that increases its Revolving Credit Commitment or becomes an Incremental Revolving Credit Commitment Increase Lender in respect of the Revolving Credit Facility, in each case pursuant to Section 2.14, the amount specified in the applicable Incremental Agreement (including Schedule 2 to the Third Incremental Agreement), in each case as the same may be changed from time to time pursuant to terms hereof. The aggregate amount of Revolving Credit Commitments as of the Closing Date is $50,000,000. The aggregate amount of Revolving Credit Commitments as of the Third Incrementl Agreement Effective Date is $60,000,000.

“Revolving Credit Commitment Percentage” shall mean, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Revolving Credit Commitment by (b) the aggregate amount of the Revolving Credit Commitments of all Revolving Credit Lenders; provided that, at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be its Revolving Credit Commitment Percentage as in effect immediately prior to such termination.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Revolving Credit Loans of such Lender then outstanding, (b) such Lender’s Letter of Credit Exposure at such time and (c) such Lender’s Swingline Exposure at such time.

“Revolving Credit Extension Request” shall have the meaning provided in Section 2.15(b).

“Revolving Credit Facility” shall have the meaning provided in the recitals to this Agreement.

“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” shall have the meaning provided in Section 2.1(b)(i).

“Revolving Credit Maturity Date” shall mean the fifth anniversary of the Closing Date, or, if such anniversary is not a Business Day, the Business Day immediately following such anniversary.

“Revolving Credit Note” shall mean a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit F-1 hereto, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Revolving Credit Termination Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Letter of Credit Obligations shall have been reduced to zero or Cash Collateralized.

“Rollover Investors” shall have the meaning provided in the recitals to this Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or Disposed of.

“Sanctions” shall mean any U.S. sanctions administered by OFAC or the U.S. Department of State.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Incremental Agreement” shall mean that certain Incremental Agreement No. 2, dated as of October 31, 2018 among the Borrower, Holdings, the other Guarantors, the Lenders party thereto and the Administrative Agent.

“Second Incremental Agreement Effective Date” shall have the meaning provided in the Second Incremental Agreement.

“Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or 9.1(b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).

“Secured Cash Management Agreement” shall mean, at the Borrower’s written election to the Administrative Agent, any agreement relating to Cash Management Services that is entered into by and between Holdings, the Borrower or any Restricted Subsidiary and a Cash Management Bank.

“Secured Hedging Agreement” shall mean, at the Borrower’s written election to the Administrative Agent, any Hedging Agreement that is entered into by and between Holdings, the Borrower or any Restricted Subsidiary and any Hedge Bank. For purposes of the preceding sentence, the Borrower may deliver one notice designating all Hedging Agreements entered into pursuant to a specified Master Agreement as “Specified Hedging Agreements”.

“Secured Parties” shall mean, collectively, (a) the Lenders, (b) the Letter of Credit Issuers, (c) the Swingline Lender, (d) the Administrative Agent, (e) the Collateral Agent, (f) each Hedge Bank, (g) each Cash Management Bank, (h) the beneficiaries of each indemnification obligation undertaken by any Credit Party under the Credit Documents and (i) any successors, endorsees, permitted transferees and permitted assigns of each of the foregoing.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securitization Repurchase Obligation” shall mean any obligation of a seller (or any guaranty of such obligation) of assets subject to a Receivables Facility in a Qualified Receivables Facility to repurchase such assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Security Agreement” shall mean the Security Agreement, dated as of the Closing Date, among Holdings, the Borrower, the Domestic Subsidiary grantors party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B.

“Security Documents” shall mean, collectively the Security Agreement, the Pledge Agreement, the Mortgages, if any, and each other security agreement or other instrument or document executed and delivered pursuant to Section 6.2, 9.10, 9.11 or 9.14 and any Customary Intercreditor Agreement executed and delivered pursuant to Section 10.2 or pursuant to any of the Security Documents.

“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Software” shall have the meaning provided in the Security Agreement.

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Solvent” shall mean, at the time of determination:

(a)            each of the Fair Value and the Present Fair Saleable Value of the assets of a Person and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; and

(b)           such Person and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and

(c)            such Person and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

Defined terms used in the foregoing definition shall have the meanings set forth in the solvency certificate delivered on the Closing Date pursuant to Section 6.8.

“Special Purpose Subsidiary” shall mean any (a) not-for-profit Subsidiary, (b) captive insurance company or (c) Receivables Subsidiary and any other Subsidiary formed for a specific bona fide purpose not including substantive business operations and that does not own any material assets, in each case, that has been designated as a “Special Purpose Subsidiary” by the Borrower.

“Specified Acquisition Agreement Representations” shall mean the representations and warranties made by, or with respect to, the Target and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that Holdings (or its affiliates) has the right (taking into account any applicable cure provisions) to terminate its (or their) obligations under the Acquisition Agreement or to decline to consummate the Mergers (in accordance with the terms thereof) as a result of a breach of such representations and warranties in the Acquisition Agreement.

“Specified Debt Incurrence Prepayment Event” shall have the meaning provided in Section 5.2(a)(i).

“Specified Existing Revolving Credit Commitment” shall mean any Existing Revolving Credit Commitments belonging to a Specified Existing Revolving Credit Commitment Class.

“Specified Existing Revolving Credit Commitment Class” shall have the meaning provided in Section 2.15(b).

“Specified Representations” shall mean the representations and warranties of the Borrower and the Guarantors set forth in Sections 8.1 (with respect to the organizational existence only of Holdings and Merger Sub), the first two sentences of Section 8.2, Section 8.3(c) (with respect to the Incurrence of the Loans on the Closing Date only, the provision of the Guarantees by the Credit Parties on the Closing Date and the granting of the Liens on the Collateral by the Credit Parties on the Closing Date), Section 8.5, Section 8.7, Section 8.16, Section 8.19(b) (with respect to the use of the proceeds of the Loans on the Closing Date), Section 8.20(b) (with respect to the use of the proceeds of the Loans on the Closing Date), Section 8.21, Section 8.23 and Section 3.3 of the Security Agreement (limited to the Security Documents required to be delivered on the Closing Date and the other requirements set forth in Section 6).

“Specified Restructuring” means any restructuring initiative, cost saving initiative or other similar strategic initiative of the Borrower or any of its Restricted Subsidiaries after the Closing Date described in reasonable detail in a certificate of an Authorized Officer delivered by the Borrower to the Administrative Agent.

“Specified Subsidiary” shall mean, at any date of determination, any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Closing Date.

“Specified Transaction” shall mean, with respect to any period, any Investment (including Acquisitions), sale, transfer or other Disposition of assets or property, Incurrence, Refinancing, prepayment, redemption, repurchase, defeasance, acquisition, similar payment, extinguishment, retirement or repayment of Indebtedness, Restricted Payment, Subsidiary designation, provision of Incremental Term Loans, provision of Incremental Revolving Credit Commitment Increases, provision of Additional/Replacement Revolving Credit Commitments, creation of Extended Term Loans or Extended Revolving Credit Commitments or other event that by the terms of the Credit Documents requires pro forma compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a pro forma basis.

“Sponsor” shall mean, collectively Hellman & Friedman LLC and/or its Affiliates and any funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing or their respective Affiliates, but excluding any operating portfolio companies of Hellman & Friedman LLC or any such Affiliate.

“SPV” shall have the meaning provided in Section 13.6(c).

“Standard Securitization Undertakings” shall mean representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary of the Borrower which the Borrower has determined in good faith to be customary in a Receivables Facility, including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Amount” of any Letter of Credit shall mean, unless otherwise specified herein, the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving pro forma effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Statutory Reserves” shall have the meaning provided in the definition of the term “Eurodollar Rate.”

“Subordinated Indebtedness” shall mean any third-party Indebtedness for borrowed money (and any Guarantee Obligation in respect thereof) that is subordinated expressly by its terms in right of payment to the Obligations.

“Subordinated Indebtedness Documentation” shall mean any document or instrument issued or executed with respect to any Subordinated Indebtedness.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, Joint Venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” shall mean each Guarantor that is a Subsidiary of the Borrower.

“Successor Benchmark Rate” shall have the meaning provided in Section 2.10(d).

“Successor Borrower” shall have the meaning provided in Section 10.3(a).

“Successor Holdings” shall have the meaning provided in Section 10.9(b).

“Supported QFC” shall have the meaning provided in Section 13.23.

“Swap” shall mean any agreement, contract, or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Obligation” shall mean any obligation to pay or perform under any Swap.

“Swap Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” shall mean $5,000,000.

“Swingline Exposure” shall mean, with respect to any Lender, at any time, such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans outstanding at such time.

“Swingline Lender” shall mean UBS AG, Stamford Branch, in its capacity as lender of Swingline Loans hereunder, or such other financial institution that, after the Closing Date, shall agree to act in the capacity of lender of Swingline Loans hereunder. In the event that there is more than one Swingline Lender at any time, references herein and in the other Credit Documents to the Swingline Lender shall be deemed to refer to the Swingline Lender in respect of the applicable Swingline Loan or to all Swingline Lenders, as the context requires.

“Swingline Loan” shall have the meaning provided in Section 2.1(d)(i).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is three Business Days prior to the Revolving Credit Maturity Date.

“Target” shall have the meaning provided in the recitals to this Agreement.

“Taxes” shall have the meaning provided in Section 5.4(a).

“Term Loan” shall mean an Initial Term Loan, ~~an~~a 2019 Incremental Term Loan, any other Incremental Term Loan or any Extended Term Loan, as applicable.

“Term Loan Exchange Notes” shall have the meaning provided in Section 2.17(a).

“Term Loan Exchange Effective Date” shall have the meaning provided in Section 2.17(a).

“Term Loan Extension Request” shall have the meaning provided in Section 2.15(a).

“Term Loan Facility” shall mean any of the Initial Term Loan Facility, ~~any~~the 2019 Incremental Term Facility, any other Incremental Term Loan Facility and any Extended Term Loan Facility.

“Term Note” shall mean a promissory note of the Borrower payable to any Initial Term Loan Lender or its registered assigns, in substantially the form of Exhibit F-2 hereto, evidencing the aggregate Indebtedness of the Borrower to such Initial Term Loan Lender resulting from the Initial Term Loans made by such Initial Term Loan Lender.

“Test Period” shall mean, for any determination under this Agreement, the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such date of determination (taken as one accounting period) in respect of which Section 9.1 Financials shall have been delivered to the Administrative Agent for each fiscal quarter or fiscal year in such period; provided that, prior to the first date that Section 9.1 Financials shall have been delivered pursuant to Section 9.1(a) or (b), the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended June 30, 2017. A Test Period may be designated by reference to the last day thereof (i.e. the June 30, 2017 Test Period refers to the period of four consecutive fiscal quarters of the Borrower ended June 30, 2017), and a Test Period shall be deemed to end on the last day thereof.

“Third Incremental Agreement Effective Date” shall have the meaning provided for such term in the Third Incremental Agreement.

“Third Incremental Agreement” shall mean that certain Incremental Agreement No. 3 to Credit Agreement, dated as of August 1, 2019, among Holdings, the Borrower, the 2019 Incremental Term Loan Lenders party thereto, the Administrative Agent, and the other parties thereto.

“Total 2019 Incremental Term Loan Commitment” shall mean the sum of the 2019 Incremental Term Loan Commitments of all Lenders.

“Total Additional/Replacement Revolving Credit Commitment” shall mean the sum of Additional/Replacement Revolving Credit Commitments of all the Lenders providing any Class of Additional/Replacement Revolving Credit Commitments.

“Total Commitment” shall mean the sum of the Total Initial Term Loan Commitment, the Total 2019 Incremental Term Loan Commitment, any other Total Incremental Term Loan Commitment, the Total Revolving Credit Commitment, the Total Additional/Replacement Revolving Credit Commitment and the Total Extended Revolving Credit Commitment of each Extension Series.

“Total Credit Exposure” shall mean, at any date, the sum, without duplication, of the Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment shall have terminated on such date, the aggregate Revolving Credit Exposure of all Revolving Credit Lenders at such date), the Total Additional/Replacement Revolving Credit Commitment at such date (or, if the Total Additional/Replacement Revolving Credit Commitment shall have been terminated on such date, the aggregate exposure of all Additional/Replacement Revolving Credit Lenders at such date), the Total Extended Revolving Credit Commitment of each Extension Series at such date (or if the Total Extended Revolving Credit Commitment of any Extension Series shall have been terminated on such date, the aggregate exposures of all lenders under such series at such date) and the outstanding principal amount of all Term Loans at such date.

“Total Extended Revolving Credit Commitment” shall mean the sum of all Extended Revolving Credit Commitments of all Lenders under each Extension Series.

“Total Incremental Term Loan Commitment” shall mean the sum of the Incremental Term Loan Commitments of any Class of Incremental Term Loans of all the Lenders providing such Class of Incremental Term Loans.

“Total Initial Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments of all the Lenders.

“Total Revolving Credit Commitment” shall mean, on any date, the sum of the Revolving Credit Commitments on such date of all the Revolving Credit Lenders.

“Tranche B Term Lender” shall have the meaning provided for such term in the First Incremental Agreement.

“Tranche B Term Loan” shall have the meaning provided for such term in the First Incremental Agreement.

“Tranche C Term Lender” shall have the meaning provided for such term in the Second Incremental Agreement.

“Tranche C Term Loan” shall have the meaning provided for such term in the Second Incremental Agreement.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Sponsor, Investors, Merger Sub, Merger Sub II, Holdings, the Borrower, any of their Subsidiaries or any of their Affiliates in connection with the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, (a) the formation of Holdings, Merger Sub, Merger Sub II and any Parent Entity of Holdings for purposes of consummating the other transactions contemplated by the Acquisition Agreement, (b) the entry into the Acquisition Agreement, the Commitment Letter, the Fee Letter and any other Contractual Obligations in connection therewith, (c) the Equity Contribution, including the rollover consummated by the Rollover Investors, (d) the Mergers and the consummation of the other transactions contemplated by the Acquisition Agreement, including the payment of the Merger Consideration and the payment of certain Transaction Expenses, (e) the Existing Debt Refinancing, (f) the entering into of the Agreement, the other Credit Documents, and funding of the Loans on the Closing Date and the consummation of the other transactions contemplated by this Agreement and the other Credit Documents and (g) the payment of the Transaction Expenses.

“Transferee” shall have the meaning provided in Section 13.6(f).

“Transformative Acquisition” shall mean any acquisition by the Borrower or any Restricted Subsidiary that is either (a) not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrower acting in good faith.

“Treasury Capital Stock” shall have the meaning provided in Section 10.6(a).

“Type” shall mean as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“Unfunded Current Liability” of any Pension Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Pension Plan exceeds the Fair Market Value of the assets allocable thereto as of the close of its most recent plan year, determined in both cases using the applicable assumptions promulgated under Section 430 of the Code.

“United States Tax Compliance Certificate” shall have the meaning provided in Section 5.4(d).

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Closing Date and is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 9.15 subsequent to the Closing Date, (b) any existing Restricted Subsidiary of the Borrower that is designated as an Unrestricted Subsidiary by the Borrower pursuant to Section 9.15 subsequent to the Closing Date and (c) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Special Resolution Regimes” shall have the meaning provided in Section 13.23.

“Voting Stock” shall mean, with respect to any Person, shares of such Person’s Capital Stock that is at the time generally entitled, without regard to contingencies, to vote in the election of the Board of Directors of such Person. To the extent that a partnership agreement, limited liability company agreement or other agreement governing a partnership or limited liability company provides that the members of the Board of Directors of such partnership or limited liability company (or, in the case of a limited partnership whose business and affairs are managed or controlled by its general partner, the Board of Directors of the general partner of such limited partnership) is appointed or designated by one or more Persons rather than by a vote of Voting Stock, each of the Persons who are entitled to appoint or designate the members of such Board of Directors will be deemed to own a percentage of Voting Stock of such partnership or limited liability company equal to (a) the aggregate votes entitled to be cast on such Board of Directors by the members of such Board of Directors which such Person or Persons are entitled to appoint or designate divided by (b) the aggregate number of votes of all members of such Board of Directors.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment (it being understood that the Weighted Average Life to Maturity shall be determined without giving effect to any change in installment or other required payments of principal resulting from prepayments following the Incurrence of such Indebtedness); by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” shall mean a Subsidiary of a Person, all of the outstanding Capital Stock of which (other than (x) any director’s qualifying shares and (y) shares issued to other Persons to the extent required by Applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” shall mean any Credit Party, the Administrative Agent and, in the case of any U.S. federal withholding tax, any other withholding agent, if applicable.

“Write-Down and Conversion Power” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2            Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)            The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)            The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)            The term “including” is by way of example and not limitation.

(d)            Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(e)            The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)            In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g)            Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h)            Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i)            Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j)            The word “will” shall be construed to have the same meaning as the word “shall.”

(k)            The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3	Accounting Terms.

(a)            All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing, prior to the Closing Date, the Historical Financial Statements and, after the Closing Date, the Section 9.1 Financials, except as otherwise specifically prescribed herein; provided, however, that (i) if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date on the operation of such provision, regardless of whether any such notice is given before or after such Accounting Change, then such provision shall be interpreted as if such Accounting Change had not occurred until such notice shall have been withdrawn or such provision amended in accordance herewith and (ii) if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date on the operation of such provision, regardless of whether any such notice is given before or after such Accounting Change, then such provision shall be interpreted as if such Accounting Change had not occurred until such notice shall have been withdrawn or such provision amended in accordance herewith, but only to the extent that, without undue burden or expense, the Borrower, its auditors and/or its financial systems are capable of interpreting such provisions as if such Accounting Change had not occurred.

(b)            Where reference is made to “the Borrower and its Restricted Subsidiaries, on a consolidated basis” or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than Restricted Subsidiaries.

(c)            Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under the Financial Accounting Standards Board’s Accounting Standards Codification No. 825—Financial Instruments, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Holdings, the Borrower or any Subsidiary at “fair value” as defined therein.

(d)            For the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the Disposition thereof has been entered into as discontinued operations, the Net Income of such Person or business shall not be excluded from the calculation of Net Income until such Disposition shall have been consummated.

1.4            Rounding. Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5            References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organizational Documents, agreements (including the Credit Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by this Agreement; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

1.6            Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable, for times of the day in New York City, New York).

1.7            Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.5 or Section 2.9) or performance shall extend to the immediately succeeding Business Day.

1.8	Currency Equivalents Generally.

(a)            For purposes of any determination under Section 9, Section 10 (other than for purposes of calculating the Consolidated First Lien Debt to Consolidated EBITDA Ratio, the Consolidated Secured Debt to Consolidated EBITDA Ratio, the Consolidated Total Debt to Consolidated EBITDA Ratio or the Consolidated EBITDA to Consolidated Interest Expense Ratio) or Section 11 or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts Incurred or proposed to be Incurred in currencies other than Dollars shall be translated into Dollars at the Exchange Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Section 10 with respect to the amount of any Indebtedness, Investment, Disposition, Restricted Payment or payment under Section 10.7 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is Incurred or Disposition, Restricted Payment or payment under Section 10.7 is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, if such Indebtedness is Incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar- denominated restriction to be exceeded if calculated at the relevant currency Exchange Rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of the Indebtedness that is Incurred to Refinance such Indebtedness does not exceed the principal amount (or accreted amount) of such Indebtedness being Refinanced, except by an amount equal to the accrued interest, dividends and premium (including tender premiums), if any, thereon plus defeasance costs, underwriting discounts and other amounts paid and fees and expenses (including OID, closing payments, upfront fees and similar fees) incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.8 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be Incurred or Disposition, Restricted Payment or payment under Section 10.7 may be made at any time under such Sections. For purposes of calculating the Consolidated First Lien Debt to Consolidated EBITDA Ratio, the Consolidated Secured Debt to Consolidated EBITDA Ratio, the Consolidated Total Debt to Consolidated EBITDA Ratio and the Consolidated EBITDA to Consolidated Interest Expense Ratio, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Section 9.1(a) or (b), or, prior to the delivery of such financial statements, the financial statements delivered pursuant to Section 6.9.

(b)            Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

1.9            Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Credit Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Credit Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Credit Borrowing”).

1.10            Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.11	Limited Condition Acquisitions.

(a)            In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining compliance with any provision of this Agreement that requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Borrower, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date on which the definitive acquisition agreements for such Limited Condition Acquisition are entered. For the avoidance of doubt, if the Borrower has exercised its option under the first sentence of this clause (a), and any Default, Event of Default or specified Event of Default occurs following the date on which the definitive acquisition agreements for the applicable Limited Condition Acquisition were entered into and prior to or on the date of the consummation of such Limited Condition Acquisition, any such Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder.

(b)            In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of:

(i)            determining compliance with any provision of this Agreement which requires the calculation of the Consolidated First Lien Debt to Consolidated EBITDA Ratio, the Consolidated Secured Debt to Consolidated EBITDA Ratio, the Consolidated Total Debt to Consolidated EBITDA Ratio or the Consolidated EBITDA to Consolidated Interest Expense Ratio; or

(ii)            testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date on which the definitive acquisition agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any Incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the Test Period most recently ended on or prior to the applicable LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Acquisition, on or prior to the date of consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratio or test with respect to the Incurrence of Indebtedness or Liens, or the making of distributions or Restricted Payments, Investments, payments pursuant to Section 10.7, Dispositions, mergers, Dispositions of all or substantially all of the assets of the Borrower or the designation of an Unrestricted Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratio or test shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

1.12	Pro Forma and Other Calculations.

(a)            Notwithstanding anything to the contrary herein, financial ratios and tests (including measurements of Consolidated EBITDA), including the Consolidated EBITDA to Consolidated Interest Expense Ratio, Consolidated First Lien Debt to Consolidated EBITDA Ratio, Consolidated Secured Debt to Consolidated EBITDA Ratio and Consolidated Total Debt to Consolidated EBITDA Ratio shall be calculated in the manner prescribed by this Section 1.12; provided that, notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.12, when calculating the Consolidated First Lien Debt to Consolidated EBITDA Ratio for purposes of (i) the definition of “Applicable Margin,” and (ii) Sections 5.2(a)(i) and 5.2(a)(ii), the events described in this Section 1.12 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect; provided, however, that for purposes of any determination under the proviso to Section 5.2(a)(ii), Consolidated First Lien Debt shall be determined after giving pro forma effect to any voluntary prepayments of Term Loans made pursuant to Section 5.1 after the end of the Borrower’s most recently ended full fiscal year and prior to the date of the applicable payment to be made pursuant to such Section 5.2(a)(ii) assuming such voluntary prepayments had been made on the last day of such fiscal year. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis or requires pro forma compliance, the reference to “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which Section 9.1 Financials have been delivered.

(b)            For purposes of calculating any financial ratio or test (including Consolidated Total Assets or Consolidated EBITDA), Specified Transactions (with any Incurrence or Refinancing of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.12) that have been made (i) during the applicable Test Period or (ii) subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Consolidated Total Assets or “unrestricted” cash and Cash Equivalents, on the last day of the applicable Test Period). If, since the beginning of any applicable Test Period, any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Borrower or any Restricted Subsidiary since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.12, then such financial ratio or test (including Consolidated Total Assets and Consolidated EBITDA) shall be calculated to give pro forma effect thereto in accordance with this Section 1.12.

(c)            Whenever pro forma effect or a determination of pro forma compliance is to be given to a Specified Transaction or a Specified Restructuring, the pro forma calculations shall be made in good faith by an Authorized Officer of the Borrower and may include, for the avoidance of doubt, the amount of “run rate” cost savings, operating expense reductions and cost synergies and other synergies projected by the Borrower in good faith to result from or relating to any Specified Transaction (including the Transactions) or Specified Restructuring that is being given pro forma effect or for which a determination of pro forma compliance is being made that have been realized or are expected to be realized and for which the actions necessary to realize such cost savings, operating expense reductions, cost synergies or other synergies have been taken, have been committed to be taken, with respect to which substantial steps have been taken or which are expected to be taken (in the good faith determination of the Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions, cost synergies and other synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions, cost synergies and other synergies were realized during the entirety of such period and “run rate” means the full recurring benefit for a period that is associated with any action taken, any action committed to be taken, any action with respect to which substantial steps have been taken or any action that is expected to be taken (including any savings expected to result from the elimination of Public Company Costs, if any) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized) relating to such Specified Transaction or Specified Transaction, and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent test periods in which the effects thereof are expected to be realizable; provided that (x) (A) such amounts are reasonably identifiable in the good faith judgment of the Borrower, (B) such actions are taken, such actions are committed to be taken, substantial steps with respect to such action have been taken or such actions are expected to be taken no later than eight fiscal quarters after the date of consummation of such Specified Transaction or the date of initiation of such Specified Restructuring (or, with respect to the Transactions, eight fiscal quarters) and (C) no amounts shall be added to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period. and (y) following the Third Incremental Agreement Effective Date, solely with respect to transactions and adjustments related to restructuring initiatives, cost savings initiatives and other initiatives not contemplated on or prior to the Third Incremental Agreement Effective Date (and other than, for the avoidance of doubt, with respect to the Transactions, the 2019 Transactions, and other adjustments that may arise from mergers, business combinations, Acquisitions and similar Investments, Dispositions and other similar transactions), the aggregate amount of adjustments included in Consolidated EBITDA for any Test Period pursuant to this clause (c) clause and pursuant to clause (a)(viii)(B) of the definition of “Consolidated EBITDA” shall not exceed 30% of Consolidated EBITDA in the aggregate for such Test Period (with such calculation being made after giving pro forma effect to any adjustments made pursuant to this clause (c) and pursuant to clause (a)(viii)(B) of the definition of “Consolidated EBITDA”).

(d)            In the event that the Borrower or any Restricted Subsidiary Incurs (including by assumption or guarantee) or Refinances (including by redemption, repurchase, repayment, retirement or extinguishment) any Indebtedness, in each case included in the calculations of any financial ratio or test, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such Incurrence or Refinancing of Indebtedness (including pro forma effect to the application of the net proceeds therefrom), in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Consolidated EBITDA to Consolidated Interest Expense Ratio (or similar ratio), in which case such Incurrence or Refinancing of Indebtedness will be given effect, as if the same had occurred on the first day of the applicable Test Period); provided that, with respect to any Incurrence of Indebtedness permitted by the provisions of this Agreement in reliance on the pro forma calculation of the Consolidated First Lien Debt to Consolidated EBITDA Ratio, the Consolidated Secured Debt to Consolidated EBITDA Ratio, the Consolidated EBITDA to Consolidated Interest Expense Ratio and/or the Consolidated Total Debt to Consolidated EBITDA Ratio, as applicable, pro forma effect shall not be given to any Indebtedness being Incurred (or expected to be Incurred) substantially simultaneously or contemporaneously with the Incurrence of any such Indebtedness in reliance on any “basket” set forth in this Agreement (including the Incremental Base Amount, any “baskets” measured as a percentage of Consolidated EBITDA) including any Credit Event under the Revolving Credit Facility or, except to the extent expressly required to be calculated otherwise in Section 2.14 or Section 10.1(u), any Additional/Replacement Revolving Credit Facility.

(e)            Whenever pro forma effect is to be given to a pro forma event, the pro forma calculations shall be made in good faith by an Authorized Officer of the Borrower. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Consolidated EBITDA to Consolidated Interest Expense Ratio is made had been the applicable rate for the entire period (taking into account any interest Hedging Agreements applicable to such Indebtedness). To the extent interest expense generated by Hedging Obligations that have been terminated is included in Consolidated Interest Expense prior to the date of the event for which the calculation of the Consolidated EBITDA to Consolidated Interest Expense Ratio is being made, Consolidated Interest Expense shall be adjusted to exclude such expense. Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by an Authorized Officer of the Borrower to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or applicable Restricted Subsidiary may designate. For purposes of making the computations referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period or, if lower, the maximum commitments under such revolving credit facility as of the date of the event for which the calculation of the Consolidated EBITDA to Consolidated Interest Expense Ratio is being made, except as set forth in Section 1.12(d).

(f)            Any such pro forma calculation may include, without limitation, (1) all adjustments of the type described in clause (a)(viii) of the definition of “Consolidated EBITDA” to the extent such adjustments, without duplication, continue to be applicable to such Test Period, and (2) adjustments calculated in accordance with Regulation S-X under the Securities Act.

SECTION 2.     Amount and Terms of Credit Facilities.

2.1	Loans.

(a)             Subject to and upon the terms and conditions herein set forth, each Lender having an Initial Term Loan Commitment severally agrees to make (or in the case of any Rollover Lender (as defined in the First Incremental Agreement) on the First Incremental Agreement Effective Date, be deemed to make) (or in the case of any Rollover Lender (as defined in the Second Incremental Agreement) on the Second Incremental Agreement Effective Date, be deemed to make) a loan or loans (each, an “Initial Term Loan”) to the Borrower, which Initial Term Loans (iA) shall not exceed, for any such Lender, the Initial Term Loan Commitment of such Lender, (~~ii~~B) shall not exceed, in the aggregate, the Total Initial Term Loan Commitment, (~~iii~~C) shall be made (x) in the case of Initial Term Loans made in respect of Initial Term Loan Commitments described in clause (a) of the definition of Initial Term Loan Commitments, on the Closing Date, (y) in the case of Initial Term Loans made in respect of Initial Term Loan Commitments described in clause (b) of the definition of Initial Term Loan Commitments, on the First Incremental Agreement Effective Date, and (z) in the case of Initial Term Loans made in respect of Initial Term Loan Commitments described in clause (c) of the definition of Initial Term Loan Commitments, on the Second Incremental Agreement Effective Date, (~~iv~~D) shall be denominated in Dollars, (~~v~~E) may, at the option of the Borrower, be Incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; provided that all such Initial Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise provided herein, consist entirely of Initial Term Loans of the same Type and (~~vi~~F) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed. On the Initial Term Loan Maturity Date, all outstanding Initial Term Loans shall be repaid in full.

(ii)          Subject to and upon terms and conditions set forth in the Third Incremental Agreement, each Lender having a 2019 Incremental Term Loan Commitment severally agrees to make a loan or loans (each a “2019 Incremental Term Loan”) to the Borrower, which 2019 Incremental Term Loans (A) shall not exceed, for any such Lender, the 2019 Incremental Term Loan Commitment of such Lender, (B) shall not exceed, in the aggregate the Total 2019 Incremental Term Loan Commitment, (C) shall be made on the Third Incremental Agreement Effective Date, (D) shall be denominated in Dollars, (E) may, at the option of the Borrower, be Incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; provided that all such 2019 Incremental Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise provided herein, consist entirely of 2019 Incremental Term Loans of the same Type and (F) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid may not be reborrowed. On the 2019 Incremental Term Loan Maturity Date, all outstanding 2019 Incremental Term Loans shall be repaid in full.

(b)            (i) Subject to and upon the terms and conditions herein set forth, each Revolving Credit Lender severally agrees to make a loan or loans (each, a “Revolving Credit Loan”) to the Borrower in U.S. Dollars, which Revolving Credit Loans (A) shall not exceed, for any such Lender, the Revolving Credit Commitment of such Lender, (B) shall not, after giving pro forma effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Credit Exposure at such time exceeding such Lender’s Revolving Credit Commitment at such time, (C) shall not, after giving pro forma effect thereto and to the application of the proceeds thereof, at any time result in the aggregate amount of all Lenders’ Revolving Credit Exposures exceeding the Total Revolving Credit Commitment then in effect, (D) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date (provided that notwithstanding the foregoing, the aggregate amount of all Revolving Credit Loans made on the Closing Date shall not exceed the Initial Revolving Borrowing Amount), (E) may at the option of the Borrower be Incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type and (F) may be repaid and reborrowed in accordance with the provisions hereof.

(ii)             On the Revolving Credit Maturity Date, all outstanding Revolving Credit Loans shall be repaid in full and the Revolving Credit Commitments shall terminate.

(c)            Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Eurodollar Loan; provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Eurodollar Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

(d)            (i) Subject to and upon the terms and conditions herein set forth, the Swingline Lender in its individual capacity agrees, at any time and from time to time on and after the Closing Date and prior to the Swingline Maturity Date, to make a loan or loans (each, a “Swingline Loan”) to the Borrower in U.S. Dollars, which Swingline Loans (A) shall be ABR Loans, (B) shall have the benefit of the provisions of Section 2.1(d)(ii), (C) shall not exceed at any time outstanding the Swingline Commitment, (D) shall not, after giving pro forma effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of all Lenders’ Revolving Credit Exposures exceeding the Total Revolving Credit Commitment then in effect, (E) may be repaid and reborrowed in accordance with the provisions hereof and (F) shall mature no later than the date ten Business Days after such Swingline Loan is made. On the Swingline Maturity Date, all outstanding Swingline Loans shall be repaid in full. The Swingline Lender shall not make any Swingline Loan after receiving a written notice from either the Borrower or the Administrative Agent stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (x) of rescission of all such notices from the party or parties originally delivering such notice, (y) of the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or (z) from the Administrative Agent that such Default or Event of Default is no longer continuing.

(ii)            On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Revolving Credit Lenders, with a copy to the Borrower, that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Credit Loans, in which case Revolving Credit Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the same Business Day by all Revolving Credit Lenders pro rata based on each such Lender’s Revolving Credit Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Credit Lender hereby irrevocably agrees to make such Revolving Credit Loans upon same Business Days’ notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Revolving Credit Commitment after any such Swingline Loans were made. In the event that, in the sole judgment of the Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under any Debtor Relief Law in respect of the Borrower), each Revolving Credit Lender hereby agrees that it shall forthwith purchase from the Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon their respective Revolving Credit Commitment Percentages; provided that all principal and interest payable on such Swingline Loans shall be for the account of the Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to the Lender purchasing the same from and after such date of purchase.

(iii)            The Borrower may, at any time and from time to time, designate as additional Swingline Lenders one or more applicable Revolving Credit Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Credit Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such Revolving Credit Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Credit Lender in its capacity as a lender of Swingline Loans hereunder.

(iv)            The Borrower may terminate the appointment of any Swingline Lender as a “Swingline Lender” hereunder by providing a written notice thereof to such Swingline Lender, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) the Swingline Lender’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the Swingline Exposure of such Swingline Lender shall have been reduced to zero. Notwithstanding the effectiveness of any such termination, the terminated Swingline Lender shall remain a party hereto and shall continue to have all the rights of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such termination, but shall not make any additional Swingline Loans.

2.2            Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Term Loans or Revolving Credit Loans shall be in a multiple of $500,000 (or, in the case of a Borrowing of Revolving Credit Loans on the Closing Date, $100,000), and Swingline Loans shall be in a multiple of $100,000, and, in each case, shall not be less than the Minimum Borrowing Amount with respect for such Type of Loans (except that that Mandatory Borrowings shall be made in the amounts required by Section 2.1(d) and Revolving Credit Loans to reimburse the Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable). More than one Borrowing may be Incurred on any date; provided that at no time shall there be outstanding more than twelve (12) Eurodollar Borrowings under this Agreement (which number of Eurodollar Borrowings may be increased or adjusted by agreement between the Borrower and the Administrative Agent in connection with any Incremental Facility or Extended Loans/Commitments). For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

2.3	Notice of Borrowing.

(a)            The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 1:00 p.m. (New York City time) at least three Business Days’ prior written notice of the Borrowing of Initial Term Loans, the Borrowing of 2019 Incremental Term Loans or any Borrowing of Incremental Term Loans (unless otherwise set forth in the applicable Incremental Agreement), as the case may be, if all or any of such Term Loans are to be initially Eurodollar Loans and (ii) written notice prior to 12:00 p.m. (New York City time) on the date of the Borrowing of Initial Term Loans, the Borrowing of 2019 Incremental Term Loans or any Borrowing of Incremental Term Loans, as the case may be, if all or any of such Term Loans are to be ABR Loans. Such notice (together with each notice of a Borrowing of Revolving Credit Loans pursuant to Section 2.3(b) and each notice of a Borrowing of Swingline Loans pursuant to Section 2.3(c), a “Notice of Borrowing”) shall be in substantially the form of Exhibit D and shall specify (i) the aggregate principal amount of the Initial Term Loans ~~or~~, the 2019 Incremental Term Loans or any other Incremental Term Loans, as the case may be, to be made, (ii) the date of the Borrowing (which shall be, (~~w~~v) in the case of Initial Term Loans made in respect of Initial Term Loan Commitments described in clause (a) of the definition of Initial Term Loan Commitments, the Closing Date, (~~x~~w) in the case of Initial Term Loans made in respect of Initial Term Loan Commitments described in clause (b) of the definition of Initial Term Loan Commitments, the First Incremental Agreement Effective Date, (~~y~~x) in the case of Initial Term Loans made in respect of Initial Term Loan Commitments described in clause (c) of the definition of Initial Term Loan Commitments, the Second Incremental Agreement Effective Date, (y) in the case of the 2019 Incremental Term Loans, the Third Incremental Agreement Effective Date, and, (z) in the case of Incremental Term Loans, the applicable Incremental Facility Closing Date in respect of such Class) and (iii) whether the Initial Term Loans ~~or~~, the 2019 Incremental Term Loans or other Incremental Term Loans, as the case may be, shall consist of ABR Loans and/or Eurodollar Loans and, if the Initial Term Loans, the 2019 Incremental Term Loans or Incremental Term Loans, as the case may be, are to include Eurodollar Loans, the Interest Period to be initially applicable thereto; provided that the Notice of Borrowing for a Borrowing of Term Loans shall be revocable so long as the Borrower agrees to comply with the applicable provisions of Section 2.11 upon any such revocation. The Administrative Agent shall promptly give each Lender written notice of each proposed Borrowing of Initial Term Loans ~~or~~, 2019 Incremental Term Loans or other Incremental Term Loans, as the case may be, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(b)            Whenever the Borrower desires to Incur Revolving Credit Loans hereunder (other than Mandatory Borrowing or borrowings to repay Unpaid Drawings under Letters of Credit), it shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 1:00 p.m. (New York City time) at least three Business Days’ prior written notice of each Borrowing of Revolving Credit Loans that are to be initially Eurodollar Loans and (ii) prior to 1:00 p.m. (New York City time) on the date of such Borrowing prior written notice of each Borrowing of Revolving Credit Loans that are to be ABR Loans. Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether the respective Borrowing shall consist of ABR Loans and/or Eurodollar Loans, and, if Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice of each proposed Borrowing of Revolving Credit Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.

(c)            Whenever the Borrower desires to Incur Swingline Loans hereunder, the Borrower shall give the Administrative Agent written notice of each Borrowing of Swingline Loans prior to 3:00 p.m. (New York City time) or such later time as agreed by the Swingline Lender on the date of such Borrowing. Each such Notice of Borrowing shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day). The Administrative Agent shall promptly give the Swingline Lender written notice of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.

(d)            Mandatory Borrowings shall be made upon the notice specified in Section 2.1(d)(ii) with the Borrower irrevocably agreeing, by its Incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(e)            Borrowings of Revolving Credit Loans to reimburse Unpaid Drawings under Letters of Credit shall be made upon the terms set forth in Section 3.3 or Section 3.4(a).

(f)            If the Borrower fails to specify a Type of Loan in a Notice of Borrowing, then the applicable Loans shall be made as Eurodollar Loans with an Interest Period of one (1) month. If the Borrower requests a Borrowing of Eurodollar Loans, in any such Notice of Borrowing, but fails to specify an Interest Period (or fails to give a timely notice requesting a continuation of Eurodollar Loans), it will be deemed to have specified an Interest Period of one (1) month.

2.4	Disbursement of Funds.

(a)            No later than the later of 12:00 p.m. (New York City time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings and Borrowings to reimburse Unpaid Drawings under Letters of Credit) and two hours after written notice of such Borrowing is delivered by the Administrative Agent to such Lender, each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below; provided that on the Closing Date (or, with respect to any Incremental Facilities, on the relevant Incremental Facilities Closing Date), such funds may be made available at such earlier time as may be agreed among the relevant Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions; provided, further, that all Swingline Loans shall be made available to the Borrower in the full amount thereof by the Swingline Lender no later than two hours after written notice of such Borrowing is delivered by the Administrative Agent to the Swingline Lender.

(b)            (i) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings under Letters of Credit) make available to the Borrower by depositing to an account designated by the Borrower to the Administrative Agent in writing, the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate, or (ii) if paid by the Borrower, the then- applicable rate of interest, calculated in accordance with Section 2.8, for the respective Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.

(ii)          The Swingline Lender shall make available all amounts it is to fund to the Borrower under any Borrowing of Swingline Loans in immediately available funds to the Borrower (as specified in the applicable Notice of Borrowing), by depositing to an account designated by the Borrower to the Swingline Lender in writing or otherwise in such Notice of Borrowing, the aggregate of the amount so made available.

(c)            Nothing in this Section 2.4, including any payment by the Borrower, shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5	Repayment of Loans; Evidence of Debt.

(a)            The Borrower agrees to repay to the Administrative Agent, for the benefit of the applicable Lenders, (i) on the Initial Term Loan Maturity Date, all then outstanding Initial Term Loans, (ii) on the ~~relevant~~2019 Incremental Term Loan Maturity Date, all then outstanding 2019 Incremental Term Loans, (iii) on the relevant Incremental Term Loan Maturity Date for any Class of Incremental Term Loans, any then outstanding Incremental Term Loans of such Class, (~~iii~~iv) on the Revolving Credit Maturity Date, the then outstanding Revolving Credit Loans, (~~iv~~v) on the relevant maturity date for any Class of Additional/Replacement Revolving Credit Commitments, all then outstanding Additional/Replacement Revolving Credit Loans of such Class, (~~v~~vi) on the relevant maturity date for any Class of Extended Term Loans, all then outstanding Extended Term Loans of such Class, (~~vi~~vii) on the relevant maturity date for any Class of Extended Revolving Credit Commitments, all then outstanding Extended Revolving Credit Loans of such Class and (~~vii~~viii) on the Swingline Maturity Date, the then outstanding Swingline Loans.

(b)            (i) The Borrower shall repay to the Administrative Agent, in Dollars, for the ratable benefit of the Initial Term Loan Lenders, on (y) the last Business Day of each March, June, September and December, beginning December 31, 2018 (each, an “Initial Term Loan Repayment Date”), a principal amount of the Initial Term Loans equal to ~~(i)~~ the product of (~~x~~A) the aggregate principal amount of Initial Term Loans outstanding immediately after the Borrowing of Tranche C Term Loans on the Second Incremental Agreement Effective Date multiplied by (~~y~~B) 0.25% (with respect to each Initial Term Loan Repayment Date prior to the Initial Term Loan Maturity Date, as such product may be reduced by, and after giving pro forma effect to, any voluntary and mandatory prepayments made in accordance with Section 5 or as contemplated by Section 2.15) ~~or~~and (~~ii~~z) on the Initial Term Loan Maturity Date, the aggregate principal amount of Initial Term Loans then outstanding (~~with respect to the Initial Term Loan Maturity Date) (~~each amount, an “Initial Term Loan Repayment Amount”).

(ii) The Borrower shall repay to the Administrative Agent, in Dollars, for the ratable benefit of the 2019 Incremental Term Loan Lenders, on (y) the last Business Day of each March, June, September and December, beginning December 31, 2019 (each, a “2019 Incremental Term Loan Repayment Date”), a principal amount of the 2019 Incremental Term Loans equal to the product of (A) the aggregate principal amount of 2019 Incremental Term Loans outstanding immediately after the Borrowing of 2019 Incremental Term Loans on the Third Amendment Effective Date multiplied by (B) 0.25% (with respect to each 2019 Incremental Loan Repayment Date prior to the 2019 Incremental Term Loan Maturity Date, as such product may be reduced by, and after giving pro forma effect to, any voluntary and mandatory prepayments made in accordance with Section 5 or as contemplated by Section 2.15) and (z) on the 2019 Incremental Term Loan Maturity Date, the aggregate principal amount of all 2019 Incremental Term Loans then outstanding (each amount, an “2019 Incremental Term Loan Repayment Amount”).

(c)            In the event any Incremental Term Loans are made, such Incremental Term Loans shall mature and be repaid in amounts and on dates as agreed between the Borrower and the relevant Lenders of such Incremental Term Loans in the applicable Incremental Agreement, subject to the requirements set forth in Section 2.14. In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to the requirements of Section 2.15, mature and be repaid by the Borrower in the amounts (each such amount, an “Extended Term Loan Repayment Amount”) and on the dates (each an “Extended Repayment Date”) set forth in the applicable Extension Agreement. In the event any Extended Revolving Credit Commitments are established, such Extended Revolving Credit Commitments shall, subject to the requirements of Section 2.15, be terminated (and all Extended Revolving Credit Loans of the same Extension Series repaid) on dates set forth in the applicable Extension Agreement.

(d)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e)            The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 13.6(b)(v), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Initial Term Loan, ~~an~~a 2019 Incremental Term Loan, any Incremental Term Loan (and the relevant Class thereof), a Revolving Credit Loan, an Additional/Replacement Revolving Credit Loan (and the relevant Class thereof), an Extended Term Loan (and the relevant Class thereof), an Extended Revolving Credit Loan (and the relevant Class thereof), or a Swingline Loan, as applicable, the Type of each Loan made and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender or the Swingline Lender hereunder, (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof and (iv) any cancellation or retirement of Loans contemplated by Section 13.6(i).

(f)             The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs(d) and (e) of this Section 2.5 shall, to the extent permitted by Applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded and, in the case of the Register, shall be conclusive absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower in accordance with the terms of this Agreement.

(g)            For the avoidance of doubt, all Loans shall be repaid, whether pursuant to this Section 2.5 or otherwise, in Dollars.

(h)            For the avoidance of doubt, the Tranche C Term Loans made on the Second Incremental Agreement Effective Date (x) shall constitute the Initial Term Loans for all purposes of this Agreement, (y) shall mature and shall become due and payable on the Initial Term Loan Maturity Date and (z) shall be repaid in quarterly installments in accordance with Section 2.5(b).

2.6	Conversions and Continuations.

(a)            The Borrower shall have the option on any Business Day, subject to Section 2.11, to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans, Revolving Credit Loans, Additional/Replacement Revolving Credit Loans or Extended Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type and except as otherwise provided herein the Borrower shall have the option on the last day of an Interest Period to continue the outstanding principal amount of any Eurodollar Loans as Eurodollar Loans for an additional Interest Period; provided that (i) no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into Eurodollar Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such conversion, (iii) Eurodollar Loans may not be continued as Eurodollar Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least (i) three Business Days’, in the case of a continuation of, or conversion to, Eurodollar Loans or (ii) the same Business Day in the case of a conversion into ABR Loans), prior written notice (each a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued, the requested date of the conversion or continuation, as the case may be (which shall be a Business Day), the principal amount of Loans to be converted or continued, as the case may be, and if such Loans are to be converted into or continued as Eurodollar Loans, the Interest Period to be initially applicable thereto. If the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as the same Type of Loan, which if a Eurodollar Loan, shall have a one-month Interest Period. Any such automatic continuation shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans. If the Borrower requests a conversion to, or continuation of, Eurodollar Loans in any such Notice of Conversion or Continuation, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month’s duration. Notwithstanding anything to the contrary herein, a Swingline Loan may not be converted to a Eurodollar Loan. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)            If any Event of Default is in existence at the time of any proposed continuation of any Eurodollar Loans and the Administrative Agent has, or the Required Lenders have, determined in its or their sole discretion not to permit such continuation, Eurodollar Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans.

2.7            Pro Rata Borrowings. Each Borrowing of Initial Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Initial Term Loan Commitments. Each Borrowing of 2019 Incremental Term Loans under this Agreement shall be granted by the Lenders prorata on the basis of their then-applicable 2019 Incremental Term Loan Commitments. Each Borrowing of Revolving Credit Loans under this Agreement shall be granted by the Revolving Credit Lenders pro rata on the basis of their then- applicable Revolving Credit Commitment Percentages with respect to the applicable Class. Each Borrowing of Incremental Term Loans under this Agreement shall be granted by the Lenders of the relevant Class thereof pro rata on the basis of their then-applicable Incremental Term Loan Commitments for the applicable Class. Each Borrowing of Additional/Replacement Revolving Credit Loans under this Agreement shall be granted by the Lenders of the relevant Class thereof pro rata on the basis of their then-applicable Additional/Replacement Revolving Credit Commitments for the applicable Class. Each Borrowing of Extended Revolving Credit Loans under this Agreement shall be granted by the Lenders of the relevant Class thereof pro rata on the basis of their then-applicable Extended Revolving Credit Commitments for the applicable Class. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender, severally and not jointly, shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder, and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligations under any Credit Document.

2.8	Interest.

(a)            The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin in effect from time to time plus the ABR in effect from time to time.

(b)            The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin in effect from time to time plus the relevant Eurodollar Rate in effect from time to time.

(c)            If at any time after the occurrence of and during the continuance of an Event of Default under Section 11.1 or Section 11.5, all or a portion of the principal amount of any Loan or any interest payable thereon or any fees or other amounts due hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (including post-petition interest in any proceeding under any applicable Debtor Relief Law) at a rate per annum that is (i) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (ii) in the case of overdue interest, fees or other amounts due hereunder, to the extent permitted by Applicable Law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full. All such interest shall be payable on demand.

(d)            Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof, and shall be payable in Dollars and, except as otherwise provided below, shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, and (iii) in respect of each Loan (except in the case of prepayments of any ABR Revolving Credit Loans that are not made in connection with the termination or permanent reduction of the Revolving Credit Commitments), on any prepayment date (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand; provided that a Loan that is repaid on the same day on which it is made shall bear interest for one day.

(e)             All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)            The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

(g)            Except as otherwise provided herein, whenever any payment hereunder or under the other Credit Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be.

2.9            Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into, or continuation as, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) on or prior to 1:00 p.m. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower shall have the right to elect, by giving the Administrative Agent written notice, the Interest Period applicable to such Borrowing, which Interest Period shall be the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last Business Day) in the calendar month that is one, two, three or six months thereafter (or, if agreed to by all relevant Lenders participating in the relevant Credit Facility, twelve months thereafter or a period shorter than one month).

Notwithstanding anything to the contrary contained above:

(a)            the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)            if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(c)            if any Interest Period relating to a Borrowing of Eurodollar Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(d)            in the case of Eurodollar Loans, interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period; and

(e)            the Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.

2.10	Increased Costs, Illegality, Etc.

(a)            In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)            on any date for determining the Eurodollar Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising any Borrowing of Eurodollar Loans are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the London interbank eurocurrency market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate; or

(ii)            that, due to a Change in Law, which shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement taken into account in determining the Statutory Reserves); (B) subject any Lender to any Tax (other than (1) Taxes indemnifiable under Section 5.4, (2) Excluded Taxes or (3) Taxes described in Section 5.4(f)) on its loans, loan principal, letters of credits, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (C) impose on any Lender or the London interbank eurocurrency market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender (other than Taxes), which results in the cost to such Lender of making, converting into, continuing or maintaining Eurodollar Loans or participating in Letters of Credit (in each case hereunder) increasing by an amount which such Lender reasonably deems material or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or

(iii)            at any time after the Closing Date, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any Applicable Law (or would conflict with any such Applicable Law not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the Closing Date that materially and adversely affects the London interbank eurocurrency market;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give written notice to the Borrower and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion or Continuation given by the Borrower with respect to Eurodollar Loans that have not yet been Incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly (but no later than ten Business Days) after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by Applicable Law.

(b)            At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel said Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into an ABR Loan, if applicable; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)            If, any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Letter of Credit Issuer’s or their respective parent’s capital or assets as a consequence of such Lender’s or Letter of Credit Issuer’s commitments or obligations hereunder to a level below that which such Lender or Letter of Credit Issuer or their respective parent could have achieved but for such Change in Law (taking into consideration such Lender’s or Letter of Credit Issuer’s or their respective parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly (but no later than ten Business Days) after written demand by such Lender or Letter of Credit Issuer (with a copy to the Administrative Agent), the Borrower shall pay to such Lender or Letter of Credit Issuer such additional amount or amounts as will compensate such Lender or Letter of Credit Issuer or their respective parent for such reduction, it being understood and agreed, however, that a Lender or Letter of Credit Issuer shall not be entitled to such compensation as a result of such Lender’s or Letter of Credit Issuer’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law as in effect on the Closing Date except as a result of a Change in Law. Each Lender or Letter of Credit Issuer, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower (on its own behalf) which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

(d)            If the Borrower and the Administrative Agent reasonably determine in good faith that an interest rate is not ascertainable pursuant to the provisions of the definition of “Eurodollar Rate” or “Reference Rate” and the inability to ascertain such rate is unlikely to be temporary, the “Eurodollar Rate” and “Reference Rate” shall be an alternate rate that is reasonably commercially practicable for the Administrative Agent to administer (as determined by the Administrative Agent in its reasonable discretion) that is either: (i) an alternate rate established by the Administrative Agent and the Borrower that is generally accepted as the then prevailing market convention for determining a rate of interest for syndicated leveraged loans of this type in the United States at such time, in which case, the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (including the making of appropriate adjustments to such alternate rate and this Agreement (x) to preserve pricing in effect at the time of selection of such alternate rate (but for the avoidance of doubt which would not reduce the Applicable Margin) and (y) other changes necessary to reflect the available interest periods for such alternate rate) (the “Market Convention Rate”) or (ii) if a Market Convention Rate is not available in the reasonable determination of the Administrative Agent and the Borrower acting in good faith, an alternate rate, at the option of the Borrower, either (x) established by the Administrative Agent and the Borrower, so long as the Lenders shall have received at least five Business Days' prior written notice thereof (the “Notice Period”), in which case, the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that such alternate rate shall not apply to (and any such amendment shall not be effective with respect to) any Class for which the Administrative Agent has received a written objection within the Notice Period from the Required Lenders of such Class (with the Required Lenders of such Class determined as if such Class of Lenders were the only Class of Lenders hereunder at the time), or (y) selected by the Borrower and the Required Lenders of any applicable Class (with the Required Lenders of such Class determined as if such Class of Lenders were the only Class of Lenders hereunder at the time) solely with respect to such Class, in which case, the Required Lenders of such Class and the Borrower shall, subject to 15 Business Days' prior written notice to the Administrative Agent, enter into an amendment to this Agreement to reflect such alternate rate of interest for such Class and make such other related changes to this Agreement as may be necessary to reflect such alternate rate applicable to such Class) (any such alternate rate so established in accordance with the foregoing provisions of this clause (d), the “Successor Benchmark Rate”); provided that, in the case of each of clauses (i) and (ii), any such amendment shall become effective without any further action or consent of any other party to this Agreement, notwithstanding anything to the contrary in Section 13.1; provided, further, that until such Successor Benchmark Rate has been determined pursuant to this paragraph, (A) any request for Borrowing, the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (B) all outstanding Borrowings shall be converted to an ABR Borrowing.

(e)            This Section 2.10 shall not operate to provide payments that are duplicative of those required under Section 5.4.

(f)            The agreements in this Section 2.10 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(g)            Notwithstanding the foregoing, no Lender or Letter of Credit Issuer shall be entitled to seek compensation under this Section 2.10 based on the occurrence of a Change in Law arising solely from (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines or directives thereunder or issued in connection therewith or (y) Basel III or any requests, rules, guidelines or directives thereunder or issued in connection therewith, unless such Lender or Letter of Credit Issuer is generally seeking compensation from other borrowers in the U.S. leveraged loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 2.10.

2.11            Compensation. If (a) any payment of principal of a Eurodollar Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Eurodollar Loans is not made as a result of a withdrawn Notice of Borrowing or failure to satisfy the conditions of Section 6 and Section 7, (c) any ABR Loan is not converted into a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurodollar Loan is not continued as a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of a Eurodollar Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount and, absent clearly demonstrable error, the amount requested shall be final and conclusive and binding upon all parties hereto), pay to the Administrative Agent for the account of such Lender within ten Business Days of such request any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to borrow, failure to convert, failure to continue, failure to prepay, reduction or failure to reduce, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Eurodollar Loan. The agreements in this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.12            Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13            Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the giving of such notice to the Borrower; provided that, if the circumstance giving rise to such claim is retroactive, then such 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14	Incremental Facilities.

(a)            The Borrower may at any time or from time to time after the Closing Date, by written notice delivered to the Administrative Agent request (i) one or more additional Classes of term loans or additional term loans of the same Class of any existing Class of term loans (the “Incremental Term Loans”), (ii) one or more increases in the amount of the Revolving Credit Commitments of any Class (each such increase, an “Incremental Revolving Credit Commitment Increase”) or (iii) one or more additional Classes of revolving credit commitments (the “Additional/Replacement Revolving Credit Commitments,” and, together with the Incremental Term Loans and the Incremental Revolving Credit Commitment Increases, the “Incremental Facilities” and the commitments in respect thereof are referred to as the “Incremental Commitments”); provided that, subject to Section 1.11, at the time that any such Incremental Term Loan, Incremental Revolving Credit Commitment Increase or Additional/Replacement Revolving Credit Commitment is made or effected (and after giving pro forma effect thereto), except as set forth in the proviso to clause (b) below, no Event of Default (or, in the case of the Incurrence or provision of any Incremental Facility in connection with an Acquisition or similar Investment, no Event of Default under Section 11.1 or 11.5) shall have occurred and be continuing.

(b)            Each tranche of Incremental Term Loans, each tranche of Additional/Replacement Revolving Credit Commitments and each Incremental Revolving Credit Commitment Increase shall be in an aggregate principal amount that is not less than $5,000,000 (it being understood that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth below) (and, unless otherwise agreed by the Borrower and the Administrative Agent, in minimum increments of $1,000,000 in excess thereof), and, subject to the proviso at the end of this Section 2.14(b), following the ~~Second~~Third Incremental Agreement Effective Date the aggregate amount of (x) the Incremental Term Loans, Incremental Revolving Credit Commitment Increases and the Additional/Replacement Revolving Credit Commitments (after giving pro forma effect thereto and the use of the proceeds thereof) Incurred pursuant to this Section 2.14(b), plus (y) the aggregate principal amount of Permitted Additional Debt Incurred under Section 10.1(u)(ii)(A) shall not exceed, as of the date of Incurrence of such Indebtedness or commitments, the sum of (A) the Incremental Base Amount plus (B) an aggregate amount of Indebtedness, such that, subject to Section 1.11, after giving pro forma effect to such Incurrence (and after giving pro forma effect to any Specified Transaction or Specified Restructuring to be consummated in connection therewith and assuming that all Incremental Revolving Credit Commitment Increases and/or Additional/Replacement Revolving Credit Commitments then outstanding and Incurred under this clause (B) were fully drawn), the Borrower would be in compliance with a Consolidated First Lien Debt to Consolidated EBITDA Ratio as of the last day of the Test Period most recently ended on or prior to the Incurrence of any such Incremental Facility, calculated on a pro forma basis, as if such Incurrence (and transactions) had occurred on the first day of such Test Period, that is no greater than either (x) ~~5.2~~4.95:1.00 or (y) if Incurred in connection with an Acquisition or similar Investment, no greater than the Consolidated First Lien Debt to Consolidated EBITDA Ratio immediately prior to such Acquisition or similar Investment (this clause (B), the “Incremental Ratio Debt Amount” and, together with the Incremental Base Amount, the “Incremental Limit”); provided that (i) Incremental Term Loans may be Incurred without regard to the Incremental Limit, without regard to whether an Event of Default has occurred and is continuing and, without regard to the minimums set forth in the first part of this 2.14(b), to the extent that the Net Cash Proceeds from such Incremental Term Loans are used on the date of Incurrence of such Incremental Term Loans (or substantially concurrently therewith) to either (x) prepay Term Loans and related amounts in accordance with the procedures set forth in Section 5.2(a)(i) or (y) permanently reduce the Revolving Credit Commitments, Extended Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments in accordance with the procedures set forth in Section 5.2(e)(ii) (and any such Incremental Term Loans shall be deemed to have been Incurred pursuant to this proviso), and (ii) Additional/Replacement Revolving Credit Commitments may be provided without regard to the Incremental Limit, without regard to the minimums set forth in the first sentence of this 2.14(b) and without regard to whether an Event of Default has occurred and is continuing, to the extent that the existing Revolving Credit Commitments, Extended Revolving Credit Commitments or other Additional/Replacement Revolving Credit Commitments shall be permanently reduced in accordance with Section 5.2(e)(ii) by an amount equal to the aggregate amount of Additional/Replacement Revolving Credit Commitments so provided (and any such Additional/Replacement Revolving Credit Commitments shall be deemed to have been Incurred pursuant to this proviso).

(c)            (i) The Incremental Term Loans (A) shall rank equal in right of payment and security with the Initial Term Loans and the 2019 Incremental Term Loans, shall be secured only by all or a portion of the Collateral securing the Obligations and shall only be guaranteed by the Credit Parties on a senior basis, (B) shall not mature earlier than the Initial Term Loan Maturity Date or the 2019 Incremental Term Loan Maturity Date, (C) shall not have a shorter Weighted Average Life to Maturity than the remaining Initial Term Loans or the remaining 2019 Incremental Term Loans, (D) shall have a maturity date (subject to clause (B)), an amortization schedule (subject to clause (C)), and interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, AHYDO Catch-Up Payments, funding discounts, original issue discounts, currency denomination and prepayment terms and premiums for the Incremental Term Loans as determined by the Borrower and the lenders of the Incremental Term Loans; provided that, ~~during the period commencing on the Closing Date and ending on first anniversary of the Closing Date~~with respect of the 2019 Incremental Terms Loans, in the event that the Effective Yield for any Incremental Term Loans (other than Incremental Term Loans (x) ~~Incurred pursuant to clause (B) of Section 2.14(b), (y)~~ established pursuant to the proviso of Section 2.14(b) or (~~z~~y) Incurred in connection with an Acquisition (clauses (x), and (y~~) and (z~~), collectively, the “MFN Exceptions”)), is greater than the Effective Yield for the ~~Initial~~2019 Incremental Term Loans by more than 0.50%, then the Applicable Margins for the ~~Initial~~2019 Incremental Term Loans shall be increased to the extent necessary so that the Effective Yield for the ~~Initial~~2019 Incremental Term Loans are equal to the Effective Yield for the Incremental Term Loans minus 0.50% (this proviso, the “MFN Protection”); provided, further, that, with respect to any Incremental Term Loans that do not bear interest at a rate determined by reference to the Eurodollar Rate, for purposes of calculating the applicable increase (if any) in the Applicable Margins for the ~~Initial~~2019 Incremental Term Loans in the immediately preceding proviso, the Applicable Margin for such Incremental Term Loans shall be deemed to be the interest rate (calculated after giving pro forma effect to any increases required pursuant to the immediately succeeding proviso) of such Incremental Term Loans less the then applicable Reference Rate; and (E) may otherwise have terms and conditions different from those of the Initial Term Loans or the 2019 Incremental Term Loans, as applicable; provided that (x) except with respect to matters contemplated by clauses (B), (C) and (D) above, any differences shall be reasonably satisfactory to the Administrative Agent (except for covenants and other provisions applicable only to the periods after the Latest Maturity Date) and (y) the documentation governing any Incremental Term Loans may include any Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Credit Facility.

(ii)            The Incremental Revolving Credit Commitment Increase shall be treated the same as the Class of Revolving Credit Commitments being increased (including with respect to maturity date thereof) and shall be considered to be part of the Class of Revolving Credit Facility being increased (it being understood that, if required to consummate an Incremental Revolving Credit Commitment Increase, the interest rate margins, rate floors and undrawn commitment fees on the Class of Revolving Credit Commitments being increased may be increased and additional upfront or similar fees may be payable to the lenders participating in the Incremental Revolving Credit Commitment Increase (without any requirement to pay such fees to any existing Revolving Credit Lenders)).

(iii)            The Additional/Replacement Revolving Credit Commitments (A) shall rank equal in right of payment and security with the Revolving Credit Loans, shall be secured only by all or a portion of the Collateral securing the Obligations and shall only be guaranteed by the Credit Parties on a senior basis, (B) shall not mature earlier than the Revolving Credit Maturity Date and shall require no scheduled amortization or mandatory commitment reduction prior to the Revolving Credit Maturity Date, (C) shall have interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, undrawn commitment fees, funding discounts, original issue discounts, currency denomination, prepayment terms and premiums and commitment reduction and termination terms as determined by the Borrower and the lenders of such commitments; provided that, during the period commencing on the Closing Date and ending on first anniversary of the Closing Date, in the event that the Effective Yield for any Additional/Replacement Revolving Credit Loans (other than Additional/Replacement Revolving Credit Loans under any Additional/Replacement Revolving Credit Commitments (x) incurred pursuant to clause (B) of Section 2.14(b), (y) established pursuant to the proviso of Section 2.14(b) or (z) Incurred in connection with an Acquisition or similar Investment) is greater than the Effective Yield for the Revolving Credit Loans by more than 0.50%, then the Applicable Margins for the Revolving Credit Loans shall be increased to the extent necessary so that the Effective Yield for the Revolving Credit Loans are equal to the Effective Yield for the Additional/Replacement Revolving Credit Loans minus 0.50%; (D) shall contain borrowing, repayment and termination of Commitment procedures as determined by the Borrower and the lenders of such commitments, (E) may include provisions relating to swingline loans and/or letters of credit, as applicable, issued thereunder, which issuances shall be on terms substantially similar (except for the overall size of such subfacilities, the fees payable in connection therewith and the identity of the swingline lender and letter of credit issuer, as applicable, which shall be determined by the Borrower, the lenders of such commitments and the applicable letter of credit issuers and swingline lenders and borrowing, repayment and termination of commitment procedures with respect thereto, in each case which shall be specified in the applicable Incremental Agreement) to the terms relating to the Swingline Loans and Letters of Credit with respect to the applicable Class of Revolving Credit Commitments or otherwise reasonably acceptable to the Administrative Agent and (F) may otherwise have terms and conditions different from those of the Revolving Credit Facility; provided that (x) except with respect to matters contemplated by clauses (B), (C), (D) and (E) above, any differences shall be reasonably satisfactory to the Administrative Agent (except for covenants and other provisions applicable only to the periods after the Latest Maturity Date) and (y) the documentation governing any Additional/Replacement Revolving Credit Commitments may include any Previously Absent Financial Maintenance Covenant so long as the Administrative Agent shall have been given prompt written notice thereof and this Agreement is amended to include such Previously Absent Financial Maintenance Covenant for the benefit of each Credit Facility (provided, further, however, that, if the applicable Previously Absent Financial Maintenance Covenant is a “springing” financial maintenance covenant for the benefit of such revolving credit facility or covenant only applicable to, or for the benefit of, a revolving credit facility, the Previously Absent Financial Maintenance Covenant shall be automatically included in this Agreement only for the benefit of each revolving credit facility hereunder (and not for the benefit of any term loan facility hereunder)).

(d)            Each notice from the Borrower pursuant to this Section 2.14 shall be given in writing and shall set forth the requested amount, currency denomination and proposed terms of the relevant Incremental Term Loans, Incremental Revolving Credit Commitment Increases or Additional/Replacement Revolving Credit Commitments. Incremental Term Loans may be made, and Incremental Revolving Credit Commitment Increases and Additional/Replacement Revolving Credit Commitments may be provided, subject to the prior written consent of the Borrower (not to be unreasonably withheld or delayed), by any existing Lender (it being understood that no existing Lender with an Initial Term Loan Commitment or 2019 Incremental Term Loan Commitment will have an obligation to make a portion of any Incremental Term Loan, no existing Lender with a Revolving Credit Commitment will have any obligation to provide a portion of any Incremental Revolving Credit Commitment Increase and no existing Lender with a Revolving Credit Commitment will have an obligation to provide a portion of any Additional/Replacement Revolving Credit Commitment) or by any other bank, financial institution, other institutional lender or other investor (any such other bank, financial institution or other investor being called an “Additional Lender”); provided that the Administrative Agent shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Term Loans or providing such Incremental Revolving Credit Commitment Increases or such Additional/Replacement Revolving Credit Commitments if such consent would be required under Section 13.6(b)      for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender; provided, further, that, solely with respect to any Incremental Revolving Credit Commitment Increases or Additional/Replacement Revolving Credit Commitments, the Swingline Lender and the Letter of Credit Issuer shall have consented (not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s providing such Incremental Revolving Credit Commitment Increases or Additional/Replacement Revolving Credit Commitments if such consent would be required under Section 13.6(b) for an assignment of Loans or Commitments, as applicable, to such Lender or Additional Lender.

(e)            Commitments in respect of Incremental Term Loans, Incremental Revolving Credit Commitment Increases and Additional/Replacement Revolving Credit Commitments shall become Commitments (or in the case of an Incremental Revolving Credit Commitment Increase to be provided by an existing Lender with a Revolving Credit Commitment, an increase in such Lender’s applicable Revolving Credit Commitment) under this Agreement pursuant to an amendment (an “Incremental Agreement”) to this Agreement and, as appropriate, the other Credit Documents, executed by Holdings, the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Agreement may, subject to Section 2.14(c), without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section (including (i) in connection with an Incremental Revolving Credit Commitment Increase, to reallocate Revolving Credit Exposure on a pro rata basis among the relevant Revolving Credit Lenders, (ii) in connection with Classes of Incremental Term Loans, to extend the Prepayment Premium Period for the benefit of any existing Class of Term Loans to the extent that such Class of Incremental Term Loans shall have the benefit of such longer Prepayment Premium Period and/or (iii) to increase the Effective Yield of the applicable Class of Term Loans to the extent necessary in order to ensure that any applicable Class of Incremental Term Loans are “fungible” with such existing Class of Term Loans. The effectiveness of any Incremental Agreement (an “Incremental Facility Closing Date”) and the occurrence of any Credit Event pursuant to such Incremental Agreement shall be subject to the satisfaction of such conditions as the parties thereto shall agree. The Borrower will use the proceeds of the Incremental Term Loans, Incremental Revolving Credit Commitment Increases and Additional/Replacement Revolving Credit Commitments for any purpose not prohibited by this Agreement; provided, however, that the proceeds of any Incremental Term Loans Incurred, and any Additional/Replacement Revolving Credit Commitments provided, in either case as described in the proviso to Section 2.14(b), shall be used in accordance with the terms thereof.

(f)            (i) No Lender shall be obligated to provide any Incremental Term Loans, Incremental Revolving Credit Commitment Increases or Additional/Replacement Revolving Credit Commitments unless it so agrees and the Borrower shall not be obligated to offer any existing Lender the opportunity to provide any Incremental Term Loans, Incremental Revolving Credit Commitment Increases or Additional/Replacement Revolving Credit Commitments.

(ii)            Upon each increase in the Revolving Credit Commitments of any Class pursuant to this Section, each Lender with a Revolving Credit Commitment of such Class immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Incremental Revolving Credit Commitment Increase (each, an “Incremental Revolving Credit Commitment Increase Lender”) in respect of such increase, and each such Incremental Revolving Credit Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving pro forma effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Lender with a Revolving Credit Commitment of such Class (including each such Incremental Revolving Credit Commitment Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of such Class of all Lenders represented by such Lender’s Revolving Credit Commitment of such Class. If, on the date of such increase, there are any Revolving Credit Loans of such Class outstanding, such Revolving Credit Loans shall on or prior to the effectiveness of such Incremental Revolving Credit Commitment Increase be prepaid from the proceeds of additional Revolving Credit Loans made hereunder (reflecting such increase in Revolving Credit Commitments of such Class), which prepayment shall be accompanied by accrued interest on the Revolving Credit Loans of such Class being prepaid and any costs incurred by any Lender in accordance with Section 2.11. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(g)            This Section 2.14 shall supersede any provisions in Section 2.7 or 13.1 to the contrary. For the avoidance of doubt, any provisions of this Section 2.14 may be amended with the consent of the Required Lenders; provided no such amendment shall require any Lender to provide any Incremental Commitment without such Lender’s consent

2.15            Extensions of Term Loans, Revolving Credit Loans and Revolving Credit Commitments and Additional/Replacement Revolving Credit Loans and Additional/Replacement Revolving Credit Commitments.

(a)            The Borrower may at any time and from time to time request that all or a portion of each Term Loan of any Class (an “Existing Term Loan Class”) be converted or exchanged to extend the scheduled final maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so extended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.15. Prior to entering into any Extension Agreement with respect to any Extended Term Loans, the Borrower shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class, with such request offered equally to all such Lenders of such Existing Term Loan Class) (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which terms shall be similar to the Term Loans of the Existing Term Loan Class from which they are to be extended except that (w) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.5 or in the Extension Agreement or the Incremental Agreement, as the case may be, with respect to the Existing Term Loan Class of Term Loans from which such Extended Term Loans were extended, in each case as more particularly set forth in Section 2.15(~~c~~d) below), (x)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, AHYDO Catch-Up Payments, original issue discounts and prepayment terms and premiums with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Agreement, (y) subject to the provisions set forth in Sections 5.1 and 5.2, the Extended Term Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) and mandatory prepayment terms as may be agreed between the Borrower and the Lenders thereof and (z) the Extension Agreement may provide for other covenants and terms that apply to any period after the Latest Maturity Date. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class of Term Loans from which they were extended.

(b)            The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of any Class, the Extended Revolving Credit Commitments of any Class and/or any Additional/Replacement Revolving Credit Commitments (and, in each case, including any previously extended Revolving Credit Commitments and/or Additional/Replacement Revolving Credit Commitments), existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans under any such facility, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted or exchanged to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Existing Revolving Credit Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related revolving credit loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.15. Prior to entering into any Extension Agreement with respect to any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments, with such request offered equally to all Lenders of such Class) (a “Revolving Credit Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established thereunder, which terms shall be similar to those applicable to the Existing Revolving Credit Commitments from which they are to be extended (the “Specified Existing Revolving Credit Commitment Class”) except that (w) all or any of the final maturity dates of such Extended Revolving Credit Commitments may be delayed to later dates than the final maturity dates of the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class, (x)(A) the interest rates, interest margins, rate floors, upfront fees, funding discounts, AHYDO Catch-Up Payments, original issue discounts and prepayment terms and premiums with respect to the Extended Revolving Credit Commitments may be different than those for the Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any of the items contemplated by the preceding clause (A) and (y)(1) the undrawn revolving credit commitment fee rate with respect to the Extended Revolving Credit Commitments may be different than those for the Specified Existing Revolving Credit Commitment Class and (2) the Extension Agreement may provide for other covenants and terms that apply to any period after the Latest Maturity Date; provided that, notwithstanding anything to the contrary in this Section 2.15, Section 5.2(e) or otherwise, (I) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of the Extended Revolving Credit Loans under any Extended Revolving Credit Commitments shall be made on a pro rata basis with any borrowings and repayments of the Existing Revolving Credit Loans of the Specified Existing Revolving Credit Commitment Class (the mechanics for which may be implemented through the applicable Extension Agreement and may include technical changes related to the borrowing and repayment procedures of the Specified Existing Revolving Credit Commitment Class), (II) assignments and participations of Extended Revolving Credit Commitments and Extended Revolving Credit Loans shall be governed by the assignment and participation provisions set forth in Section 13.6 and (III) subject to the applicable limitations set forth in Section 4.2 and Section 5.2(e)(ii), permanent repayments of Extended Revolving Credit Loans (and corresponding permanent reduction in the related Extended Revolving Credit Commitments) shall be permitted as may be agreed between the Borrower and the Lenders thereof. No Lender shall have any obligation to agree to have any of its Revolving Credit Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted or exchanged into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).

(c)            The Borrower shall provide the applicable Extension Request to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its reasonable discretion) prior to the date on which Lenders under the Existing Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.15. The Borrower may, at its election, specify as a condition to consummating any Extension Agreement that a minimum amount (to be determined and specified in the relevant Extension Request in the Borrower’s sole discretion and as may be waived by the Borrower) of Term Loans and/or Revolving Credit Commitments (as applicable) of any or all applicable Classes be tendered. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans, Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments (or any earlier Extended Revolving Credit Commitments) of an Existing Class subject to such Extension Request converted or exchanged into Extended Loans/Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans, Revolving Credit Commitments and/or Additional/Replacement Revolving Credit Commitments (and/or any earlier Extended Revolving Credit Commitments) which it has elected to convert or exchange into Extended Loans/Commitments (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate amount of Term Loans, Revolving Credit Commitments and Additional/Replacement Revolving Credit Commitments (and any earlier extended Extended Revolving Credit Commitments) subject to Extension Elections exceeds the amount of Extended Loans/Commitments requested pursuant to the Extension Request, Term Loans, Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments or earlier extended Extended Revolving Credit Commitments, as applicable, subject to Extension Elections shall be converted to or exchanged to Extended Loans/Commitments on a pro rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the amount of Term Loans, Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments and earlier extended Extended Revolving Credit Commitments included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Agreement. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, unless expressly agreed by the holders of each affected Existing Revolving Credit Commitment of the Specified Existing Revolving Credit Commitment Class, such Extended Revolving Credit Commitment shall not be treated more favorably than all Existing Revolving Credit Commitments of the Specified Existing Revolving Credit Commitment Class for purposes of the obligations of a Revolving Credit Lender in respect of Swingline Loans under Section 2.1(d) and Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the Swingline Maturity Date and/or the last day for issuing Letters of Credit may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued (pursuant to mechanics to be specified in the applicable Extension Amendment) so long as the Swingline Lender and/or each Letter of Credit Issuer have consented to such extensions (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(d)            Extended Loans/Commitments shall be established pursuant to an amendment (an “Extension Agreement”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.15(d) and notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans/Commitments established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. In addition to any terms and changes required or permitted by Section 2.15(b), each Extension Agreement in respect of Extended Term Loans shall amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Incremental Agreement or Extension Agreement with respect to the Existing Class of Term Loans from which the Extended Term Loans were exchanged to reduce each scheduled Repayment Amount for the Existing Class in the same proportion as the amount of Term Loans of the Existing Class is to be reduced pursuant to such Extension Agreement (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Class that is not an Extended Term Loan shall not be reduced as a result thereof). In connection with any Extension Agreement, the Borrower shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent and addressed to the Administrative Agent and the applicable Extending Lenders (i) as to the enforceability of such Extension Agreement, this Agreement as amended thereby, and such of the other Credit Documents (if any) as may be amended thereby (in the case of such other Credit Documents as contemplated by the immediately preceding sentence) and covering customary matters and (ii) to the effect that such Extension Agreement, including the Extended Loans/Commitments provided for therein, does not breach or result in a default under the provisions of Section 13.1 of this Agreement.

(e)            Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Term Loan Class or Class of Existing Revolving Credit Commitments is converted or exchanged to extend the related scheduled maturity date(s) in accordance with paragraph (a) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted or exchanged by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the Existing Revolving Credit Commitments of each Extending Lender under any Specified Existing Revolving Credit Commitment Class, the aggregate principal amount of such Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted or exchanged by such Lender on such date (or by any greater amount as may be agreed by the Borrower and such Lender), and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitment Class and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Existing Revolving Credit Loans of any Extending Lender are outstanding under the Specified Existing Revolving Credit Commitment Class, such Existing Revolving Credit Loans (and any related participations) shall be deemed to be converted or exchanged to Extended Revolving Credit Loans (and related participations) of the applicable Class in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments of such Class.

(f)            In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series or the Extended Revolving Credit Commitments of a given Extension Series, in each case to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Agreement, then the Administrative Agent, the Borrower and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Credit Documents (each, a “Corrective Extension Agreement”) within 15 days following the effective date of such Extension Agreement, as the case may be, which Corrective Extension Agreement shall (i) provide for the conversion or exchange and extension of Term Loans under the Existing Term Loan Class or Existing Revolving Credit Commitments (and related Revolving Credit Exposure), as the case may be, in such amount as is required to cause such Lender to hold Extended Term Loans or Extended Revolving Credit Commitments (and related revolving credit exposure) of the applicable Extension Series into which such other Term Loans or commitments were initially converted or exchanged, as the case may be, in the amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Agreement, in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrower and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Agreement described in Section 2.15(d)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.15(d).

(g)            No conversion or exchange of Loans or Commitments pursuant to any Extension Agreement in accordance with this Section 2.15 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(h)            This Section 2.15 shall supersede any provisions in Section 2.4 or Section 13.1 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.15 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Loans/Commitments without such Lender’s consent.

2.16            Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)            fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 4.1(a);

(b)            the Commitment of and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders or any other requisite Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 13.1); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender and (ii) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender;

(c)            if any Swingline Exposure or Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender, then (i) all or any part of such Letter of Credit Exposure of such Defaulting Lender and such Swingline Exposure of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Credit Commitment Percentage; provided that (A) each Non-Defaulting Lender’s Revolving Credit Exposure may not in any event exceed the Revolving Credit Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) subject to Section 13.21, neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Letter of Credit Issuer, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, (ii) to the extent that all or any portion (the “unreallocated portion”) of the Defaulting Lender’s Letter of Credit Exposure and Swingline Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in Section 2.16(c)(i) above or otherwise, the Borrower shall within two Business Days following notice by the Administrative Agent (x) first, prepay such Swingline Exposure (after giving pro forma effect to any partial reallocation pursuant to clause (i) above) and (y) second, Cash Collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving pro forma effect to any partial reallocation pursuant to clause (i) above), in accordance with the procedures set forth in Section 3.8 for so long as such Letter of Credit Exposure is outstanding, (iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to the requirements of this Section 2.16(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.1(c) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized, (iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to the requirements of this Section 2.16(c), then the fees payable to the Lenders pursuant to Section 4.1(c) shall be adjusted in accordance with such Non-Defaulting Lenders’ Revolving Credit Commitment Percentages and the Borrower shall not be required to pay any fees to the Defaulting Lender pursuant to Section 4.1(c) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period that such Defaulting Lender’s Letter of Credit Exposure is reallocated, or (v) if any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to the requirements of this Section 2.16(c), then, without prejudice to any rights or remedies of the Letter of Credit Issuer or any Lender hereunder, all fees payable under Section 4.1(c) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the Letter of Credit Issuer until such Letter of Credit Exposure is Cash Collateralized and/or reallocated;

(d)            (i) the Letter of Credit Issuer will not be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the face amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless the Letter of Credit Issuer is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Revolving Credit Commitments of the Non-Defaulting Lenders or by Cash Collateralization or combination thereof in accordance with the requirements of Section 2.16(c) above or otherwise in a manner reasonably satisfactory to the Letter of Credit Issuer; and

(ii) the Swingline Lender will be not required to fund any Swingline Loans unless the Swingline Lender is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Revolving Credit Commitments of the Non- Defaulting Lenders or a combination thereof in accordance with the requirements of Section 2.16(c) above.

(e)            If the Borrower, the Administrative Agent, the Swingline Lender and each applicable Letter of Credit Issuer agree in writing in their discretion that a Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Credit Loans of the other Revolving Credit Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause such outstanding Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Revolving Credit Lenders (including such Lender) in accordance with their applicable percentages, whereupon such Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender and any applicable Cash Collateral shall be promptly returned to the Borrower and any Letter of Credit Exposure and Swingline Exposure of such Lender reallocated pursuant to the requirements of Section 2.16(c) shall be reallocated back to such Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender; and

(f)            Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 11 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 13.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving Credit Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Letter of Credit Issuer and the Swingline Lender hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize, in accordance with Section 3.8, the Letter of Credit Issuer’s potential future fronting exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Letter of Credit Issuer or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Letter of Credit Issuer or such Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower or any of its Restricted Subsidiaries pursuant to any Secured Hedging Agreement with such Defaulting Lender as certified by an Authorized Officer of the Borrower to the Administrative Agent (with a copy to the Defaulting Lender) prior to such date of payment; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Loans or a payment of any Unpaid Drawings, such payment shall be applied solely to pay the relevant Loans of, and Unpaid Drawings owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.16(f). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.8 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

2.17	Term Loan Exchange Notes.

(a)            The Borrower may by written notice to the Administrative Agent elect to offer (each a “Permitted Debt Exchange Offer”) to issue to Lenders holding Term Loans under this Agreement first priority senior secured notes and/or junior lien secured notes and/or unsecured notes (the “Term Loan Exchange Notes”) in exchange for the Term Loans (each such exchange, a “Permitted Debt Exchange”); provided that such Term Loan Exchange Notes may not be in an aggregate principal amount greater than the Term Loans being exchanged plus unpaid accrued interest, fees and premiums (including tender premiums) (if any) thereon, defeasance costs, underwriting discounts and fees, commissions and expenses (including OID, closing payments, upfront fees or similar fees) in connection with the issuance of the Term Loan Exchange Notes. Each such notice shall specify the date (each, a “Term Loan Exchange Effective Date”) on which the Borrower proposes that the Term Loan Exchange Notes shall be issued, which shall be a date not less than fifteen days after the date on which such notice is delivered to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent); provided that: (w) the Weighted Average Life to Maturity of such Term Loan Exchange Notes shall not be shorter than the then remaining Weighted Average Life to Maturity of the Term Loans being exchanged (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Term Loan Exchange Notes upon the occurrence of an event of default, a change in control, an event of loss or an asset disposition shall not be deemed to constitute a change in the stated final maturity thereof); (x) if secured, such Term Loan Exchange Notes shall rank equal to or junior in right of payment and of security with the Loans and Commitments being exchanged hereunder; (y)  all other terms and conditions (other than interest rates (including through fixed interest rates), interest rate margins, rate floors, fees, maturity, funding discounts, original issue discounts and redemption or prepayment terms and premiums) applicable to such Term Loan Exchange Notes shall reflect market terms and conditions at the time of incurrence or issuance (as determined in good faith by the Borrower); provided that the Term Loan Exchange Notes may have the benefit of any Previously Absent Financial Maintenance Covenant if the Administrative Agent has been given prompt written notice thereof and this Agreement shall have been amended to include such Previously Absent Financial Maintenance Covenant; and (z) the obligations in respect of the Term Loan Exchange Notes (A) shall not be secured by Liens on any asset of Holdings, the Borrower and the Restricted Subsidiaries other than assets constituting Collateral, (B) if such Term Loan Exchange Notes are secured, all security therefor shall be granted pursuant to documentation that is not more restrictive than the Security Documents in any material respect taken as a whole (as determined by the Borrower) and the representative for such Additional Term Notes shall enter into a Customary Intercreditor Agreement (it being understood that junior Liens are not required to be equal to other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are equal to, or junior in priority to, other Liens that are junior to the Liens securing the Obligations), or (C) shall not be incurred or Guaranteed by any Restricted Subsidiary unless such Restricted Subsidiary is a Credit Party which shall have previously or substantially concurrently Guaranteed or borrowed such Term Loans being exchanged.

(b)            The Borrower shall offer to issue Term Loan Exchange Notes in exchange for the Class of Term Loans to all Lenders holding such Class of Term Loans (other than any Lender that, if requested by the Borrower, is unable to certify that it is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), (ii) an institutional “accredited investor” (as defined in Rule 501 under the Securities Act) or (iii) not a “U.S. person” (as defined in Rule 902 under the Securities Act) on a pro rata basis, and such Lenders may choose to accept or decline to receive such Term Loan Exchange Notes in their sole discretion. Any such Term Loans exchanged for Term Loan Exchange Notes shall be automatically and immediately, without further action by any Person, cancelled on the Term Loan Exchange Effective Date for all purposes of this Agreement (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt Exchange to the Borrower for immediate cancellation), and accrued and unpaid interest on such Term Loans shall be paid to the exchanging Lenders on the Term Loan Exchange Effective Date, or, if agreed to by the Borrower and the Administrative Agent, the next scheduled Interest Payment Date with respect to such Term Loans (with such interest accruing until the date of consummation of such Permitted Debt Exchange).

(c)            If the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of a given Class tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans under the relevant Class tendered by such Lenders ratably up to such maximum based on the respective principal amounts so tendered, or, if such Permitted Debt Exchange Offer shall have been made with respect to multiple Classes without specifying a maximum aggregate principal amount offered to be exchanged for each Class, and the aggregate principal amount of all Term Loans (calculated on the face amount thereof) of all Classes tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of all relevant Classes offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans across all Classes subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered.

(d)            With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.17, unless waived by the Borrower, such Permitted Debt Exchange Offer shall be made for not less than $50,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing the Borrower may at its election specify (A) as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered and/or (B) as a condition (a “Maximum Tender Condition”) to consummating any such Permitted Debt Exchange that no more than a maximum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes will be accepted for exchange. The Administrative Agent and the Lenders hereby acknowledge and agree that this Section 2.17 shall supersede any provisions of Section 2.5, Section V and Section 13.1 to the contrary, waive the requirements of any other provision of this Agreement or any other Credit Document that may otherwise prohibit the incurrence of any Indebtedness expressly provided for by this Section 2.17 and hereby agree not to assert any Default or Event of Default in connection with the implementation of any such Permitted Debt Exchange or any other transaction contemplated by this Section 2.17.

(e)            In connection with each Permitted Debt Exchange, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and the Borrower and the Administrative Agent, acting reasonably, shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.17; provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than five Business Days following the date on which the Permitted Debt Exchange Offer is made. The Borrower shall provide the final results of such Permitted Debt Exchange to the Administrative Agent no later than one Business Day prior to the proposed date of effectiveness for such Permitted Debt Exchange and the Administrative Agent shall be entitled to conclusively rely on such results.

(f)            The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) neither the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Exchange Act.

SECTION 3.         Letters of Credit.

3.1	Issuance of Letters of Credit.

(a)            Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Closing Date and prior to the date that is 15 days prior to the Revolving Credit Maturity Date, each Letter of Credit Issuer agrees to issue (or cause its Affiliates or other financial institution with which the Letter of Credit Issuer shall have entered into an agreement regarding the issuance of letters of credit hereunder, to issue on its behalf), upon the request of and for the account of the Borrower or any Restricted Subsidiary, letters of credit (each, a “Letter of Credit”) in such form as may be approved by such Letter of Credit Issuer in its reasonable discretion; provided that the Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Restricted Subsidiary.

(b)            Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Obligations at such time, would exceed the Letter of Credit Sub-Commitment then in effect, (ii) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Obligations and the Revolving Credit Loans and Swingline Loans outstanding at such time, would exceed the Total Revolving Credit Commitment then in effect, (iii) no Letter of Credit shall be required to be issued by a Letter of Credit Issuer the Stated Amount of which, when added to such Letter of Credit Issuer’s Revolving Credit Exposure (whether held directly or through its Affiliates), would exceed the Revolving Credit Commitment of such Letter of Credit Issuer (or its Affiliates), (iv) each Letter of Credit shall have an expiration date occurring no later than the earlier of (x) one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the applicable Letter of Credit Issuer or as provided under Section 3.2(e), and (y) the Letter of Credit Maturity Date, (v) each Letter of Credit shall be denominated in Dollars, (vi) no Letter of Credit shall be issued if it would be illegal under any Applicable Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor, (vii) no Letter of Credit shall be issued after the applicable Letter of Credit Issuer has received a written notice from the Borrower or the Administrative Agent stating that a Default or an Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 13.1 or that such Default or Event of Default is no longer continuing, (viii) no Letter of Credit shall be issued by the applicable Letter of Credit Issuer if such issuance would cause the Letter of Credit Obligations of such Letter of Credit Issuer to exceed the Letter of Credit Sub-Commitment Obligation of such Letter of Credit Issuer, (ix) UBS AG, Stamford Branch shall only be required to issue standby letters of credit and (x) in no event shall SunTrust Bank be required to issue commercial or trade letters of credit.

(c)            In connection with the establishment of any Extended Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments and subject to the availability of unused Commitments with respect to such newly established Class and the satisfaction of the Conditions set forth in Section 7, the Borrower may, with the written consent of the Letter of Credit Issuer, designate any outstanding Letter of Credit to be a Letter of Credit issued pursuant to such Class of Extended Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments, as applicable. Upon such designation such Letter of Credit shall no longer be deemed to be issued and outstanding under such prior Class and shall instead be deemed to be issued and outstanding under such newly established Class of Extended Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments, as applicable.

(d)            On the Closing Date, without further action by any party hereto (including the delivery of a Letter of Credit Request or any consent of, or confirmation by or to, the Administrative Agent), subject to the terms of this Section 3, (i) each Existing Letter of Credit set forth on Schedule 1.1(b) hereto issued by a Letter of Credit Issuer hereunder shall become a Letter of Credit outstanding under this Agreement, shall be deemed to be a Letter of Credit issued under this Agreement and shall be subject to the terms and conditions hereof (including Section 4.1) as if each such Letter of Credit was issued by the applicable Letter of Credit Issuer pursuant to this Agreement and (ii) each Letter of Credit Issuer that has issued an Existing Letter of Credit shall be deemed to have granted each Letter of Credit Participant in respect thereof and each Letter of Credit Participant in respect thereof shall be deemed to have acquired from such Letter of Credit Issuer, on the terms and conditions of Section 3.3 hereof, for such Letter of Credit Participant’s own account and risk, an undivided participation interest in such Letter of Credit Issuer’s obligations and rights under each such Existing Letter of Credit equal to such Letter of Credit Participant’s Revolving Credit Commitment Percentage, as applicable, of (A) the outstanding amount available to be drawn under such Existing Letter of Credit and (B) the aggregate amount of any outstanding reimbursement obligations in respect thereof.

3.2	Letter of Credit Requests.

(a)            Whenever the Borrower (or the Borrower on behalf of any Restricted Subsidiary) desires that a Letter of Credit be issued (or amended, renewed or extended), it shall give the Administrative Agent and the Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (New York City time) (i) at least three (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days prior to the proposed date of issuance, amendment, renewal or extension for any Letter of Credit for the account of the Borrower or any Subsidiary Guarantor (provided that such Subsidiary Guarantor shall have also signed the applicable Letter of Credit Request), (ii) at least five (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days prior to the proposed date of issuance, amendment, renewal or extension for any Letter of Credit for the account of any Restricted Subsidiary that is a Domestic Subsidiary that is not a Credit Party and (iii) at least ten (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days prior to the date of issuance, amendment, renewal or extension for any Letter of Credit for the account of any Foreign Restricted Subsidiary. Each Letter of Credit Request shall be executed by the Borrower and sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the Letter of Credit Issuer, by personal delivery or by any other means acceptable to the Letter of Credit Issuer.

(b)            In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B)  the Stated Amount thereof; (C) the expiry date thereof (which shall be not later than the earlier of (x) one year after the date of issuance thereof, unless otherwise agreed upon by the Administrative Agent and the applicable Letter of Credit Issuer or as provided under Section 3.2(e), and (y) the Letter of Credit Maturity Date); (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder and (G) such other matters as the Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify: (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Letter of Credit Issuer may reasonably require.

(c)            Promptly after receipt of any Letter of Credit Request, the Letter of Credit Issuer will confirm with the Administrative Agent in writing that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower and, if not, the Letter of Credit Issuer will provide the Administrative Agent with a copy thereof. Unless the Letter of Credit Issuer has received written notice from the Required Revolving Credit Lenders, the Administrative Agent, the Borrower or any other Credit Party at least two Business Days prior to the requested date of issuance or amendment of the Letter of Credit, that one or more applicable conditions contained in Section 7 shall not then be satisfied, then, subject to the terms and conditions hereof, the Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the terms hereof.

(d)            The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

(e)            If the Borrower so requests in any applicable Letter of Credit Request, the Letter of Credit Issuer may agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Letter of Credit Issuer, the Borrower shall not be required to make a specific request to the Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Maturity Date; provided, however, that the Letter of Credit Issuer shall not permit any such extension if (A) the Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 3.1(b) or otherwise), or (B) it has received written notice on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Credit Lenders have elected not to permit such extension or (2) from the Administrative Agent, the Required Revolving Credit Lenders or the Borrower that one or more of the applicable conditions specified in Section 7 are not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.

(f)            Promptly after its delivery of any Letter of Credit or any amendment, renewal or extension to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Letter of Credit Issuer will notify the Administrative Agent of such delivery, amendment, renewal or extension and will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment, renewal or extension. On the last Business Day of each March, June, September and December, the Letter of Credit Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time.

3.3	Letter of Credit Participations.

(a)            Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each other Revolving Credit Lender (each such Revolving Credit Lender, in its capacity under this Section 3.3(a), a “Letter of Credit Participant”), and each such Letter of Credit Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each, a “Letter of Credit Participation”), to the extent of such Letter of Credit Participant’s Revolving Credit Commitment Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto (although Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the Letter of Credit Participants as provided in Section 4.1(c) and the Letter of Credit Participants shall have no right to receive any portion of any fees paid to the Administrative Agent for the account of the Letter of Credit Issuer in respect of each Letter of Credit issued hereunder).

(b)            In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall have no obligation relative to the Letter of Credit Participants other than to confirm to the Administrative Agent that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, as determined in a final non-appealable judgment of a court of competent jurisdiction, shall not create for the Letter of Credit Issuer any resulting liability.

(c)            Whenever the Administrative Agent receives a payment in respect of an unpaid reimbursement obligation for the account of the Letter of Credit Issuer from the Borrower, the Administrative Agent shall promptly pay to each Letter of Credit Participant that has paid its Revolving Credit Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such Letter of Credit Participant’s share (based upon the proportionate aggregate amount originally funded or deposited by such Letter of Credit Participant to the aggregate amount funded or deposited by all Letter of Credit Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective Letter of Credit Participations; provided that the amount paid to any Letter of Credit Participant shall not exceed the amount funded or deposited by such Letter of Credit Participant.

(d)            The obligations of the Letter of Credit Participants to purchase Letter of Credit Participations from the Letter of Credit Issuer and make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i)	any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)           the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such beneficiary or transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated hereby or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)          any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)	the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents;

(v)	the occurrence of any Default or Event of Default; or

(vi)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Credit Party or Restricted Subsidiary.

3.4	Agreement to Repay Letter of Credit Drawings.

(a)            The Borrower hereby agrees to reimburse the Letter of Credit Issuer in Dollars with respect to any drawing under any Letter of Credit, by making payment, whether with its own funds, with the proceeds of Revolving Credit Loans or any other source, to the Administrative Agent for the account of the Letter of Credit Issuer in immediately available funds, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit issued by it (with respect to each such amount so paid under a Letter of Credit until reimbursed, a “Unpaid Drawing” (i) within one Business Day of the date of such payment or disbursement, if the Letter of Credit Issuer provides notice to the Borrower of such payment or disbursement prior to 11:00 a.m. (New York City time) on such next succeeding Business Day after the date of such payment or disbursement or (ii) if such notice is received after such time, on the next Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable (the “Required Reimbursement Date”), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, from and including the date of such payment or disbursement to but excluding the Required Reimbursement Date, at the per annum rate for each day equal to the rate described in Section 2.8(a); provided that, notwithstanding anything contained in this Agreement to the contrary, with respect to any Letter of Credit, (i) unless the Borrower shall have notified the Administrative Agent and the Letter of Credit Issuer prior to 11:00 a.m. (New York City time) on the Required Reimbursement Date that the Borrower intends to reimburse the Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Revolving Credit Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that the Lenders with Revolving Credit Commitments make Revolving Credit Loans (which shall be ABR Loans) on the Required Reimbursement Date in an amount equal to the amount of such drawing, and (ii) the Administrative Agent shall promptly notify each Letter of Credit Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each Letter of Credit Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York City time) on such Required Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans made in respect of such Unpaid Drawing on such Required Reimbursement Date shall be made without regard to the Minimum Borrowing Amount and without regard to the satisfaction of the conditions set forth in Section 7. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for the purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing. If and to the extent such Letter of Credit Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, or that in the sole judgment of the Letter of Credit Issuer, such Revolving Credit Loan cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under any Debtor Relief Law in respect of the Borrower), each Letter of Credit Participant hereby agrees that its participation in such Unpaid Drawing shall remain outstanding in lieu of funding its portion of such Revolving Credit Loan and such Letter of Credit Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by the Letter of Credit Issuer in connection with the foregoing. The failure of any Letter of Credit Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other Letter of Credit Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no Letter of Credit Participant shall be responsible for the failure of any other Letter of Credit Participant to make available to the Administrative Agent such other Letter of Credit Participant’s Revolving Credit Commitment Percentage of any such payment.

(b)            The obligations of the Borrower under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as a Letter of Credit Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each, a “Drawing”) to conform to the terms of such Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer as determined in the final, non-appealable judgment of a court of competent jurisdiction.

3.5            Increased Costs. If a Change in Law shall either (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any Letter of Credit Participant’s Letter of Credit Participation therein or (b) impose on the Letter of Credit Issuer or any Letter of Credit Participant any other conditions affecting its obligations under this Agreement in respect of Letters of Credit or Letter of Credit Participations therein or any Letter of Credit or such Letter of Credit Participant’s Letter of Credit Participation therein, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such Letter of Credit Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such Letter of Credit Participant hereunder (other than any such increase or reduction attributable to (i) Taxes indemnifiable under Section 5.4, (ii) Excluded Taxes or (iii) Taxes described in Section 5.4(f)) in respect of Letters of Credit or Letter of Credit Participations therein, then, promptly after receipt of written demand to the Borrower by the Letter of Credit Issuer or such Letter of Credit Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such Letter of Credit Participant to the Administrative Agent), the Borrower shall pay to the Letter of Credit Issuer or such Letter of Credit Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such Letter of Credit Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or a Letter of Credit Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Applicable Law that would have existed in the event that a Change in Law had not occurred. A certificate submitted to the Borrower by the Letter of Credit Issuer or a Letter of Credit Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such Letter of Credit Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such Letter of Credit Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error. Notwithstanding the foregoing, no Lender or Letter of Credit Issuer shall be entitled to seek compensation under this Section 3.5 based on the occurrence of a Change in Law arising solely from (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any requests, rules, guidelines or directives thereunder or issued in connection therewith or (y) Basel III or any requests, rules, guidelines or directives thereunder or issued in connection therewith, unless such Lender or Letter of Credit Issuer is generally seeking compensation from other borrowers in the U.S. leveraged loan market with respect to its similarly affected commitments, loans and/or participations under agreements with such borrowers having provisions similar to this Section 3.5.

3.6	New or Successor Letter of Credit Issuer.

(a)            Any Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 30 days’ prior written notice to the Administrative Agent, the applicable Revolving Credit Lenders and the Borrower. Subject to the terms of the following sentence, the Borrower may replace the Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and the Letter of Credit Issuer and the Borrower may add Letter of Credit Issuers at any time upon notice to the Administrative Agent and with the agreement of such new Letter of Credit Issuer. If the Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees pursuant to Sections 4.1(b) and 4.1(d). The acceptance of any appointment as a Letter of Credit Issuer hereunder, whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form satisfactory to the Borrower and the Administrative Agent, and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “Letter of Credit Issuer” hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit or amend or renew existing Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall have a face amount equal to the Letters of Credit being back-stopped, and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b)            To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7            Role of Letter of Credit Issuer. Each Revolving Credit Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuer, any Related Party of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates or any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders or the Required Revolving Credit Lenders, as applicable, (ii)  any action taken or omitted in the absence of gross negligence, bad faith or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuer, any Related Party of the Letter of Credit Issuer, the Administrative Agent, any of their respective Affiliates or any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(d); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower caused by the Letter of Credit Issuer’s willful misconduct or gross negligence, as determined in a final non-appealable judgment of a court of competent jurisdiction, or the Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit (as determined by a court of competent jurisdiction in a final and non-appealable order). In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.8	Cash Collateral.

(a)            If, as of the Letter of Credit Maturity Date, there are any Letter of Credit Obligations, the Borrower shall promptly (and in any event not later than the following Business Day) Cash Collateralize the Letter of Credit Obligations that for any reason remain outstanding. Section 2.16 and Section 5.2 set forth certain additional circumstances under which Cash Collateral may be, or is required to be, delivered hereunder.

(b)           If any Event of Default shall occur and be continuing, the Required Revolving Credit Lenders may require that the Letter of Credit Obligations be Cash Collateralized; provided that, upon the occurrence of an Event of Default referred to in Section 11.5, the Borrower shall immediately Cash Collateralize the Letters of Credit then outstanding and no notice or request by or consent from the Required Lenders shall be required.

(c)            For purposes of this Agreement, “Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the Letter of Credit Issuer collateral for the Letter of Credit Obligations cash or deposit account balances (“Cash Collateral”) in an amount equal to the amount of the Letter of Credit Obligations required to be Cash Collateralized pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer (which documents are hereby consented to by the Revolving Credit Lenders). Derivatives of such terms have corresponding meanings. The Borrower hereby grants to the Collateral Agent, for the benefit of the Letter of Credit Issuer and the Letter of Credit Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Collateral Agent, the Letter of Credit Issuer or the Letter of Credit Participants, other than any Liens permitted under Section 10.2, or that the total amount of such Cash Collateral is less than the amount required to be delivered as described above, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Collateral Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts with the Collateral Agent.

(d)            Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Agreement in respect of Letters of Credit shall be held and applied to the satisfaction of the specific Letter of Credit Obligations, obligations to fund participations therein, any interest accrued on such obligation and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(e)            Cash Collateral (or the appropriate portion thereof) provided to reduce or secure any obligations herein shall be released promptly following (i) the elimination of the applicable obligation giving rise thereto or (ii) the determination by the Administrative Agent and the Letter of Credit Issuer that there exists excess Cash Collateral; provided, however that (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Credit Documents and the other applicable provisions of the Credit Documents, and (y) the Person providing Cash Collateral and the Letter of Credit Issuer may agree that Cash Collateral shall not be released but instead held to support anticipated obligations.

3.9            Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

3.10            Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

3.11	Other.

(a)	The Letter of Credit Issuer shall be under no obligation to issue any Letter of Credit if:

(i)            any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Letter of Credit Issuer from issuing such Letter of Credit, or any requirement of law applicable to the Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Letter of Credit Issuer shall prohibit, or request that the Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Letter of Credit Issuer in good faith deems material to it;

(ii)	the issuance of such Letter of Credit would violate one or more policies or procedures of the Letter of Credit Issuer;

(iii)         except as otherwise agreed by the Administrative Agent and the Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than $100,000, in the case of a commercial Letter of Credit, or $10,000, in the case of a standby Letter of Credit;

(iv)	such Letter of Credit is denominated in a currency other than Dollars; or

(v)	such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder.

(b)            The Letter of Credit Issuer shall be under no obligation to amend any Letter of Credit if (A) the Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit. Unless otherwise expressly agreed by the Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, each Letter of Credit shall be governed by, and shall be construed in accordance with, the laws of the State of New York.

(c)            The Letter of Credit Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and the Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 12 with respect to any acts taken or omissions suffered by the Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 12 included the Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Letter of Credit Issuer.

3.12            Applicability of ISP and UCP. Unless otherwise expressly agreed by the Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Letter of Credit Issuer shall not be responsible to the Borrower for, and the Letter of Credit Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Letter of Credit Issuer required or permitted under any Applicable Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Applicable Law or any order of a jurisdiction where the Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

SECTION 4.        Fees; Commitment Reductions and Terminations.

4.1	Fees.

(a)            The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Revolving Credit Lenders) a commitment fee (the “Commitment Fee”) in Dollars that shall accrue daily from and including the Closing Date to but excluding the Revolving Credit Termination Date. Each such Commitment Fee shall be payable (x) quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day to be calculated based on the actual amount of the Available Revolving Credit Commitment (in each case, assuming for this purpose that there is no reference to Swingline Loans in clause (b)(i) of the definition of Available Revolving Credit Commitment) in effect on such day.

(b)            Without duplication, the Borrower agrees to pay to the Letter of Credit Issuer for its own account a fronting fee (the “Fronting Fee”) with respect to each Letter of Credit issued by such Letter of Credit Issuer on the Borrower’s behalf, computed at the rate for each day for the period from and including the date of issuance of such Letter of Credit to but excluding the termination or expiration date of such Letter of Credit equal to 0.125% per annum (or such other percentage per annum as may be agreed between the applicable Letter of Credit Issuer and the Borrower), times the actual daily Stated Amount of such Letter of Credit. The Fronting Fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, and on the Revolving Credit Termination Date.

(c)            The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender, pro rata according to the Letter of Credit Exposure of such Lender, a fee in Dollars in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to but excluding the termination or expiration date of such Letter of Credit, computed at the per annum rate for each day equal to (x) the Applicable Margin for Eurodollar Loans then in effect for Revolving Credit Loans times (y) the actual daily Stated Amount of such Letter of Credit. Each Letter of Credit Fee shall be due and payable quarterly in arrears on the first Business Day following each March, June, September and December and on the Revolving Credit Termination Date. If there is any change in the Applicable Margin during any quarter, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(d)            The Borrower agrees to pay directly to each Letter of Credit Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Letter of Credit Issuer relating to Letters of Credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable within 10 Business Days after demand and are nonrefundable.

(e)            The Borrower agrees to pay to the Administrative Agent the administrative agency fees in the amounts and on the dates as set forth in the Fee Letter.

4.2	Voluntary Reduction of Commitments.

(a)            Upon the prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (in which case the Administrative Agent shall promptly notify each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Commitments of any Class, as determined by the Borrower, in whole or in part; provided that (a) any such notice shall be received by the Administrative Agent not later than 1:00 p.m., at least two Business Days prior to the proposed date of termination or reduction, (b) any such termination or reduction shall apply proportionately and permanently to reduce the Commitments of each of the Lenders within such Class, except that, notwithstanding the foregoing, (1) the Borrower may allocate any termination or reduction of Commitments among Classes of Commitments at its direction (including, for the avoidance of doubt, to the Commitments with respect to any Class of Extended Revolving Credit Commitments without any termination or reduction of the Commitments with respect to any Existing Revolving Credit Commitments of the same Specified Existing Revolving Credit Commitment Class) and (2) in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.15, the Existing Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Specified Existing Revolving Credit Commitments so extended on such date (or, if agreed by the Borrower and the Lenders providing such Extended Revolving Credit Commitments, by any greater amount so long as (a) a proportionate reduction of the Specified Existing Revolving Credit Commitments has been offered to each Lender to whom the applicable Revolving Credit Extension Request has been made (which may be conditioned upon such Lender becoming an Extending Lender), and (b) the Borrower prepays the Existing Revolving Credit Loans of such Class owed to such Lenders providing such Extended Revolving Credit Commitments to the extent necessary to ensure that, after giving pro forma effect to such repayment or reduction, the Existing Revolving Credit Loans of such Class are held by the Lenders of such Class on a pro rata basis in accordance with their Existing Revolving Credit Commitments of such Class after giving pro forma effect to such reduction) (provided that (x) after giving pro forma effect to any such reduction and to the repayment of any Loans made on such date, the aggregate amount of the revolving credit exposure of any such Lender does not exceed the Existing Revolving Credit Commitment thereof (such revolving credit exposure and Revolving Credit Commitment being determined in each case, for the avoidance of doubt, exclusive of such Lender’s Extended Revolving Credit Commitment and any exposure in respect thereof) and (y) for the avoidance of doubt, any such repayment of Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving pro forma effect to any conversion or exchange pursuant to Section 2.15 of Existing Revolving Credit Commitments and Existing Revolving Credit Loans into Extended Revolving Credit Commitments and Extended Revolving Credit Loans respectively, and prior to any reduction being made to the Commitment of any other Lender), (c) any partial reduction pursuant to this Section 4.2 shall be in an aggregate amount of at least $1,000,000 or any whole multiple of $1,000,000 in excess thereof, (d) after giving pro forma effect to such termination or reduction and to any prepayments of Loans or cancellation or Cash Collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ revolving credit exposures for such Class shall not exceed the Total Revolving Credit Commitment for such Class, (e)    after giving pro forma effect to such termination or reduction and to any prepayments of Additional/Replacement Revolving Credit Loans of any Class or cancellation or cash collateralization of letters of credit made on the date thereof in accordance with this Agreement, the aggregate amount of such Lenders’ revolving credit exposures for such Class shall not exceed the Total Additional/Replacement Revolving Credit Commitment for such Class and the aggregate amount of the Lenders’ revolving credit exposure for all Classes shall not exceed the Total Revolving Credit Commitment for all Classes, and (f) if, after giving pro forma effect to any reduction hereunder, the Letter of Credit Commitment or the Swingline Commitment exceeds the sum of the Total Revolving Credit Commitment and the Total Additional/Replacement Revolving Credit Commitment (if any), such Commitment shall be automatically reduced by the amount of such excess.

(b)            Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Revolving Credit Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Sub-Commitment, in whole or in part; provided that, after giving pro forma effect to such termination or reduction, the Letter of Credit Obligations shall not exceed the Letter of Credit Sub-Commitment.

(c)            Notwithstanding anything to the contrary set forth in Section 4.2(a), the Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two (2) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.16(f) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Letter of Credit Issuer, any Swingline Lender or any Lender may have against such Defaulting Lender.

4.3	Mandatory Termination of Commitments.

(a)            The Initial Term Loan Commitments described in clause (a) of the definition thereof shall terminate upon the occurrence of the Closing Date, the Initial Term Loan Commitments described in clause (b) of the definition thereof shall terminate upon the occurrence of the First Incremental Agreement Effective Date and (c) the Initial Term Loan Commitments described in clause (c) of the definition thereof shall terminate upon the occurrence of the Second Incremental Agreement Effective Date.

(b)           The Total 2019 Incremental Term Loan Commitment shall terminate upon the occurrence of the Third Incremental Agreement Effective Date.

(c)            ~~(b)~~ The Total Revolving Credit Commitment shall terminate at 2:00 p.m. (New York City time) on the Revolving Credit Maturity Date.

(d)            ~~(c)~~ The Swingline Commitments shall terminate at 2:00 p.m. (New York City time) on the Swingline Maturity Date.

(e)          ~~(d)~~ The Incremental Term Loan Commitment for any Class shall, unless otherwise provided in the documentation governing such Incremental Term Loan Commitment, terminate at 5:00 p.m. (New York City time) on the Incremental Facility Closing Date for such Class.

(f)           ~~(e)~~ The Additional/Replacement Revolving Credit Commitment for any Class shall terminate at 5:00 p.m. (New York City time) on the maturity date for such Class specified in the documentation governing such Class.

(g)            ~~(f)~~ The Extended Loan/Commitment for any Extension Series shall terminate at 5:00 p.m. (New York City time) on the maturity date for such Class specified in the Extension Agreement.

SECTION 5.           Payments.

5.1	Voluntary Prepayments.

(a)            The Borrower shall have the right to prepay Term Loans, Revolving Credit Loans, Extended Revolving Credit Loans and Additional/Replacement Revolving Credit Loans and Swingline Loans, without, except as set forth in Section 5.1(b), premium or penalty, in whole or in part from time to time on the following terms and conditions: (1) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and in the case of Eurodollar Loans, the specific Borrowing(s) pursuant to which made, which notice shall be in the form attached hereto as Exhibit N and be given by the Borrower no later than 1:00 p.m. (New York City time) (x) on the date of such prepayment (in the case of ABR Loans, including Swingline Loans) or (y) three Business Days prior to (in the case of Eurodollar Loans), and, in each case, the Administrative Agent shall promptly notify each of the relevant Lenders or the relevant Swingline Lender, as the case may be, (2) each partial prepayment of any Borrowing of Term Loans or Revolving Credit Loans shall be in a multiple of $500,000 and in an aggregate principal amount of at least $1,000,000 and each partial prepayment of Swingline Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $100,000; provided that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount for Eurodollar Loans and (3) any prepayment of Eurodollar Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. Each prepayment in respect of any Class of Term Loans pursuant to this Section 5.1 shall be applied to reduce the Repayment Amounts in such order as the Borrower may determine and may be applied to any Class of Term Loans as directed by the Borrower. For the avoidance of doubt, the Borrower may (i) prepay Term Loans of an Existing Term Loan Class pursuant to this Section 5.1 without any requirement to prepay Extended Term Loans that were converted or exchanged from such Existing Term Loan Class and (ii) prepay Extended Term Loans pursuant to this Section 5.1 without any requirement to prepay Term Loans of an Existing Term Loan Class that were converted or exchanged for such Extended Term Loans. In the event that the Borrower does not specify the order in which to apply prepayments to reduce Repayment Amounts or as between Classes of Term Loans, the Borrower shall be deemed to have elected that such proceeds be applied to reduce the Repayment Amounts in direct order of maturity and/or a pro rata basis among Term Loan Classes. All prepayments under this Section 5.1 shall also be subject to the provisions of Sections 5.2(d) and 5.2(e). At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loan of a Defaulting Lender.

(b)            Notwithstanding anything to the contrary contained in this Agreement, at the time of the effectiveness of any Repricing Transaction with respect to the 2019 Incremental Term Loans (including any Incurrence of Incremental Term Loans pursuant to the proviso of Section 2.14(b) in respect of ~~Initial~~2019 Incremental Term Loans) that is consummated prior to the ~~six-month~~twelve-month anniversary of the ~~Second~~Third Incremental Agreement Effective Date (the “Prepayment Premium Period”), the Borrower agrees to pay to the Administrative Agent, for the ratable account of each Lender with outstanding ~~Initial~~2019 Incremental Term Loans, a fee in an amount equal to 1.0% of (x) in the case of a Repricing Transaction of the type described in clause (a) of the definition thereof, the aggregate principal amount of all ~~Initial~~2019 Incremental Term Loans prepaid (or converted or exchanged) in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction described in clause (b) of the definition thereof, the aggregate principal amount of all ~~Initial~~2019 Incremental Term Loans outstanding on such date that are subject to an effective pricing reduction pursuant to such Repricing Transaction. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction. For the avoidance of doubt, on and after the date that is ~~six~~twelve months following the ~~Second~~Third Incremental Agreement Effective Date, no fee shall be payable pursuant to this Section 5.1(b).

5.2	Mandatory Prepayments.

(a)	Term Loan Prepayments.

(i)             On each occasion that a Prepayment Event occurs, the Borrower shall, within three Business Days after the receipt of Net Cash Proceeds from a Debt Incurrence Prepayment Event and within five Business Days after the receipt of Net Cash Proceeds in connection with the occurrence of any other Prepayment Event, offer to prepay (or, in the case of a Debt Incurrence Prepayment Event arising from (A) the Incurrence of Incremental Term Loans in reliance on clause (x) of the proviso to Section 2.14(b), (B) the Incurrence of Permitted Additional Debt in reliance on clause (x) of Section 10.1(u)(i) or (C) to the extent relating to Term Loans, the Incurrence of any Credit Agreement Refinancing Indebtedness (any of the foregoing, a “Specified Debt Incurrence Prepayment Event”), prepay), in accordance with Sections 5.2(c) and 5.2(d) below, without premium or penalty (other than to the extent any such Debt Incurrence Prepayment Event would constitute a Repricing Transaction), a principal amount of Term Loans in an amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided that, in the case of Net Cash Proceeds from an Asset Sale Prepayment Event or a Recovery Prepayment Event, the Borrower may use cash in an amount not to exceed the amount of such Net Cash Proceeds to prepay, redeem, defease, acquire repurchase or make a similar payment to any Permitted Equal Priority Refinancing Debt or any Permitted Additional Debt secured by a Lien on the Collateral that ranks equal in priority to the Liens on such Collateral securing the Obligations (but without regard to the control of remedies), in each case the documentation with respect to which requires the issuer or borrower under such Indebtedness to prepay or make an offer to prepay, redeem, repurchase, defease, acquire or satisfy and discharge such Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (1) the amount of such Net Cash Proceeds multiplied by (2) a fraction, the numerator of which is the outstanding principal amount of the Permitted Equal Priority Refinancing Debt and Permitted Additional Debt secured by a Lien on the Collateral that ranks equal in priority to the Liens on such Collateral securing the Obligations (but without regard to control of remedies) and with respect to which such a requirement to prepay or make an offer to prepay, redeem, repurchase, defease, acquire or satisfy and discharge exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Equal Priority Refinancing Debt and Permitted Additional Debt and the outstanding principal amount of Term Loans~~; provided, further, that in the case of Net Cash Proceeds from an Asset Sale Prepayment Event or a Recovery Prepayment Event, (A) the percentage in this Section 5.2(a)(i) shall be reduced to 50.0% if the Borrower’s Consolidated First Lien Debt to Consolidated EBITDA Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date the Net Cash Proceeds are required to be offered, is less than or equal to 4.75 to 1.00 but greater than 4.25 to 1.00 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(i) if the Borrower’s Consolidated First Lien Debt to Consolidated EBITDA Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date the Net Cash Proceeds are required to be offered, is less than or equal to 4.25 to 1.00.~~.

(ii)            Not later than the date that is ten Business Days following the date Section 9.1 Financials are required to be delivered under Section 9.1(a) (commencing with the Section 9.1 Financials to be delivered with respect to the fiscal year ending December 31, 2018), the Borrower shall offer to prepay, in accordance with Sections 5.2(c) and 5.2(d) below, without premium or penalty, an aggregate principal amount of Term Loans equal to (x) 50.0% of Excess Cash Flow for such fiscal year minus (y) at the Borrower’s option, (1) the aggregate principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1, (2) the aggregate principal amount of Revolving Credit Loans, Extended Revolving Credit Loans and Additional/Replacement Revolving Credit Loans and other revolving loans that are effective in reliance on Section 10.1(a) or Section 10.1(u) voluntarily prepaid pursuant to Section 5.1 to the extent accompanied by a permanent reduction of such Revolving Credit Commitments, Incremental Revolving Credit Commitment Increases, Extended Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments or other revolving commitments, as applicable, in an equal amount pursuant to Section 4.2 (or equivalent provision governing such revolving credit facility) and (3) the aggregate amount of cash consideration paid by any Purchasing Borrower Party (other than Holdings) to effect any assignment to it of Term Loans pursuant to Section 13.6(g) (but only to the extent that such Term Loans have been cancelled) but excluding the aggregate principal amount of any such voluntary prepayments and any such assignments made with the proceeds of Incurrences of long-term Indebtedness or issuances of Capital Stock), in each case during such fiscal year or after year-end and prior to the time such prepayment pursuant to this Section 5.2(a)(ii) is due; provided that, in the case that Excess Cash Flow is required to be offered to prepay any Term Loans, the Borrower may use cash in an amount not to exceed the amount of such Excess Cash Flow required to be offered to prepay the Term Loans to prepay, redeem, defease, acquire, repurchase or make a similar payment to any Permitted Equal Priority Refinancing Debt or any Permitted Additional Debt secured by a Lien on the Collateral that ranks equal in priority to the Liens on such Collateral securing the Obligations (but without regard to the control of remedies), in each case the documentation with respect to which requires the issuer or borrower under such Indebtedness to prepay or make an offer to prepay, redeem, repurchase, defease, acquire or satisfy and discharge such Indebtedness with a percentage of Excess Cash Flow, in each case in an amount not to exceed the product of (1) the amount of such Excess Cash Flow required to be offered to prepay the Term Loans multiplied by (2) a fraction, the numerator of which is the outstanding principal amount of the Permitted Equal Priority Refinancing Debt and Permitted Additional Debt secured by a Lien on the Collateral that ranks equal in priority to the Liens on such Collateral securing the Obligations (but without regard to control of remedies) and with respect to which such a requirement to prepay or make an offer to prepay, redeem, repurchase, defease, acquire or satisfy and discharge exists and the denominator of which is the sum of the outstanding principal amount of such Permitted Equal Priority Refinancing Debt and Permitted Additional Debt and the outstanding principal amount of Term Loans; provided, further, that (A) the percentage in this Section 5.2(a)(ii) shall be reduced to 25% if the Borrower’s Consolidated First Lien Debt to Consolidated EBITDA Ratio for the fiscal year ended prior to such prepayment date is less than or equal to 4.75 to 1.00 but greater than 4.25 to 1.00 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(ii) if the Consolidated First Lien Debt to Consolidated EBITDA Ratio for the fiscal year ended prior to such prepayment date is less than or equal to 4.25 to 1.00. Any prepayment amounts credited pursuant to subclause (y) above against such amount in subclause (x) above shall be without duplication of any such credit in any prior or subsequent fiscal year.

(b)            Repayment of Revolving Credit Loans. If, on any date, the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class of Revolving Credit Loans for any reason exceeds 100% of the Revolving Credit Commitment of such Class then in effect, the Borrower shall forthwith repay on such date the principal amount of Swingline Loans of such Class, and after all such Swingline Loans have been paid in full, the Revolving Credit Loans of such Class in an amount equal to such excess. If, after giving pro forma effect to the prepayment of all outstanding Swingline Loans and Revolving Credit Loans of such Class, the Revolving Credit Exposures of such Class exceeds the Revolving Credit Commitment of such Class then in effect, the Borrower shall Cash Collateralize the Letters of Credit outstanding in relation to such Class to the extent of such excess.

(c)	Application to Repayment Amounts.

(i)             Subject to clause (ii) of this Section 5.2(c), the first proviso to Section 5.2(a)(i) and the first proviso to Section 5.2(a)(ii), (A) each prepayment of Term Loans required by Sections 5.2(a)(i) and (ii) (other than in connection with a Debt Incurrence Prepayment Event) shall be allocated to the Classes of Term Loans outstanding, pro rata, based upon the applicable remaining Repayment Amounts due in respect of each such Class of Term Loans (excluding any Class of Term Loans that has agreed to receive a less than pro rata share of any such mandatory prepayment and taking into account any reduction in the amount of any required Excess Cash Flow payment to any Class of Term Loans that have been subject to a Section 13.6(g) transaction), shall be applied pro rata to Lenders within each Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled Repayment Amounts within each such Class in accordance with Section 5.2(d)(ii)  and (B)  each prepayment of Term Loans required by Section 5.2(a)(i) in connection with a Debt Incurrence Prepayment Event shall be allocated to any Class of Term Loans outstanding as directed by the Borrower (subject to the requirement that the proceeds of any Specified Debt Incurrence Prepayment Event shall in all cases be applied to prepay or repay the applicable Refinanced Indebtedness), shall be applied pro rata to Lenders within each such Class, based upon the outstanding principal amounts owing to each such Lender under each such Class of Term Loans and shall be applied to reduce such scheduled Repayment Amounts within each such Class in accordance with Section 5.2(d)(ii); provided that, with respect to the allocation of such prepayments under clause (A) above only, between an Existing Term Loan Class and Extended Term Loans of the same Extension Series, the Borrower may allocate such prepayments as the Borrower may specify, subject to the limitation that the Borrower shall not allocate to Extended Term Loans of any Extension Series any such mandatory prepayment under such clause (A) unless such prepayment is accompanied by at least a pro rata prepayment, based upon the applicable remaining Repayment Amounts due in respect thereof, of the Term Loans of the Existing Term Loan Class, if any, from which such Extended Term Loans were converted or exchanged (or such Term Loans of the Existing Term Loan Class have otherwise been repaid in full).

(ii)            With respect to each such prepayment required by Section 5.2(a)(i) and Section 5.2(a)(ii) (other than any Debt Incurrence Prepayment Event), (A) the Borrower will, not later than the date specified in Section 5.2(a) for offering to make such prepayment, give the Administrative Agent, written notice requesting that the Administrative Agent provide notice of such prepayment to each Lender and the Administrative Agent will promptly provide such notice to each Lender, (B) other than if such prepayment arises due to a Specified Debt Incurrence Prepayment Event, each Lender of Term Loans will have the right to refuse any such prepayment by giving written notice of such refusal to the Administrative Agent and the Borrower within three Business Days after such Lender’s receipt of notice from the Administrative Agent of such prepayment, and to the extent any such prepayment is so refused, such amounts may be retained by the Borrower (the “Retained Refused Proceeds”) and (C) the Borrower will make all such prepayments not so refused upon the tenth Business Day after the Lender received first notice of repayment from the Administrative Agent.

(d)	Application to Term Loans.

(i)             With respect to each prepayment of Term Loans elected by the Borrower pursuant to Section 5.1 or pursuant to a Specified Debt Incurrence Prepayment Event, such prepayments shall be applied to reduce Repayment Amounts in such order as the Borrower may specify (or, if not specified, in direct order of maturity) and the Borrower may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that the Borrower pays any amounts, if any, required to be paid pursuant to Section 2.11 with respect to prepayments of Eurodollar Loans made on any date other than the last day of the applicable Interest Period. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent, shall, subject to the above, make such designation in a manner that minimizes the amount of payments required to be made by the Borrower pursuant to Section 2.11.

(ii)            With respect to each prepayment of Term Loans by the Borrower required pursuant to Section 5.2(a) (other than in respect of a Specified Debt Incurrence Prepayment Event) such prepayments shall be applied to reduce Repayment Amounts in direct order of maturity and on a pro rata basis to the then outstanding Term Loans (other than any Class of Term Loans that has agreed to receive a less than pro rata share of any such mandatory prepayment) being prepaid irrespective of whether such outstanding Term Loans are ABR Loans or Eurodollar Loans; provided that, if no Lender exercises the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 5.2(c)(ii), then, with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Term Loans that are ABR Loans to the full extent thereof before application to Term Loans that are Eurodollar Loans in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.11.

(e)	Application to Revolving Credit Loans; Mandatory Commitment Reduction.

(i)             With respect to each prepayment of Revolving Credit Loans, Extended Revolving Credit Loans and Additional/Replacement Revolving Credit Loans elected by the Borrower pursuant to Section 5.1 or required by Section 5.2(b), the Borrower may designate (i) the Class and Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which such Loans were made and (ii) the Class of Revolving Credit Loans, Extended Revolving Credit Loans or Additional/Replacement Revolving Credit Loans to be prepaid; provided that (x) Eurodollar Loans may be designated for prepayment pursuant to this Section 5.2 only on the last day of an Interest Period applicable thereto unless all Eurodollar Loans with Interest Periods ending on such date of required prepayment and all ABR Loans have been paid in full; (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans of such Class (except that any prepayment made in connection with a reduction of the Commitments of such Class pursuant to Section 4.2 shall be applied pro rata based on the amount of the reduction in the Commitments of such Class of each applicable Lender); and (z) notwithstanding the provisions of the preceding clause (y), at the option of the Borrower, no prepayment made pursuant to Section 5.1 or Section 5.2(b) of Revolving Credit Loans, Extended Revolving Credit Loans or Additional/Replacement Revolving Credit Loans of any Class shall be applied to the Loans of any Defaulting Lender. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in a manner that minimizes the amount of any payments required to be made by the Borrower pursuant to Section 2.11.

(ii)            With respect to each mandatory reduction and termination of Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments (and any previously extended Extended Revolving Credit Commitments) required by either clause (i) or (ii) of the proviso to Section 2.14(b), by Section 10.1(u)(i) or in connection with the Incurrence of any Credit Agreement Refinancing Indebtedness Incurred to Refinance any Revolving Credit Commitments, Additional/Replacement Revolving Credit Commitments and/or Extended Revolving Credit Commitments, the Borrower may designate (A) the Classes of Commitments to be reduced and terminated and (B) the corresponding Classes of Loans to be prepaid; provided that (x) any such reduction and termination shall apply proportionately and permanently to reduce the Commitments of each of the Lenders within any such Class and (y) after giving pro forma effect to such termination or reduction and to any prepayments of Loans or cancellation or cash collateralization of letters of credit made on the date of each such reduction and termination in accordance with this Agreement, the aggregate amount of such Lenders’ credit exposures shall not exceed the remaining Commitments of such Lenders’ in respect of the Class reduced and terminated. In connection with any such termination or reduction, to the extent necessary, the participations hereunder in outstanding Letters of Credit and Swingline Loans may be required to be reallocated and related loans outstanding prepaid and then reborrowed, in each case in the manner contemplated by Section 2.14(f)(ii) (as modified to account for a termination or reduction, as opposed to an increase, of such Commitment).

(f)             Eurodollar Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any Eurodollar Loan other than on the last day of the Interest Period thereof, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the Eurodollar Loan to be prepaid and such Eurodollar Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Obligations; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

(g)	Minimum Amount.

(i)             No prepayment shall be required pursuant to Section 5.2(a)(i) (except to the extent such prepayment arises due to a Debt Incurrence Prepayment Event) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be offered at or prior to such time pursuant to such Section and not yet offered at or prior to such time to prepay Term Loans pursuant to such Section exceeds (i) $5,000,000 for any single Prepayment Event or series of related Prepayment Events and (ii) $10,000,000 in the aggregate for all such Prepayment Events in any fiscal year, at which time the amount in excess of $5,000,000 or $10,000,000, as the case may be, will be offered to be prepaid as provided in Section 5.2(a)(i), with the date of receipt of such Net Cash Proceeds being deemed for such purpose to be the date such thresholds set forth in clauses (i) and (ii) of this clause (g) are met.

(ii)            No prepayment shall be required pursuant to Section 5.2(a)(ii) unless and until the amount of Excess Cash Flow required to be offered to prepay Term Loans for a fiscal year pursuant to such Section exceeds $2,500,000, at which time the amount in excess of $2,500,000, will be offered to be prepaid as provided in Section 5.2(a)(ii).

(h)            Non-Credit Party Asset Sales. Notwithstanding any other provisions of this Section 5.2(h), (i) to the extent that any of or all the Net Cash Proceeds of any asset sale by a Non-Credit Party giving rise to an Asset Sale Prepayment Event (a “Non-Credit Party Asset Sale”), the Net Cash Proceeds of any Recovery Event from a Non-Credit Party (a “Non-Credit Party Recovery Event”) or Excess Cash Flow, are prohibited, delayed or restricted by applicable local law, rule or regulation (including financial assistance and corporate benefit restrictions and statutory duties of the relevant directors) from being repatriated or expatriated to the United States or from being distributed to a Credit Party, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2(h) but may be retained by the applicable Non-Credit Party so long, but only so long, as the applicable local law, rule or regulation will not permit repatriation to the United States or expatriation or distribution to a Credit Party (the Borrower hereby agreeing to cause the applicable Non-Credit Party to promptly take all commercially reasonable actions available under applicable local law, rule or regulation to permit such repatriation, expatriation or distribution), and once such repatriation, expatriation or distribution of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, rule or regulation, such repatriation, expatriation or distribution will be immediately effected and such repatriated, expatriated or distributed Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation, expatriation or distribution) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans (and, if applicable, such other Indebtedness as is contemplated by this Section 5.2(h)) pursuant to this Section 5.2(h) and (ii) to the extent that the Borrower has determined in good faith that such repatriation or expatriation of any of or all the Net Cash Proceeds of any Non-Credit Party Asset Sale, any Non-Credit Party Recovery Event or Excess Cash Flow would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow (but only for so long as such material adverse tax cost consequence exists), the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Non-Credit Party; provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds from any Non-Credit Party Asset Sale or Non- Credit Party Recovery Event so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a) (or, in the case of Excess Cash Flow, a date on or before the date that is six months after the date such Excess Cash Flow would have been so required to be applied to prepayments pursuant to Section 5.2(a)(ii) unless previously repatriated or expatriated in which case such repatriated or expatriated Excess Cash Flow shall have been promptly applied to the repayment of the Term Loans pursuant to Section 5.2(a)), (x) the Borrower applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Borrower rather than such Non-Credit Party, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated or expatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Non-Credit Party) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Non-Credit Party.

5.3	Method and Place of Payment.

(a)            All payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind. Except as otherwise specifically provided in this Agreement, all payments by the Borrower under this Agreement shall be made in Dollars to the Administrative Agent for the ratable account of the applicable Lenders entitled thereto, the applicable Letter of Credit Issuer or the Swingline Lender (except to the extent payments are to be made directly to such Letter of Credit Issuer or the Swingline Lender), as the case may be, not later than 2:00 p.m. (New York City time) on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office it being understood that written, electronic or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) on such day and, if not, on the next Business Day in the Administrative Agent’s sole discretion) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto or to the Letter of Credit Issuer or the Swingline Lender, as applicable.

(b)            For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion (and the Administrative Agent may extend such deadline in its discretion whether or not such payments are in process). Except as otherwise provided in this Agreement, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4	Net Payments.

(a)            Except as required by law, all payments made by or on behalf of the Borrower under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority (including any interest, additions to tax and penalties) (collectively, “Taxes”) excluding in the case of each Lender and each Agent and except as otherwise provided in Section 5.4(f), (A) net income Taxes and franchise Taxes (imposed in lieu of net income Taxes) imposed on such Agent or such Lender as a result of (i) such Agent or such Lender having been organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax or (ii) a present or former connection between such Agent or such Lender and the jurisdiction imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, or engaged in any other transactions pursuant to, this Agreement or any other Credit Document), (B) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (A) and (C) any U.S. federal withholding Tax imposed pursuant to FATCA (collectively, “Excluded Taxes”). If any such non-Excluded Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party under Credit Documents (“Non-Excluded Taxes”) are required to be withheld by a Withholding Agent from any amounts payable under this Agreement or any other Credit Document, the applicable Credit Party shall increase the amounts payable to the Administrative Agent or such Lender to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes including those applicable to any amounts payable under this Section 5.4) interest or any such other amounts payable hereunder at the rates or in the amounts specified in such Credit Document. Whenever any withholding Taxes are payable by any Credit Party in respect of amounts payable under any Credit Document, promptly thereafter, the applicable Credit Party shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt, if available (or other evidence acceptable to such Lender, acting reasonably) received by the applicable Credit Party showing payment thereof. The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(b)            In addition, each Credit Party shall pay any present or future stamp, documentary, filing, mortgage, recording, property or intangible taxes, charges or similar levies that arise from any payment made by such Credit Party hereunder or under any other Credit Documents or from the execution, delivery or registration or recordation of, performance under, or otherwise with respect to, this Agreement or the other Credit Documents, except any taxes imposed as a result of a present or former connection between an assignee and the jurisdiction imposing such tax (other than a connection arising solely from an assignee having executed, delivered, become a party to, performed its obligations under, received or perfected a security interest under, engaged in any transaction pursuant to, or enforced this Agreement) with respect to an assignment (other than an assignment requested by a Credit Party) (hereinafter referred to as “Other Taxes”).

(c)            (i) Subject to Section 5.4(f), the Credit Parties shall jointly and severally indemnify each Lender and each Agent for and hold them harmless against the full amount of Non-Excluded Taxes and Other Taxes, and for the full amount of Non-Excluded Taxes and Other Taxes payable, imposed or asserted (whether or not correctly or legally asserted) by any jurisdiction on any additional amounts or indemnities payable under this Section 5.4, imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto; provided that if any claim pursuant to this Section 5.4(c)(i) is made later than 180 days after the date on which the relevant Lender or Agent had actual knowledge of the relevant Non-Excluded Taxes or Other Taxes, then the Credit Parties shall not be required to indemnify the applicable Lender or Agent for any penalties which accrue in respect of such Non-Excluded Taxes or Other Taxes after the 180th day. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor.

(ii)            Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Non-Excluded Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Non-Excluded Taxes and without limiting the obligation of Credit Parties to do so), (y) the Administrative Agent and the Credit Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6(d)(ii) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Credit Parties, as applicable, against any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent or the Credit Parties in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (ii).

(d)            Each Lender shall, at such times as are reasonably requested by the Borrower or the Administrative Agent, provide the Borrower and the Administrative Agent with any documentation prescribed by any Applicable Law or reasonably requested by the Borrower or the Administrative Agent (A) as will permit such payments to be made without, or at a reduced rate of, withholding or (B) as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so. Notwithstanding anything herein to the contrary, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 5.4(d)(i), 5.4(e) and 5.4(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the foregoing to the extent permitted by law, each Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall:

(i)            deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) two properly executed originals of (w) in the case of Non-U.S. Lender claiming exemption from U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” United States Internal Revenue Service Form W-8BEN or W-8BEN-E (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c)(3)(A)  of the Code, is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code) substantially in the form of Exhibit K (a “United States Tax Compliance Certificate”)), (x) United States Internal Revenue Service Form W-8BEN, W-8BEN-E or Form W-8ECI, (y) to the extent a Non-U.S. Lender is not the Beneficial Owner (for example, where the Non-U.S. Lender is a partnership or a participating Lender), United States Internal Revenue Service Form W-8IMY (or any successor forms) of the Non-U.S. Lender, accompanied by a Form W-8ECI, W-8BEN or W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W- 8IMY or any other required information from each Beneficial Owner, as applicable (provided that, if one or more Beneficial Owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Non-U.S. Lender on behalf of such Beneficial Owner), and/or (z) any other form prescribed by applicable U.S. federal income Tax laws (including the United States Treasury Regulations) as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding Tax on any payments to such Lender under the Credit Documents, in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. federal withholding Tax on payments by the Borrower under this Agreement; and

(ii)            deliver to the Borrower and the Administrative Agent two further originals of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or inaccurate and promptly after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower;

unless in any such case any change in treaty, law or regulation has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certification to the Borrower or the Administrative Agent.

(e)             If a payment made to a Lender under this Agreement or any other Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.4(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)             No Credit Party shall be required to indemnify any Lender or Agent pursuant to Section 5.4(c), or to pay any additional amounts to any Lender or Agent pursuant to Section 5.4(a) in respect of (i) U.S. federal withholding Taxes imposed under any law in effect on the date such Lender acquired its interest in the applicable Loan, Commitment or Letter of Credit or changed its lending office; provided, however, that this Section 5.4(f) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment or change in lending office would have been entitled to receive immediately prior to such assignment or change in lending office, or (y) such assignment had been requested by a Credit Party or (ii) Taxes attributable to such Lender’s failure to comply with the provisions of Section 5.4(d), 5.4(e) or 5.4(g).

(g)            Each Lender that is organized in the United States of America or any state thereof or the District of Columbia shall (A) on or prior to the date such Lender becomes a Lender hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this Section 5.4(g) and (D) from time to time if requested by the Borrower or the Administrative Agent (or, in the case of a participant, the relevant Lender), provide the Administrative Agent and the Borrower (or, in the case of a participant, the relevant Lender) with two duly completed and signed originals of United States Internal Revenue Service Form W-9 (certifying that such Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(h)            If any Lender or the Administrative Agent determines in its sole discretion, exercised in good faith, that it has received a refund of a Non-Excluded Tax or Other Taxes for which a payment has been made by a Credit Party pursuant to this Agreement, which refund in the good-faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by such Credit Party, then such Lender or the Administrative Agent, as the case may be, shall reimburse the Credit Party for such amount (together with any interest received thereon) as such Lender or the Administrative Agent, as the case may be, reasonably determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position than it would have been in if the payment had not been required; provided that the Credit Party, upon the request of such Lender, agrees to repay the amount paid over to the Credit Party (with interest and penalties) in the event such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority. Neither any Lender nor the Administrative Agent shall be obliged to disclose any information regarding its tax affairs or computations to any Credit Party in connection with this paragraph (h) or any other provision of this Section 5.4; provided, further, that nothing in this Section 5.4 shall obligate any Lender (or Transferee) or the Administrative Agent to apply for any refund.

(i)             For purpose of this Section 5.4, the term “Lender” shall include any Swingline Lender and any Letter of Credit Issuer.

5.5            Computations of Interest and Fees. All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days and, in the case of ABR Loans, 365 or 366 days, as the case may be, in each case for the actual number of days (including the first day but excluding the last) occurring in the period for which such interest and fees are payable.

5.6	Limit on Rate of Interest.

(a)            No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or any other Credit Document in excess of the amount or rate permitted under or consistent with any Applicable Law.

(b)            Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment which it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with Applicable Law.

(c)            Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any Applicable Law, or would result in receipt by an Agent or Lender of interest at a rate prohibited by any Applicable Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by Applicable Law (in the case of the Borrower), such adjustment to be effected, to the extent necessary, as follows:

(i)            firstly, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; and

(ii)           thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Borrower to the affected Lender.

Notwithstanding the foregoing, and after giving pro forma effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any Applicable Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from such Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by such Lender to the Borrower.

SECTION 6.           Conditions Precedent to Initial Credit Event. The occurrence of the initial Credit Event is subject to the satisfaction of the following conditions precedent:

6.1            Credit Documents. The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles (followed promptly by originals), or electronic copies unless otherwise specified, each properly executed by an Authorized Officer of the signing Credit Party:

(a)           this Agreement, executed and delivered by (i) an Authorized Officer of each of Holdings and the Borrower, (ii) each Agent, (iii) each Lender, (iv) the Swingline Lender and (v) each Letter of Credit Issuer;

(b)           the Guarantee, executed and delivered by an Authorized Officer of each Person that is a Guarantor as of the Closing Date;

(c)           the Security Agreement, executed and delivered by an Authorized Officer of Holdings, the Borrower and each other grantor party thereto as of the Closing Date;

(d)           the Pledge Agreement, executed and delivered by an Authorized Officer of the Borrower and each other pledgor party thereto; and

(e)            such certificates of good standing (to the extent such concept exists) from the applicable secretary of state or other relevant Governmental Authority of the jurisdiction of organization of each Credit Party.

6.2	Collateral.

(a)            All Capital Stock of the Borrower and all Capital Stock of each wholly owned Restricted Subsidiary of the Borrower directly owned by the Borrower or any Subsidiary Guarantor, in each case as of the Closing Date, shall have been pledged pursuant to the Pledge Agreement (except that such Credit Parties shall not be required to pledge any Excluded Capital Stock) and the Collateral Agent shall have received all certificates, if any, (except as permitted by Section 9.17) representing such securities pledged under the Pledge Agreement, accompanied by instruments of transfer and undated stock powers endorsed in blank.

(b)           (i) Except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $5,000,000 (individually) that is owing to Holdings, the Borrower or any Subsidiary Guarantor shall be evidenced by a promissory note and shall have been pledged pursuant to the Pledge Agreement, and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank.

(ii)           All Indebtedness of Holdings, the Borrower and each Restricted Subsidiary on the Closing Date that is owing to any Credit Party shall be evidenced by the Intercompany Note, which shall be executed and delivered by Holdings, the Borrower and each Restricted Subsidiary on the Closing Date and shall have been pledged pursuant to the Pledge Agreement, and the Collateral Agent shall have received such Intercompany Note, together with undated instruments of transfer with respect thereto endorsed in blank; provided, however, that, if the Intercompany Note cannot be delivered to the Collateral Agent on or prior to the Closing Date notwithstanding the Borrower’s use of commercially reasonable efforts to do so, delivery thereof shall not be a condition to closing, and in such case the Borrower agrees to deliver same to the Collateral Agent not later than 90 days following the Closing Date (or such later date as the Collateral Agent shall agree in its discretion).

(c)           All documents and instruments, including UCC or other applicable personal property security financing statements and Intellectual Property Security Agreements (as defined in the Security Agreement), required by Applicable Law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents on the Collateral owned by the Borrower and the Guarantors and perfect such Liens in the United States to the extent required by, and with the priority required by, the Security Documents shall have been filed, registered or recorded or delivered to the Collateral Agent in appropriate form for filing, registration or recording under the UCC and with the United States Patent and Trademark Office or the United States Copyright Office, as applicable.

(d)           The Collateral Agent shall have received a completed Perfection Certificate, dated as of the Closing Date and signed by an Authorized Officer of the Borrower, together with all attachments contemplated thereby.

Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, to the extent any security interest in any Collateral is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests (i) in the certificated Capital Stock, if any, of the Borrower and any wholly owned Domestic Restricted Subsidiary that is not an Immaterial Subsidiary (to the extent required by Section 6.2(a)) and (ii) in other assets pursuant to which a security interest may be perfected by the filing of a financing statement under the UCC) after the Borrower’s use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition to the initial Credit Event to occur on the Closing Date and the Borrower agrees to deliver or cause to be delivered such documents and instruments, and take or cause to be taken such other actions as may be required to provide and/or perfect such security interests, with respect to any certificated Capital Stock of the Target or Amplify or any wholly owned material U.S. restricted subsidiary of the Target or Amplify not delivered on the Closing Date, on or prior to the date that is 5 Business Days after the Closing Date, and with respect to any other such Collateral not actually received from the Target or Amplify on or prior to the Closing Date after use of commercially reasonably efforts to procure delivery thereof, on or prior to the date that is 90 days after the Closing Date or, in each case, such longer period of time as may be mutually agreed by the Collateral Agent and the Borrower, each acting reasonably.

6.3            Legal Opinions. The Administrative Agent shall have received the executed legal opinions of (a) Simpson Thacher & Bartlett LLP, New York counsel to Holdings, the Borrower and its Subsidiaries and (b) K&L Gates LLP, North Carolina counsel to Holdings, the Borrower and its Subsidiaries, in each case in form and substance reasonably satisfactory to the Administrative Agent.

6.4	Structure and Terms of the Transaction; No Material Adverse Effect.

(a)            The Mergers shall have been consummated, or shall be consummated substantially simultaneously with, the initial Credit Event hereunder to occur on the Closing Date, in all material respects in accordance with the terms of the Acquisition Agreement, after giving effect to any modifications, amendments, supplements, consents, waivers or requests, other than those modifications, amendments, supplements, consents, waivers or requests (including the effects of any such requests) by Holdings (and/or its affiliates) that are materially adverse to the interests of the Lenders or the Joint Bookrunners, unless consented to in writing by the Joint Bookrunners (such consent not to be unreasonably withheld or delayed).

(b)            The Equity Contribution shall have been made, or shall be made substantially simultaneously with, the initial Credit Event hereunder to occur on the Closing Date, in at least the amount set forth in the third recital to this Agreement.

(c)            The Existing Debt Refinancing shall have been consummated, or shall be consummated substantially simultaneously with, the initial Credit Event hereunder to occur on the Closing Date.

(d)            Since the date of the Acquisition Agreement, there shall have been no Material Adverse Effect (as defined in the Acquisition Agreement).

6.5            Closing Certificates. The Administrative Agent shall have received a certificate of each Person that is a Credit Party as of the Closing Date, dated the Closing Date, substantially in the form of Exhibit E, with appropriate insertions, executed by two Authorized Officers of such Credit Party, and attaching the documents referred to in Sections 6.6 and 6.7.

6.6            Corporate Proceedings. The Administrative Agent shall have received a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the Board of Directors or other governing body, as applicable, of each Person that is a Credit Party as of the Closing Date (or a duly authorized committee thereof) authorizing (a) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder.

6.7            Corporate Documents. The Administrative Agent shall have received true and complete copies of the Organizational Documents of each Person that is a Credit Party as of the Closing Date.

6.8            Solvency Certificate. The Administrative Agent shall have received a certificate from the chief financial officer of the Borrower substantially in the form of Exhibit J.

6.9            Financial Statements. The Administrative Agent and the Joint Bookrunners shall have received the Historical Financial Statements and the Pro Forma Financial Statements.

6.10          PATRIOT ACT. The Administrative Agent and the Joint Bookrunners shall have received, at least three Business Days prior to the Closing Date, all documentation and other information about Holdings, the Borrower and the other Guarantors that shall have been reasonably requested by the Administrative Agent or the Joint Bookrunners in writing at least 10 Business Days prior to the Closing Date and that the Administrative Agent and the Joint Bookrunners reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT ACT.

6.11          Fees and Expenses. All fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter and reasonable out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter, and with respect to expenses to the extent invoiced at least three business days prior to the Closing Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial borrowings under the Credit Facilities, have been, or will be substantially simultaneously, paid (which amounts may be offset against the proceeds of the Credit Facility).

6.12          Specified Representations. The Specified Representations and the Specified Acquisition Agreement Representations shall be true and correct in all material respects on and as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided that, with respect to the Specified Representations made on the Closing Date, to the extent that such representations are qualified by “Material Adverse Effect”, the definition of “Material Adverse Effect” applicable to such qualifications shall be the definition of “Material Adverse Effect” set forth in the Acquisition Agreement and not the definition of “Material Adverse Effect” set forth in this Agreement.

Without limiting the generality of the provisions of the last paragraph of Section 12.3, for purposes of determining compliance with the conditions specified in this Section 6, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

SECTION 7.           Conditions Precedent to All Credit Events.

7.1            No Default; Representations and Warranties. The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Mandatory Borrowings and Revolving Credit Loans made pursuant to Section 2.1(d)(ii) or pursuant to Section 3.4(a) which shall each be made without regard to the satisfaction of the condition set forth in this Section 7 and excluding borrowings made pursuant to Section 2.14, Section 2.15 and/or Section 2.17, which may be subject to different conditions precedent and representations, but only if so agreed by the Borrower and the applicable Lenders) and the obligation of the Letter of Credit Issuer to issue, amend, extend or renew Letters of Credit on any date is subject to the satisfaction of the condition precedent that at the time of each such Credit Event and also after giving effect thereto (a) except in the case of the initial Credit Event to occur on the Closing Date, no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Credit Event and (b) except in the case of the initial Credit Event to occur on the Closing Date, all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and except where such representations and warranties are qualified by materiality, “Material Adverse Effect” or similar language, in which case such representations and warranties shall be true and correct in all respects). The acceptance of the benefits of each such Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that the conditions contained in this Section 7.1 have been met as of such date.

7.2	Notice of Borrowing; Letter of Credit Request.

(a)            Prior to the making of each Term Loan, each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 2.1(d)(ii) or pursuant to Section 3.4(a)), each Additional/Replacement Revolving Credit Loan and each Extended Revolving Credit Loan and each Swingline Loan, the Administrative Agent shall have received a written Notice of Borrowing meeting the requirements of Section 2.3.

(b)            Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

SECTION 8.           Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement, make the Loans and issue, renew, amend, extend or participate in Letters of Credit as provided for herein, each of Holdings and the Borrower makes the following representations and warranties to, and agreements with, the Lenders and the Letter of Credit Issuer, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance, renewal, amendment or extension of the Letters of Credit:

8.1            Corporate Status. Holdings, the Borrower and each Restricted Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization or formation and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (to the extent such concept is applicable in the corresponding jurisdiction) in all jurisdictions where it is required to be so qualified, except, in the case of clauses (a) and (b), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

8.2            Corporate Power and Authority; Enforceability. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforceability of creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law). Holdings, the Borrower and each of the Restricted Subsidiaries (a) is in compliance with all Applicable Laws and (b) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted except, in each case to the extent that failure to be in compliance therewith or to have all such licenses, authorizations, consents and approvals could not reasonably be expected to have a Material Adverse Effect.

8.3            No Violation. The execution, delivery and performance by any Credit Party of the Credit Documents to which it is a party and compliance with the terms and provisions hereof and thereof will not (a) contravene any material applicable provision of any material Applicable Law of any Governmental Authority, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any of Holdings, the Borrower or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any indenture, loan agreement, lease agreement, mortgage or deed of trust or any other Contractual Obligation to which Holdings, the Borrower or any of their Restricted Subsidiaries is a party or by which they or any of their property or assets is bound, except to the extent that any such conflict, breach, contravention, default, creation or imposition could not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the Organizational Documents of Holdings, the Borrower or any of their Restricted Subsidiaries.

8.4            Litigation. There are no actions, suits, investigations or proceedings (including Environmental Claims) pending or, to the knowledge of Holdings or the Borrower, threatened, in either case with respect to Holdings, the Borrower or any of the Restricted Subsidiaries that (a) involve any of the Credit Documents or (b) could reasonably be expected to result in a Material Adverse Effect.

8.5            Margin Regulations. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.

8.6            Governmental and Third Party Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority or any other Person is required to authorize or is required in connection with (a) the execution, delivery and performance of any Credit Document or (b) the legality, validity, binding effect or enforceability of any Credit Document, except, in the case of either clause (a) or (b), (i) such orders, consents, approvals, licenses, authorizations, validations, filings, recordings, registrations or exemptions as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of Liens created pursuant to the Security Documents and (iii) such orders, consents, approvals, licenses, authorizations, validations, filings, recordings, registrations or exemptions to the extent that failure to so receive could not reasonably be expected to result in a Material Adverse Effect.

8.7            Investment Company Act. None of the Credit Parties is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8.8	True and Complete Disclosure.

(a)            None of the written factual information or written factual data (taken as a whole) heretofore or contemporaneously furnished by Holdings, the Borrower, any of their respective Subsidiaries or any of their respective authorized representatives in writing to any Agent or any Lender on or before the Closing Date (including all such information contained in the Confidential Information Memorandum (and all information incorporated by reference therein) and in the Credit Documents) for purposes of, or in connection with, this Agreement or any transaction contemplated herein contained any untrue statement of material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished from time to time) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections (including financial estimates, forecasts and other forward-looking information), pro forma financial information or information of a general economic or industry specific nature.

(b)            The projections contained in the information and data referred to in Section 8.8(a) were prepared in good faith based upon assumptions believed by Holdings and the Borrower to be reasonable at the time made; it being recognized by the Agents and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of Holdings, the Borrower and the Restricted Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

8.9	Financial Statements.

(a)            The Historical Financial Statements present fairly in all material respects the financial position and results of operations of Wirepath Home Systems Holdco LLC (or the predecessor thereto) and its Subsidiaries at the respective dates of such information and for the respective periods covered thereby and have been prepared in accordance with GAAP consistently applied, except to the extent provided in the notes thereto, and subject, in the case of the unaudited financial information, to changes resulting from audit, normal year-end audit adjustments and to the absence of footnotes and the inclusion of any explanatory note.

(b)            The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of March 31, 2017 (including any notes thereto) (the “Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of the Borrower and its consolidated Subsidiaries for the 12 month period ending on March 31, 2017 (together with the Pro Forma Balance Sheet, the “Pro Forma Financial Statements”), copies of which have heretofore been furnished to the Administrative Agent, has been prepared giving pro forma effect (as if such events had occurred on such date or the beginning of such period, as the case may be) to the consummation of all of the Transactions. The Pro Forma Financial Statements have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date of delivery thereof to the Administrative Agent, and, subject to the qualifications and limitations contained in the notes attached thereto, present fairly in all material respects on a pro forma basis, the estimated financial position of the Borrower and its consolidated Subsidiaries as at March 31, 2017 and their estimated results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of the periods covered thereby; provided that it is understood that the Pro Forma Financial Statements have not been prepared in compliance with Regulation S-X of the Securities Act, and/or do not include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)), tax adjustments, deferred taxes or other similar pro forma adjustments.

Each Lender and each Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate the Historical Financial Statements as the result of the implementation of changes in GAAP or the interpretation thereof, and that such restatements will not result in a Default under the Credit Documents under Section 11.2 (including any effect on any conditions required to be satisfied on the Closing Date) to the extent that the restatements do not reveal any material omission, misstatement or other material inaccuracy in the reported information from actual results for any relevant prior period.

8.10          Tax Returns and Payments, Etc. (a) Holdings, the Borrower and each of the Restricted Subsidiaries have filed all U.S. federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by them and have paid all material taxes and assessments payable by them that have become due, other than those not yet delinquent or being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established on the applicable financial statements in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction and (b) each of Holdings, the Borrower and the Restricted Subsidiaries have paid, or have provided adequate reserves (in the good-faith judgment of the management of the Borrower) in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction for the payment of, all material U.S. federal, state, and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date, except in the case of either of clauses (a) or (b), to the extent that the failure to be in compliance therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

8.11          Compliance with ERISA. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (a) each Pension Plan is in compliance with ERISA, the Code and any Applicable Law; (b) no Reportable Event has occurred (or is reasonably likely to occur); (c) no Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA (or is reasonably likely to be insolvent), and no written notice of any such insolvency has been given to any of Holdings, the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate; (d) none of Holdings, the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate has failed to satisfy the minimum funding standard under Section 412 of the Code and Section 302 of ERISA with respect to any Pension Plan, or has otherwise failed to make a required contribution to a Multiemployer Plan, whether or not waived (or is reasonably likely to fail to satisfy such minimum funding standard or make such required contribution); (e) no Pension Plan is, or is expected to be, in “at-risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA and no Multiemployer Plan is, or is expected to be, in “endangered or critical status” within the meaning of Section 432 of the Code or Section 305 of ERISA; (f) none of Holdings, the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Pension Plan or Multiemployer Plan, as applicable, pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Pension Plan or Multiemployer Plan; (g) no proceedings by the PBGC have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan or Multiemployer Plan, and no written notice of any such proceedings has been given to any of Holdings, the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate; (h) the conditions for imposition of a Lien that could be imposed under the Code or ERISA on the assets of any of Holdings, the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate with respect to a Pension Plan do not exist (or are not reasonably likely to exist) nor has Holdings, the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of any of Holdings, the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate on account of any Pension Plan; and (i) each Foreign Plan is in compliance with Applicable Laws (including funding requirements under such Applicable Laws), and no proceedings have been instituted to terminate any Foreign Plan which would reasonably be expected to give rise to liability for Holdings, the Borrower or any Restricted Subsidiary. No Pension Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities incurred or reasonably likely to be incurred by Holdings, the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate as referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Multiemployer Plans, the representations and warranties in this Section 8.11, other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA, (ii) any contribution required to be made, or (iii) liability for termination of any such Multiemployer Plan under ERISA, are made to the best knowledge of the Borrower.

8.12          Subsidiaries. On the Closing Date, after giving effect to the Transactions, Holdings does not have any Subsidiaries other than the Subsidiaries listed on Schedule 8.12. Schedule 8.12 sets forth, as of the Closing Date, after giving effect to the Transactions, the name and the jurisdiction of organization of each Subsidiary and, as to each Subsidiary, the percentage of each class of Capital Stock owned by any Credit Party and the designation of such Subsidiary as a Guarantor, a Restricted Subsidiary, an Unrestricted Subsidiary, a Specified Subsidiary or an Immaterial Subsidiary. The Borrower does not own or hold, directly or indirectly, any Capital Stock of any Person other than such Subsidiaries and Investments permitted by Section 10.5.

8.13          Intellectual Property. Each of Holdings, the Borrower and each of the Restricted Subsidiaries owns, has good and marketable title to, or has a valid license or otherwise has the right to use, any and all Intellectual Property, that is used in, held for use in or that is otherwise necessary for the operation of their respective businesses as currently conducted, free and clear of all Liens (other than Liens permitted by Section 10.2), except where the failure to own, or have any such title, license or rights could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, (i) to the Borrower’s knowledge, the operation of the businesses conducted by each of the Borrower and the Restricted Subsidiaries, and the Intellectual Property now employed by any of the Credit Parties does not infringe upon, misappropriate, or otherwise violate any Intellectual Property rights owned by any other Person, and (ii) no material written claim has been received by Holdings, the Borrower, or any of the Restricted Subsidiaries, and no litigation regarding the foregoing is pending or, to the Borrower’s knowledge, threatened in writing, in either case against the Borrower or any of the Restricted Subsidiaries.

8.14	Environmental Laws.

(a)            Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) Holdings, the Borrower and each of the Restricted Subsidiaries are and have been in compliance with all Environmental Laws (including having obtained and complied with all permits required under Environmental Laws for their current operations); (ii) to the knowledge of Holdings or the Borrower, there are no facts, circumstances or conditions arising out of or relating to the operations of Holdings, the Borrower or any of the Restricted Subsidiaries or any currently or formerly owned, operated or leased Real Property that would reasonably be expected to result in Holdings, the Borrower or any of the Restricted Subsidiaries incurring liability under any Environmental Law; and (iii) none of Holdings, the Borrower or any of the Restricted Subsidiaries has become subject to any pending or, to the knowledge of Holdings or the Borrower, threatened Environmental Claim or, to the knowledge of the Borrower, any other liability under any Environmental Law.

(b)            None of Holdings, the Borrower or any of the Restricted Subsidiaries has treated, stored, transported or Released Hazardous Materials at or from any currently or formerly owned, operated or leased Real Property in a manner that could reasonably be expected to have a Material Adverse Effect.

8.15	Properties, Assets and Rights.

(a)            As of the Closing Date and as of the date of each Credit Event thereafter, each of Holdings, the Borrower and each of the Restricted Subsidiaries has good and marketable title to, valid leasehold interest in, or easements, licenses or other limited property interests in, all properties (other than Intellectual Property) that are necessary for the operation of their respective businesses as currently conducted, except where the failure to have such good title or interest in such property could not reasonably be expected to have a Material Adverse Effect. None of such properties and assets is subject to any Lien, except for Liens permitted under Section 10.2.

(b)            Set forth on Schedule 8.15 hereto is a complete and accurate list of all Real Property owned in fee by the Credit Parties on the Closing Date, showing as of the Closing Date the street address, county or other relevant jurisdiction, state and record owner thereof.

(c)            All permits required to have been issued or appropriate to enable all Real Property of the Credit Parties to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those permits the failure of which to be issued or to so enable lawful occupation and use could not reasonably be expected to have a Material Adverse Effect.

8.16          Solvency. On the Closing Date after giving pro forma effect to the Transactions, the Credit Parties and their Subsidiaries on a consolidated basis are Solvent.

8.17          Material Adverse Change. Since the Closing Date there have been no events or developments that have had or could reasonably be expected to have a Material Adverse Effect.

8.18          Use of Proceeds. The proceeds of (a) the Initial Term Loans (other than the Tranche B Term Loans made on the First Incremental Agreement Effective Date pursuant to the First Incremental Agreement and other than the Tranche C Term Loans made on the Second Incremental Agreement Effective Date pursuant to the Second Incremental Agreement) and the Initial Revolving Borrowing Amount shall be used (i) on the Closing Date, together with cash on hand at the Target and its Subsidiaries and the proceeds from the Equity Contribution to pay the Merger Consideration, the Existing Debt Refinancing and/or the Transaction Expenses and (ii) to the extent any proceeds remain after the application described in clause (i), will be used on and after the Closing Date for other general corporate purposes of the Borrower and its Subsidiaries and (b) Revolving Credit Loans available under any Revolving Credit Facility (including under the Incremental Revolving Credit Commitment Increase), together with the proceeds of the Swingline Loans and the Letters of Credit, will be used for working capital requirements and other general corporate purposes of the Borrower and its Subsidiaries, including the financing of acquisitions, other Investments and Restricted Payments and other distributions on account of the Capital Stock of the Borrower (or any Parent Entity thereof), in each case permitted hereunder, and any other use not prohibited hereby. The proceeds of the Tranche B Term Loans made on the First Incremental Agreement Effective Date pursuant to the First Incremental Agreement shall be used on the First Incremental Agreement Effective Date, (a) to prepay in full all Initial Term Loans outstanding hereunder as of the First Incremental Agreement Effective Date (immediately prior to giving effect to the First Incremental Agreement), all accrued and unpaid interest thereon and all other Obligations in respect thereof and (b) to pay the fees, expenses and other amounts incurred in connection with the transactions contemplated by the First Incremental Agreement. The proceeds of the Tranche C Term Loans made on the Second Incremental Agreement Effective Date pursuant to the Second Incremental Agreement shall be used on the Second Incremental Agreement Effective Date, (a) to prepay in full all Initial Term Loans outstanding hereunder as of the Second Incremental Agreement Effective Date (immediately prior to giving effect to the Second Incremental Agreement), all accrued and unpaid interest thereon and all other Obligations in respect thereof, (b) to pay the fees, expenses and other amounts incurred in connection with the transactions contemplated by the Second Incremental Agreement and (c) other general corporate purposes of the Borrower and its Subsidiaries, which may include the financing of acquisitions and other Investments, and any other use not prohibited hereby. The 2019 Incremental Term Loans shall be used (i) to pay the Acquisition Consideration (as defined in the Third Incremental Agreement), (ii) to pay the costs associated with the 2019 Transactions, (iii) to pay for the Refinancing (as defined in the Third Incremental Agreement) and (iv) to the extent any proceeds remain after the application described in clauses (i)-(iii), for other general corporate purposes of the Borrower and its Subsidiaries, which may include, at the option of the Borrower, funding cash to the balance sheet and/or repaying Revolving Credit Loans outstanding under the Revolving Credit Facility, or the financing of acquisitions and other Investments.

8.19	Anti-Corruption Laws.

(a)            The Borrower and each other Credit Party and their respective Restricted Subsidiaries are in compliance with the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), except to the extent that the failure to be in compliance would not reasonably be expected to result in a Material Adverse Effect.

(b)            None of the Borrower or any other Credit Party will use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person for the purposes of any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

8.20	Sanctioned Persons.

(a)            None of the Borrower, any other Credit Party or any of their respective Restricted Subsidiaries is currently the target of any U.S. sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) of the U.S. Treasury Department or the U.S. Department of State.

(b)            None of the Borrower or any other Credit Party will use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person for use in any manner that will result in a violation by any Lender of any U.S. sanctions administered by OFAC or the U.S. Department of State.

8.21          PATRIOT Act. Except to the extent as could not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any other Credit Party is in violation of any Applicable Laws relating to money laundering, including the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT ACT”).

8.22          Labor Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes against any of the Borrower or the Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened in writing and (b) none of the Borrower or the Restricted Subsidiaries have been in violation of the Fair Labor Standards Act or any other Applicable Laws dealing with wage and hour matters.

8.23          Subordination of Junior Financing. The Obligations are “Designated Senior Debt” (if applicable), “Senior Debt”, “Senior Indebtedness”, “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any indenture or document governing any Junior Debt.

8.24          No Default. As of the date of any Credit Event after the Closing Date, no Default has occurred and is continuing.

SECTION 9.           Affirmative Covenants. The Borrower (and, in the case of Section 9.14, Holdings) hereby covenants and agrees that, on the Closing Date and thereafter, until the Total Commitment and all Letters of Credit have terminated (unless such Letters of Credit have been Cash Collateralized on the terms and conditions set forth in Section 3.8) and the Loans and Unpaid Drawings, together with interest, fees and all other Obligations Incurred hereunder (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements and contingent indemnification obligations and other contingent obligations not then due and payable), are paid in full:

9.1            Information Covenants. The Borrower will furnish to the Administrative Agent for prompt further distribution to each Lender:

(a)            Annual Financial Statements. As soon as available and in any event on or before the date that is 120 days after the end of each fiscal year (or, in the case of the fiscal year ended December 31, 2017, the date that is 150 days after the end of such fiscal year), the consolidated balance sheet of the Borrower and its consolidated Subsidiaries and, if different, the Borrower and its Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statement of income and cash flows for such fiscal year, setting forth for each fiscal year (other than the fiscal year ended December 31, 2017 (with respect to which, for the avoidance of doubt, no comparative consolidated figures or reconciliations will be required)) comparative consolidated figures for the preceding fiscal year (or, in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and its consolidated Subsidiaries, on the other hand), all in reasonable detail and prepared in all material respects in accordance with GAAP (except as otherwise disclosed in such financial statements) and, except with respect to any such reconciliation, reported on by independent registered public accountants of recognized national standing with an unmodified report by such independent registered public accountants without an emphasis of matter paragraph related to going concern as defined by Statement on Accounting Standards AU-C Section 570 “The Auditor’s Consideration of an Entity’s Ability to Continue as a Going Concern” (or any similar statement under any amended or successor rule as may be adopted by the Auditing Standards Board from time to time) (other than solely with respect to, or expressly resulting solely from, an upcoming maturity date under the documentation governing any Indebtedness), and, for the avoidance of doubt, without modification as to the scope of audit, together in any event with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Borrower and its consolidated Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge of any Event of Default relating to the Financial Performance Covenant that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof. Notwithstanding the foregoing, the obligations in this Section 9.1(a) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any Parent Entity of Holdings), (B) the Borrower’s or Holdings’ (or any Parent Entity thereof), as applicable, Form 10-K filed with the SEC or (C) following an election by the Borrower pursuant to the definition of “GAAP”, the applicable financial statements shall be determined in accordance with IFRS; provided that, with respect to each of clauses (A) and (B), (i) to the extent such information relates to Holdings (or such Parent Entity), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such Parent Entity), on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries on a standalone basis, on the other hand and (ii) to the extent such information is in lieu of information required to be provided under the first sentence of this Section 9.1(a), such materials shall be reported on by an independent registered public accounting firm of recognized national standing, with an unmodified report by such independent registered public accountants without an emphasis of matter paragraph related to going concern as defined by Statement on Accounting Standards AU-C Section 570 “The Auditor’s Consideration of an Entity’s Ability to Continue as a Going Concern” (or any similar statement under any amended or successor rule as may be adopted by the Auditing Standards Board from time to time) (other than solely with respect to, or expressly resulting solely from, an upcoming maturity date under the documentation governing any Indebtedness) (it being understood that there shall be no obligation to audit any such consolidating information), and, for the avoidance of doubt, without modification as to the scope of audit.

(b)            Quarterly Financial Statements. As soon as available and in any event on or before the date that is 45 days after the end of each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, in the case of each of the quarters ending September 30, 2017, March 31, 2018 and June 30, 2018, the date that is 60 days after the end of such quarter), the consolidated balance sheet of the Borrower and its consolidated Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statement of income for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth (other than for the quarterly periods ending September 30, 2017, March 31, 2018 and June 30, 2018 (with respect to which, for the avoidance of doubt, no comparative consolidated figures or reconciliations will be required)) comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (or in lieu of such financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and its consolidated Subsidiaries on the other hand), all in reasonable detail and all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its consolidated Subsidiaries (and, if applicable, the Borrower and the Restricted Subsidiaries) in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and to the absence of footnotes and the inclusion of any explanatory note. Notwithstanding the foregoing, the obligations in this Section 9.1(b) may be satisfied with respect to financial information of the Borrower and its consolidated Subsidiaries by furnishing (A) the applicable financial statements of Holdings (or any Parent Entity thereof) or (B) the Borrower’s or Holdings’ (or any Parent Entity thereof), as applicable, Form 10-Q filed with the SEC; provided that, with respect to each of clauses (A) and (B), to the extent such information relates to Holdings (or any such Parent Entity), such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to Holdings (or such Parent Entity), on the one hand, and the information relating to the Borrower and its consolidated Subsidiaries on a standalone basis (and, if different, the Borrower and the Restricted Subsidiaries), on the other hand.

(c)            Budget. No later than five Business Days following the delivery by the Borrower of the financial statements required under Section 9.1(a), beginning at the time of the delivery of such financial statements for the fiscal year ending December 31, 2017, a detailed quarterly budget of the Borrower and its Restricted Subsidiaries in reasonable detail for the current fiscal year as customarily prepared by management of the Borrower for its internal use (but including, in any event, only a projected consolidated statement of income of the Borrower and its Restricted Subsidiaries for the current fiscal year and not a projected consolidated balance sheet or statement of projected cash flow) and setting forth the principal assumptions upon which such budget is based (provided, that no such budgets shall be required to be delivered for the fiscal year which began January 1, 2017). It is understood and agreed that any financial or business projections furnished by any Credit Party (i)(A) are subject to significant uncertainties and contingencies, which may be beyond the control of the Credit Parties, (B) no assurance is given by the Credit Parties that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material and (ii) are not a guarantee of performance.

(d)            Officer’s Certificates. No later than five Business Days following the delivery of the financial statements provided for in Sections 9.1(a) and 9.1(b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) during any fiscal quarter during which the Financial Performance Covenant is applicable, the calculations required to establish whether the Borrower was in compliance with the provisions of the Financial Performance Covenant as at the end of such fiscal year or period, as the case may be, beginning with the fiscal period ending December 31, 2017, if required, (ii) a specification of any change in the identity of the Guarantors, the Restricted Subsidiaries, the Unrestricted Subsidiaries, the Specified Subsidiaries, the Immaterial Subsidiaries and the Foreign Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Guarantors, Restricted Subsidiaries, the Unrestricted Subsidiaries, the Specified Subsidiaries, the Immaterial Subsidiaries and the Foreign Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, and (iii) the then applicable Applicable Margins and Commitment Fee Rate. At the time of the delivery of the financial statements provided for in Section 9.1(a) beginning with the fiscal year ended December 31, 2018, a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail the calculation of Excess Cash Flow, the Available Amount and the Available Equity Amount as at the end of the fiscal year to which such financial statements relate.

(e)            Notice of Certain Events. Promptly after an Authorized Officer of Holdings, the Borrower or any of its Restricted Subsidiaries obtains knowledge thereof, notice of the occurrence of (i) any event that constitutes a Default or an Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action Holdings or the Borrower proposes to take with respect thereto, and (ii) any litigation or governmental proceeding pending against Holdings, the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to result in a Material Adverse Effect.

(f)            Other Information. (i) Promptly upon filing thereof, (x) copies of any annual, quarterly and other regular, material periodic and special reports (including on Form 10-K, 10-Q or 8-K) and registration statements which Holdings (or any Parent Entity thereof), the Borrower or any Restricted Subsidiary files with the SEC or any analogous Governmental Authority in any relevant jurisdiction (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent for further delivery to the Lenders), exhibits to any registration statement and, if applicable, any registration statements on Form S-8 and other than any filing filed confidentiality with the SEC or any analogous Governmental Authority in any relevant jurisdiction) and (y) copies of all financial statements, proxy statements, and material reports that Holdings, the Borrower or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of Holdings, the Borrower and/or any of the Restricted Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Administrative Agent for further delivery to the Lenders pursuant to this Agreement) and (ii) with reasonable promptness, but subject to the limitations set forth in the last sentence of Section 9.2 and Section 13.16, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing from time to time.

Documents required to be delivered pursuant to Sections 9.1(a), 9.1(b) and 9.1(f)(i) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at the website address listed on Schedule 13.2 or (ii) on which such documents are transmitted by electronic mail to the Administrative Agent; provided that: (A) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 9.1(d) to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

9.2            Books, Records and Inspections. The Borrower will, and will cause each of the Restricted Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, the Borrower or such Restricted Subsidiary, as the case may be. The Borrower will, and will cause each of the Restricted Subsidiaries to, permit representatives and independent contractors of the Administrative Agent and the Required Lenders to visit and inspect any of its properties (to the extent it is within such Person’s control to permit such inspection), to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Required Lenders under this Section 9.2 and the Administrative Agent shall not exercise such rights more often than once during any calendar year absent the existence of an Event of Default at the Borrower’s expense; and provided, further, that when an Event of Default exists, the Administrative Agent or the Required Lenders (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Required Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants. Notwithstanding anything to the contrary in Section 9.1 or this Section 9.2, none of Holdings, the Borrower or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to any Agent or any Lender (or their respective representatives or contractors) is prohibited by Applicable Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

9.3	Maintenance of Insurance.

(a)           The Borrower will, and will cause each of the Restricted Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Borrower believes (in the good-faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good-faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in businesses similar to those engaged by the Borrower and the Restricted Subsidiaries; and will furnish to the Administrative Agent for further delivery to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. The Collateral Agent, for the benefit of the Secured Parties, shall be the additional insured on any such liability insurance and the Collateral Agent, for the benefit of the Secured Parties, shall be the additional loss payee or additional mortgagee under any such casualty or property insurance, except in each case as the Collateral Agent and the Borrower may otherwise agree.

(b)           If any buildings or improvements comprising of any Mortgaged Property are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrower shall, or shall cause the applicable Credit Parties to, solely to the extent required by Applicable Law, (i) maintain, or cause to be maintained, with a financially sound and reputable insurer (determined at the time such insurance is obtained or renewed), flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form reasonably acceptable to the Collateral Agent.

9.4           Payment of Taxes. The Borrower will pay and discharge, and will cause each of the Restricted Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which such payments become overdue, and all lawful material claims in respect of taxes imposed, assessed or levied that, if unpaid, could reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries, except to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that none of the Borrower or any of the Restricted Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being diligently contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good-faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction.

9.5           Consolidated Corporate Franchises. The Borrower will do, and will cause each of the Restricted Subsidiaries to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights, privileges and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and the Restricted Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.

9.6           Compliance with Statutes. The Borrower will, and will cause each Restricted Subsidiary to (a) comply with all Applicable Laws, rules, regulations and orders applicable to it or its property, including, without limitation, (i) the FCPA, (ii) applicable Sanctions and (iii) the PATRIOT Act, and (b) maintain in effect all governmental approvals or authorizations required to conduct its business, except in the case of each of clauses (a) and (b), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

9.7           ERISA. As soon as reasonably practicable after the Borrower or any of the Restricted Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower, such Restricted Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such Restricted Subsidiary, such ERISA Affiliate, the PBGC, or a Multiemployer Plan administrator (provided that if such notice is given by the Multiemployer Plan administrator, it is given to any of the Borrower or any of the Restricted Subsidiaries or any ERISA Affiliates thereof): (a) that a Reportable Event has occurred; (b) that there has been a failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Pension Plan; (c) that a Pension Plan having an Unfunded Current Liability has been or is to be terminated under Title IV of ERISA (including the giving of written notice thereof); (d) that a Pension Plan has an Unfunded Current Liability that has or will result in a Lien under ERISA or the Code on the assets of any of Holdings, the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate; (e) that proceedings will be or have been instituted by the PBGC to terminate a Pension Plan having an Unfunded Current Liability (including the giving of written notice thereof); (f) that a proceeding has been instituted against the Borrower, a Restricted Subsidiary thereof or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; (g) that the PBGC has notified the Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate of its intention to appoint a trustee to administer any Pension Plan; (h) that the Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate has failed to make any required contribution or payment to a Multiemployer Plan; (i) that a determination has been made that any Pension Plan is in “at-risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA or any Multiemployer Plan is in “endangered or critical status” within the meaning of Section 432 of the Code or Section 305 of ERISA; (j) that the Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate has incurred (or has been notified in writing by a Multiemployer Plan administrator that it will incur) any liability (including any contingent or secondary liability) to or on account of a Pension Plan or Multiemployer Plan pursuant to Section 409, 502(i) 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code; (k) that a Pension Plan or Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA; (l) that the termination of any Foreign Plan has occurred that gives rise to liability for Holdings, the Borrower or any Restricted Subsidiary; or (m) that any non- compliance with any funding requirements under Applicable Law for any Foreign Plan has occurred. Such certificate and notice shall be provided as soon as reasonably practicable after the Borrower, any Restricted Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any such event.

9.8           Good Repair. The Borrower will, and will cause each of the Restricted Subsidiaries to, ensure that its properties and equipment used or useful in its business in whomsoever’s possession they may be to the extent that it is within the control of such party to cause same, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements thereto, to the extent and in the manner customary for companies in the industry in which the Borrower and the Restricted Subsidiaries conduct business and consistent with third party leases, except in each case to the extent the failure to do so could not be reasonably expected to have a Material Adverse Effect.

9.9           End of Fiscal Years; Fiscal Quarters. The Borrower will, for financial reporting purposes, cause (a) each of its, and each of the Restricted Subsidiaries’, fiscal years to end on December 31 of each year and (b) each of its, and each of the Restricted Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year- end and the Borrower’s past practice; provided, however, that the Borrower may, upon written notice to, and consent by, the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

9.10         Additional Guarantors and Grantors. Subject to any applicable limitations set forth in the Guarantee, the Security Agreement, the Pledge Agreement or any other Security Document, as applicable, the Borrower will cause (i) any direct or indirect Domestic Subsidiary of the Borrower (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including pursuant to an Acquisition) and (ii) any Domestic Subsidiary of the Borrower that ceases to be an Excluded Subsidiary, to promptly execute and deliver to the Collateral Agent (A) a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement substantially in the form of Annex B, Exhibit 1 or Annex A, as applicable, to the respective agreement in order to become a Guarantor under the Guarantee, a grantor under the Security Agreement and a pledgor under the Pledge Agreement, (B) a counterpart signature page to the Intercompany Note, and (C) a joinder agreement or such comparable documentation to each other applicable Security Document, substantially in the form annexed thereto, and to take all actions required thereunder to perfect the Liens created thereunder.

9.11	Pledges of Additional Stock and Evidence of Indebtedness.

(a)           Subject to any applicable limitations set forth in the Security Documents, as applicable, the Borrower will pledge, and, if applicable, will cause each other Subsidiary Guarantor (or a Person required to become a Subsidiary Guarantor pursuant to Section 9.10) to pledge, to the Collateral Agent for the benefit of the Secured Parties, (i) all the Capital Stock (other than any Excluded Capital Stock) of each Subsidiary owned by the Borrower or any Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.10), in each case, formed or otherwise purchased or acquired after the Closing Date, pursuant to a supplement to the Pledge Agreement substantially in the form of Annex A thereto and (ii) except with respect to intercompany Indebtedness, all evidences of Indebtedness for borrowed money in a principal amount in excess of $5,000,000 (individually) that are owing to the Borrower or any Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 9.10) (which shall be evidenced by a promissory note), in each case pursuant to a supplement to the Pledge Agreement substantially in the form of Annex A thereto.

(b)           The Borrower agrees that all Indebtedness of the Borrower and each of its Restricted Subsidiaries that is owing to any Credit Party (or a Person required to become a Subsidiary Guarantor pursuant to Section 9.10) shall be evidenced by the Intercompany Note, which promissory note shall be required to be pledged to the Collateral Agent, for the benefit of the Secured Parties, pursuant to the Pledge Agreement.

9.12         Use of Proceeds. The proceeds of the Initial Term Loans (other than the Tranche B Term Loans made on the First Incremental Agreement Effective Date pursuant to the First Incremental Agreement and other than the Tranche C Term Loans made on the Second Incremental Agreement Effective Date pursuant to the Second Incremental Agreement) and the Initial Revolving Borrowing Amount shall be used (a) on the Closing Date, together with cash on hand at the Target and its Subsidiaries and the proceeds from the Equity Contribution to pay the Merger Consideration, the Existing Debt Refinancing and/or the Transaction Expenses and (b) to the extent any proceeds remain after the application described in clause (a), on and after the Closing Date, for other general corporate purposes of the Borrower and its Subsidiaries. The proceeds of the Revolving Credit Loans available under any Revolving Credit Facility (including under the Incremental Revolving Credit Commitment Increase), together with the proceeds of the Swingline Loans and the Letters of Credit, will be used for working capital requirements and other general corporate purposes of the Borrower and its Subsidiaries, including the financing of acquisitions, other Investments and Restricted Payments and other distributions on account of the Capital Stock of the Borrower (or any Parent Entity thereof), in each case permitted hereunder, and any other use not prohibited hereby. The proceeds of the Tranche B Term Loans made on the First Incremental Agreement Effective Date pursuant to the First Incremental Agreement shall be used on the First Incremental Agreement Effective Date, (a) to prepay in full all Initial Term Loans outstanding hereunder as of the First Incremental Agreement Effective Date (immediately prior to giving effect to the First Incremental Agreement), all accrued and unpaid interest thereon and all other Obligations in respect thereof and (b) to pay the fees, expenses and other amounts incurred in connection with the transactions contemplated by the First Incremental Agreement. The proceeds of the Tranche C Term Loans made on the Second Incremental Agreement Effective Date pursuant to the Second Incremental Agreement shall be used on the Second Incremental Agreement Effective Date, (a) to prepay in full all Initial Term Loans outstanding hereunder as of the Second Incremental Agreement Effective Date (immediately prior to giving effect to the Second Incremental Agreement), all accrued and unpaid interest thereon and all other Obligations in respect thereof, (b) to pay the fees, expenses and other amounts incurred in connection with the transactions contemplated by the Second Incremental Agreement and (c) other general corporate purposes of the Borrower and its Subsidiaries, which may include the financing of acquisitions and other Investments, and any other use not prohibited hereby, and any other use not prohibited hereby. The proceeds of ~~any~~the 2019 Incremental Term Loans shall be used (i) to pay the Acquisition Consideration (as defined in the Third Incremental Agreement), (ii) to pay the costs associated with the 2019 Transactions, (iii) to pay for the Refinancing (as defined in the Third Incremental Agreement) and (iv) to the extent any proceeds remain after the application described in clauses (i)-(iii), for other general corporate purposes of the Borrower and its Subsidiaries, which may include, at the option of the Borrower, funding cash to the balance sheet and/or repaying Revolving Credit Loans outstanding under the Revolving Credit Facility, or the financing of acquisitions and other Investments. The proceeds of any other Incremental Term Loan Facility, the proceeds of any Revolving Credit Loans made pursuant to any Incremental Revolving Credit Commitment Increase and the proceeds of any Additional/Replacement Revolving Credit Loans or Extended Revolving Credit Loans made pursuant to any Additional/Replacement Revolving Credit Commitments or Extended Revolving Credit Commitments, as applicable, may be used for working capital requirements and other general corporate purposes of the Borrower and its Subsidiaries including the financing of acquisitions, other Investments and Restricted Payments and other distributions on account of the Capital Stock of the Borrower (or any Parent Entity thereof), in each case permitted hereunder, and any other use not prohibited hereby.

9.13         Changes in Business. The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and its Restricted Subsidiaries, taken as a whole, on the Closing Date and other similar, incidental, ancillary, supportive, complementary, synergetic or related businesses or reasonable extensions thereof (and non- core incidental businesses acquired in connection with any Acquisition or Investment or other immaterial businesses).

9.14	Further Assurances.

(a)           Subject to the limitations set forth in this Agreement and the Security Documents, Holdings and the Borrower will, and will cause each other Subsidiary Guarantor to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other similar documents), that may be required under any Applicable Law, or that the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Documents, all at the expense of the Borrower and its Restricted Subsidiaries.

(b)           Subject to any applicable limitations set forth in the Security Documents and in Sections 9.10 and 9.11, (i) if any Material Real Property is acquired by any Credit Party after the Closing Date or, (ii) if any Credit Party that becomes a Credit Party after the Closing Date owns any Material Real Property, the Borrower will notify the Collateral Agent (who shall thereafter notify the Lenders) thereof and will, within 90 days after the acquisition of such Material Real Property or within 90 days of the date on which the applicable Credit Party became a Credit Party, as applicable, (or such longer period as may be agreed by the Collateral Agent in its sole discretion), cause such Material Real Property to be subjected to a Mortgage (provided, however, that, in the event any Material Real Property subject to a Mortgage under this Section is located in a jurisdiction that imposes mortgage recording taxes or any similar fees or charges, such Mortgage shall only secure an amount equal to the Fair Market Value of such Material Real Property) and will take, and cause the Subsidiary Guarantors to take, such other actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect a Lien on such Material Real Property consistent with the applicable requirements of the Security Documents, including actions described in Section 9.14(a) and Section 9.14(c), all at the expense of the Credit Parties.

(c)           Any Mortgage delivered to the Collateral Agent in accordance with Sections 9.14(b) shall be accompanied by:

(i)            (i) a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property and with respect to each Mortgaged Property that is: (x) in an area designated by the Federal Emergency Management Agency as being located in a special flood hazard area, and (y) contains “improved real estate” or a “mobile home” (as defined by the Flood Insurance Laws) within such special flood hazard area (a “Flood Hazard Property”), (ii) Borrower’s written acknowledgment of receipt of written notification from the Collateral Agent as to the fact that such asset is a Flood Hazard Property and as to whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program and (iii) evidence of flood insurance in form and substance reasonably satisfactory to the Collateral Agent and in an amount required by Section 9.3(b) (collectively, the “Flood Documents”); provided that the Flood Documents shall be delivered to the Collateral Agent in accordance with Section 9.14(f);

(ii)           a policy or policies of title insurance or a marked unconditional commitment or binder thereof issued by a nationally recognized title insurance company insuring title to such Mortgaged Property is vested in such Credit Party for an amount not to exceed the Fair Market Value (determined at the time described in Section 9.14(b) above) and together with such endorsements as the Collateral Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located;

(iii)          unless the Collateral Agent shall have otherwise agreed, but only to the extent already prepared and otherwise available, either (A) a survey of the applicable Mortgaged Property for which all necessary fees (where applicable) have been paid (1) prepared by a surveyor reasonably acceptable to the Collateral Agent, (2) dated or re-certificated not earlier than three months prior to the date of such delivery or such other date as may be reasonably satisfactory to the Collateral Agent in its sole discretion, (3) for Mortgaged Property situated in the United States, certified to the Collateral Agent and the title insurance company issuing the title insurance policy for such Mortgaged Property pursuant to clause (ii), which certification shall be reasonably acceptable to the Collateral Agent and (4) for Mortgaged Property situated in the United States, complying with current “Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys,” jointly established and adopted by American Land Title Association, the American Congress on Surveying and Mapping and the National Society of Professional Surveyors (except for such deviations as are acceptable to the Collateral Agent) or (B) coverage under the title insurance policy or policies referred to in clause (ii) above that does not contain a general exception for survey matters and which contains survey-related endorsements reasonably acceptable to the Collateral Agent; and

(iv)          opinions of counsel to the Credit Party mortgagor with respect to the enforceability, due authorization, execution and delivery of the applicable Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Collateral Agent.

(d)           Notwithstanding anything herein to the contrary, if the Collateral Agent and the Borrower reasonably determine in writing that the time or cost of creating or perfecting any Lien on any property (including the time and cost required to obtain the flood insurance required under Section 9.14(c)(i)) is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.

(e)           Notwithstanding anything herein to the contrary, the Credit Parties shall not be required to take any actions outside the United States, to (i) create any security interest in assets titled or located outside the United States, or (ii) perfect or make enforceable any security interests in any Collateral.

(f)            Notwithstanding anything contained in this Agreement to the contrary, at least twenty days prior to the date on which any Mortgage shall be executed and delivered with respect to any Material Real Property, the Borrower (or such other applicable Credit Party) shall deliver the Flood Documents with respect to such Material Real Property to the Collateral Agent for prompt distribution to each Revolving Credit Lender; provided that (x) each Revolving Credit Lender shall advise the Collateral Agent promptly upon completion of its flood insurance diligence and compliance and (y) if any Revolving Credit Lender has notified the Collateral Agent in writing (who shall promptly notify the Borrower) during such twenty day period commencing from the date on which such Revolving Credit Lender receives the Flood Documents that its flood insurance diligence and compliance has not been completed, the relevant Credit Party shall instead execute and deliver such Mortgage within three Business Days of receipt of written notice from the Collateral Agent (from the date of notice from such Revolving Credit Lender to the Collateral Agent) that such flood insurance diligence is complete (or such longer period as may be agreed by the Collateral Agent in its sole discretion); provided, further that (i) no delay in the execution by any Credit Party of any Mortgage as a result of the application of, and compliance with, this sentence shall result in a breach of any obligation or the occurrence of a Default or Event of Default hereunder or under any other Credit Document and (ii) for the avoidance of doubt, in no event shall the application of, and compliance with, this sentence require the delivery of Mortgages or any other related documentation or deliverables prior to the date that is 90 days after the acquisition of such Material Real Property or within 90 days of the date on which the applicable Credit Party became a Credit Party, as applicable.

9.15         Designation of Subsidiaries. The Board of Directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately before and after such designation, no Event of Default shall have occurred and be continuing. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the Incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time. Upon any such designation of any Unrestricted Subsidiary as a Restricted Subsidiary (but without duplication of any amount reducing such Investment in such Unrestricted Subsidiary pursuant to the definition of “Investment” or the definition of “Available Amount”), the Borrower and/or the applicable Restricted Subsidiaries shall receive a credit against the applicable clause in Section 10.5 or Section 10.6 that was utilized for the Investment in such Unrestricted Subsidiary for all Returns in respect of such Investment.

9.16         Maintenance of Ratings. The Borrower will use commercially reasonable efforts to cause the public credit rating for the Initial Term Loan Facility and the 2019 Incremental Term Facility issued by S&P and the public credit rating for the Initial Term Loan Facility and the 2019 Incremental Term Facility issued by Moody’s, and the Borrower’s public corporate credit rating issued by S&P and public corporate credit rating issued by Moody’s to each be maintained (but not to obtain or maintain a specific rating).

9.17         Post-Closing Obligations. To the extent not executed and delivered on the Closing Date, unless otherwise agreed by the Administrative Agent in its reasonable discretion, execute and deliver the documents and complete the tasks set forth on Schedule 9.17, in each case within the time limits specified on such schedule (or such later time as the Administrative Agent shall agree in its reasonable discretion).

SECTION 10. Negative Covenants. The Borrower (and, with respect to Section 10.9, Holdings) hereby covenants and agrees that on the Closing Date and thereafter, until the Total Commitment and all Letters of Credit have terminated (unless such Letters of Credit have been Cash Collateralized on terms and conditions set forth in Section 3.8) and the Loans and Unpaid Drawings, together with interest, fees and all other payment Obligations (other than Hedging Obligations under Secured Hedging Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification or other contingent obligations not then due and payable), are paid in full:

10.1         Limitation on Indebtedness. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, Incur, contingently or otherwise, with respect to any Indebtedness, except:

(a)           (i) Indebtedness arising under the Credit Documents, including pursuant to Sections 2.14 and 2.15, and (ii) any Credit Agreement Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(b)	[Reserved];

(c)           (i) Indebtedness constituting reimbursement obligations in respect of any bankers’ acceptance, bank guarantees, letters of credit, warehouse receipt or similar facilities entered into in the ordinary course of business or consistent with past practice (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self- insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance) and (ii) Indebtedness supported by Letters of Credit or other letters of credit under similar facilities in an amount not to exceed the Stated Amount of such Letters of Credit or stated amount of such other letters of credit under such similar facilities;

(d)           Except as otherwise limited by clauses (a), (b), (h) and (u) of this Section 10.1, Guarantee Obligations Incurred by (i) any Restricted Subsidiary in respect of Indebtedness of the Borrower or any other Restricted Subsidiary that is permitted to be Incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of any Restricted Subsidiary that is permitted to be Incurred under this Agreement; provided that, if the applicable Indebtedness is subordinated to the Obligations, any such Guarantee Obligations shall be subordinated to the Obligations;

(e)           Guarantee Obligations Incurred in the ordinary course of business in respect of obligations to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners;

(f)            (i) Indebtedness (including Financing Lease Obligations and other Indebtedness arising under mortgage financings and purchase money Indebtedness (including any industrial revenue bond, industrial development bond or similar financings)) the proceeds of which are used to finance the acquisition, development, construction, repair, restoration, replacement, maintenance, upgrade, expansion or improvement of fixed or capital assets or otherwise Incurred in respect of Capital Expenditures; provided that (A) such Indebtedness is Incurred concurrently with or within 270 days after the completion of the applicable acquisition, development, construction, repair, restoration, replacement, maintenance, upgrade, expansion or improvement or the making of the applicable Capital Expenditure and (B) such Indebtedness is not Incurred to acquire Capital Stock of any Person; provided, further, that, at the time of Incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Indebtedness then outstanding pursuant to clause (i) (when aggregated with the aggregate principal amount of Permitted Refinancing Indebtedness pursuant to clause (ii) in respect of such Indebtedness then outstanding) shall not, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, exceed an amount equal to (I) the greater of (x) $10,000,000 and (y) 20% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of Incurrence (measured as of the date such Indebtedness is Incurred based upon the Section 9.1 Financials most recently delivered on or prior to such date) minus (II) the aggregate amount of Indebtedness incurred pursuant to Section 10.1(g) and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness;

(g)           (i) Indebtedness constituting Financing Lease Obligations, other than Financing Lease Obligations in effect on the Closing Date (and set forth on Schedule 10.1) or Financing Lease Obligations entered into pursuant to Section 10.1(f); provided that, at the time of Incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Indebtedness then outstanding pursuant to clause (i) (when aggregated with the aggregate principal amount of Permitted Refinancing Indebtedness pursuant to clause (ii) in respect of such Indebtedness then outstanding) shall not, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, exceed an amount equal to (I) the greater of (x) $10,000,000 and (y) 20% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of Incurrence (measured as of the date such Indebtedness is Incurred based upon the Section 9.1 Financials most recently delivered on or prior to such date) minus (II) the aggregate amount of Indebtedness incurred pursuant to Section 10.1(f); and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness.

(h)           Closing Date Indebtedness and any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(i)            Indebtedness in respect of Hedging Agreements Incurred in the ordinary course of business or consistent with past practice and, in each case, at the time entered into, not for speculative purposes;

(j)            (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger, consolidation or amalgamation with such Person or any of its Subsidiaries) or Indebtedness attaching to assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of an Acquisition or similar Investment or Indebtedness of any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary; provided that

(A)          subject to Section 1.11, before and after giving pro forma effect thereto, no Event of Default under Section 11.1 or 11.5 has occurred and is continuing;

(B)           subject to Section 1.11, an aggregate amount such that, after giving pro forma effect to the Incurrence of any such Indebtedness, to such Acquisition, Investment, any Specified Transaction or Specified Restructuring to be consummated in connection therewith, the Borrower and the Restricted Subsidiaries shall be in compliance on a pro forma basis, with either (X) a Consolidated EBITDA to Consolidated Interest Expense Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, Acquisition, Specified Transaction and Specified Restructuring occurred on the first day of such Test Period, of either (x) not less than 2.00:1.00 or (y) not less than the Consolidated EBITDA to Consolidated Interest Expense Ratio immediately prior to giving effect to such Incurrence and such other transactions or (Y) with a Consolidated Total Debt to Consolidated EBITDA Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, Acquisition, Investment, Specified Transaction and Specified Restructuring had occurred on the first day of such Test Period of either (x) not greater than 6.50:1.00 or (y) not greater than the Consolidated Total Debt to Consolidated EBITDA Ratio immediately prior to giving pro forma effect to all such Incurrences and such other transactions;

(C)           such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof;

(D)           such Indebtedness is not guaranteed in any respect by Holdings, the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries) except to the extent permitted under Section 10.5 or Section 10.6;

(E)            (x) the Capital Stock of such Person is pledged to the Collateral Agent to the extent required under Section 9.11 and (y) such Person executes a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement (or alternative guarantee and security arrangements in relation to the Obligations) and a counterpart signature page to the Intercompany Notes, in each case to the extent required under Section 9.10, 9.11 or 9.14(b), as applicable; provided that the requirements of this clause (E) shall not apply to any Indebtedness of the type that could have been Incurred under Section 10.1(f) or Section 10.1(g); and

(ii)            any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(k)          (i) Indebtedness of the Borrower or any Restricted Subsidiary Incurred to finance an Acquisition or similar Investment; provided that

(A)           subject to Section 1.11, before and after giving pro forma effect thereto, no Event of Default under Section 11.1 or 11.5 has occurred and is continuing;

(B)            subject to Section 1.11, an aggregate amount such that, after giving pro forma effect to the Incurrence of any such Indebtedness, to such Acquisition, Investment, any Specified Transaction or Specified Restructuring to be consummated in connection therewith, the Borrower and the Restricted Subsidiaries shall be in compliance on a pro forma basis with either (X) a Consolidated EBITDA to Consolidated Interest Expense Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, Acquisition, Specified Transaction and Specified Restructuring occurred on the first day of such Test Period, of either (x) not less than 2.00:1.00 or (y) not less than the Consolidated EBITDA to Consolidated Interest Expense Ratio immediately prior to giving effect to such Incurrence and such other transactions or (Y) with a Consolidated Total Debt to Consolidated EBITDA Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, Acquisition, Investment, Specified Transaction and Specified Restructuring had occurred on the first day of such Test Period of either (x) not greater than 6.50:1.00 or (y) not greater than the Consolidated Total Debt to Consolidated EBITDA Ratio immediately prior to giving pro forma effect to all such Incurrences and such other transactions;

(C)           the terms of such Indebtedness do not provide for any scheduled repayment (including at maturity), mandatory repayment, redemption, repurchase, defeasance, acquisition, similar payment or sinking fund obligation prior to the Latest Maturity Date, other than customary prepayments, repurchases, redemptions, defeasances or similar payments of, or offers to prepay, redeem, repurchase, defease, acquire or similarly pay upon, a change of control, asset sale event or casualty, eminent domain or condemnation event or on account of the accumulation of excess cash flow and customary acceleration rights upon an event of default;

(D)           if such Indebtedness is Incurred by a Restricted Subsidiary that is not a Subsidiary Guarantor, such Indebtedness shall not be guaranteed in any respect by Holdings, the Borrower or any other Subsidiary Guarantor except to the extent permitted under Section 10.5;

(E)           (x) the Capital Stock of any Person acquired in such Acquisitions or similar Investment (the “acquired Person”) is pledged to the Collateral Agent to the extent required under Section 9.11 and (y) such acquired Person executes a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement and a counterpart signature page to the Intercompany Note (or alternative guarantee and security arrangements in relation to the Obligations), in each case, to the extent required under Section 9.10, 9.11 or 9.14(b), as applicable;

(F)           the terms of such Indebtedness shall be consistent with the requirements set forth in clause (b) and, if applicable, clause (f), of the proviso to the definition of “Permitted Additional Debt”; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees); and

(G)           at the time any such Indebtedness is Incurred and after giving pro forma effect to such Incurrence and any other transactions being consummated in connection therewith and the use of the proceeds thereof, the aggregate principal amount of all Indebtedness Incurred by Non- Credit Parties pursuant to, and then outstanding under, this Section 10.1(k), when aggregated with the aggregate principal amount of (1) all other Indebtedness Incurred by Non-Credit Parties and then outstanding pursuant to Section 10.1(s) and (2) all Permitted Refinancing Indebtedness Incurred by Non-Credit Parties and then outstanding pursuant to clause (ii) of this Section 10.1(k), shall not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, the greater of (x) $15,000,000 and (y) 30% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of Incurrence (measured as of the date such Indebtedness is Incurred based upon the Section 9.1 Financials most recently delivered on or prior to such date);

(ii)           any Permitted Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness;

(l)            (i) unsecured Indebtedness in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are Incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money and (ii) unsecured Indebtedness in respect of intercompany obligations of the Borrower or any Restricted Subsidiary in respect of accounts payable Incurred in connection with goods sold or services rendered in the ordinary course of business and not in connection with the borrowing of money;

(m)          Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn-outs, deferred purchase price, payment obligations in respect of any non-compete, consulting or similar arrangement, contingent earnout obligations or similar obligations (including earn-outs), in each case entered into in connection with the Transactions, Acquisitions, other Investments and the Disposition of any business, assets or Capital Stock permitted hereunder, other than Guarantee Obligations Incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition, but including in connection with Guarantee Obligations, letters of credit, surety bonds on performance bonds securing the performance of the Borrower or any such Restricted Subsidiary pursuant to such agreements;

(n)           Indebtedness in respect of contracts (including trade contracts and government contracts), statutory obligations, performance bonds, bid bonds, custom bonds, stay and appeal bonds, surety bonds, indemnity bonds, judgment bonds, performance and completion and return of money bonds and guarantees, financial assurances, bankers’ acceptance facilities and similar obligations or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case not in connection with the borrowing of money, including those incurred to secure health, safety and environmental obligations;

(o)           Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money;

(p)           (i) Indebtedness representing deferred compensation to officers, directors, managers, employees, consultants or independent contractors of Holdings (or any Parent Entity thereof or any Equityholding Vehicle), the Borrower and the Restricted Subsidiaries Incurred in the ordinary course of business and (ii) Indebtedness consisting of obligations of Holdings (or any Parent Entity thereof or any Equityholding Vehicle), the Borrower or the Restricted Subsidiaries under deferred compensation arrangements to their officers, directors, managers, employees, consultants or independent contractors or other similar arrangements Incurred by such Persons in connection with the Transactions, Acquisitions or any other Investment permitted under Section 10.5 or Section 10.6;

(q)           unsecured Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to future, current or former officers, managers, consultants, directors, employees and independent contractors (or their respective Immediate Family Members) of Holdings, the Borrower, any of its Subsidiaries or any Parent Entity or Equityholding Vehicle, in each case, to finance the retirement, acquisition, repurchase or redemption of Capital Stock of Holdings (or any Parent Entity thereof or any Equityholding Vehicle to the extent such Parent Entity or any Equityholding Vehicle uses the proceeds to finance the purchase or redemption (directly or indirectly) of its Capital Stock) or the Capital Stock of the Borrower, in each case to the extent permitted by Section 10.6; provided that, any such Indebtedness shall reduce availability under Section 10.6 to the extent of any amounts incurred from time to time under this Section 10.1(q), whether or not outstanding, except in respect of amounts forgiven or cancelled without payment being made;

(r)            Cash Management Obligations, Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements and otherwise in connection with deposit accounts and repurchase agreements permitted under Section 10.5;

(s)           additional senior, senior subordinated or subordinated Indebtedness of the Borrower and the Restricted Subsidiaries, and Permitted Refinancing Indebtedness thereof; provided that, after giving pro forma effect to the Incurrence of any such Indebtedness and any Specified Transaction or Specified Restructuring to be consummated in connection therewith, the Borrower and Restricted Subsidiaries shall be in compliance on a pro forma basis with either (x) a Consolidated EBITDA to Consolidated Interest Expense Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, acquisition, Specified Transaction and Specified Restructuring occurred on the first day of such Test Period, of not less than 2.00:1.00 or (y) a Consolidated Total Debt to Consolidated EBITDA Ratio of less than or equal to 6.50:1.00, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, acquisition, Specified Transaction and Specified Restructuring occurred on the first day of such Test Period; provided, that, at the time any such Indebtedness is Incurred and after giving pro forma effect to such Incurrence and any other transactions being consummated in connection therewith and the use of the proceeds thereof, the aggregate principal amount of all Indebtedness Incurred and then outstanding under this Section 10.1(s) by Non-Credit Parties, when aggregated with the aggregate principal amount of (1) all other Indebtedness Incurred by Non-Credit Parties and then outstanding pursuant to Section 10.1(k) and (2) Permitted Refinancing Indebtedness Incurred pursuant to, and then outstanding under, this clause (s) to Refinance Indebtedness of Non-Credit Parties, shall not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, the greater of (x) $15,000,000 and (y) 30% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of Incurrence (measured as of the date such Indebtedness is Incurred based upon the Section 9.1 Financials most recently delivered on or prior to such date); provided, further, that the terms of such Indebtedness shall be consistent with the requirements of clause (b) and, if applicable, clause (f) of the proviso of the definition of “Permitted Additional Debt”; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the Incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(t)            (i) Indebtedness Incurred in connection with any Sale Leaseback and (ii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness;

(u)           Indebtedness in respect of (i) Permitted Additional Debt, the Net Cash Proceeds from which or, in the case of commitments, the new commitments of which, are required to be applied to (x) prepay the Term Loans and related amounts in the manner set forth in Section 5.2(a)(i) or (y) permanently reduce Revolving Credit Commitments, Extended Revolving Credit Commitments or Additional/Replacement Revolving Credit Commitments in the manner set forth in Section 5.2(e)(ii) (and any such Permitted Additional Debt shall be deemed to have been Incurred pursuant to this clause (i)), (ii) other Permitted Additional Debt; provided that, in the case of this clause (ii), at the time of Incurrence or provision thereof and after giving pro forma effect thereto and such other transactions being consummated in connection therewith and the use of the proceeds thereof, assuming that all commitments, if any, thereunder were fully drawn, the aggregate principal amount of (X) all such Indebtedness Incurred or provided under this Section 10.1(u)(ii) plus (Y) any Incremental Term Loans (other than those Incremental Term Loans Incurred under the proviso to Section 2.14(b)), any Incremental Revolving Credit Commitment Increases and any Additional/Replacement Revolving Credit Commitments (other than those Additional/Replacement Revolving Credit Commitments Incurred or provided under the proviso to Section 2.14(b)) that, in each case, have been Incurred or provided pursuant to Section 2.14(b)(A), shall not exceed the sum of (A) the Incremental Base Amount plus (B) an aggregate amount of Indebtedness, such that, after giving pro forma effect to such Incurrence (and after giving pro forma effect to any Specified Transaction or Specified Restructuring to be consummated in connection therewith and assuming that all Incremental Revolving Credit Commitment Increases and Additional/Replacement Revolving Credit Commitments then outstanding and Incurred under Section 2.14(b)(B) were fully drawn), the Borrower would be in compliance with a Consolidated First Lien Debt to Consolidated EBITDA Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the Incurrence of any such Permitted Additional Debt, calculated on a pro forma basis, as if such Incurrence (and any related transaction) had occurred on the first day of such Test Period, that is no greater than either (x) ~~5.2~~4.95:1.00 or (y) if Incurred in connection with an Acquisition or similar Investment, no greater than prior Consolidated First Lien Debt to Consolidated EBITDA Ratio immediately prior to such Acquisition or similar Investment; provided, however, that, in the case of the Incurrence of any Indebtedness under this clause (ii) that does not constitute or is not intended to constitute First Lien Obligations, in lieu of compliance with the Consolidated First Lien Debt to Consolidated EBITDA Ratio set forth above, the Borrower shall be in compliance with a Consolidated Total Debt to Consolidated EBITDA Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the Incurrence of any such Permitted Additional Debt, calculated on a pro forma basis (but excluding cash proceeds of such Incurrence), as if such Incurrence (and any related transaction) had occurred on the first day of such Test Period, that is no greater than either (x) 6.50:1.00 or (y) if Incurred in connection with an Acquisition or similar Investment, no greater than prior Consolidated Total Debt to Consolidated EBITDA Ratio immediately prior to such Acquisition or similar Investment (the ratio thresholds set forth in this clause (ii), the “Incremental Ratio Debt Amount”); provided, further, that, in each case of this clause (ii), subject to Section 1.11, no Event of Default (or, in the case of the Incurrence or provision of Permitted Additional Debt in connection with an Acquisition or similar Investment, no Event of Default under either Section 11.1 or 11.5) shall have occurred and be continuing at the time of the Incurrence or provision of any such Indebtedness or after giving pro forma effect thereto and (iii) any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness; provided that, without limitation of the requirements set forth in the definition of “Permitted Refinancing Indebtedness”, such Permitted Refinancing Indebtedness shall be of the type described in the definition of “Permitted Additional Debt”;

(v)           Indebtedness of Non-Credit Parties; provided that, at the time of the Incurrence thereof and after giving pro forma effect to such Incurrence and other transactions and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding in reliance on this Section 10.1(v) shall not exceed the greater of (x) $15,000,000 and (y) 30% of Consolidated EBITDA of the Borrower for the Test Period most recently ended on or prior to such date of Incurrence (measured as of the date such Indebtedness is Incurred based upon the Section 9.1 Financials most recently delivered on or prior to such date);

(w)          unsecured Indebtedness in the amount equal to the sum of (i) any Excluded Contribution to the extent not counted for purposes of the Available Equity Amount or Cure Amount and (ii) the Available RP Capacity Amount; provided that the maturity date of such Indebtedness is not earlier than the Latest Maturity Date;

(x)           Indebtedness of the Borrower and the Restricted Subsidiaries; provided that, at the time of the Incurrence thereof and after giving pro forma effect to such Incurrence and other transactions and the use of the proceeds thereof, the aggregate principal amount of Indebtedness the outstanding under this Section 10.1(x) shall not exceed the greater of (x) $37,500,000 and (y) 75% of Consolidated EBITDA of the Borrower for the Test Period most recently ended on or prior to such date of Incurrence (measured as of the date such Indebtedness is Incurred based upon the Section 9.1 Financials most recently delivered on or prior to such date);

(y)          (i) Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any other Restricted Subsidiary; provided that any such Indebtedness owing by a Credit Party to a Subsidiary that is not a Subsidiary Guarantor (other than any Indebtedness in respect of accounts payable incurred in connection with goods and services rendered in the ordinary course of business or consistent with past practice (and not in connection with the borrowing of money)) shall be evidenced by the Intercompany Note and (ii) Indebtedness in respect of shares of Disqualified Capital Stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer (other than the incurrence of a lien permitted by Section 10.2) of any such shares of Disqualified Capital Stock (except to the Borrower or another of the Restricted Subsidiaries or any pledge of such Capital Stock constituting a lien permitted by Section 10.2 (but not foreclosure thereon)) shall be deemed in each case to be an issuance of such shares of Disqualified Capital Stock (to the extent such Disqualified Capital Stock is then outstanding) not permitted by this clause;

(z)           Indebtedness in respect of commercial letters of credit obtained in the ordinary course of business;

(aa)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(bb)        customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased in the ordinary course of business;

(cc)         Indebtedness Incurred in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case Incurred or undertaken in the ordinary course of business on arm’s length commercial terms on a recourse basis;

(dd)        Indebtedness of the Borrower or any Restricted Subsidiary undertaken in connection with cash management and related activities with respect to any Subsidiary or Joint Venture in the ordinary course of business;

(ee)         Indebtedness arising solely as a result of the existence of any Lien (other than for Liens securing debt for borrowed money) permitted under Section 10.2;

(ff)          Indebtedness of any Receivables Subsidiary arising under a Qualified Receivables Facility;

(gg)        Indebtedness to the seller of any business or assets permitted to be acquired by the Borrower or any Restricted Subsidiary under this Agreement; provided that, at the time of the Incurrence thereof and after giving pro forma effect to such Incurrence and other transactions and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding in reliance on this Section 10.1(ii) shall not exceed the greater of (x) $5,000,000 and (y) 10% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of Incurrence (measured as of such date) based upon the Section 9.1 Financials most recently delivered on or prior to such date;

(hh)        obligations in respect of Disqualified Capital Stock; provided that, at the time of the Incurrence thereof and after giving pro forma effect to such Incurrence and other transactions and the use of the proceeds thereof, the aggregate principal amount of Indebtedness then outstanding under this clause (hh) shall not exceed the greater of (x) $5,000,000 and (y) 10% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of Incurrence (measured as of such date) based upon the Section 9.1 Financials most recently delivered on or prior to such date;

(ii)           endorsement of instruments or other payment items for deposit in the ordinary course of business;

(jj)           performance Guarantees of the Borrower and its Restricted Subsidiaries primarily guaranteeing performance of contractual obligations of the Borrower or Restricted Subsidiaries to a third party and not primarily for the purpose of guaranteeing payment of Indebtedness;

(kk)         obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(ll)          to the extent constituting Indebtedness, the 2017 Contingent Value Rights;

(mm)      unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent they do not result in an Event of Default under Section 11.6; and

(nn)       all customary premiums (if any), interest (including post-petition and capitalized interest), fees, expenses, charges and additional or contingent interest on obligations described in each of the clauses of this Section 10.1.

For purposes of determining compliance with this Section 10.1, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify all or a portion of such item of Indebtedness (or any portion thereof and including as between the Incremental Base Amount and the Incremental Ratio Debt Amount) in a manner that complies with this Section 10.1 and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Credit Documents and any Credit Agreement Refinancing Indebtedness Incurred to Refinance (in whole or in part) such Indebtedness will be deemed to have been Incurred in reliance only on the exception set forth in Section 10.1(a) (but without limiting the right of the Borrower to classify and reclassify, or later divide, classify or reclassify, Indebtedness incurred under Section 2.14 or Section 10.1(u) as between the Incremental Base Amount and the Incremental Ratio Debt Amount). The accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 10.1.

At the time of Incurrence, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the paragraphs above. It is understood and agreed that any Indebtedness in the form of loans secured by Liens on the Collateral having a priority ranking equal to the priority of the Liens on the Collateral securing the Obligations (but without regard to control of remedies) shall be subject to the MFN Protection set forth in Section 2.14(c) (but subject to the MFN Exceptions to such MFN Protection) as if such Indebtedness were an Incremental Term Loan.

10.2        Limitation on Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a)          Liens created pursuant to (i) the Credit Documents to secure the Obligations (including Liens permitted pursuant to Section 3.8) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage, (ii) the Permitted Additional Debt Documents securing Permitted Additional Debt Obligations permitted to be Incurred under Section 10.1(u) (provided that such Liens do not extend to any assets that are not Collateral) and (iii) the documentation governing any Credit Agreement Refinancing Indebtedness (provided that such Liens do not extend to any assets that are not Collateral); provided that, (A) in the case of Liens described in subclause (ii) or (iii) above securing Permitted Additional Debt Obligations or Credit Agreement Refinancing Indebtedness that constitute, or are intended to constitute, First Lien Obligations, the applicable Permitted Additional Debt Secured Parties or parties to such Credit Agreement Refinancing Indebtedness (or a representative thereof on behalf of such holders) shall have entered into with the Collateral Agent a Customary Intercreditor Agreement which agreement shall provide that the Liens on the Collateral securing such Permitted Additional Debt Obligations or Credit Agreement Refinancing Indebtedness shall have the same priority ranking as the Liens on the Collateral securing the Obligations (but without regard to control of remedies) and (B) in the case of Liens described in subclause (ii) or (iii) above securing Permitted Additional Debt Obligations or Credit Agreement Refinancing Indebtedness that do not constitute, or are not intended to constitute, First Lien Obligations,the applicable Permitted Additional Debt Secured Parties or parties to such Credit Agreement Refinancing Indebtedness (or a representative thereof on behalf of such holders) shall have entered into a Customary Intercreditor Agreement with the Collateral Agent which agreement shall provide that the Liens on the Collateral securing such Permitted Additional Debt Obligations or Credit Agreement Refinancing Indebtedness, as applicable, shall rank junior in priority to the Liens on the Collateral securing the Obligations and any other First Lien Obligations. Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 10.2(a);

(b)	Permitted Encumbrances;

(c)          Liens securing Indebtedness permitted pursuant to Section 10.1(f) or Section 10.1(g) (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such Liens attach concurrently with or within 270 days after the acquisition, lease, repair, replacement, restoration, construction, expansion or improvement (as applicable) of the property subject to such Liens or the making of the applicable Capital Expenditures, (ii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and ancillary rights thereto and the proceeds and the products thereof and customary security deposits, related contract rights and payment intangibles and other assets related thereto and (iii) with respect to Financing Lease Obligations, such Liens do not at any time extend to, or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits, related contract rights and payment intangibles), other than the assets subject to such Financing Lease Obligations and ancillary rights thereto; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(d)          Liens on property and assets existing on the Closing Date or pursuant to agreements in existence on the Closing Date and listed on Schedule 10.2 or, to the extent not listed in such Schedule, such property or assets have a Fair Market Value that does not exceed $2,500,000 in the aggregate; provided that (i) such Lien does not extend to any other property or asset of the Borrower or any Restricted Subsidiary, other than (A) after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted by Section 10.1 and (B) the proceeds and products thereof and (ii) such Lien shall secure only those obligations that such Liens secured on the Closing Date and any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness permitted by Section 10.1;

(e)          the modification, Refinancing, replacement, extension or renewal (or successive modifications, Refinancings, replacements, extensions or renewals) of any Lien permitted by clauses (c), (d), (f), (p), (t), (u) and (bb) of this Section 10.2 upon or in the same assets theretofore subject to such Lien other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien, (ii) in the case of Liens permitted by clauses (f), (t), (u) or (bb), after-acquired property subject to a Lien securing Indebtedness permitted under Section 10.1, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof;

(f)           Liens existing on the assets, or shares of Capital Stock, of any Person that becomes a Restricted Subsidiary (including by designation as a Restricted Subsidiary pursuant to Section 9.15), or existing on assets acquired, pursuant to an Acquisition or other similar Investment permitted under Section 10.5 or Section 10.6 to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(j); provided that such Liens attach at all times only to the same assets that such Liens attached to (other than (i) after-acquired property that is affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing Indebtedness permitted under Section 10.1(j), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof), and secure only, the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness permitted by Section 10.1) that such Liens secured, immediately prior to such Acquisition or such other Investment, as applicable;

(g)          Liens arising out of any license, sublicense or cross-license of Intellectual Property permitted under Section 10.4;

(h)          Liens securing Indebtedness or other obligations of the Borrower or a Restricted Subsidiary in favor of the Borrower or any Restricted Subsidiary;

(i)           Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right to set off) and which are within the general parameters customary in the banking industry;

(j)           Liens (i) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 10.5 or Section 10.6 to be applied against the purchase price for such Investment (or to secure letters of credit, bank guarantee or similar instruments posted or issued in respect thereof), and (ii) consisting of an agreement to sell, transfer, lease or otherwise Dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or sale, Disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;

(k)          (i) Liens arising out of conditional sale, title retention (including any security or quasi- security arising under any retention of title, extended retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods or, in the case of an extended retention of title arrangement, receivables resulting from the sale of such goods supplied to the Borrower or any of the Restricted Subsidiaries in the ordinary course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by the Borrower or any of the Restricted Subsidiaries), consignment or similar arrangements for sale of property and bailee arrangements entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement and (ii) Lien arising by operation of Applicable Law under Article 2 of the Uniform Commercial Code (or any similar provision under any other Applicable Law) in favor of a seller or buyer of goods;

(l)           Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(m)         Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the Incurrence of Indebtedness, (B) relating to pooled deposit, automatic clearing house or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business; provided that, Liens permitted pursuant to this clause (m) may be first priority Liens and not subject to any Lien or security interest securing the Obligations;

(n)          Liens (i) solely on any earnest money deposits of cash or Cash Equivalents made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder or to secure any letter of credit, bank guarantee or similar instrument issued or posted in respect thereof and (ii) consisting of an agreement to Dispose of any property in a transaction permitted under Section 10.4;

(o)          Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(p)          Liens on property subject to Sale Leasebacks and customary security deposits, related contract rights and payment intangibles related thereto;

(q)          the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(r)           agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(s)          (i) Liens on Capital Stock in Joint Ventures securing obligations of such Joint Ventures and (ii) to the extent constituting Liens, transfer restrictions, purchase options, rights of first refusal, tag or drag, put or call or similar rights of minority holders or Joint Ventures partners, in each case under partnership, limited liability coverage, Joint Venture or similar Organizational Documents;

(t)           Liens with respect to property or assets of any Non-Credit Party securing Indebtedness of a Non-Credit Party permitted under Section 10.1(v);

(u)          Liens not otherwise permitted by this Section 10.2; provided that, at the time of the incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, the aggregate amount of Indebtedness and other obligations then outstanding and secured thereby (when aggregated with the principal amount of Indebtedness secured by Liens Incurred in reliance on, and then outstanding under, Section 10.2(e) above in respect of a Refinancing of Indebtedness previously secured under this Section 10.2(u)) does not exceed, except as contemplated by the definition of “Permitted Refinancing Indebtedness”, the greater of (x) $25,000,000 and (y) 50% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to such date such Lien is created, incurred, assumed or suffered to exist (measured as such date) based upon the Section 9.1 Financials most recently delivered on or prior to such date; provided that, if such Liens are on Collateral, then the Borrower may elect to have the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) enter into a Customary Intercreditor Agreement providing that the consensual Liens on the Collateral (other than cash and Cash Equivalents) securing such Indebtedness or other obligations shall rank either equal in priority or junior to the Liens on the Collateral securing the Obligations. Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 10.2(u);

(v)          Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and, at the time of incurrence thereof, not for speculative purposes;

(w)         Liens on cash and Cash Equivalents used to defease or to satisfy or discharge Indebtedness; provided such defeasance or satisfaction or discharge is permitted under this Agreement;

(x)          Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business or consistent with past practice;

(y)	Liens securing commercial letters of credit permitted pursuant to Section 10.1(z);

(z)          Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(aa)        Liens securing Hedging Agreements submitted for clearing in accordance with Applicable Law;

(bb)       Liens securing Indebtedness permitted under Section 10.1; provided that, subject to Section 1.11, after giving pro forma effect to the Incurrence of any such Liens and the Incurrence of such Indebtedness and to any Acquisition, Investment, Specified Transaction or Specified Restructuring to be consummated in connection therewith, the Borrower and Restricted Subsidiaries shall be in compliance on a pro forma basis with (A) in the case of any Indebtedness that constitutes or is intended to constitute First Lien Obligations, a Consolidated First Lien Debt to Consolidated EBITDA Ratio that is no greater than ~~5.2~~4.95:1.00 or (B) in the case of any Indebtedness that that does not constitute or is not intended to constitute First Lien Obligations, a Consolidated Secured Debt to Consolidated EBITDA Ratio that is no greater than 6.50:1.00, in each case as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of such Incurrence, as if such Incurrence, Acquisition, Investment, and any Specified Transaction or Specified Restructuring to be consummated in connection therewith occurred on the first day of such Test Period; provided; further; that, if such Liens are on Collateral, then the Borrower may elect to have the holders of the Indebtedness or other obligations secured thereby (or a representative or trustee on their behalf) enter into a Customary Intercreditor Agreement providing that the consensual Liens on the Collateral (other than cash and Cash Equivalents) securing such Indebtedness or other obligations shall rank either equal in priority or junior to the Liens on the Collateral securing the Obligations. Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Customary Intercreditor Agreement or any amendment (or amendment and restatement) to the Security Documents or a Customary Intercreditor Agreement to the extent necessary to effect the provisions contemplated by this Section 10.2(bb);

(cc)        with respect to any Foreign Subsidiary, Liens arising mandatorily by legal requirements (and not as a result of under-capitalization of such Foreign Subsidiary);

(dd)       Liens on Escrowed Proceeds for the benefit of the related holders of debt securities or other Indebtedness permitted to be incurred hereunder (or the underwriters or arrangers thereof) or on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(ee)        Liens on vehicles or equipment of the Borrower or any of the Restricted Subsidiaries granted in the ordinary course of business;

(ff)         Liens on accounts receivable and related assets, incurred in connection with a Qualified Receivables Facility;

(gg)       Liens securing obligations in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds or in respect of any credit card or similar services incurred in the ordinary course of business or consistent with past practice;

(hh)       Liens representing (i) any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement, (ii) any Lien or restriction that the interest or title of such lessor, licensor, sublessor or sublicensor may be subject to, or (iii) the interest of a licensee, lessee, sublicensee or sublessee arising by virtue of being granted a license or lease permitted by this Agreement;

(ii)          Liens granted pursuant to a security agreement between the Borrower or any Restricted Subsidiary and a licensee of Intellectual Property to secure the damages, if any, of such licensee resulting from the rejection of the license of such licensee in a bankruptcy, reorganization or similar proceeding with respect to the Borrower or such Restricted Subsidiary;

(jj)          utility and similar deposits in the ordinary course of business;

(kk)        Liens securing any Hedging Obligations under any Hedging Agreement so long as the Fair Market Value of the Collateral securing such Hedging Obligations does not exceed the greater of (x) $10,000,000 and (y) 20% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such Lien is created, incurred, assumed or suffered to exist (measured as such date) based upon the Section 9.1 Financials most recently delivered on or prior to such date;

(ll)          Liens arising in connection with rights of dissenting equityholders pursuant to Applicable Law in respect of the Transactions; and

(mm)      Liens arising solely by virtue of any statutory or common law provision or from customary contractual provisions (such as banks’ general terms and conditions) relating to banker’s liens, rights of set-off or similar rights.

For purposes of determining compliance with this Section 10.2, (A) Lien need not be incurred solely by reference to one category of Liens permitted by this Section 10.2 but are permitted to be incurred in part under any combination thereof and of any other available exemption, (B) in the event that Lien (or any portion thereof) meets the criteria of one or more of the categories of Liens permitted by this Section 10.2, the Borrower shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition and (C) in the event that a portion of Indebtedness or other obligations secured by a Lien could be classified as secured in part pursuant to Section 10.2(bb) above (giving pro forma effect to the Incurrence of such portion of such Indebtedness or other obligations), the Borrower, in its sole discretion, may classify such portion of such Indebtedness (and any obligations in respect thereof) as having been secured pursuant to Section 10.2(bb) above and thereafter the remainder of the Indebtedness or other obligations as having been secured pursuant to one or more of the other clauses of this Section 10.2.

10.3            Limitation on Fundamental Changes. Except as expressly permitted by Section 10.4, 10.5 or 10.6, the Borrower will not and will not permit any of the Restricted Subsidiaries to, consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its business units, assets or other properties, except that:

(a)            any Subsidiary of the Borrower or any other Person (other than Holdings) may be merged, amalgamated or consolidated with or into the Borrower or the Borrower may Dispose of all or substantially all of its business units, assets and other properties; provided that (i) the Borrower shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation where the Borrower is not the continuing or surviving Person, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) or in connection with a Disposition of all or substantially all of the Borrower’s assets, the transferee of such assets or properties, shall, in each case, be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, and (iii) if such merger, amalgamation, consolidation or Disposition involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation, consolidation, or Disposition, is not a Restricted Subsidiary of the Borrower (A) subject to Section 1.11, no Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing on the date of such merger, amalgamation, consolidation or Disposition or would result from the consummation of such merger, amalgamation, consolidation or Disposition, (B) each Guarantor, unless it is the other party to such merger, amalgamation, consolidation or Disposition or unless the Successor Borrower is the Borrower, shall have confirmed by a supplement to the Guarantee that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (C) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation, consolidation or Disposition or unless the Successor Borrower is the Borrower, shall have by a supplement to the Credit Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation, consolidation or Disposition or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation, consolidation or Disposition and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection of the Liens on the Collateral under the Security Documents, (F) if reasonably requested by the Administrative Agent, the Borrower shall be required to deliver to the Administrative Agent an opinion of counsel to the effect that such merger, amalgamation, consolidation or Disposition does not breach or result in a default under this Agreement or any other Credit Document and (G) such merger, amalgamation, consolidation or Disposition shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.5 or Section 10.6; provided, further, that, if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement (provided, further, that, in the event of a Disposition of all or substantially all of the Borrower’s assets or property to a Successor Borrower (which is not the Borrower) as set forth above and notwithstanding anything to the contrary in Section 13.6(a), if the original Borrower retains any assets or property other than immaterial assets or property after such Disposition, such original Borrower shall remain obligated as a co-Borrower along with the Successor Borrower hereunder);

(b)            any Subsidiary of the Borrower or any other Person (other than Holdings) may be merged, amalgamated or consolidated with or into any one or more Restricted Subsidiaries of the Borrower or any Restricted Subsidiary may Dispose of all or substantially all of its business units, assets and other properties; provided that, (i) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or the transferee of such assets or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation, consolidation or the transferee of such assets and properties (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation, consolidation or Disposition involving one or more Subsidiary Guarantors, if the surviving Person formed by or surviving such merger, amalgamation or consolidation or the transferee of such assets and properties is a Credit Party, then any Indebtedness of any Subsidiary Guarantor assumed by such surviving Person or the transferee of such assets and properties shall be deemed an Incurrence of Indebtedness upon completion of such transaction and such transaction shall be permitted only if such Incurrence is permitted under Section 10.1 of this Agreement (without giving effect to Section 10.1(k)) and (iii) if such merger, amalgamation, consolidation or Disposition involves a Restricted Subsidiary and a Person that, prior to the consummation of such merger, amalgamation, consolidation or Disposition, is not a Restricted Subsidiary of the Borrower, (A) subject to Section 1.11, no Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing on the date of such merger, amalgamation, consolidation or Disposition or would result from the consummation of such merger, amalgamation, consolidation or Disposition, (B) the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer stating that such merger, amalgamation, consolidation or Disposition and such supplements to any Credit Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the Security Documents and (C) such merger, amalgamation, consolidation or Disposition shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 10.4, 10.5 or 10.6;

(c)           any Restricted Subsidiary may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary of the Borrower;

(d)           the Transactions (including the Mergers) may be consummated;

(e)            any Restricted Subsidiary may liquidate or dissolve or change its legal form if (x) the Borrower determines in good faith that such liquidation or dissolution or change of legal form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (y) any assets or business not otherwise Disposed of or transferred in accordance with Section 10.4, Section 10.5 or Section 10.6, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, the Borrower or another Restricted Subsidiary after giving effect to such liquidation or dissolution or change of legal form; and

(f)            the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, amalgamation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 10.4 (other than 10.4(h)).

10.4         Limitation on Sale of Assets. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, (i) convey, sell, lease, assign, transfer, license or otherwise dispose of any of its property, business or assets (including receivables and including pursuant to a Sale Leaseback), whether now owned or hereafter acquired (each, a “Disposition”) (other than any such Disposition resulting from a Recovery Event), or (ii) sell to any Person (other than to the Borrower or a Restricted Subsidiary) any shares owned by it of any of their respective Restricted Subsidiaries’ Capital Stock, except that:

(a)            the Borrower and the Restricted Subsidiaries may sell, lease, assign, transfer, license, abandon, allow the expiration or lapse of, or otherwise Dispose of, the following: (i) obsolete, worn-out, damaged, uneconomic, no longer commercially desirable, used or surplus assets, rights and properties and other assets, rights and properties that are held for sale or no longer used, useful or necessary for the operation of the Borrower’s and its Subsidiaries’ business, (ii) inventory, equipment, service agreements, product sales, securities and goods held for sale or other immaterial assets in the ordinary course of business, (iii) cash, Cash Equivalents and Investment Grade Securities in the ordinary course of business, (iv) books of business, client lists or related goodwill in connection with the departure of related employees or producers in the ordinary course of business and (v) any such other assets or Capital Stock to the extent that the aggregate Fair Market Value of such assets sold in any single transaction or series of related transactions does not exceed the greater of (x) $1,500,000 and (y) 3% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such assets are Disposed (measured as of the date such assets are Disposed) based upon the Section 9.1 Financials most recently delivered on or prior to such date;

(b)           the Borrower and the Restricted Subsidiaries may (i) enter into non-exclusive licenses or non-exclusive sublicenses of Intellectual Property including in connection with a research and development agreement in which the other party receives a non-exclusive license to Intellectual Property that results from such agreement, (ii) exclusively license or exclusively sublicense Intellectual Property if done in the ordinary course of business or consistent with past practice of the Borrower and its Restricted Subsidiaries and (iii) assign, lease, sublease, license or sublicense any real or personal property or terminate or allow to lapse any such assignment, lease, sublease, license or sublicense, other than any Intellectual Property, in the ordinary course of business;

(c)            the Borrower and the Restricted Subsidiaries may sell, transfer or otherwise Dispose of other assets for Fair Market Value; provided that (i) with respect to any Disposition pursuant to this Section 10.4(c) for a purchase price in excess of the greater of (x) $10,000,000 and (y) 20% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such assets are Disposed (measured as of the date such assets are Disposed) based upon the Section 9.1 Financials most recently delivered on or prior to such date, not less than 75% of the aggregate consideration therefor from such Disposition and all other Dispositions made pursuant to this clause (c) since the Closing Date, on a cumulative basis, received by the Borrower and its Restricted Subsidiaries, as the case may be, is in the form of cash or Cash Equivalents; provided that, for purposes of determining what constitutes cash under this clause (i), (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto or if accrued or incurred subsequent to the date of such balance sheets, such liabilities would have been shown on the Borrower’s or such Restricted Subsidiary’s balance sheet or in the footnotes thereto as if such accrual or incurrence had taken place on or prior to the date of such balance sheet, as determined in good faith by the Borrower) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing shall be deemed to be cash or Cash Equivalents, (B) any securities, notes or other obligations received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of the applicable Disposition shall be deemed to be cash or Cash Equivalents and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of the applicable Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (C) that is outstanding at the time such Designated Non-Cash Consideration is received, not in excess of the greater of (x) $10,000,000 and (y) 20% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such assets are Disposed (measured as of the date such assets are Disposed) based upon the Section 9.1 Financials most recently delivered on or prior to such date, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash or Cash Equivalents, (ii) any non-cash proceeds received in the form of Indebtedness or Capital Stock are pledged to the Collateral Agent to the extent required under Section 9.11, and (iii) to the extent applicable, the Net Cash Proceeds thereof are promptly offered to prepay the Term Loans to the extent required by Section 5.2(a)(i);

(d)           the Borrower and the Restricted Subsidiaries may (i) Dispose of, discount, forgive or write off accounts receivable, notes receivable or other current assets in the ordinary course of business or convert accounts receivable to notes receivable or make other Dispositions of accounts receivable in connection with the compromise or collection thereof and (ii) sell or transfer accounts receivable so long as the Net Cash Proceeds of any sale or transfer pursuant to this clause (ii) are offered to prepay the Term Loans pursuant to Section 5.2(a)(i);

(e)            the Borrower and the Restricted Subsidiaries may Dispose of properties, rights or assets (including the Disposition or issuance of Capital Stock) to the Borrower or to a Restricted Subsidiary; provided that, if the transferor of such property, right or asset is the Borrower or a Subsidiary Guarantor and the transferee thereof is a Restricted Subsidiary that is not a Subsidiary Guarantor, then the Indebtedness of such transferor assumed by such transferee shall be deemed an Incurrence of Indebtedness upon completion of such transaction and such transaction shall be permitted only if such Incurrence is permitted under Section 10.1 (without giving effect to Section 10.1(j));

(f)            the Borrower and the Restricted Subsidiaries may Dispose of property (including like- kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(g)           the Borrower and the Restricted Subsidiaries may sell, transfer and otherwise Dispose of Investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the Joint Venture parties set forth in Joint Venture arrangements and similar binding arrangements;

(h)           the Borrower and the Restricted Subsidiaries may effect any transaction permitted by Section 10.3, 10.5 or 10.6 and may create, incur, assume or suffer to exist Liens permitted by Section 10.2;

(i)            the Borrower and the Restricted Subsidiary may transfer property subject to Recovery Events, including foreclosures, condemnation, expropriation, forced disposition, eminent domain or any similar action with respect to assets;

(j)            the Borrower and the Restricted Subsidiaries may make Dispositions listed on Schedule 10.4 and Dispositions (i) of non-core or obsolete assets acquired in connection with Acquisitions or other similar Investments that are not used or useful in, or are surplus to, the business of the Borrower and the Restricted Subsidiaries and (ii) of other assets acquired in connection with Acquisitions or other similar Investments permitted under this Agreement for Fair Market Value; provided that any such Dispositions referred to in this clause (ii) shall be made or contractually committed to be made within 365 days of the date such assets were acquired by the Borrower or such Restricted Subsidiary;

(k)           the Borrower and the Restricted Subsidiaries may unwind or terminate any Hedging Agreement or Cash Management Agreement and allow for the expiration of any options agreement with respect to any Real Property or personal property;

(l)            the Borrower and the Restricted Subsidiaries may make Dispositions of residential Real Property and related assets in connection with relocation activities for officers, managers, consultants, directors, employees or independent contractors (or their Immediate Family Members) of Holdings (or any Parent Entity thereof or any Equityholding Vehicle), the Borrower and the Restricted Subsidiaries;

(m)          the Borrower and the Restricted Subsidiaries may issue directors’ qualifying shares and shares issued to foreign nationals, in each case as required by Applicable Laws;

(n)           the Borrower and the Restricted Subsidiaries may enter into any netting arrangement of accounts receivable between or among the Borrower and its Restricted Subsidiaries or among Restricted Subsidiaries of the Borrower made in the ordinary course of business;

(o)           the Borrower and the Restricted Subsidiaries may allow the lapse of, abandon, cancel or cease to maintain or cease to enforce Intellectual Property rights that are no longer (i) used, useful or necessary for the on-going business of the Borrower and its Restricted Subsidiaries, (ii) economically practicable or commercially reasonable to maintain or (iii) in the best interest of or material for the operation of the Borrower’s and the Restricted Subsidiaries’ businesses (including by allowing any registrations or any applications for registration thereof to lapse), in each case in the ordinary course of business or consistent with past practice in the reasonable business judgment of the Borrower;

(p)           the Borrower and the Restricted Subsidiaries may surrender, terminate or waive any contract rights or surrender, waive, settle, modify, compromise or release any contract rights, litigation claims or any other claims of any kind (including in tort) in the ordinary course of business;

(q)           the Borrower and the Restricted Subsidiaries may make Dispositions or issuances of the Capital Stock in, Indebtedness of, or other securities issued by, an Unrestricted Subsidiary;

(r)            the Borrower and the Restricted Subsidiaries may effect a Sale Leaseback (i) with respect to property that is acquired after the Closing Date so long as such Sale Leaseback is consummated within 270 days of the acquisition of such property or (ii) if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, such lease is otherwise permitted under this Agreement;

(s)            the Borrower may issue Qualified Capital Stock and, to the extent permitted by Section 10.1, Disqualified Capital Stock;

(t)            the Borrower and the Restricted Subsidiaries may make Dispositions (including those of the type otherwise described herein) after the Closing Date in an aggregate amount not to exceed the greater of (x) $5,000,000 and (y) 10% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior the date such assets are Disposed (measured as of such date) based upon the Section 9.1 Financials most recently delivered on or prior to such date;

(u)           to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(v)           sales or transfers of accounts receivable, or participations therein and related assets, in connection with any Qualified Receivables Facility;

(w)          sales or dispositions of Capital Stock of any Foreign Subsidiary in order to qualify members of the governing body of such Subsidiary if required by Applicable Law;

(x)            samples, including time-limited evaluation software, provided to customers or prospective customers;

(y)	de minimis amounts of equipment provided to employees;

(z)            the Borrower and any Restricted Subsidiary may (i) terminate or otherwise collapse its cost sharing agreements with the Borrower or any Subsidiary and settle any crossing payments in connection therewith, (ii) convert any intercompany Indebtedness to Capital Stock, (iii) transfer any intercompany Indebtedness to the Borrower or any Restricted Subsidiary (subject to applicable subordination terms if Indebtedness of a Credit Party is transferred to a non-Credit Party), (iv) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by Holdings, the Borrower or any Restricted Subsidiary, (v) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, directors, officers or employees of any Parent Entity, Holdings, the Borrower or any Subsidiary or any of their successors or assigns or (vi) surrender or waive contractual rights and settle or waive contractual or litigation claims; and

(aa)          the Borrower and the Restricted Subsidiaries may make Dispositions of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (a) through (s) above.

10.5         Limitation on Investments. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any Investment, except (each of the following exceptions, the “Permitted Investments”):

(a)           extensions of trade credit, asset purchases (including purchases of inventory, Intellectual Property, supplies, materials or equipment or other similar items), the lease or sublease of any asset and the licensing or sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, in each case in the ordinary course of business;

(b)           Investments in assets constituting, or at the time of making such Investments were, cash or Cash Equivalents;

(c)            loans and advances to officers, managers, directors, employees, consultants and independent contractors of Holdings (or any Parent Entity thereof), the Borrower or any of its Restricted Subsidiaries (i) to finance the purchase of Capital Stock of Holdings (or any Parent Entity thereof or any Equityholding Vehicle); provided that the amount of such loans and advances used to acquire such Capital Stock shall be contributed to the Borrower in cash as common equity, (ii) for reasonable and customary business related travel expenses, entertainment expenses, moving expenses and similar expenses or payroll expenses, in each case incurred in the ordinary course of business, and (iii) for additional purposes not contemplated by subclause (i) or (ii) above; provided that, after giving pro forma effect to the making of any such loan or advance, the aggregate principal amount of all loans and advances outstanding under this Section 10.5(c)(iii) shall not exceed the greater of (x) $7,500,000 and (y) 15% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such Investment is made (measured as of such date) based upon the Section 9.1 Financials most recently delivered on or prior to such date;

(d)           Investments (i) existing on the Closing Date or (ii) contemplated on the Closing Date or made pursuant to binding agreements in effect on the Closing Date and, in each case, listed on Schedule 10.5 and (iii) in the case of each of clauses (i) and (ii), any modification, replacement, renewal, extension or reinvestment thereof, so long as the aggregate amount of all Investments pursuant to this Section 10.5(d) is not increased at any time above the amount of such Investments or binding agreements existing or contemplated on the Closing Date, except pursuant to the terms of such Investment or binding agreements existing or contemplated as of the Closing Date (including as a result of the accrual or accretion of original issue discount or the issuance of payment-in-kind obligations) or as otherwise permitted by this Section 10.5 or Section 10.6;

(e)            Investments in Hedging Agreements permitted by Section 10.1(i) and Cash Management Agreements permitted by Section 10.1;

(f)            Investments received (i) in connection with, or as a result of, any bankruptcy, workout, reorganization or recapitalization of suppliers, trade creditors or customers or in settlement or compromise of delinquent obligations and disputes with, or judgments against, or other disputes with, customers, trade creditors or suppliers, including pursuant to any plan of reorganization or similar arrangement upon bankruptcy or insolvency of any customer, trade creditor or supplier, (ii) in satisfaction of judgments against other Persons, (iii) as a result of the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment or (iv) as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Person who are not Affiliates;

(g)           Investments to the extent that the payment for such Investments is made solely with the Capital Stock (other than Disqualified Capital Stock) of Holdings (or any Parent Entity thereof or any Equityholding Vehicle) or the Borrower;

(h)            Investments constituting non-cash proceeds of sales, transfers and other Dispositions of assets to the extent permitted by Sections 10.3 and 10.4 (other than clause (h));

(i)            (i) Investments by or among the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary (including guarantees of obligations of any Restricted Subsidiary and any prepayments, repurchases, redemptions, defeasances, acquisitions and other similar payments of any Indebtedness of any such Person not prohibited by Section 10.7) and (ii) Investments by the Borrower or any Restricted Subsidiary in any Unrestricted Subsidiary or Joint Venture as valued at the Fair Market Value of such Investment at the time each such Investment is made; provided that the aggregate amount of such Investment (as so valued) shall not exceed the greater of (x) $10,000,000 and (y) 20% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such Investment is made (measured as of such date) based upon the Section 9.1 Financials most recently delivered on or prior to such date;

(j)            Investments consisting of advances, loans, rebates and extensions of credit in the nature of accounts receivable, notes receivable security deposits and prepayments (including prepayments of expenses) arising and trade credit granted in the ordinary course of business or consistent with past practice, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other deposits, prepayments and other credits to suppliers in the ordinary course of business or consistent with past practice;

(k)            the Borrower may make a loan to Holdings (or any Parent Entity thereof or any Equityholding Vehicle) that could otherwise be made as a Restricted Payment (other than a Restricted Investment) to Holdings (or any Parent Entity thereof or any Equityholding Vehicle) under Section 10.6, so long as the amount of such loan is deducted from the amount available to be made as a Restricted Payment under the applicable clause of Section 10.6;

(l)            Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers;

(m)           advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to officers, managers, employees, consultants or independent contractors, in each case in the ordinary course of business;

(n)           Guarantees by the Borrower or any Restricted Subsidiary of leases or subleases (other than Financing Lease Obligations), Contractual Obligations or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(o)           Investments made to acquire, purchase, repurchase, redeem, acquire or retire Capital Stock of Holdings (or any Parent Entity thereof or any Equityholding Vehicle) or the Borrower owned by any employee stock ownership plan or key employee stock ownership plan of Holdings (or any Parent Entity thereof or any Equityholding Vehicle) or the Borrower;

(p)	Investments constituting Permitted Acquisitions;

(q)            any additional Investments (including Investments in Minority Investments, Investments in Unrestricted Subsidiaries and Investments in Joint Ventures or similar entities that do not constitute Restricted Subsidiaries), as valued at the Fair Market Value of such Investment at the time each such Investment is made; provided that the aggregate amount of such Investment (as so valued) shall not cause the aggregate amount of all such Investments made pursuant to this Section 10.5(q) measured at the time such Investment is made, to exceed, after giving pro forma effect to such Investment, the sum of (i) the greater of (x) $25,000,000 and (y) 50% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior the date such Investment is made (measured as of such date) based upon the Section 9.1 Financials most recently delivered on or prior to such date, (ii) the Available Equity Amount at such time and (iii) the Available Amount at such time; provided, however, that if any Investment pursuant to this Section 10.5(q) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary or such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, in each case, after such date, such Investment shall thereafter be deemed to have been made pursuant to Section 10.5(i)(i) above and shall cease to have been made pursuant to this Section 10.5(q) for so long as such Person continues to be a Restricted Subsidiary;

(r)	Investments arising as a result of Sale Leasebacks;

(s)            Investments held by any Person acquired by the Borrower or a Restricted Subsidiary after the Closing Date or of any Person merged, consolidated or amalgamated with or into the Borrower or merged, consolidated or amalgamated with or into a Restricted Subsidiary in accordance with Section 10.3 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(t)            Investments consisting of Indebtedness, fundamental changes, Dispositions, Restricted Payments (other than Restricted Investments) and debt payments permitted under Sections 10.1, 10.3 (but only any lettered paragraphs thereof), 10.4 (other than 10.4(e) or 10.4(~~h~~i) (as such Section 10.4(~~h~~i) relates to Section 10.5)), 10.6 (other than 10.6(c)(i)) and 10.7;

(u)           the forgiveness, capitalization or conversion to Qualified Capital Stock of any Indebtedness owed by the Borrower or any Restricted Subsidiary and permitted by Section 10.1;

(v)           Restricted Subsidiaries of the Borrower may be established or created if the Borrower and such Restricted Subsidiary comply with the requirements of Sections 9.10, 9.11 and 9.14, if applicable; provided that, in each case, to the extent such new Restricted Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 10.5, and such new Restricted Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transactions, such new Restricted Subsidiary shall not be required to take the actions set forth in Sections 9.10, 9.11 and 9.14 until the respective acquisition is consummated (at which time the surviving entity of the respective transaction shall be required to so comply in accordance with the provisions thereof);

(w)          Investments consisting of earnest money deposits required in connection with purchase agreements or other Acquisitions;

(x)            Investments consisting of loans and advances to Holdings (or any Parent Entity or any Equityholding Vehicle) and its Subsidiaries in connection with the reimbursement of expenses incurred on behalf of the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(y)           Investment Grade Securities maturing no more than 24 months from the date of acquisition;

(z)            contributions in connection with compensation arrangements to a “rabbi” trust for the benefit of employees, directors, partners, members, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower or any of its Restricted Subsidiaries;

(aa)          non-cash or non-Cash Equivalent Investments in connection with tax planning and reorganization activities; provided that, after giving pro forma effect to any such activities, the Liens on the Collateral securing the Obligations would not be materially impaired;

(bb)         loans and advances to customers in the ordinary course of business in respect of the payment of insurance premiums;

(cc)          any Investment made in connection with the Transactions, including the Mergers, the transactions set forth in the Acquisition Agreement and any transactions in connection with the Existing Debt Refinancing;

(dd)         Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(ee)          Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers, vendors, suppliers, licensors, sublicensors, licensees and sublicensees;

(ff)           Capital Expenditures permitted or not restricted under this Agreement;

(gg)         deposits in the ordinary course of business to secure the performance of Non-Financing Lease Obligations or utility contracts, or in connection with obligations in respect of tenders, statutory obligations, surety, stay and appeal bonds, bids, licenses, leases, government contracts, trade contracts, performance and return-of-money bonds, completion guarantees and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

(hh)         Investments made in the ordinary course of business in connection with (i) obtaining, maintaining or renewing client and customer contracts and (ii) loans or advances made to, and guarantees with respect to obligations of, independent operators, distributors, suppliers, licensors, sublicensors, licensees and sublicensees.

(ii)           additional Investments so long as, subject to Section 1.11, (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) after giving pro forma effect to such Investment, the Borrower and the Restricted Subsidiaries would be in compliance, on a pro forma basis, with a Consolidated Total Debt to Consolidated EBITDA Ratio, as such ratio is calculated as of the last day of the Test Period most recently ended on or prior to the date of the making of such Investment, as if such Investment and any other transactions being consummated in connection therewith occurred on the first day of such Test Period, of no greater than ~~4.7~~4.25:1.00;

(jj)            Investments in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this Section 10.5(jj) that are at that time outstanding, not to exceed the greater of $15,000,000 and 30% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date of such Investment (measured as of such date) based upon the Section 9.1 Financials most recently delivered on or prior to such date; provided, however, that if any Investment pursuant to this Section 10.5(jj) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary or such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, in each case, after such date, such investment shall thereafter be deemed to have been made pursuant to Section 10.5(i) above and shall cease to have been made pursuant to this Section 10.5(jj) for so long as such Person continues to be a Restricted Subsidiary;

(kk)          to the extent not required to be applied to prepay the Term Loans in accordance with Section 5.2(a)(i), Investments made in accordance with clause (v) of the definition of “Net Cash Proceeds” with the proceeds received in connection with a Recovery Prepayment Event;

(ll)            Investments resulting from pledges and deposits permitted by Sections 10.2(a)(i), 10.2(b) (with respect to clause (d) of the definition of “Permitted Encumbrances”) and 10.1(n);

(mm)        any Investment in any Subsidiary or any Joint Venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business or consistent with past practice;

(nn)         Investments in deposit accounts and securities accounts in the ordinary course of business;

(oo)         Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 10.5;

(pp)         the acquisition of additional Capital Stock of Restricted Subsidiaries from minority equityholders (it being understood that to the extent that any Restricted Subsidiary that is not a Credit Party is acquiring Capital Stock from minority equityholders, then this clause (pp) shall not in and of itself create, or increase the capacity under, any basket for Investments by Credit Parties in any Restricted Subsidiary that is not a Credit Party);

(qq)         Investments in Capital Stock in any Subsidiary resulting from any sale, transfer or other Disposition by the Borrower or any Subsidiary permitted by Section 10.4, including as a result of any contribution from any Parent Entity or distribution to any Subsidiary of such Capital Stock;

(rr)           Term Loans repurchased by the Borrower or a Restricted Subsidiary pursuant to and subject to immediate cancellation in accordance with this Agreement;

(ss)          Guarantee obligations of the Borrower or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Restricted Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(tt)           Investments in any Receivables Subsidiary that, in the good faith determination of the Borrower are necessary or advisable to effect any Qualified Receivables Facility or any repurchase obligation in connection therewith;

(uu)         additional Investments in an aggregate amount not to exceed the portion, if any, of the Restricted Payment Amount, on the relevant date of determination that the Borrower elects to apply pursuant to this clause (uu); and

(vv)         Acquisitions by the Borrower of obligations of one or more directors, officers, employees, member or management or consultants of Holdings, the Borrower or its Subsidiaries in connection with such Person’s acquisition of Capital Stock of any Parent Entity or Equityholding Vehicle, so long as no cash is actually advanced by the Borrower or any of its Subsidiaries to such Person in connection with the acquisition of any such obligations.

10.6         Limitation on Restricted Payments. The Borrower will not pay any dividends (other than dividends payable solely in the Qualified Capital Stock of the Borrower) or return any capital to its equity holders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Capital Stock or the Capital Stock of any Parent Entity or any Equityholding Vehicle now or hereafter outstanding (or any options or warrants or stock appreciation or similar rights issued with respect to any of its Capital Stock), or set aside any funds for any of the foregoing purposes (but excluding, in each case, the payment of compensation in the ordinary course of business to equity holders of any such Capital Stock who are employees of the Borrower or any Restricted Subsidiary), or permit the Borrower or any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any shares of any class of the Capital Stock of any Parent Entity of the Borrower or any Equityholding Vehicle or the Capital Stock of the Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation or similar rights issued with respect to any of the Capital Stock of any Parent Entity of the Borrower or any Equityholding Vehicle or the Capital Stock of the Borrower) or make any Restricted Investment (all of the foregoing, “Restricted Payments”); provided that:

(a)            (i) the Borrower may (or may pay Restricted Payments to permit any Parent Entity thereof or any Equityholding Vehicle to) redeem, repurchase, retire or otherwise acquire in whole or in part any Capital Stock (“Treasury Capital Stock”) of the Borrower or any Restricted Subsidiary or any Capital Stock of any Parent Entity or Equityholding Vehicle, in exchange for another class of Capital Stock or rights to acquire its Capital Stock or with proceeds from equity contributions or sales or issuances (other than to the Borrower or a Restricted Subsidiary) of new shares of such Capital Stock to the extent contributed to the Borrower (in each case other than Disqualified Capital Stock, “Refunding Capital Stock”) substantially concurrently with such contribution or sale or issuance; provided that any terms and provisions material to the interests of the Lenders, when taken as a whole, contained in such Refunding Capital Stock are at least as advantageous to the Lenders as those contained in the Capital Stock redeemed thereby and (ii) the Borrower, and any Restricted Subsidiary may pay Restricted Payments payable solely in the Capital Stock (other than Disqualified Capital Stock not otherwise permitted by Section 10.1) of such Person;

(b)           so long as no Event of Default has occurred and is continuing or would result therefrom, the Borrower may redeem, acquire, retire or repurchase (and the Borrower may declare and pay Restricted Payments to any Parent Entity thereof or any Equityholding Vehicle, the proceeds of which are used to so redeem, acquire, retire or repurchase) shares of its Capital Stock (or any options or warrants or equity appreciation or similar rights issued with respect to any of such Capital Stock) (or to allow any of the Borrower’s Parent Entities or any Equityholding Vehicle to so redeem, retire, acquire or repurchase their Capital Stock (or any options or warrants or equity appreciation or similar rights issued with respect to any of its Capital Stock)) held by future, current or former officers, managers, consultants, directors, employees and independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity of the Borrower, any Equityholding Vehicle, the Borrower and the Subsidiaries of the Borrower, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation or similar rights plan, any management, director and/or employee equity ownership or incentive plan, equity subscription plan or subscription agreement, employment termination agreement or any other employment agreements or equity holders’ agreement (including, for the avoidance of doubt, any principal or interest payable on any Indebtedness Incurred by the Borrower or any Parent Entity or Equityholding Vehicle in connection with any such redemption, acquisition, retirement or repurchase); provided that, except with respect to non- discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership or incentive plan, equity subscription plan or subscription agreement, employment termination agreement or any other employment agreement or equity holders’ agreement, the aggregate amount of all cash paid in respect of all such shares of Capital Stock (or any options or warrants or stock appreciation or similar rights issued with respect to any of such Capital Stock) so redeemed, acquired, retired or repurchased, does not exceed the sum of (i) $10,000,000 in any calendar year (which shall increase to $20,000,000 in any calendar year following the consummation of a Qualifying IPO); notwithstanding the foregoing, 100% of the unused amount of payments in respect of this Section 10.6(b)(i) (before giving pro forma effect to any carry forward) may be carried forward to succeeding calendar years and utilized to make payments pursuant to this Section 10.6(b) plus (ii) all proceeds obtained by any Parent Entity or any Equityholding Vehicle (and contributed to the Borrower) or the Borrower after the Closing Date from the sale of such Capital Stock to other future, current or former officers, managers, consultants, employees, directors and independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) in connection with any plan or agreement referred to above in this clause (b) plus (iii) all Net Cash Proceeds obtained from any key-man life insurance policies received by the Borrower (or any Parent Entity or Equityholding Vehicle to the extent contributed to the Borrower) after the Closing Date less (iv) the amount of any previous Restricted Payment made pursuant to clauses (ii) and (iii) of this Section 10.6(b); and provided, further, that, the cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, current or former employees, officers, managers, directors, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity of the Borrower, any Equityholding Vehicle, Holdings or any of the Restricted Subsidiaries in connection with a redemption, acquisition, retirement or repurchase of its Capital Stock will not be deemed to constitute a Restricted Payment for purposes of this Agreement; provided that any Indebtedness Incurred in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to this Section 10.6(b) shall reduce the amounts available pursuant to this Section 10.6(b);

(c)            (i) to the extent constituting Restricted Payments, (other than Restricted Investments), the Borrower and any Restricted Subsidiary may make Investments permitted by Section 10.5 and (ii) each Restricted Subsidiary may make Restricted Payments to the Borrower and to Restricted Subsidiaries (and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any Restricted Subsidiary and to each other owner of Capital Stock of such Restricted Subsidiary based on their relative ownership interests);

(d)            to the extent constituting Restricted Payments, the Borrower and any Restricted Subsidiary may enter into and consummate transactions expressly permitted by any provision of Section 10.3 and 10.4 (other than 10.4(h)), and the Borrower may pay Restricted Payments to any Parent Entity thereof or any Equityholding Vehicle as and when necessary to enable such Parent Entity or Equityholding Vehicle to effect the transactions permitted by such section;

(e)            the Borrower may redeem, acquire, retire or repurchase Capital Stock of any Parent Entity or any Equityholding Vehicle of the Borrower or the Borrower, as applicable, upon exercise of stock options or warrants to the extent such Capital Stock represents all or a portion of the exercise price of such options or warrants, and the Borrower may pay Restricted Payments to a Parent Entity or Equityholding Vehicle thereof as and when necessary to enable such Parent Entity or Equityholding Vehicle to effect such repurchases;

(f)            in addition to the foregoing Restricted Payments (i) the Borrower may make additional Restricted Payments, so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) after giving pro forma effect to such Restricted Payment, the Borrower would be in compliance, on a pro forma basis, with a Consolidated Total Debt to Consolidated EBITDA Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the date of payment of such Restricted Payment, as if such Restricted Payment and any other transactions being consummated in connection therewith occurred on the first day of such Test Period, of no greater than 4.25:1.00, (ii) the Borrower may make additional Restricted Payments in an aggregate amount not to exceed an amount equal to the Available Amount at the time such Restricted Payment is paid, so long as (x) no Event of Default shall have occurred and be continuing or would result therefrom and (y) after giving pro forma effect to such Restricted Payment, the Borrower would be in compliance, on a pro forma basis, with a Consolidated Total Debt to Consolidated EBITDA Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the date of payment of such Restricted Payment, as if such Restricted Payment and any other transactions being consummated in connection therewith occurred on the first day of such Test Period, of no greater than 5.25:1.00, (iii) the Borrower may make additional Restricted Payments in an aggregate amount not to exceed an amount equal to the Available Equity Amount at the time such Restricted Payment is paid and (iv) so long as no Event of Default shall have occurred and be continuing or would result therefrom, the Borrower may make additional Restricted Payments in an aggregate amount not to exceed the portion, if any, of the Restricted Payment Amount, on the relevant date of determination, that the Borrower elects to apply pursuant to this clause (iv); provided that any Indebtedness Incurred in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to this Section 10.6(f) shall reduce the amounts available pursuant to this Section 10.6(f);

(g)	the Borrower may make and pay Restricted Payments:

(i)             the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Borrower to pay) any tax liability in respect of income attributable to Holdings, the Borrower and its Subsidiaries, but not in excess of the tax liability that Holdings and/or the Borrower would incur if it filed tax returns as the parent of a consolidated, combined, unitary or aggregate group for itself and its Subsidiaries (and net of any payment already made and to be made by the Borrower to a taxing authority to satisfy such tax liability); provided that a Restricted Payment attributable to any taxes attributable to an Unrestricted Subsidiary shall be permitted only to the extent such Unrestricted Subsidiary distributed cash to the Borrower or its Restricted Subsidiaries;

(ii)            the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Borrower or any Equityholding Vehicle to pay) its operating expenses incurred in the ordinary course (including related to maintenance of organizational existence), general administrative costs and other overhead costs and expenses (including administrative, legal, accounting, professional and similar fees and expenses provided by third parties, including the Borrower’s proportionate share of such amount relating to such Parent Entity being a Public Company), plus any indemnification claims made by employees, managers, consultants, independent contractors, directors or officers of any Parent Entity of the Borrower or any Equityholding Vehicle;

(iii)           the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Borrower or any Equityholding Vehicle to pay) franchise, excise and similar taxes and other fees, taxes and expenses, in each case, required to maintain its (or any of its Parent Entities’ or Equityholding Vehicles’) corporate or other legal existence;

(iv)           the proceeds of which shall be used to make Investments contemplated by Section 10.5(c);

(v)            the proceeds of which shall be used to pay (or to make Restricted Payments to allow any Parent Entity of the Borrower or any Equityholding Vehicle to pay) fees and expenses (other than to Affiliates of the Borrower) related to any successful or unsuccessful equity issuance or offering or Incurrence of Indebtedness, Refinancing, Disposition or acquisition or Investment transaction permitted by this Agreement;

(vi)           to the extent not constituting a Restricted Investment, the proceeds of which shall be used to finance Investments that would otherwise be permitted to be made pursuant to Section 10.5 or as a Restricted Investment pursuant to Section 10.6 if made by the Borrower or a Restricted Subsidiary; provided that (i) such Restricted Payment shall be made substantially concurrently with the closing of such Investment, (ii) such Parent Entity shall, immediately following the closing thereof, cause (A) all property acquired (whether assets or Capital Stock) to be contributed to the capital of the Borrower or one of the Restricted Subsidiaries or (B) the merger, consolidation or amalgamation of the Person formed or acquired with or into the Borrower or one of the Restricted Subsidiaries (to the extent not prohibited by Section 10.3) in order to consummate such Investment and (iii) such Parent Entity and its Affiliates (other than the Borrower or a Restricted Subsidiary) receives no consideration or other payment in connection with such transaction except to the extent the Borrower or a Restricted Subsidiary could have otherwise given such consideration or made such payment in compliance with this Agreement; and

(vii)          the proceeds of which shall be used to pay customary salary, bonus, severance and other benefits payable to directors, officers, managers, employees, consultants or independent contractors of any Parent Entity of the Borrower or any Equityholding Vehicle to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, including the Borrower’s proportionate share of such amount relating to such Parent Entity being a Public Company;

(h)           the Borrower may (or may make Restricted Payments to allow any Parent Entity or any Equityholding Vehicle to) (i) pay cash in lieu of fractional shares in connection with any Restricted Payment (including in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock), share split, reverse share split or combination thereof or any Acquisition or other similar Investment and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(i)             the Borrower may pay (or may make Restricted Payments to allow any Parent Entity or any Equityholding Vehicle to pay) Restricted Payments in an amount equal to withholding or similar taxes payable or expected to be payable by any future, current or former employee, director, manager, consultant or independent contractor (or any of their respective Immediate Family Members) of any Parent Entity of the Borrower, any Equityholding Vehicle, the Borrower or any Subsidiary of the Borrower in connection with the exercise or vesting of Capital Stock or other equity awards or any repurchases, redemptions, acquisitions, retirements or withholdings of Capital Stock in connection with any exercise of Capital Stock or other equity options or warrants or the vesting of Capital Stock or other equity awards if such Capital Stock represent all or a portion of the exercise price of, or withholding obligation with respect to, such options or, warrants or other Capital Stock or equity awards;

(j)             the Borrower may make payments (or make Restricted Payments to allow any Parent Entity or any Equityholding Vehicle to make such payments) described in Sections 10.11(c), (e), (h), (i), (j), (l) and (s) (subject to the conditions set out therein);

(k)            the Borrower may make Restricted Payments and distributions within sixty (60) days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 10.6;

(l)             so long as no Event of Default is continuing or would result therefrom, after a Qualifying IPO, the Borrower may make Restricted Payments to any Parent Entity of the Borrower or any Equityholding Vehicle so that such Parent Entity or Equityholding Vehicle can make Restricted Payments to its equity holders in an aggregate per annum amount not exceeding 6.0% of the Net Cash Proceeds of such Qualifying IPO; provided that any Indebtedness Incurred in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to this Section 10.6(l) shall reduce the amounts available pursuant to this Section 10.6(l);

(m)           the Borrower and any Restricted Subsidiary may pay and make any Restricted Payment in connection with (i) the Transactions or Restricted Payments necessary to consummate the Transactions, including (A) in respect of any payments required to be made after the Closing Date in connection with, or necessary to consummate, the Transactions (including, for the avoidance of doubt, and to the extent constituting a Restricted Payment, payments in respect of the 2017 Contingent Value Rights, the Deferred Blocker Consideration and the Deferred Company Consideration), (B) the payment of the Transaction Expenses related thereto or used to fund amounts owed to Affiliates (including those made to any Parent Entity of the Borrower or Equityholding Vehicle to permit payment by such Parent Entity or Equityholding Vehicle), (C) in respect of working capital adjustments or purchase price adjustments or to satisfy indemnity and other similar obligations, in each case as set forth in the Acquisition Agreement, (D) to holders of restricted stock, restricted stock units or similar equity awards and (E) to dissenting equityholders in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest) in connection with the Transactions or any other Acquisition or other similar Investment, (ii) working capital adjustments or purchase price adjustments in connection with any Acquisition or other similar Investment and (iii) the satisfaction of indemnity and other similar obligations in connection with any Acquisition or other similar Investment; provided that any Indebtedness Incurred in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to this Section 10.6(m) shall reduce the amounts available pursuant to this Section 10.6(m);

(n)           the Borrower may make payments made to optionholders or holders of profits interests of the Borrower or any Parent Entity or any Equityholding Vehicle in connection with, or as a result of, any distribution being made to shareholders of the Borrower or any Parent Entity or any Equityholding Vehicle (to the extent such distribution is otherwise permitted hereunder), which payments are being made to compensate such optionholders or holders of profits interests as though they were shareholders at the time of, and entitled to share in, such distribution (it being understood that no such payment may be made to an optionholder or holder of profits interests pursuant to this clause to the extent such payment would not have been permitted to be made to such optionholder or holder of profits interests if it were a shareholder pursuant to any other paragraph of this Section 10.6, and any payment hereunder shall reduce payments available under such other paragraph);

(o)           the Borrower may pay Restricted Payments to pay for the redemption, acquisition, retirement or repurchase, in each case for nominal value, of Capital Stock of Holdings (or any Parent Entity thereof or any Equityholding Vehicle) or the Borrower from a former investor of a business acquired in an Acquisition or other similar Investment or a current or former employee, officer, director, manager or consultant of a business acquired in an Acquisition or other similar Investment (or their Controlled Investment Affiliates or Immediate Family Members), which Capital Stock was issued as part of an earn-out or similar arrangement in the acquisition of such business, and which redemption, acquisition, retirement or repurchase relates the failure of such earn-out to fully vest;

(p)           the Borrower may make distributions, by Restricted Payment or otherwise, or other transfer or Disposition of shares of Capital Stock of Unrestricted Subsidiaries (other than Unrestricted Subsidiaries the primary assets of which are Cash Equivalents); and

(q)           the Borrower may make payments or distributions to satisfy dissenters’ rights pursuant to or in connection with an acquisition, merger, consolidation, amalgamation or transfer of assets that complies with Section 10.3;

(r)            Holdings may make Restricted Payments constituting interest payments on Disqualified Capital Stock, to the extent such Disqualified Capital Stock constitutes Indebtedness, was Incurred in compliance with Section 10.1 and such Restricted Payments are included in the calculation of Consolidated Interest Expense;

(s)           the Borrower may make Restricted Payments in an aggregate amount that does not exceed the aggregate amount of Excluded Contributions received since the Closing Date (not otherwise building Available Equity Amount or constituting a Cure Amount or used to incur Indebtedness); provided that any Indebtedness Incurred in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to this Section 10.6(s) shall reduce the amounts available pursuant to this Section 10.6(s);

(t)            the Borrower may make distributions or payments of Receivables Fees and purchases of Receivables in connection with any Qualified Receivables Facility or any repurchase obligation in connection therewith;

(u)           the Restricted Subsidiaries may make Restricted Payments in connection with the acquisition of additional Capital Stock in any Restricted Subsidiary from minority equityholders; and

(v)           so long as no Event of Default is continuing or would result therefrom, after a Qualifying IPO, the Borrower may make Restricted Payments to any Parent Entity of the Borrower or any Equityholding Vehicle so that such Parent Entity or Equityholding Vehicle can make Restricted Payments to its equity holders in an aggregate per annum amount not exceeding 7.0% of the Market Capitalization; provided that any Indebtedness Incurred in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to this Section 10.6(w) shall reduce the amounts available pursuant to this Section 10.6(w).

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Borrower or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. For the avoidance of doubt, this Section 10.6 shall not restrict the making of any AHYDO Catch-Up Payment with respect to, and required by the terms of, any Indebtedness of the Borrower or any of the Restricted Subsidiaries permitted to be incurred under the terms of this Agreement. Indebtedness Incurred under Section 10.1(q) shall reduce availability under this Section 10.6 in an amount equal to the aggregate principal amount incurred from time to time under Section 10.1(q), whether or not outstanding, except in respect of amounts forgiven or cancelled without payment being made.

10.7	Limitations on Debt Payments and Amendments.

(a)            The Borrower will not, and will not permit any of the Restricted Subsidiaries to, prepay, repurchase, redeem or otherwise defease or make similar payments in respect of any Junior Debt prior to its stated maturity (it being understood that payments of regularly scheduled interest, fees, expenses, indemnification obligations and, so long as no Event of Default under Section 11.1 or 11.5 is continuing or would result therefrom, AHYDO Catch-Up Payments shall be permitted); provided, however, the Borrower or any Restricted Subsidiary may prepay, repurchase, redeem, defease, acquire or otherwise make payments on any such Indebtedness (i) with the proceeds of any Permitted Refinancing Indebtedness in respect of such Indebtedness, (ii) by converting or exchanging any such Indebtedness to Capital Stock of Holdings or any of its Parent Entities and (iii) (A) so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) after giving pro forma effect to such prepayment, repurchase, redemption, defeasance, acquisition or other payment, the Borrower would be in compliance, on a pro forma basis, with a Consolidated Total Debt to Consolidated EBITDA Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the date of any such payment, as if such prepayment, repurchase, redemption, defeasance, acquisition or other payment and any other transactions being consummated in connection therewith occurred on the first day of such Test Period, of no greater than 4.25:1.00 after giving pro forma effect thereto, (B) in an aggregate amount not to exceed the Available Amount at the time of such prepayment, repurchase, redemption, defeasance, acquisition or other payment, so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) after giving pro forma effect to such prepayment, repurchase, redemption, defeasance, acquisition or other payment, the Borrower would be in compliance,on a pro forma basis, with a Consolidated Total Debt to Consolidated EBITDA Ratio, calculated as of the last day of the Test Period most recently ended on or prior to the date of payment of such prepayment, repurchase, redemption, defeasance, acquisition or other payment, as if such prepayment, repurchase, redemption, defeasance, acquisition or other payment and any other transactions being consummated in connection therewith occurred on the first day of such Test Period, of no greater than 5.25:1.00, (C) in an aggregate amount not to exceed the Available Equity Amount at the time of such prepayment, redemption, repurchase, defeasance, acquisition or other payment, (D) in an aggregate amount not to exceed the portion, if any, of the Restricted Payment Amount, on the relevant date of determination that the Borrower elects to apply pursuant to this clause (D), (E) any purchase, repurchase, redemption, defeasance or other acquisition or retirement of Junior Debt Incurred pursuant to Section 10.1(j) (other than Indebtedness Incurred (I) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Borrower or a Restricted Subsidiary or (II) otherwise in connection with or contemplation of such acquisition), so long as such purchase, repurchase, redemption, defeasance or other acquisition or similar payment is made or deposited with a trustee or other similar representative of the holders of such Junior Debt contemporaneously with, or substantially simultaneously with, the closing of the Acquisition under which such Junior Debt is Incurred, (F) any mandatory redemption, repurchase, retirement, termination or cancellation of Disqualified Capital Stock (to the extent such Disqualified Capital Stock constitutes Indebtedness and was Incurred in compliance with Section 10.1, (G) [reserved] and (H) the payment, redemption, repurchase, retirement, termination or cancellation of Indebtedness within 60 days of the date of the Redemption Notice if, at the date of any payment, redemption, repurchase, retirement, termination or cancellation notice in respect thereof (the “Redemption Notice”), such payment, redemption, repurchase, retirement termination or cancellation would have complied with another provision of this Section 10.7(a); provided that such payment, redemption, repurchase, retirement termination or cancellation shall reduce capacity under such other provision.

Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 10.7 shall prohibit (i) the repayment, prepayment, repurchase, redemption or other payment of intercompany subordinated Indebtedness owed among the Borrower and/or the Restricted Subsidiaries, in either case unless an Event of Default has occurred and is continuing and the Borrower has received a notice from the Collateral Agent instructing it not to make or permit the Borrower and/or the Restricted Subsidiaries to make any such repayment or prepayment or (ii) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 10.1 after giving pro forma effect to such transfer.

(b)            The Borrower will not, and will not permit any of the Restricted Subsidiaries to, waive, amend or modify any term or condition in any Subordinated Indebtedness Documentation (or, in each case, any documentation governing any Permitted Refinancing Indebtedness in respect thereof) to the extent that any such waiver, amendment or modification, taken as a whole, would be materially adverse to the interests of the Lenders.

10.8            Negative Pledge Clauses. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Credit Document, any Permitted Additional Debt Documents related to any secured Permitted Additional Debt or any document governing any secured Credit Agreement Refinancing Indebtedness and any documentation governing any Permitted Refinancing Indebtedness Incurred to Refinance any such Indebtedness) that limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to Contractual Obligations that in any material respect:

(i)            (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 10.8) are listed on Schedule 10.8 hereto and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness Incurred to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not materially expand the scope of such Contractual Obligation (as determined in good faith by the Borrower),

(ii)           are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower,

(iii)           represent Indebtedness of a Restricted Subsidiary of the Borrower that is not a Credit Party to the extent such Indebtedness is permitted by Section 10.1,

(iv)          arise pursuant to agreements entered into with respect to any sale, transfer, lease, license or other Disposition permitted by Section 10.4, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale, transfer, lease, license or other Disposition of the Capital Stock of such Subsidiary, and applicable solely to assets under such sale, transfer, lease, license or other Disposition,

(v)           are customary provisions in Joint Venture agreements, partnership agreements, limited liability company organizational governance document, and other similar agreements applicable to partnerships, limited liability companies, Joint Ventures and similar Persons permitted by Section 10.5 or Section 10.6 and applicable solely to such Persons or the transfer of ownership therein,

(vi)          are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.1, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness,

(vii)         are customary restrictions on leases, subleases, service agreements, product sales, licenses and sublicenses (including with respect to Intellectual Property) or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto,

(viii)        comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 10.1 to the extent that such restrictions apply only to the specific property or assets securing such Indebtedness,

(ix)           are customary provisions restricting subletting or assignment or transfers of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary,

(x)            are customary provisions restricting assignment of any agreement (or the assets subject thereto) entered into in the ordinary course of business,

(xi)           are restrictions on cash or other deposits or net worth imposed (including by customers) under agreements entered into in the ordinary course of business,

(xii)	are imposed by Applicable Law,

(xiii)         are customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligation;

(xiv)         comprise restrictions imposed by any agreement governing Indebtedness entered into after the Closing Date and permitted under Section 10.1 that are, taken as a whole, in the good-faith judgment of the Borrower, no more restrictive with respect to the Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Borrower shall have determined in good faith that such restrictions will not materially impair its obligation or ability to make any payments required hereunder,

(xv)          arise in connection with purchase money obligations for property acquired in the ordinary course of business or Financing Lease Obligations;

(xvi)         arise in connection with any agreement or other instrument of a Person or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged, consolidated or amalgamated with or into the Borrower or any of its Restricted Subsidiaries, or any other transaction is entered into with any such Acquisition, merger, consolidation or amalgamation, in existence at the time of such Acquisition or at the time it merges, consolidates or amalgamates with or into the Borrower or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person (but, in any such case, not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries or the property or assets so acquired or redesignated;

(xvii)        are restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Borrower or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of the Borrower or such Restricted Subsidiary that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Borrower or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(xviii)       are provisions restricting the granting of a security interest in Intellectual Property contained in licenses or sublicenses by the Borrower and its Restricted Subsidiaries of such Intellectual Property, which licenses and sublicenses were entered into in the ordinary course of business (in which case such restriction shall relate only to such Intellectual Property);

(xix)         arise in connection with cash or other deposits imposed by agreement permitted under Section 10.2, Section 10.5 or Section 10.6 entered into in the ordinary course of business;

(xx)          restrictions with respect to a Restricted Subsidiary that was previously an Unrestricted Subsidiary pursuant to or by reason of an agreement that such Restricted Subsidiary is a party to or entered into before the date on which such Subsidiary became a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming a Restricted Subsidiary and any such or restriction does not extend to any assets or property of the Borrower or any other Restricted Subsidiary other than the assets and property of such Subsidiary;

(xxi)          restrictions created in connection with any Qualified Receivables Facility that, in the good faith determination of the Borrower, are necessary or advisable to effect such Qualified Receivables Facility; and

(xxii)        are any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xxi) of this Section 10.8; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good-faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.9	Passive Holding Company; Etc.

(a)           Holdings will not conduct, transact or otherwise engage in any material business or material operations other than (i) the ownership and/or acquisition of the Capital Stock (other than Disqualified Capital Stock) of the Borrower, (ii) the maintenance of its legal existence, including the ability to incur fees, costs and expenses relating to such maintenance, (iii) to the extent applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (iv) the performance of its obligations under and in connection with the Credit Documents and any documents relating to other Indebtedness permitted under Section 10.1, (v) any public offering of its Capital Stock or any other issuance or registration of its Capital Stock for sale or resale not prohibited by Section 10, including the costs, fees and expenses related thereto, (vi) any transaction that Holdings is permitted to enter into or consummate under this Section 10 and any transaction between Holdings and the Borrower or any Restricted Subsidiary permitted under this Section 10, including (a) making any dividend or distribution or other transaction similar to a Restricted Payment (other than a Restricted Investment) not prohibited by Section 10.6 (or the making of a loan to its Parent Entities or any Equityholding Vehicle in lieu of any such Restricted Payment (other than a Restricted Investment) or distribution or other transaction similar to a Restricted Payment (other than a Restricted Investment)) or holding any cash received in connection with Restricted Payments (other than Restricted Investments) made by the Borrower in accordance with Section 10.6 pending application thereof by Holdings in the manner contemplated by Section 10.6 (including the redemption in whole or in part of any of its Capital Stock (other than Disqualified Capital Stock) in exchange for another class of Capital Stock (other than Disqualified Capital Stock) or rights to acquire its Capital Stock (other than Disqualified Capital Stock) or with proceeds from substantially concurrent equity contributions or issuances of new shares of its Capital Stock (other than Disqualified Capital Stock)), (b) making any Investment to the extent (1) payment therefor is made solely with the Capital Stock of Holdings (other than Disqualified Capital Stock), the proceeds of Restricted Payments (other than Restricted Investments) received from the Borrower and/or proceeds of the issuance of, or contribution in respect of the, Capital Stock (other than Disqualified Capital Stock) of Holdings and (2) any property (including Capital Stock) acquired in connection therewith is contributed to the Borrower or a Subsidiary Guarantor (or, if otherwise permitted by Section 10.5 or Section 10.6, a Restricted Subsidiary) or the Person formed or acquired in connection therewith is merged with the Borrower or a Restricted Subsidiary and (c) the (w) provision of guarantees in the ordinary course of business in respect of obligations of the Borrower or any of its Subsidiaries to suppliers, customers, franchisees, lessors, licensees, sublicensees or distribution partners; provided, for the avoidance of doubt, that such guarantees shall not be in respect of debt for borrowed money, (x) Incurrence of Indebtedness of Holdings contemplated by Sections 10.1(p) and 10.1(q), (y) Incurrence of guarantees and the performance of its other obligations in respect of Indebtedness Incurred pursuant to Sections 10.1(a), 10.1(k)  and 10.1(s)  and Permitted Additional Debt Incurred pursuant to Section 10.1(u) and (z) granting of Liens to the extent the Indebtedness contemplated by subclause (y) is permitted to be secured under Sections 10.2(a), 10.2(u) and 10.2(bb), (vii) incurring fees, costs and expenses relating to overhead and general operating including professional fees for legal, tax and accounting issues and paying taxes, (viii) providing indemnification to officers and directors and as otherwise permitted in Section 10, (ix) activities incidental to the consummation of the Transactions, (x) organizational activities incidental to Acquisitions or similar Investments consummated by the Borrower, including the formation of acquisition vehicle entities and intercompany loans and/or investments incidental to such Acquisitions or similar Investments in each case consummated substantially contemporaneously with the consummation of the applicable Acquisitions or similar Investments; provided that in no event shall any such activities include the incurrence of a Lien on any of the assets of Holdings, (xi) the making of any loan to any officers or directors contemplated by Section 10.5, the making of any Investment in the Borrower or any Subsidiary Guarantor or, to the extent otherwise allowed under Section 10.5 or Section 10.6, a Restricted Subsidiary and (xii) activities incidental to the businesses or activities described in clauses (i) to (xi) of this Section 10.9.

(b)           Except in connection with the Transactions, Holdings will not consummate any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its assets and other properties, except that Holdings may merge, amalgamate or consolidate with or into any other Person (other than the Borrower) or, in connection with a Qualifying IPO, liquidate into the issuing entity, or otherwise Dispose of all or substantially all of its assets and property; provided that (i) Holdings shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation where Holdings is not the continuing or surviving Person or where Holdings has been liquidated, or in connection with a Disposition of all or substantially all of its assets, the Person formed by or surviving any such merger, amalgamation or consolidation or the Person into which Holdings has been liquidated or to which Holdings has transferred such assets shall, in each case, be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (Holdings or such Person, as the case may be, being herein referred to as the “Successor Holdings”), (ii) the Successor Holdings (if other than Holdings) shall expressly assume all the obligations of Holdings under this Agreement and the other applicable Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) each Subsidiary Guarantor, unless it is the other party to such merger, amalgamation, consolidation, liquidation or Disposition or unless the Successor Holdings is Holdings, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Holdings’ obligations under this Agreement, (iv) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation, consolidation, liquidation or Disposition or unless the Successor Holdings is Holdings, shall have by a supplement to the applicable Credit Documents confirmed that its obligations thereunder shall apply to the Successor Holdings’ obligations under this Agreement, (v) each mortgagor of a Mortgaged Property, unless it is the other party to such merger, amalgamation, consolidation, liquidation or Disposition or unless the Successor Holdings is Holdings, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Holdings’ obligations under this Agreement, (vi) Holdings shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation, consolidation, liquidation or Disposition and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection of the Liens on the Collateral under the Security Documents, (vii) the Successor Holdings shall, immediately following such merger, amalgamation, consolidation, liquidation or Disposition, directly or indirectly, own all Subsidiaries owned by Holdings immediately prior to such merger, amalgamation, consolidation, liquidation or Disposition and (viii) if reasonably requested by the Administrative Agent, an opinion of counsel shall be required to be provided to the effect that such merger, amalgamation, consolidation, liquidation, or Disposition does not breach or result in a default under this Agreement or any other Credit Document; provided, further, that if the foregoing are satisfied, the Successor Holdings (if other than Holdings) will succeed to, and be substituted for, Holdings under this Agreement.

10.10       Consolidated First Lien Debt to Consolidated EBITDA Ratio. Solely with respect to the Revolving Credit Facility and subject to the following proviso, beginning with the Test Period ending December 31, 2017, the Borrower will not permit the Consolidated First Lien Debt to Consolidated EBITDA Ratio as of the last day of any Test Period to be greater than 8.15:1.00; provided, however, that the Borrower shall be required to be in compliance with this Section 10.10 with respect to any Test Period only if the sum of (A) the aggregate principal amount of all Revolving Credit Loans and Swingline Loans plus (B) the aggregate Letter of Credit Obligations (other than (i) those Cash Collateralized in an amount equal to the Stated Amount thereof or otherwise backstopped on terms reasonably acceptable to the Administrative Agent and the applicable Letter of Credit Issuer and (ii) without duplication of amounts described in clause (i) above, Letter of Credit Obligations, the aggregate Stated Amount of which do not exceed the greater of (x) $5,000,000 and (y) the Stated Amount of Existing Letters of Credit outstanding on the Closing Date), in each case outstanding on the last day of such Test Period, exceeds 35.0% of the amount of the Total Revolving Credit Commitment in effect on such date and.

10.11       Transactions with Affiliates. The Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, enter into any transaction with any Affiliate of the Borrower involving aggregate payments or consideration in excess of the greater of (x) $2,500,000 and (y) 5% of Consolidated EBITDA of the Borrower and its Restricted Subsidiaries for the Test Period most recently ended on or prior to the date such transaction occurs (measured as of such date) based upon the Section 9.1 Financials most recently delivered on or prior to such date except:

(a)            such transactions that are made on terms, when taken as a whole, not materially less favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(b)            if such transaction is among Holdings, the Borrower and one or more Subsidiary Guarantors or any Restricted Subsidiary or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(c)            the payment of Transaction Expenses, including the payment of all fees, expenses, bonuses and awards and the consummation of the Transactions;

(d)            the issuance of Capital Stock of any Parent Entity, any Equityholding Vehicle or the Borrower to the management of such Parent Entity, the Borrower or any of its Subsidiaries pursuant to arrangements described in clause (m) below;

(e)            the payment of indemnities and other similar amounts and reasonable expenses incurred by the Investors and their respective Affiliates in connection with the management or monitoring of, or the provision of other services rendered to, any Parent Entity of the Borrower, any Equityholding Vehicle, the Borrower or any of its Subsidiaries;

(f)            equity issuances, repurchases, retirements, redemptions or other acquisitions or retirements of Capital Stock by any Parent Entity of the Borrower, any Equityholding Vehicle or the Borrower permitted under Section 10.6 and any actions by the Borrower and its Restricted Subsidiaries to permit the same;

(g)            loans, guarantees and other transactions by any Parent Entity of the Borrower, any Equityholding Vehicle, the Borrower and the Restricted Subsidiaries to the extent permitted under Section 10 (other than by reliance on this Section 10.11);

(h)            the entry into, performance under, and making of any payments in respect of any employment, compensation and severance arrangements and health, disability and similar insurance or benefit plans or supplemental executive retirement benefit plans or arrangements between any Parent Entity of the Borrower, the Borrower and the Restricted Subsidiaries and their respective directors, officers, managers, employees, consultants or independent contractors (including management and/or employee benefit plans or agreements, stock/equity/option plans, management equity plans, subscription agreements or similar agreements pertaining to the repurchase of Capital Stock pursuant to put/call rights or similar rights with current or former employees, officers, managers, directors, consultants or independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) and stock option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Board of Directors of any Parent Entity of the Borrower or the Borrower;

(i)             the payment of customary fees, compensation and reasonable out-of-pocket costs to, and benefits, indemnities and reimbursements and employment and severance arrangements provided on behalf of, or for the benefit of, future, current or former, directors, managers, consultants, officers, employees and independent contractors (or their respective Controlled Investment Affiliates or Immediate Family Members) of any Parent Entity of the Borrower, any Equityholding Vehicle, the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries;

(j)             transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 10.11 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the interests of the Lenders in any material respect as compared to the applicable agreement in effect on the Closing Date (in the good-faith judgment of the Borrower);

(k)            Restricted Payments permitted under Section 10.6, and Investments permitted under Section 10.5;

(l)             payments (including reimbursement of out-of-pocket fees and expenses) by the Borrower and any Restricted Subsidiaries to the Investors and any of their respective Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or Dispositions, whether or not consummated), which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of any Parent Entity of the Borrower, Holdings or the Borrower in good faith;

(m)           any issuance or transfer of Capital Stock, or other payments, awards or grants in cash, securities, Capital Stock or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the Board of Directors of any Parent Entity of the Borrower, any Equityholding Vehicle or the Borrower, as the case may be and the granting and performing of customary registration rights;

(n)            the issuance and sale of any Qualified Capital Stock and any purchase by any Parent Entity of the Borrower of the Qualified Capital Stock of the Borrower; provided that, to the extent required by Section 9.11, any Capital Stock of the Borrower so purchased shall be pledged to the Collateral Agent for the benefit of the Secured Parties pursuant to the Pledge Agreement;

(o)            transactions with wholly owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries;

(p)            transactions with customers, clients, suppliers, Joint Venture partners or purchasers or sellers of goods or services, in each case in the ordinary course of business;

(q)            any contribution by any Parent Entity or Equityholding Vehicle to the capital of the Borrower;

(r)            transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries;

(s)            any transaction between or among Holdings, the Borrower or any Restricted Subsidiary and any Affiliate of Holdings, the Borrower or a Joint Venture or similar Person that would constitute an Affiliate transaction solely because Holdings, the Borrower or a Restricted Subsidiary owns Capital Stock in or otherwise controls such Affiliate, Joint Venture or similar Person or due to the fact that a director of such Joint Venture or similar Person is also a director of the Borrower or any Restricted Subsidiary (or any Parent Entity);

(t)            Affiliate repurchases of the Loans or Commitments to the extent permitted under this Agreement and the holding of such Loans or Commitments and the payments and other transactions contemplated under this Agreement in respect thereof;

(u)            customary transactions effected as part of any Qualified Receivables Facility that are otherwise permitted under this Agreement;

(v)            the entering into, and payments by, any Parent Entity of the Borrower, any Equityholding Vehicle, the Borrower and the Restricted Subsidiaries pursuant to tax sharing agreements among any such Parent Entity, any Equityholding Vehicle, the Borrower and the Restricted Subsidiaries on customary terms; provided that payments by Borrower and the Restricted Subsidiaries under any such tax sharing agreements shall not exceed the excess (if any) of the amount they would pay on a standalone basis over the amount they actually pay to Governmental Authorities;

(w)           transactions in which the Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of this Section 10.11;

(x)             payments, loans, advances or guarantees (or cancellation of loans, advances or guarantees) to future, current or former employees, directors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Borrower, any of the Restricted Subsidiaries or any Parent Entity or Equityholding Vehicle and employment agreements, stock option plans and other compensatory arrangements with any such employees, directors or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) which, in each case, are approved by the Borrower in good faith;

(y)            (i) Investments by any of the Permitted Holders in securities of any Parent Entity, the Borrower or any Restricted Subsidiary (and payment of out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the Investment is being offered generally to other investors on the same or more favorable terms and (ii) payments to Permitted Holders in respect of securities or loans of the Borrower or any of the Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than any Parent Entity, the Borrower or any Restricted Subsidiary, in each case, in accordance with the terms of such securities or loans;

(z)            pledges of Capital Stock of Unrestricted Subsidiaries;

(aa)         the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary (and not entered into in contemplation of such designation) and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary (and not entered into in contemplation of such designation); and

(bb)         the existence of, and performance under, customary obligations under the terms of any equityholders agreement, principal investors agreement (including any registration rights or purchase agreement related thereto) to which any Parent Entity, Equityholding Vehicle, the Borrower or any Restricted Subsidiary is a party as of the Closing Date (as such agreement may be amended or otherwise modified from time to time) and any similar agreements relating to the Capital Stock of any of the foregoing which the relevant parties may enter into after the Closing Date (except to the extent the performance of such obligations is otherwise prohibited under the terms of this Agreement).

SECTION 11.         Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

11.1          Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or any fees or of any other amounts owing hereunder or under any other Credit Document (other than any amount referred to in clause 11.1(a)); or

11.2          Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate, statement, report or other document delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.3          Covenants. Any Credit Party shall (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e)(i), Section 9.5 (with respect to the existence of the Borrower only) or Section 10; provided that with respect to Section 10.10, (i) an Event of Default (a “Financial Performance Covenant Event of Default”) shall not occur until the expiration of the 10th Business Day subsequent to the date the certificate calculating compliance with Section 10.10 as of the last day of any fiscal quarter is required to be delivered pursuant to Section 9.1(d) (without giving pro forma effect to any grace period for such delivery) with respect to such fiscal quarter or fiscal year, as applicable, and (ii) any default under Section 10.10 shall not constitute an Event of Default with respect to any Loans or Commitments hereunder, other than the Revolving Credit Loans and the Revolving Credit Commitments, until the date on which the Revolving Credit Loans (if any) have been accelerated, and the Revolving Credit Commitments have been terminated, in each case, by the Required Revolving Credit Lenders, or (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1, Section 11.2 and clause (a) of this Section 11.3) contained in this Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

11.4          Default Under Other Agreements. (a) The Borrower or any of the Restricted Subsidiaries shall (i) fail to make any required payment with respect to any Indebtedness (other than any Indebtedness described in Section 11.1) in excess of $20,000,000 beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) fail to observe or perform any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, (i) with respect to Indebtedness consisting of any Hedging Agreements, termination events or equivalent events pursuant to the terms of such Hedging Agreements and (ii) secured Indebtedness that becomes due solely as a result of the sale, transfer or other Disposition (including as a result of Recovery Event) of the property or assets securing such Indebtedness), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; provided that such failure remains unremedied or has not been waived (including in the form of an amendment) by the holders of such Indebtedness or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid prior to the stated maturity thereof other than by (x) a regularly scheduled required prepayment or (y) as a mandatory prepayment or redemption; provided that this clause (b) shall not apply to (A) Indebtedness outstanding under any Hedging Agreements that becomes due pursuant to a termination event or equivalent event under the terms of such Hedging Agreements, (B) secured Indebtedness that becomes due as a result of a Disposition or a Recovery Event with respect to the property or assets securing such Indebtedness or (C) Indebtedness that is convertible into Capital Stock and converts to Capital Stock in accordance with its terms; or

11.5         Bankruptcy, Etc. Holdings, the Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under the Bankruptcy Code; or an involuntary case, proceeding or action is commenced against Holdings, the Borrower or any Specified Subsidiary under the Bankruptcy Code and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or Holdings, the Borrower or any Specified Subsidiary commences any other proceeding or action under any other Debtor Relief Law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Borrower or any Specified Subsidiary; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Borrower or any Specified Subsidiary; or there is commenced against Holdings, the Borrower or any Specified Subsidiary under any other Debtor Relief Law any such proceeding or action that remains undismissed for a period of 60 days;or any order of relief or other order approving any such case or proceeding or action is entered; or Holdings, the Borrower or any Specified Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or

11.6          ERISA. (a) With respect to any Pension Plan, the failure by Holdings, the Borrower, any of the Restricted Subsidiaries or any ERISA Affiliate to satisfy the minimum funding standard required for any plan year or part thereof, whether or not waived, under Section 412 of the Code; with respect to any Multiemployer Plan, the failure to make any required contribution or payment; a determination that any Pension Plan is in “at-risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA or any Multiemployer Plan is in “endangered or critical status” within the meaning of Section 432 of the Code or Section 305 of ERISA; any Pension Plan is or shall have been terminated or is the subject of termination proceedings by the PBGC under Title IV of ERISA (including the giving of written notice thereof); a determination that a Pension Plan or Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA; with respect to any Multiemployer Plan, notification by the administrator of such Multiemployer Plan that the Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan; the PBGC provides written notice of its intent to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan in a manner that results in a liability under Title IV of ERISA to the Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate; an event shall have occurred or a condition shall exist entitling the PBGC to provide written notice of its intent to terminate any Pension Plan; the Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate has incurred or is reasonably likely to incur a liability to or on account of a Pension Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064 or 4069 of ERISA or Section 4971 or 4975 of the Code (including the receipt by Borrower, any Restricted Subsidiary thereof or any ERISA Affiliate of written notice thereof); any termination of a Foreign Plan has occurred that gives rise to liability for Holdings, the Borrower or any Restricted Subsidiary; or any non-compliance with the funding requirements under Applicable Law for any Foreign Plan has occurred; (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a Lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a Lien, security interest or liability; and (c) such Lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

11.7         Guarantee. The Guarantee or any material provision thereof shall cease to be in full force or effect or any Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any Guarantor’s obligations under the Guarantee; or

11.8          Security Document. Any Security Document or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Administrative Agent, the Collateral Agent or any Lender), or any grantor, pledgor or mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s, pledgor’s or mortgagor’s obligations under such Security Document; or

11.9          Judgments. One or more judgments or decrees shall be entered against Holdings, the Borrower or any of the Restricted Subsidiaries for the payment of money in an aggregate amount in excess of $20,000,000 for all such judgments and decrees for Holdings, the Borrower and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

11.10        Change of Control. A Change of Control shall occur;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) require that the Letter of Credit Obligations be Cash Collateralized as provided in Section 3.8(b) and (iii) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower without prejudice to the rights of any Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 11.5 with respect to the Borrower shall occur, no written notice by the Administrative Agent shall be required and the Commitments shall automatically terminate and all amounts in respect of all Loans and all Obligations shall automatically become forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower).

Notwithstanding the foregoing, during any period during which solely a Financial Performance Covenant Event of Default has occurred and is continuing, the Administrative Agent may with the consent of, and shall at the request of, the Required Revolving Credit Lenders take any of the foregoing actions described in the immediately preceding paragraph solely as they relate to the Revolving Credit Lenders (versus the Lenders), the Revolving Credit Commitments (versus the Commitments), the Revolving Credit Loans and the Swingline Loans (versus the Loans), and the Letters of Credit.

11.11	Borrower’s Right to Cure.

(a)            Financial Performance Covenant. Notwithstanding anything to the contrary contained in this Section 11, in the event that the Borrower reasonably expects to fail (or has failed) to comply with the requirements of the Financial Performance Covenant as of the end of any Test Period, at any time during the last fiscal quarter of such Test Period through and until the expiration of the 10th Business Day subsequent to the date the financial statements are required to be delivered pursuant to Section 9.1(a) or Section 9.1(b) with respect to such fiscal quarter (the “Cure Deadline”), the Borrower (or any Parent Entity thereof) shall have the right to issue Capital Stock (other than Disqualified Capital Stock) for cash or otherwise receive cash contributions to (or, in the case of any Parent Entity of Holdings, receive equity interests in Holdings for its cash contributions to) the Capital Stock (other than Disqualified Capital Stock) of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of the net proceeds of such issuance or contribution (the “Cure Amount”) pursuant to the exercise by the Borrower of such Cure Right; provided such Cure Amount is received by the Borrower on or before the applicable Cure Deadline, compliance with the Financial Performance Covenant for such Test Period shall be recalculated giving pro forma effect to the following pro forma adjustments:

(i)             Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter with respect to which such Cure Amount is received by the Borrower and any Test Period that includes such fiscal quarter, solely for the purpose of determining whether an Event of Default has occurred and is continuing as a result of a violation of the Financial Performance Covenant and, subject to clause (c) below, not for any other purpose under this Agreement, by an amount equal to the Cure Amount and any prepayment of Indebtedness with the Cure Amount shall be disregarded for purposes of measuring the Financial Performance Covenant for such Test Period;

(ii)            if, after giving pro forma effect to such increase in Consolidated EBITDA, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for purposes of this Agreement; and

(iii)            Consolidated First Lien Debt in the Test Period for which the Cure Amount is deemed applied shall be decreased solely to the extent proceeds of the Cure Amount are applied to prepay any Indebtedness (provided that any such Indebtedness so prepaid shall be a permanent repayment of such Indebtedness and termination of commitments thereunder) included in the calculation of Consolidated First Lien Debt;

provided that the Borrower shall have notified the Administrative Agent in writing of the exercise of such Cure Right within five Business Days of the receipt of the Cure Amounts.

(b)              Limitation on Exercise of Cure Right. Notwithstanding anything herein to the contrary, (i) in each four fiscal-quarter period there shall be no more than two fiscal quarters with respect to which the Cure Right is exercised, (ii) there shall be no more than five exercises of Cure Right in the aggregate, (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant as of the end of such fiscal quarter (such amount, the “Necessary Cure Amount”); provided that, if the Cure Right is exercised prior to the date financial statements are required to be delivered for such fiscal quarter then the Cure Amount shall be equal to the amount reasonably determined by the Borrower in good faith that is required for purposes of complying with the Financial Performance Covenant for such fiscal quarter (such amount, the “Expected Cure Amount”), (iv) subject to clause (c) below, all Cure Amounts shall be disregarded for purposes of determining the Applicable Margin, any baskets, with respect to the covenants contained in the Credit Documents, any “incurrence” based financial ratio or the usage of the Available Amount or the Available Equity Amount and

(v) no borrowing shall be made under the Revolving Credit Facility (or Letters of Credit issued, increased or extended) following a breach of the Financial Maintenance Covenant until the Cure Amount has actually been received by the Borrower.

(c)              Expected Cure Amount. Notwithstanding anything herein to the contrary, to the extent that the Expected Cure Amount is (i) greater than the Necessary Cure Amount, then such difference may be used for the purposes of determining any baskets (other than any previously contributed Cure Amounts), with respect to the covenants contained in the Credit Documents, the Available Amount or the Available Equity Amount and (ii) less than the Necessary Cure Amount, then not later than the applicable Cure Deadline, the Borrower must receive the cash proceeds of the Cure Amount or a cash capital contribution to Holdings, which cash proceeds received by Borrower shall be equal to the shortfall between such Expected Cure Amount and such Necessary Cure Amount.

SECTION 12.         The Administrative Agent and the Collateral Agent.

12.1          Appointment.

(a)            Each Lender hereby irrevocably designates and appoints UBS AG, Stamford Branch (together with any successor Administrative Agent pursuant to Section 12.11) as Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b)            Each Lender hereby appoints UBS AG, Stamford Branch (together with any successor Collateral Agent pursuant to Section 12.11) as the Collateral Agent hereunder and authorizes the Collateral Agent to (i) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Collateral Agent under such Credit Documents and (ii) exercise such powers as are reasonably incidental thereto. For purposes of the exculpatory, liability-limiting, indemnification and other similar provisions of this Section 12, references to the “Administrative Agent” shall be deemed to include the Collateral Agent in its capacity as such. Each Lender hereby appoints the Collateral Agent to enter into, and sign for and on behalf of the Lenders as Secured Parties, the Security Documents for the benefit of the Lenders and the Secured Parties.

(c)            Each Lead Arranger and each Joint Bookrunner, in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 12.

12.2          Limited Duties. Under the Credit Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders (except to the limited extent provided in Section 2.5(e)), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent,” the terms “agent,” “administrative agent” and “collateral agent” and similar terms in any Credit Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Credit Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Credit Document, and each Lender hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

12.3          Binding Effect. Each Lender agrees that (i) any action taken by the Administrative Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) or the Required Revolving Credit Lenders in accordance with the provisions of the Credit Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) or the Required Revolving Credit Lenders and (iii) the exercise by the Administrative Agent or the Required Lenders (or, where so required, such greater proportion) or the Required Revolving Credit Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

12.4          Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents or attorneys-in-fact, or through their respective Related Parties, and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

12.5          Exculpatory Provisions. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall (a) be liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document, including, for the avoidance of doubt, any action taken by it in good faith in connection with the entry into, or any amendment of, or any action taken in connection with, any Customary Intercreditor Agreement contemplated by the terms hereof (except for its or such Person’s own gross negligence or willful misconduct as determined in a final and non-appealable decision of a court of competent jurisdiction), (b) be responsible for or have any duty to ascertain or inquire into (i) any recitals, statements, representations or warranties contained in this Agreement or any other Credit Document or in any certificate, report, statement, agreement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, (iii) the creation, perfection priority of any Lien purported to be created by the Credit Documents, (iv) any failure of the Borrower, any Guarantor or any other Credit Party to perform its obligations hereunder or thereunder or the occurrence of any Default or (v) the value or the sufficiency of any Collateral, (c) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (d) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law and (e) except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of the Borrower. The Administrative Agent shall have no responsibility, duty or liability for monitoring or enforcing the list of, or prohibitions on assignments or participations to, Disqualified Lenders or for any assignment or participation to a Disqualified Lender.

12.6          Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex, electronic mail message or teletype message, statement, order or other document or conversation believed by it to be genuine and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

12.7          Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a written notice, the Administrative Agent shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).

12.8          Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in- fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower, any Guarantor and any other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower, any Guarantor or any other Credit Party that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys- in-fact or Affiliates.

12.9          Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent required to be reimbursed by the Borrower and not so reimbursed by the Borrower, and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined in a final and non-appealable decision of a court of competent jurisdiction. The agreements in this Section 12.9 shall survive the payment of the Loans and all other amounts payable hereunder.

12.10        Agent in Its Individual Capacity. Each of UBS AG, Stamford Branch and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, any Guarantor and any other Credit Party as though UBS AG, Stamford Branch was not the Administrative Agent hereunder and under the other Credit Documents. With respect to the Loans made by it, UBS AG, Stamford Branch shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include UBS AG, Stamford Branch in its individual capacity.

12.11         Successor Agent. The Administrative Agent and/or the Collateral Agent may resign as the Administrative Agent and/or Collateral Agent, as the case may be, upon 20 days’ prior written notice to the Lenders, the Letter of Credit Issuer, the Swingline Lender, the other Agents and the Borrower. If the Administrative Agent and/or Collateral Agent becomes a Defaulting Lender, then such Administrative Agent or Collateral Agent, as the case may be, may be removed as the Administrative Agent or Collateral Agent, as the case may be, at the reasonable request of the Borrower and the Required Lenders. If the Administrative Agent and/or Collateral Agent shall resign or be removed as the Administrative Agent and/or the Collateral Agent under this Agreement and the other Credit Documents, then (a) the Required Lenders shall appoint from among the Lenders a successor for the Lenders within 30 days, or (b) in the case of a resignation, the Administrative Agent and/or the Collateral Agent may, on behalf of the Lenders, appoint a successor Administrative Agent and/or the Collateral Agent, as applicable, selected from among the Lenders. In either case, the successor shall be approved by the Borrower (which approval shall not be unreasonably withheld and shall not be required if an Event of Default under Section 11.1 or 11.5 shall have occurred and be continuing), whereupon such successor shall succeed to the rights, powers and duties of the Administrative Agent and/or the Collateral Agent, and the term “Administrative Agent,” and/or “Collateral Agent,” as applicable, shall mean such successor effective upon such appointment and approval, and the former Administrative Agent’s and/or Collateral Agent’s rights, powers and duties as the Administrative Agent and/or the Collateral Agent shall be terminated without any other or further act or deed on the part of such former Administrative Agent and/or Collateral Agent or any of the parties to this Agreement or any Lenders or other holders of the Loans. If no successor has accepted appointment as Administrative Agent and/or the Collateral Agent by the date which is 30 days following the retiring Administrative Agent’s and/or Collateral Agent’s notice of resignation, as the case may be, (x) the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above and (y) the retiring Collateral Agent’s resignation shall nevertheless thereupon become effective at such time as a successor Collateral Agent shall have been appointed, and such successor Collateral Agent shall have accepted such appointment, in accordance with the terms of this Section 12.11 and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may reasonably request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents. After any retiring or removed Administrative Agent’s and/or the Collateral Agent’s resignation or removal as the Administrative Agent and/or Collateral Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent and/or Collateral Agent under this Agreement and the other Credit Documents.

Any resignation or replacement by UBS AG, Stamford Branch as Administrative Agent pursuant to this Section shall also constitute its resignation or replacement as Letter of Credit Issuer and Swingline Lender. If UBS AG, Stamford Branch resigns or is replaced as Letter of Credit Issuer, it shall retain all the rights, powers, privileges and duties of the Letter of Credit Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation or replacement as Letter of Credit Issuer and all Letter of Credit Obligations with respect thereto, including the right to require the Lenders to make Revolving Credit Loans or fund risk participations in Unpaid Drawings pursuant to Sections 3.3 and 3.4. At the time such resignation or replacement shall become effective, the Borrower shall pay to UBS AG, Stamford Branch all accrued and unpaid fees pursuant to Sections 4.1(b) and 4.1(d). After such resignation or replacement, UBS AG, Stamford Branch shall not be required to issue additional Letters of Credit or amend or renew existing Letters of Credit or issue additional Swingline Loans. If UBS AG, Stamford Branch resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Credit Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.1(d)(ii). Upon the appointment by the Borrower of a successor Letter of Credit Issuer or Swingline Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer or Swingline Lender, as applicable, (b) the retiring Letter of Credit Issuer and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to UBS AG, Stamford Branch to effectively assume the obligations of UBS AG, Stamford Branch with respect to such Letters of Credit.

12.12        Withholding Tax. To the extent the Administrative Agent reasonably believes that it is required by any Applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the obligations of the Credit Parties under Section 5.4, if the United States Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out-of-pocket expenses. The agreements in this Section 12.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. The Administrative Agent shall be entitled to set off any amounts owing to it under Section 12.12 against any amounts otherwise payable to the applicable Lender.

12.13        Duties as Collateral Agent and as Paying Agent. Without limiting the generality of Section 12.1 above, the Collateral Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders each Hedge Bank and each Cash Management Bank), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Secured Parties with respect to all payments and collections arising in connection with the Credit Documents (including in any proceeding described in Section 11.5 or any other proceeds under any other Debtor Relief Laws, and each Person making any payment in connection with any Credit Document to any Secured Party is hereby authorized to make such payment to the Collateral Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 11.5 or any other proceeds under any other Debtor Relief Laws (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Credit Documents, (vi) except as may be otherwise specified in any Credit Document, exercise all remedies given to the Collateral Agent and the other Secured Parties with respect to the Collateral, whether under the Credit Documents, applicable requirements of law or otherwise, (vii) negotiate the form of any Mortgage and (viii) execute any amendment, consent or waiver under the Security Documents on behalf of the Secured Parties, to the extent consented to in accordance with Section 13.1 and the terms thereof; provided, however, that the Collateral Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for the Collateral Agent and the other Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by such Secured Party and may further authorize and direct the Secured Parties to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Collateral Agent, and each Secured Party hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

12.14        Authorization to Release Liens and Guarantees. The Administrative Agent and the Collateral Agent are hereby irrevocably authorized by each of the Lenders to effect any release or subordination of Liens or the Guarantees contemplated by Section 13.17 without further action or consent by the Lenders.

12.15       Intercreditor Agreements. The Collateral Agent is hereby authorized to enter into any Customary Intercreditor Agreement to the extent contemplated by the terms hereof, and the parties hereto acknowledge that such Customary Intercreditor Agreement is binding upon them. Each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Customary Intercreditor Agreement and (b) hereby authorizes and instructs the Collateral Agent to enter into the Customary Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. In addition, each Lender hereby authorizes the Collateral Agent to enter into (i) any amendments to any Customary Intercreditor Agreement, and (ii) any other intercreditor arrangements, in the case of clauses (i), and (ii) to the extent required to give effect to the establishment of intercreditor rights and privileges as contemplated and required by Section 10.2 of this Agreement.

Each Lender acknowledges and agrees that any of the Agents (including UBS AG, Stamford Branch) (or one or more of their respective Affiliates) may (but are not obligated to) act as the “Representative” or like term for the holders of Credit Agreement Refinancing Indebtedness under the security agreements with respect thereto and/or under a Customary Intercreditor Agreement. Each Lender waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against any Agent or any of its affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto.

12.16        Secured Cash Management Agreements and Secured Hedge Agreements. Except as otherwise expressly set forth herein or in any Guarantee or any Security Document, no Cash Management Bank or Hedge Bank that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any Guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Section 12 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedging Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

12.17       Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Letter of Credit Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Letter of Credit Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, Letter of Credit Issuer and the Administrative Agent under Sections 4.1 and 13.5) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Letter of Credit Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and Letter of Credit Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 4.1 and 13.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Letter of Credit Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Letter of Credit Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Letter of Credit Issuer in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Credit Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Capital Stock or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Capital Stock thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving pro forma effect to the limitations on actions by the Required Lenders contained in clauses (i) through (vii) of Section 13.1 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Capital Stock and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Capital Stock and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

SECTION 13.         Miscellaneous.

13.1          Amendments and Waivers. Except as expressly set forth in this Agreement, neither this Agreement nor any other Credit Document (other than the Fee Letter), nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. Except with respect to any amendment, modification or waiver contemplated in clause (i) below, which shall only require the consent of the Lenders expressly set forth therein and not the Required Lenders or any other majority or required percentage of Lenders of any Class of Loans or Commitments, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent shall, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders, the Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver, amendment, supplement or modification shall directly:

(i)	without the written consent of each Lender directly and adversely affected thereby:

(A)            reduce or forgive the principal of any Loan (it being understood that a waiver of any condition precedent set forth in Section 6 and 7 or waiver or amendment of any Default, Event of Default or mandatory prepayment shall not constitute a reduction or forgiveness of principal);

(B)            extend the date of any scheduled amortization payment (including any scheduled Initial Term Loan Repayment Date, any scheduled 2019 Incremental Term Loan Repayment Date or any date scheduled for the repayment of any installment of Incremental Term Loans) or the final scheduled maturity date of any Loan (other than as a result of waiving the conditions precedent set forth in Sections 6 and 7 or other than as a result of a waiver or amendment of any Default, Event of Default or mandatory prepayment (which shall not constitute an extension, forgiveness or postponement of any maturity date)); provided that the foregoing shall not apply to extensions effected in accordance with Section 2.15;

(C)            reduce the amount of any fee payable hereunder or reduce the stated interest rate applicable to the Loans (it being understood that any change (x) to the definition of “Consolidated First Lien Debt to Consolidated EBITDA Ratio” or (y) in the component definitions thereof shall not constitute a reduction in the rate); provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrower to pay interest at the “default rate,” (ii) to amend Section 2.8(c) or (iii) to waive any requirement of Section 2.14(b);

(D)            extend the date for the payment of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates and other than as a result of a waiver or amendment of any Default, Event of Default or mandatory prepayment (which shall not constitute an extension, forgiveness or postponement of any date for payment of principal, interest or fees));

(E)           extend the final expiration date of any Lender’s Commitment (provided that any Lender, upon the request of the Borrower, may extend the final expiration date of its Commitments without the consent of any other Lender, including the Required Lenders);provided that the foregoing shall not apply to extensions effected in accordance with Section 2.15;

 (F)            extend the final expiration date of any Letter of Credit beyond the date specified in Section 3.1(b);

(G)            increase the aggregate amount of any Commitment of any Lender (other than (i) with respect to any Incremental Facility to which such Lender has agreed, (ii) as a result of waiving the conditions precedent set forth in Sections 6 and 7 or (iii) as a result of a waiver or amendment of any Default or Event of Default (which shall not constitute an extension or increase of any commitment));

(H)           decrease or forgive any Repayment Amount; or

(I)           amend the application of proceeds under Section 5.4 of the Security Agreement or Section 12(b) of the Pledge Agreement; or

(ii)            reduce the percentages specified in the definition of the term “Required Revolving Credit Lenders” without the written consent of all Revolving Credit Lenders, or

(iii)          amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definition of the term “Required Lenders” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender, or

(iv)          amend, modify or waive any provision of Section 12 without the written consent of then- current Administrative Agent and/or the Collateral Agent, as applicable, or

(v)            amend, modify or waive any provision of Section 2.16 (to the extent applicable to it) or Section 3 without the written consent of the Letter of Credit Issuer, or

(vi)           amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender, or

(vii)          subject to any applicable Customary Intercreditor Agreement, release all or substantially all of the value of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee), or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents), in each case without the prior written consent of each Lender.

provided, further, that (A) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower, and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time ~~and~~, (B) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency (including, without limitation, amendments, supplements or waivers to any of the Security Documents, guarantees, intercreditor agreements or related documents executed by any Credit Party or any other Subsidiary in connection with this Agreement if such amendment, supplement or waiver is delivered in order to cause such Security Documents, guarantees, intercreditor agreements or related documents to be consistent with this Agreement and the other Credit Documents) so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; provided that the consent of the Lenders or the Required Lenders, as the case may be, shall not be required to make any such changes necessary to be made in connection with (w) any borrowing of Incremental Term Loans to effect the provisions of Section 2.14, (x) the provision of any Incremental Revolving Credit Commitment Increase or any Additional/Replacement Revolving Credit Commitments, (y) in connection with an amendment that addresses solely a re-pricing transaction in which any Class of Term Loans is refinanced with a replacement Class of term loans bearing (or is modified in such a manner such that the resulting term loans bear) a lower Effective Yield for which only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans or (z) changes otherwise to effect the provisions of Section 2.14, 2.15, 2.17 or 10.2(a) and (C) Holdings, the Borrower and the Administrative Agent may, without the input or consent of the other Lenders, (i) negotiate the form of any Mortgage as may be necessary or appropriate in the opinion of the Collateral Agent and (ii) effect changes to this Agreement that are necessary and appropriate to provide for the mechanics contemplated by the offering process set forth in Section 13.6(g)(i)(B) herein.

Notwithstanding the foregoing, only the consent of the Required Revolving Credit Lenders shall be required to (and only the Required Revolving Credit Lenders shall have the ability to) waive, amend, supplement or modify the covenant set forth in Section 10.10 (including any defined terms as they relate thereto).

Notwithstanding the foregoing, the Administrative Agent and the Collateral Agent may, without the consent of any Lender, enter into any amendment to the Security Documents or a Customary Intercreditor Agreement contemplated by Section 10.2(a) or 10.2(u).

To the extent notice has been provided to the Administrative Agent pursuant to the definition of Credit Agreement Refinancing Indebtedness, Permitted Additional Debt or Permitted Refinancing Indebtedness or pursuant to Sections 2.14(c), 10.1(k)(i) or 10.1(s) with respect to the inclusion of any Previously Absent Financial Maintenance Covenant, this Agreement shall be automatically and without further action on the part of any Person hereunder and notwithstanding anything to the contrary in this Section 13.1 deemed modified to include such Previously Absent Financial Maintenance Covenant on the date of the Incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section.

13.2          Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)	if to the Borrower, Holdings or any other Credit Party, to it at:

c/o Wirepath LLC

1800 Continental Boulevard, Suite 200

Charlotte, NC 28273
Attention: [*****]

Tel: [*****]

Electronic mail: [*****]

(b)	if to the Administrative Agent, Collateral Agent or Swingline Lender to it at:

UBS AG, Stamford Branch

Attention: Structured Finance Processing

600 Washington Blvd., 9th Floor Stamford, CT 06901

Facsimile: [*****]

Telephone: [*****]

Email: [*****]

and

(c)            if to a Lender or Letter of Credit Issuer, to it at its address (or fax number) set forth on Schedule 13.2 or in the Assignment and Acceptance, Incremental Agreement or documents relating to any Refinancing pursuant to which such Lender shall have become a party hereto.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by fax or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 13.2 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 13.2. Notices and other communications may also be delivered by e-mail to the email address of a representative of the applicable Person provided from time to time by such Person.

The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents or to the Lenders under Section 9, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing or a notice pursuant to Section 2.6, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non- excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format reasonably acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent. In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non- public information with respect to Holdings (or any Parent Entity thereof) or the Borrower or any of their respective securities) (each, a “Public Lender”). The Borrower hereby agrees that (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Agents and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to Holdings (or any Parent Entity thereof) or the Borrower or any of their respective securities for purposes of United States federal securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 13.16); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC” unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Credit Documents, (2) notification of changes in the terms of the Credit Facilities and (3) all information delivered pursuant to Section 9.01(a) and (b).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings (or any Parent Entity thereof) or the Borrower or any of their respective securities for purposes of United States federal securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, ANY OTHER AGENT OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR NOTICES THROUGH THE PLATFORM, ANY OTHER ELECTRONIC PLATFORM OR ELECTRONIC MESSAGING SERVICE, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL DECISION BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Notices of Borrowing and Letter of Credit Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

The words “execution,”, “execute” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments or other modifications, Notices of Borrowing, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided, further, that electronic signatures from Lenders (including assignees) delivered pursuant to procedures in effect on the site maintained by the Administrative Agent with respect to the Facilities as of the Closing Date shall be acceptable to the Administrative Agent. For the avoidance of doubt, delivery of an executed counterpart of a signature page by facsimile or other electronic imaging means (e.g. “.pdf” or “.tif”) shall be effective as delivery of a manually executed counterpart, and shall not be considered an electronic signature.

13.3          No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

13.4          Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

13.5          Payment of Expenses; Indemnification.

(a)            The Borrower agrees (i) to pay or reimburse each of the Agents, the Lead Arrangers ~~and~~, the Joint Bookrunners and the 2019 Incremental Term Loan Joint Lead Arrangers for all their reasonable and documented or invoiced out-of-pocket costs and expenses (without duplication) associated with the syndication of the Initial Term Loan Facility , the 2019 Incremental Term Loan Facility and the Revolving Credit Facility, as applicable, and incurred in connection with the development, preparation, execution and delivery of, and any amendment, supplement, modification to, waiver and/or enforcement of this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Davis Polk & Wardwell LLP and, to the extent necessary, a single firm of local counsel in each appropriate local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed), and (ii) to pay or reimburse each of the Agents for all their reasonable and documented or invoiced out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one firm or counsel to the Agents, and, to the extent necessary, a single firm of local counsel in each appropriate local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed), and (iii) to pay, indemnify and hold harmless each Lender, each Agent, the Letter of Credit Issuer, the Swingline Lender, each Lead Arranger and each Joint Bookrunner and their respective Related Parties (without duplication) (the “Indemnified Parties”) from and against any and all losses, claims, damages, liabilities or penalties (collectively, “Losses”) of any kind or nature whatsoever and the reasonable and documented and invoiced out-of-pocket expenses, joint or several, to which any such Indemnified Party may become subject, in each case to the extent of any such Losses and related expenses, to the extent arising out of, resulting from, or in connection with any action, claim, litigation, investigation or other proceeding (including any inquiry or investigation of the foregoing) (any of the foregoing, a “Proceeding”) (regardless of whether such Indemnified Party is a party thereto or whether or not such Proceeding was brought by the Borrower, its equity holders, affiliates or creditors or any other third person) and, subject to Section 13.5(e) to reimburse each such Indemnified Party promptly for any reasonable and documented and invoiced out-of-pocket fees and expenses incurred in connection with investigating, responding to or defending any of the foregoing (which in the case of legal fees shall be limited to the reasonable and documented or invoiced out-of-pocket fees, expenses, disbursements and other charges of a single firm of counsel for all Indemnified Parties, taken as a whole and, to the extent necessary, a single firm of local counsel in each appropriate local jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating, responding to or defending any of the foregoing has retained its own counsel, of one other firm of counsel for such affected Indemnified Party)), relating to the Transactions or the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents or the use of the proceeds of the Loans or Letters of Credit (all the foregoing in this clause (iii), collectively, the “indemnified liabilities”); provided that this clause (iii) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim; and provided, further, that the Borrower shall have no obligation hereunder to any Indemnified Party with respect to indemnified liabilities to the extent arising from (a) the gross negligence, bad faith or willful misconduct of such Indemnified Party or any of its Related Parties as determined in a final and non-appealable decision of a court of competent jurisdiction, (b) a material breach of the obligations of such Indemnified Party or any of its Related Parties under the terms of this Agreement or any other Credit Document by such Indemnified Party or any of its Related Parties as determined in a final and non-appealable decision of a court of competent jurisdiction, (c) in addition to clause (b) above, in the case of any Proceeding initiated by Holdings, the Borrower or any Restricted Subsidiary against the relevant Indemnified Party, a breach of the obligations of such Indemnified Party or its Related Parties under the terms of this Agreement or any other Credit Document as determined in a final and non-appealable decision by a court of competent jurisdiction, or (d) any Proceeding brought by any Indemnified Party against any other Indemnified Party that does not involve an act or omission by Holdings, the Borrower or its Restricted Subsidiaries; provided that each of the Agents, the Letter of Credit Issuer, the Swingline Lender, the Lead Arrangers and the Joint Bookrunners, in each case to the extent fulfilling their respective roles in their capacities as such, shall remain indemnified in respect of such a Proceeding, to the extent that none of the exceptions set forth in clause (a), (b) or (c) of the immediately preceding proviso applies to such Person at such time. All amounts payable under this Section 13.5(a) shall be paid within 30 days after receipt by the Borrower of written demand and an invoice relating thereto setting forth such expense in reasonable detail. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder and the termination of the Obligations.

(b)            No Credit Party nor any Indemnified Party shall have any liability for any special, punitive, indirect or consequential damages (including any loss of profits, business or anticipated savings) in connection with this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit the Borrower’s indemnification and reimbursement obligations to the Indemnified Parties pursuant to Section 13.5(a)(iii), to the extent that such special, punitive, indirect or consequential damages are included in any claim by a third party unaffiliated with any of the Indemnified Parties with respect to which the applicable Indemnified Party is entitled to indemnification under Section 13.5(a)(iii). No Indemnified Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of any Indemnified Party or any of its Related Parties as determined by a final and non-appealable decision of a court of competent jurisdiction.

(c)            No Credit Party shall be liable for any settlement of any Proceeding effected without written consent of the Borrower (which consent shall not be unreasonably withheld or delayed, it being understood that the withholding of consent due to non-satisfaction of any of the conditions described in clauses (i) and (ii) of paragraph (d) below (with “the Borrower” being substituted for “Indemnified Party” in each such clause) shall be deemed reasonable), but if settled with the Borrower’s written consent or if there is a final and non-appealable judgment by a court of competent jurisdiction for the plaintiff in any such Proceeding, each Credit Party agrees to indemnify and hold harmless each Indemnified Party from and against any and all Losses and reasonable and documented or invoiced legal or other out-of-pocket expenses by reason of such settlement or judgment in accordance with and to the extent provided in the other provisions of this Section 13.5. If any Person has reimbursed any Indemnified Party for any legal or other expenses in accordance with such request and there is a final and non-appealable determination by a court of competent jurisdiction that the Indemnified Party was not entitled to indemnification or contribution rights with respect to such payment pursuant to this Section 13.5, then the Indemnified Party shall promptly refund such amount.

(d)            No Credit Party shall without the prior written consent of any Indemnified Party (which consent shall not be unreasonably withheld or delayed, it being understood that the withholding of consent due to non- satisfaction of any of the conditions described in clauses (i) and (ii) of this sentence shall be deemed reasonable), effect any settlement of any pending or threatened Proceeding in respect of which indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party in form and substance reasonably satisfactory to such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to or any admission of fault, culpability, wrongdoing or a failure to act by or on behalf of any Indemnified Party.

(e)           In case any proceeding is instituted involving any Indemnified Party for which indemnification is to be sought hereunder by such Indemnified Party, then such Indemnified Party will promptly notify the Borrower of the commencement of any proceeding; provided, however, that the failure to do so will not relieve the Borrower from any liability that it may have to such Indemnified Party hereunder, except to the extent that the Borrower is materially prejudiced by such failure. Notwithstanding the above, following such notification, the Borrower may elect in writing to assume the defense of such proceeding, and, upon such election, the Borrower will not be liable for any legal costs subsequently incurred by such Indemnified Party (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) the Borrower has failed to provide counsel reasonably satisfactory to such Indemnified Party in a timely manner, (ii) counsel provided by the Borrower reasonably determines its representation of such Indemnified Party would present it with a conflict of interest or (iii) the Indemnified Party reasonably determines that there are actual conflicts of interest between the Borrower and the Indemnified Party, including situations in which there may be legal defenses available to the Indemnified Party which are different from or in addition to those available to the Borrower

13.6          Successors and Assigns; Participations and Assignments.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) except as set forth in Section 10.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in Section 13.6(d)) and, to the extent expressly contemplated hereby, the Indemnified Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          (i) Subject to the conditions set forth in paragraph 13.6(b)(ii), any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)           the Borrower; provided that no consent of the Borrower shall be required (x) for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund (unless increased costs would result therefrom) or (y) if an Event of Default under Section 11.1 or an Event of Default with respect to the Borrower under Section 11.5 has occurred and is continuing; provided, further, that the Borrower shall be deemed to have consented to any such assignment of a Term Loan unless it shall object thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof; provided, further, that it shall be understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with Applicable Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority, and

(B)            (i) in the case of Term Loans or Commitments in respect of Term Loans, the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or to any Purchasing Borrower Party or any Affiliated Lender and (ii) in the case of Revolving Credit Commitments, Revolving Credit Loans, Additional/Replacement Revolving Credit Commitments or Additional/Replacement Revolving Credit Loans, the Administrative Agent, the Swingline Lender and the Letter of Credit Issuer.

Notwithstanding the foregoing or anything to the contrary set forth herein, any assignment of any Loans to a Purchasing Borrower Party or any Affiliated Lender shall also be subject to the requirements of Section 13.6(g).

(ii)            Assignments shall be subject to the following additional conditions:

(A)           except in the case of (i) an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans of the applicable Class, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than, in the case of Revolving Credit Commitments or Revolving Credit Loans, Additional/Replacement Revolving Credit Commitments or Additional/Replacement Revolving Credit Loans, $5,000,000 (or an integral multiple of $1,000,000 in excess thereof), or, in the case of Initial Term Loan Commitments, 2019 Incremental Term Loan Commitments, any other Incremental Term Loan Commitments or Term Loans, $1,000,000 (or an integral multiple of $1,000,000 in excess thereof), unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default under Section 11.1 or Section 11.5 with respect to the Borrower has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliated Lenders or related Approved Funds or by a single assignor to related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)           subject to the terms of Section 13.7(c), the parties to each assignment shall (x) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (y) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case, together with a processing fee of $3,500 (it being understood that such recordation fee shall not apply to any assignment by any of the Lead Arrangers, Joint Bookrunners or any of their respective Affiliates hereunder in connection with the primary syndication of the Initial Term Loan Facility); provided that the Administrative Agent may, in its sole discretion, elect to waive or reduce such processing and recordation fee in the case of any assignment, including assignments effected pursuant to the provisions of Section 13.7;

(C)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax form required by Section 5.4 and an administrative questionnaire in a form approved by the Administrative Agent in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and Applicable Laws, including Federal and state securities laws; and

(D)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (D) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches of Loans (if any) on a non-pro rata basis.

Notwithstanding the foregoing or anything to the contrary set forth herein (i) any assignment of any Loans or Commitments to a Purchasing Borrower Party or an Affiliated Lender shall also be subject to the requirements set forth in Section 13.6(g) and (ii) no natural person may be an Eligible Assignee with respect to any Loans or Commitments.

For the purpose of this Section 13.6(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is primarily engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding or investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of business and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

(iii)           Subject to acceptance and recording thereof pursuant to Section 13.6(b)(vi), from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits and subject to the requirements of Sections 2.10, 2.11, 5.4 and 13.5); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any other party hereto against such Defaulting Lender arising from such Lender’s having been a Defaulting Lender.Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.6(d).

(iv)           By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (A) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Initial Term Loan Commitment, 2019 Incremental Term Loan Commitments, any other Incremental Term Loan Commitment, Revolving Credit Commitment and Additional/Replacement Revolving Credit Commitment, and the outstanding balances of its Loans, in each case without giving pro forma effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (B) except as set forth in (A) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Credit Document or any other instrument or document furnished pursuant hereto; (C) such assignee represents and warrants that (x) it is legally authorized to enter into such Assignment and Acceptance and (y) to the extent that such assignee has received, upon its request, a list of Disqualified Lenders, it is not a Disqualified Lender or an Affiliate of a Disqualified Lender; (D) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 8.9 or delivered pursuant to Section 9.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (E) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (F) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (G) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(v)           The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and interest thereon) and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by (x) the Borrower and each Letter of Credit Issuer, (y) any Agent and (z) any Lender (solely with respect to its own outstanding Loans and Commitments), in each case, at any reasonable time and from time to time upon reasonable prior notice.

(vi)          Upon its receipt of and, if required, consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed administrative questionnaire and any tax form required by Section 5.4 (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by Section 13.6(b)(i), the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless and until it has been recorded in the Register as provided in this paragraph.

(c)            Notwithstanding any provision to the contrary, any Lender may assign to one or more wholly owned special purpose funding vehicles (each, an “SPV”) all or any portion of its funded Loans (without the corresponding Commitment), without the consent of any Person or the payment of a fee, by execution of a written assignment agreement in a form agreed to by such assigning Lender and such SPV, and may grant any such SPV the option, in such SPV’s sole discretion, to provide the Borrower all or any part of any Loans that such assigning Lender would otherwise be obligated to make pursuant to this Agreement. Such SPVs shall have all the rights which a Lender making or holding such Loans would have under this Agreement, but no obligations. Any such assigning Lender shall remain liable for all its original obligations under this Agreement, including its Commitment (although the unused portion thereof shall be reduced by the principal amount of any Loans held by an SPV). Notwithstanding such assignment, the Administrative Agent and the Borrower may deliver notices to such assigning Lender (as agent for the SPV) and not separately to the SPV unless the Administrative Agent and the Borrower are requested in writing by the SPV to deliver such notices separately to it. Notwithstanding anything herein to the contrary, (i) neither the grant to the SPV nor the exercise by any SPV of such option will increase the costs or expenses or otherwise change the obligations of the Borrower under this Agreement and the other Credit Documents, except, in the case of Sections 2.10, 2.11, 3.5 or 5.4, where (A) the increase or change results from a change in any Applicable Law after the SPV becomes an SPV and the assigning Lender notifies the Borrower in writing of such increase or change no later than ninety (90) days after such change in Applicable Law becomes effective or (B) the grant was made with the Borrower’s prior written consent, (ii) the assigning Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document and the receipt of any notices provided by the Administrative Agent and the Borrower (as agent for the SPV) remain the Lender of record hereunder and (iii) no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the assigning Lender). The Borrower shall, at the request of any such assigning Lender, execute and deliver to such Person as such assigning Lender may designate, a Note, substantially in the form of Exhibit F-1 or F-2, in the amount of such assigning Lender’s original Note to evidence the Loans of such assigning Lender and related SPV.

(d)            (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Collateral Agent, any Letter of Credit Issuer or the Swingline Lender, sell participations to one or more banks or other entities, other than to any Disqualified Lender (to the extent that the list of Disqualified Lenders has been made available to the Lenders), Holdings, the Borrower or any of its Subsidiaries, (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 13.1 that affects such Participant. Subject to paragraph (d)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits (and subject to the requirements) of Sections 2.10, 2.11, 5.4 and 13.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.6(b). To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 2.10, 2.11, 3.5 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (A) the entitlement to a greater payment resulted from a change in any Applicable Law after the Participant became a Participant and the participating Lender notifies the Borrower in writing of such entitlement to a greater payment no later than ninety (90) days after such change in Applicable Law becomes effective or (B) the sale of the participation to such Participant is made with the Borrower’s prior written consent. Each Lender having sold a participation in any of its Obligations, acting as a non-fiduciary agent of the Borrower solely for this purpose, shall establish and maintain at its address a record of ownership, in which such Lender shall register by book entry (A) the name and address of each such Participant (and each change thereto, whether by assignment or otherwise) and (B) the rights, interest or obligation of each such Participant in any Obligation, in any Commitment and in any right to receive any interest or principal payment hereunder (such register, a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of its Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Obligation or Commitment) to any Person except to the extent that such disclosure is necessary to establish that such Obligation or Commitment is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and the parties shall treat the Person listed in the Participant Register as the Participant for all purposes of this Agreement, notwithstanding notice to the contrary.

(e)            Any Lender may, without the consent of the Borrower, the Collateral Agent or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a Note evidencing the Loans owing to such Lender.

(f)            Subject to Section 13.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(g)            (i) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Purchasing Borrower Party or any Affiliated Lender in accordance with Section 13.6(b) (which assignment, if to a Purchasing Borrower Party, will not, except for purposes of making the calculations set forth in Section 5.2(a)(ii), constitute a prepayment of Loans for any purposes of this Agreement and the other Credit Documents); provided that:

(A)            with respect to any assignment to a Purchasing Borrower Party, no Event of Default has occurred or is continuing or would result therefrom;

(B)            with respect to any such assignment to a Purchasing Borrower Party, either (x) such Purchasing Borrower Party shall offer to all Lenders within any Class of Term Loans (but not, for the avoidance of doubt, to every Class) to buy the Term Loans within such Class on a pro rata basis based on the then outstanding principal amount of all Term Loans of such Class, pursuant to procedures to be reasonably agreed between the Administrative Agent and the Borrower or (y) such assignment shall be effected pursuant to an open market purchase;

(C)            the assigning Lender and Purchasing Borrower Party or Non-Debt Fund Affiliate purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit I or such other form as shall be reasonably acceptable to the Borrower and the Administrative Agent (an “Affiliated Lender Assignment and Acceptance”) in lieu of an Assignment and Acceptance;

(D)            for the avoidance of doubt, Lenders shall not be permitted to assign Revolving Credit Commitments, Revolving Credit Loans, Additional/Replacement Revolving Credit Loans, Additional/Replacement Revolving Credit Commitments, Extended Revolving Credit Commitments or Extended Revolving Credit Loans to any Purchasing Borrower Party or any Affiliated Lender;

(E)            any Term Loans assigned to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(F)            no Purchasing Borrower Party may use the proceeds from Revolving Credit Loans, Extended Revolving Credit Loans or Swingline Loans or Additional/Replacement Revolving Credit Loans (or any other revolving credit facility that is effective in reliance on Section 10.1(a) or Section 10.1(u)) to purchase any Term Loans;

(G)            no Term Loan may be assigned to a Non-Debt Fund Affiliate pursuant to this Section 13.6(g) if, after giving pro forma effect to such assignment, Non-Debt Fund Affiliates in the aggregate would own in excess of 25% of the Term Loans of any Class then outstanding (determined as of the time of such purchase);

(H)            any purchases or assignments of Loans by a Purchasing Borrower Party or a Non-Debt Fund Affiliate made through “dutch auctions” shall (i) be conducted pursuant to procedures to be established by the applicable “auction agent” that are consistent with this Section 13.6(g) and are otherwise reasonably acceptable to the Borrower and (ii) require that such Person clearly identify itself as a Purchasing Borrower Party or an Affiliated Lender, as the case may be, in any assignment and acceptance agreement executed in connection with such purchases or assignments; and

(I)            with respect to any assignment to a Purchasing Borrower Party, the assigning Lender waives any right to bring actions (whether in contract, tort or otherwise) against the Administrative Agent in its capacity as such or to challenge the Administrative Agent’s attorney-client privilege.

(ii)            Notwithstanding anything to the contrary in this Agreement, no Non-Debt Fund Affiliate shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent, the Collateral Agent or any Lender to which representatives of the Credit Parties are not invited, (B) receive any information or material prepared by the Administrative Agent, the Collateral Agent or any Lender or any communication by or among the Administrative Agent, the Collateral Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Credit Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Sections 2, 3, 4 and 5 of this Agreement) or (C) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or the Collateral Agent with respect to any duties or obligations or alleged duties or obligations of such Agent under the Credit Documents or to challenge such Agent’s attorney-client privilege.

(iii)            By its acquisition of Term Loans, a Non-Debt Fund Affiliate shall be deemed to have acknowledged and agreed that if a case under the Bankruptcy Code is commenced against any Credit Party, such Credit Party shall seek (and each Non-Debt Fund Affiliate shall consent) to provide that the vote of any Non-Debt Fund Affiliate (in its capacity as a Lender) with respect to any plan of reorganization or liquidation of such Credit Party shall not be counted except that such Non-Debt Fund Affiliate’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization or liquidation proposes to treat the Obligations held by such Non-Debt Fund Affiliate in a manner that is less favorable to such Non-Debt Fund Affiliate than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower; each Non-Debt Fund Affiliate hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Non-Debt Fund Affiliate’s attorney-in-fact, with full authority in the place and stead of such Non-Debt Fund Affiliate and in the name of such Non-Debt Fund Affiliate (solely in respect of Loans and participations therein and not in respect of any other claim or status such Non-Debt Fund Affiliate may otherwise have) from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this clause (iii);

(iv)            Any Lender may assign all or a portion of the Term Loans of any Class (but not any Revolving Credit Commitments, Revolving Credit Loans, Additional/Replacement Revolving Credit Loans, Additional/Replacement Revolving Credit Commitments, Extended Revolving Credit Loans or Extended Revolving Credit Commitments) held by it to a Debt Fund Affiliate in accordance with Section 13.6(b).

(h)            Notwithstanding anything in Section 13.1 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders or any other requisite Class vote required by this Agreement have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Credit Document, or (iii) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, (A) all Term Loans held by any Non-Debt Fund Affiliate shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders (or requisite vote of any Class of Lenders) have taken any actions and (B) the aggregate amount of Term Loans held by Debt Fund Affiliates will be excluded to the extent in excess of 49.9% of the amount required to constitute “Required Lenders” (including in respect of a specific Class) (any such excess amount shall be deemed to be not outstanding on a pro rata basis among all Debt Fund Affiliates).

(i)            Upon any contribution of Term Loans to the Borrower or any Restricted Subsidiary and upon any purchase of Term Loans by a Purchasing Borrower Party, (A) the aggregate principal amount (calculated on the face amount thereof) of such Term Loans shall automatically be cancelled and retired or extinguished by the Borrower on the date of such contribution or purchase (and, if requested by the Administrative Agent, with respect to a contribution of Term Loans, any applicable contributing Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in such Loans to the Borrower for immediate cancellation) and (B) the Administrative Agent shall record such cancellation or retirement or extinguishment in the Register.

(j)            The Administrative Agent shall not (a) be required to serve as the auction agent for, or have any other obligations to participate in (other than mechanical administrative duties), or facilitate any, “dutch auction” unless it is reasonably satisfied with the terms and restrictions of such auction or (b) have any obligation to participate in, arrange, sell or otherwise facilitate, and will have no liability in connection with, any open market purchases by any Purchasing Borrower Party.

13.7	Replacements of Lenders Under Certain Circumstances.

(a)            The Borrower, at its sole expense, shall be permitted to replace any Lender (or any Participant) that (i) requests reimbursement for amounts owing pursuant to Section 2.10, 2.11, 3.5 or 5.4, (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (iii) becomes a Defaulting Lender, with a replacement bank, financial institution or other institutional lender or investor that is an Eligible Assignee; provided that (A) such replacement does not conflict with any Applicable Law, (B) no Event of Default shall have occurred and be continuing at the time of such replacement, (C) the Borrower shall repay (or such replacement bank, financial institution or other institutional lender or investor shall purchase, at par) all Loans and pay all other amounts (other than any disputed amounts) owing to such replaced Lender hereunder (including, for the avoidance of doubt, pursuant to Section 2.10, 2.11, 3.5 or 5.4, as the case may be) and under the other Credit Documents prior to the date of replacement of such Lender, (D) such replacement bank, financial institution or other institutional lender or investor (if not already a Lender) and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender or that the replaced Lender shall have against the Borrower and the other parties for indemnity, contribution, payment of disputed and other unpaid amounts and otherwise.

(b)            If any Lender (such Lender a “Non-Consenting Lender”) has failed to consent to a proposed amendment, modification, supplement, waiver, discharge or termination, which pursuant to the terms of Section 13.1 requires the consent of all of the Lenders affected or each Lender and with respect to which the Required Lenders shall have granted their consent, then, provided no Event of Default has occurred and is continuing, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent), at its own cost and expense, to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and Commitments to one or more Eligible Assignees reasonably acceptable to the Administrative Agent; provided that (i) all Obligations of the Borrower under this Agreement owing to such Non-Consenting Lender being replaced shall be paid in full (including any applicable premium under Section 5.1(b)) to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, (iii) the replacement Lender shall consent to the proposed amendment, modification, supplement, waiver, discharge or termination, (iv) all Lenders required to have consented to such proposed amendment, modification, supplement, waiver, discharge or termination (other than Non-Consenting Lenders which are simultaneously replaced) shall have consented thereto, and (v) the assignment of such Non-Consenting Lenders Loans to one or more Eligible Assignees does not otherwise conflict with Applicable Law. In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 13.6(a).

(c)            Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 13.7 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

13.8	Adjustments; Set-off.

(a)            Except as otherwise set forth herein, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Loans of any Class and/or the participations in letter of credit obligations or swingline loans held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans of such Class or participations in letter of credit obligations or swingline loans, as applicable, such Benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans of such Class or participations in letter of credit obligations or swingline loans, as applicable, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of their respective Loans of the applicable Class or participations in letter of credit obligations or swingline loans, as applicable; provided that, (A) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Holdings, the Borrower or any other Credit Party pursuant to and in accordance with the express terms of this Agreement and the other Credit Documents, (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in a Letter of Credit Obligations or Swingline Loans to any assignee or participant or (z) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Margin (or other pricing term, including any fee, discount or premium) in respect of Loans or Commitments of Lenders that have consented to any such extension to the extent such transaction is permitted hereunder. Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(b)            After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Applicable Law, each Lender, the Swingline Lender and each Letter of Credit Issuer shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by Applicable Law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to setoff and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be; provided that, in the event that any Defaulting Lender shall exercise any such right of set-off, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Swingline Lender, each Letter of Credit Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of set-off. Each Lender, the Swingline Lender and each Letter of Credit Issuer agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Person; provided that the failure to give such notice shall not affect the validity of such set-off and application. Notwithstanding anything in this Section 13.8(b) to the contrary, no Lender, no Swingline Lender and no Letter Credit Issuer will exercise, or attempt to exercise, any right of set off, banker’s lien or the like against any deposit account or property of the Borrower or any other credit party held or maintained by such Lender, Swingline Lender or Letter of Credit Issuer, as applicable, in each case to the extent the deposits or other proceeds of such exercise, or attempt to exercise, any right of set off, banker’s lien or the like are, or are intended to be or are otherwise are held out to be applied to the Obligations hereunder or otherwise secured by the Collateral, without the prior written consent of the Collateral Agent.

13.9            Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission (i.e., a “pdf” or “tif”)), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Holdings, the Borrower and each Agent.

13.10            Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.11            Integration. This Agreement and the other Credit Documents represent the agreement of Holdings, the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuer and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent, the Administrative Agent, the Letter of Credit Issuer or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

13.12            GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

13.13	Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a)            submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)            consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)            agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth in Section 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d)            agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)            waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 13.13 any special, exemplary, punitive or consequential damages.

13.14	Acknowledgments. Each of Holdings and the Borrower hereby acknowledges that:

(a)            it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)            none of the Administrative Agent, the Collateral Agent, any Lead Arranger, any Joint Bookrunner or any Lender has any fiduciary relationship with or duty to Holdings or the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Administrative Agent, the Collateral Agent and the Lenders, on one hand, and Holdings or the Borrower on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)            no Joint Venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Holdings, the Borrower and the Lenders.

13.15            WAIVERS OF JURY TRIAL. HOLDINGS, THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT, EACH LETTER OF CREDIT ISSUER, THE SWINGLINE LENDER AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

13.16            Confidentiality. Each Agent, each Letter of Credit Issuer, the Swingline Lender and each Lender shall hold all non-public information furnished by or on behalf of Holdings and the Borrower and their Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, such Agent or the Letter of Credit Issuer pursuant to the requirements of this Agreement (“Confidential Information”) confidential in accordance with its customary procedure for handling confidential information of this nature and, in the case of a Lender that is a bank, in accordance with safe and sound banking practices and in any event may make disclosure (a) as required or requested by any Governmental Authority or representative thereof or regulatory authority having jurisdiction over it (including any self-regulatory authority or representative thereof) or pursuant to legal process or otherwise as required by Applicable Law based on the reasonable advice of counsel, (b) to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; provided that, in the case of each of clauses (i) and (ii), the relevant Person is advised of and agrees to be bound by the provisions of this Section 13.16 or other provisions at least as restrictive as this Section 13.16, (c) to such Lender’s or such Agent’s or the Letter of Credit Issuer’s trustees, attorneys, professional advisors or independent auditors or Related Parties, in each case who need to know such information in connection with the administration of the Credit Documents and are informed of the confidential nature of such information or are subject to customary confidentiality obligations of professional practice or who agree in writing to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (and to the extent a person’s compliance is within the control of an Agent, Letter of Credit Issuer or Lender, such Agent, Letter of Credit Issuer or Lender will be responsible for such compliance), (d) with the written consent of the Borrower, (e) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 13.16, (ii) becomes available to any Agent, any Lender, the Letter of Credit Issuer or any of their respective Affiliates on a non-confidential basis from a source that is not subject to these confidentiality provisions or (iii) to the extent such information is independently developed by such Agent, Lender, Letter of Credit Issuer, or Affiliate without the use of confidential information in breach of this Section 13.16 or (f) for purposes of establishing a “due diligence” defense; provided that unless specifically prohibited by Applicable Law or court order, each Lender, each Agent and the Letter of Credit Issuer shall notify the Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with an audit or examination of the financial condition of such Lender, such Agent or the Letter of Credit Issuer by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information; and provided, further, that, in no event shall any Lender, any Agent or the Letter of Credit Issuer be obligated or required to return any materials furnished by Holdings, the Borrower or any Subsidiary of the Borrower. Each Lender, each Agent and the Letter of Credit Issuer agrees that it will not provide to prospective Transferees, pledgees referred to in Section 13.16 or to prospective direct or indirect contractual counterparties under Hedging Agreements to be entered into in connection with Loans made hereunder any of the Confidential Information unless such Person is advised of and agrees to be bound by the provisions of this Section 13.16. The confidentiality provisions contained herein shall not prohibit disclosures to any trustee, administrator, collateral manager, servicer, backup servicer, lender, rating agency or secured party of any SPV in connection with the evaluation, administration, servicing of, or the reporting on, the assets or securitization activities of such SPV; provided that any such Person is advised of and agrees to be bound by the provisions of this Section 13.16.

13.17	Release of Collateral and Guarantee Obligations; Subordination of Liens.

(a)            The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clause (b) below, (ii) upon the sale, transfer or other Disposition (including any disposition by means of a distribution or Restricted Payment) of such Collateral (including as part of or in connection with any other sale, transfer or other Disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale, transfer or other Disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party by a Person that is not a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 13.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee (in accordance with the second succeeding sentence and Section 25 of the Guarantee), (vi) as required by the Collateral Agent to effect any sale, transfer or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents and (vii) to the extent such Collateral otherwise becomes Excluded Capital Stock or Excluded Property. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or Obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that the Guarantors shall be released from the Guarantee upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary, or otherwise becoming an Excluded Subsidiary (including in connection with any designation of an Unrestricted Subsidiary) (provided that a Guarantor shall not be released from the Guarantee in connection with a de minimis transfer of equity interests in such Guarantor if there is no bona fide business purpose for such transfer of equity and such transfer of equity is intended solely to obtain a release of the Guarantee, in each case as determined in good faith by the Borrower), or, in the case of a Previous Holdings, in accordance with the conditions set forth in the definition of Holdings. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated.

(b)            Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than (i) Hedging Obligations in respect of any Secured Hedging Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent obligations or contingent indemnification obligations not then due and payable) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped on terms reasonably satisfactory to the Letter of Credit Issuer, upon request of the Borrower, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any (i) Hedging Obligations in respect of any Secured Hedging Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent obligations or contingent indemnification obligations not then due and payable. Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c)            Notwithstanding anything to the contrary contained herein or in any other Credit Document, upon reasonable request of the Borrower in connection with any Liens permitted by the Credit Documents, the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to give effect to (by means of an acknowledgment reasonably satisfactory to the Administrative Agent), or to subordinate the Lien on any Collateral to, any Lien permitted under Sections 10.2(c), (e) (solely as it relates to clauses (c) and (f) of Section 10.2), (f), (l), (m), (n), (o), (q), (r), (s), (v), (w), (x), (y), (aa), (ff) and clauses (d), (e), (f), (g), (i) and (n) of the definition of “Permitted Encumbrances.” In addition, notwithstanding anything to the contrary contained herein or in any other Credit Document, upon reasonable request of the Borrower, the Administrative Agent and the Collateral Agent shall (without notice to, or vote or consent of, any Secured Party) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or Collateral Agent is otherwise contemplated herein as a party to such subordination or intercreditor agreements, in each case to the extent consistent with the provisions of Section 12.15.

(d)            Notwithstanding the foregoing or anything in the Credit Documents to the contrary, at the direction of the Required Lenders, the Administrative Agent may, in exercising remedies, take any and all necessary and appropriate action to effectuate a credit bid of all Loans (or any lesser amount thereof) for the Credit Parties’ assets in a bankruptcy, foreclosure or other similar proceeding, forbear from exercising remedies upon an Event of Default, or in a proceeding under any Debtor Relief Law, enter into a settlement agreement on behalf of all Lenders.

13.18            USA PATRIOT ACT. Each Lender hereby notifies the Borrower and each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and each Credit Party, which information includes the name and address of the Borrower and each Credit Party and other information that will allow such Lender to identify the Borrower and Credit Parties in accordance with the PATRIOT Act.

13.19            Legend. THE TERM LOANS WILL BE ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF THESE TERM LOANS MAY BE OBTAINED BY WRITING TO THE BORROWER AT THE ADDRESS SET FORTH IN SECTION 13.2.

13.20            Payments Set Aside. To the extent that any payment by or on behalf of Holdings or the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

13.21            Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)	the effects of any Bail-in Action on any such liability, including, if applicable:

(i)	a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

13.22            Execution by Target, Amplify and Subsidiaries. Notwithstanding any other provision contained herein, the Target, Amplify, Surviving Company and the Subsidiaries of the Target, Amplify and Surviving Company shall have no rights or obligations under any of the Credit Documents until the consummation of the Mergers, and any covenants hereunder relating to the Target, Amplify and the Subsidiaries of the Target and Amplify in any Credit Document shall not become effective until such time. Upon consummation of the Mergers, the signature pages to this Agreement and each other Credit Documents executed on behalf of the Target, Amplify and any of their respective Subsidiaries shall be deemed released.

13.23         Acknowledgement Regarding Any Supported QFCs.

(a)            To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States).

(b)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

CRACKLE PURCHASER CORP., as Holdings

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CRACKLE MERGER SUB I CORP., as initial Borrower prior to the consummation of the Amplify Merger

By:
Name:
Title:

WIREPATH LLC, after giving effect to the Amplify Merger, as Borrower

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

UBS AG, STAMFORD BRANCH

as Administrative Agent, Collateral Agent, Letter of Credit Issuer and Lender

By:
Name:
Title:

SUNTRUST BANK

as Letter of Credit Issuer and Lender

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

[LENDERS]

By:
Name:
Title:

[SIGNATURE PAGE TO CREDIT AGREEMENT]

Exhibit B

Form of Solvency Certificate

I, the undersigned, the Chief Financial Officer of Wirepath LLC, a Delaware limited liability company (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that:

1.            This certificate is furnished to the Administrative Agent and the 2019 Incremental Term Lenders pursuant to Section 10(f)(vi) of the Third Incremental Agreement, dated as of August 1, 2019, among the Borrower, Holdings, the Guarantors party thereto, the 2019 Incremental Term Lenders and the Administrative Agent (the “Incremental Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Incremental Agreement (including those incorporated by reference).

2.	For purposes of this certificate, the terms below shall have the following definitions:

(a)	“Fair Value”

The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)	“Present Fair Salable Value”

The amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Borrower and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(c)	“Stated Liabilities”

The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the 2019 Transactions (including the execution and delivery of the Incremental Agreement, the making of the loans under such Incremental Agreement and the use of proceeds of such loans on the date hereof), determined in accordance with GAAP consistently applied.

(d)	“Identified Contingent Liabilities”

The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the 2019 Transactions (including the execution and delivery of the Incremental Agreement, the making of the loans under such Incremental Agreement and the use of proceeds of such loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e)	“Can pay their Stated Liabilities and Identified Contingent Liabilities as they mature”

The Borrower and its Subsidiaries taken as a whole after giving effect to the 2019 Transactions (including the execution and delivery of the Incremental Agreement, the making of the loans under such Incremental Agreement and the use of proceeds of such loans on the date hereof) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)	“Do not have Unreasonably Small Capital”

The Borrower and its Subsidiaries taken as a whole after giving effect to the 2019 Transactions (including the execution and delivery of the Incremental Agreement, the making of the loans under such Incremental Agreement and the use of proceeds of such loans on the date hereof) have sufficient capital to ensure that it is a going concern.

3.            For purposes of this certificate, I, or officers of the Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)	I have reviewed the financial statements referred to in Section 10(g) of the Incremental Agreement.

(b)	I have knowledge of and have reviewed to my satisfaction the Incremental Agreement.

(c)	As chief financial officer of the Borrower, I am familiar with the financial condition of Borrower and its Subsidiaries.

4.            Based on and subject to the foregoing, I hereby certify on behalf of the Borrower that after giving effect to the consummation of the 2019 Transactions (including the execution and delivery of the Incremental Agreement, the making of the loans under such Incremental Agreement and the use of proceeds of such loans on the date hereof), it is my opinion that (i) each of the Fair Value and the Present Fair Salable Value of the assets of the Borrower and its Subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) the Borrower and its Subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) the Borrower and its Subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

[signature page follows]

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer this 1st day of August, 2019.

By:
Name:
Title: Chief Financial Officer